Exhibit 99.1

Solicitation Version

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

x
:
In re:	:	Chapter 11
:
MERCER INTERNATIONAL INC., et al.,	:	Case No. 26- ( )
:
Debtors.[1]	:	(Joint Administration to be Requested)
:
x

DISCLOSURE STATEMENT FOR JOINT

PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION

OF MERCER INTERNATIONAL INC. AND ITS DEBTOR AFFILIATE

HUNTON ANDREWS KURTH LLP

Timothy A. (“Tad”) Davidson II (TX Bar No. 24012503)

Ashley L. Harper (TX Bar No. 24065272)

Brandon Bell (TX Bar No. 24127019)

Kaleb Bailey (TX Bar No. 24136717)

600 Travis Street, Suite 4200

Houston, TX 77002

Telephone: (713) 220-4200

Email:   taddavidson@hunton.com

    ashleyharper@hunton.com

    bbell@hunton.com

    kbailey@hunton.com

LATHAM & WATKINS LLP

Ray C. Schrock (NY Bar No. 4860631)

Keith Simon (NY Bar No. 4636007)

Joe Zujkowski (NY Bar No. 4625638)

1271 Avenue of the Americas

New York, NY 10020

Telephone: (212) 906-1200

Email:   ray.schrock@lw.com

    keith.simon@lw.com

    joe.zujkowski@lw.com

- and -

Nicholas J. Messana (CA Bar No. 332355)

10250 Constellation Blvd. Suite 1100

Los Angeles, CA 90067

Telephone: (424) 653-5500

Email:   nicholas.messana@lw.com

Proposed Counsel for the Debtors and Debtors in Possession

Dated: November 9, 2026

[1]

The Debtors in the Chapter 11 Cases, together with the last four digits of each Debtor’s taxpayer identification number, are: Mercer International Inc. (6945) and Mercer International (Texas) LLC (N/A). The Debtors’ mailing address for purposes of the Chapter 11 Cases is: Suite 1120, 700 West Pender Street, Vancouver, British Columbia V6C 1G8.

Solicitation Version

DISCLOSURE STATEMENT, DATED NOVEMBER 9, 2026

MERCER INTERNATIONAL INC., ET AL.

THIS SOLICITATION OF VOTES (THE “SOLICITATION”) IS BEING CONDUCTED TO OBTAIN SUFFICIENT VOTES TO ACCEPT THE JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION OF MERCER INTERNATIONAL INC. AND ITS DEBTOR AFFILIATE (COLLECTIVELY, THE “DEBTORS”) IN THE ABOVE-CAPTIONED CHAPTER 11 CASES, ATTACHED HERETO AS EXHIBIT A (THE “PLAN”).

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 4:00 P.M. (PREVAILING CENTRAL TIME) ON DECEMBER 10, 2026, UNLESS EXTENDED BY THE DEBTORS IN A MANNER REASONABLY ACCEPTABLE TO THE REQUIRED CONSENTING SENIOR NOTEHOLDERS. THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS OR INTERESTS MAY VOTE ON THE PLAN IS NOVEMBER 2, 2026 (THE “VOTING RECORD DATE”).

A release opt-out form (the “Release Opt-Out Form”) and a notice of non-voting status (the “Notice of Non-Voting Status”) or a Ballot (as defined herein) containing an opt-out election will be provided to you. The Release Opt-Out Form or Ballot, as applicable, will provide you with the option to not grant the Releases (as defined herein) contained in Article 10.6(b) of the Plan. You must complete and timely return the Release Opt-Out Form or Ballot, as applicable, to the Solicitation Agent (as defined herein) by December 10, 2026 (unless extended by the Debtors, with the reasonable consent of the Required Consenting Senior Noteholders, the “Voting Deadline”) at 4:00 p.m. (prevailing Central Time) in accordance with the instructions set forth in the Release Opt-Out Form or Ballot (and accompanying notices), as applicable, for your opt-out to be valid; OTHERWISE, YOU WILL BE DEEMED TO CONSENT TO AND BE BOUND BY THE RELEASES SET FORTH IN THE PLAN UNLESS YOU TIMELY OBJECT TO THE RELEASES, EITHER BY A FORMAL OBJECTION FILED ON THE DOCKET OF THE CHAPTER 11 CASES OR BY AN INFORMAL OBJECTION PROVIDED TO THE DEBTORS BY ELECTRONIC MAIL, AND SUCH OBJECTION IS NOT WITHDRAWN OR OTHERWISE RESOLVED BEFORE ENTRY OF THE CONFIRMATION ORDER. Please review the additional information set forth in this Disclosure Statement, the Release Opt-Out Form or Ballot, as applicable, the Plan, and any other documents related to the Chapter 11 Cases that you may receive from time to time. Please be advised that your decision to opt out of the Releases in Article 10.6(b) does not affect the amount of distribution you will receive under the Plan.

RECOMMENDATION BY THE DEBTORS

The Board of Directors of Mercer International Inc. and the sole member of Mercer International (Texas) LLC have approved the Solicitation and the transactions set forth in the Plan and recommend that all stakeholders whose votes are being solicited submit ballots to accept the Plan. The Plan already carries significant support from all Classes entitled to vote on the Plan. The Consenting Senior Noteholders which hold approximately 88.58% of Senior Notes Claims (as defined herein) have already agreed, subject to the terms and conditions of the Consenting Senior Noteholder RSA, to vote in favor of the Plan; and the Consenting Equityholders, which hold approximately 43.1% of Existing Equity Interests (as defined herein) have already agreed, subject to the terms and conditions of the Consenting Equityholder RSA, to vote in favor of the Plan.

HOLDERS OF CLAIMS OR INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT (THIS “DISCLOSURE STATEMENT”) AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE CASTING A VOTE WITH RESPECT TO THE PLAN.

ALTHOUGH SOLICITATION IS BEING COMMENCED BEFORE THE FILING OF THE CHAPTER 11 CASES, THE VOTING DEADLINE WILL BE POSTPETITION.

BECAUSE THE CHAPTER 11 CASES HAVE NOT YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT, AS OF THE DATE HEREOF, BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF SECTION 1125(A) OF THE BANKRUPTCY CODE. FOLLOWING THE COMMENCEMENT OF THE CHAPTER 11 CASES, THE DEBTORS EXPECT TO PROMPTLY SEEK ORDERS OF THE BANKRUPTCY COURT APPROVING THIS DISCLOSURE STATEMENT AS CONTAINING “ADEQUATE INFORMATION,” APPROVING THE SOLICITATION OF VOTES AS BEING IN COMPLIANCE WITH SECTIONS 1125 AND 1126(B) OF THE BANKRUPTCY CODE, AND CONFIRMING THE PLAN. THE INFORMATION IN THIS DISCLOSURE STATEMENT IS SUBJECT TO CHANGE AND SUBJECT TO THE RESTRUCTURING SUPPORT AGREEMENTS AND THE RELATED DEFINITIVE DOCUMENTS. THIS DISCLOSURE STATEMENT IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES. THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED FOR THE PURPOSE OF SOLICITING ACCEPTANCES OF THE PLAN AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN.

AS TO HOLDERS OF SENIOR NOTES CLAIMS, SOLICITATION MATERIALS ARE BEING DISTRIBUTED BEFORE THE PETITION DATE (AS DEFINED HEREIN). HOWEVER, SUCH HOLDERS SHOULD ONLY VOTE BEFORE THE ENTRY OF THE SOLICITATION PROCEDURES ORDER IF THEY CAN CERTIFY THAT THEY ARE (I) (A) “QUALIFIED INSTITUTIONAL BUYERS” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (AS DEFINED HEREIN)) OR (B) “ACCREDITED INVESTORS” (AS DEFINED IN RULE 501(A) OF REGULATION D UNDER THE SECURITIES ACT), OR (II) LOCATED OUTSIDE THE UNITED STATES AND ARE NOT “U.S. PERSONS” (AS DEFINED IN RULE 902 UNDER THE SECURITIES ACT) (COLLECTIVELY, THE “ELIGIBLE HOLDERS”).

HOLDERS OF EXISTING EQUITY INTERESTS WILL BE SOLICITED AND ENTITLED TO VOTE ONLY FOLLOWING THE ENTRY OF THE SOLICITATION PROCEDURES ORDER BY THE BANKRUPTCY COURT. THE DEBTORS WILL PROMPTLY NOTIFY THE HOLDERS OF SENIOR NOTES CLAIMS AND EXISTING EQUITY INTERESTS OF SUCH APPROVAL. NON-ELIGIBLE HOLDERS OF SENIOR NOTES CLAIMS AND HOLDERS OF EXISTING EQUITY INTERESTS WILL BE ENTITLED TO VOTE ON THE PLAN AND RETURN THEIR APPLICABLE BALLOTS AT THAT TIME.

ALL HOLDERS OF CLAIMS AND INTERESTS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. IN PARTICULAR, ALL HOLDERS OF CLAIMS AND INTERESTS SHOULD CAREFULLY READ AND CONSIDER THE RISK FACTORS SET FORTH IN ARTICLE VIII OF THIS DISCLOSURE STATEMENT – “CERTAIN RISK FACTORS TO BE CONSIDERED” – BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. THE PLAN SUMMARY AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE

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QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN ITSELF AND ANY EXHIBITS ATTACHED TO THE PLAN AND THIS DISCLOSURE STATEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN ANY DESCRIPTIONS SET FORTH IN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN, THE TERMS OF THE PLAN SHALL GOVERN.

UPON CONFIRMATION OF THE PLAN, THE SECURITIES DESCRIBED IN THIS DISCLOSURE STATEMENT WILL BE OFFERED AND SOLD WITHOUT REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, TOGETHER WITH THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE “SECURITIES ACT”), OR SIMILAR U.S. FEDERAL, STATE, OR LOCAL LAWS IN RELIANCE ON THE EXEMPTION SET FORTH IN SECTION 1145(A) OF THE BANKRUPTCY CODE OR ANOTHER AVAILABLE EXEMPTION UNDER THE SECURITIES LAWS OF THE UNITED STATES. THE ABILITY TO OFFER AND SELL SECURITIES WITHOUT REGISTRATION IN RELIANCE ON SECTION 1145(A) OF THE BANKRUPTCY CODE OR APPLICABLE SECURITIES LAWS, WHETHER FEDERAL, STATE, OR TERRITORIAL, SHALL NOT BE A CONDITION TO THE OCCURRENCE OF THE EFFECTIVE DATE. WITH RESPECT TO THE SECURITIES OFFERED AND SOLD PURSUANT TO THE EXEMPTION UNDER SECTION 1145(A) OF THE BANKRUPTCY CODE, SUCH SECURITIES GENERALLY MAY BE RESOLD WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR OTHER FEDERAL SECURITIES LAWS, UNLESS THE HOLDER IS AN “UNDERWRITER” WITH RESPECT TO SUCH SECURITIES, AS THAT TERM IS DEFINED IN SECTION 1145(B) OF THE BANKRUPTCY CODE. IN ADDITION, SUCH SECURITIES GENERALLY MAY BE RESOLD WITHOUT REGISTRATION UNDER STATE SECURITIES LAWS PURSUANT TO VARIOUS EXEMPTIONS PROVIDED BY THE RESPECTIVE LAWS OF THE SEVERAL STATES. WITH RESPECT TO SECURITIES ISSUED PURSUANT TO SECTION 4(A)(2) OR REGULATION D OR REGULATION S, SUCH SECURITIES WILL BE “RESTRICTED SECURITIES” SUBJECT TO RESALE RESTRICTIONS AND MAY BE RESOLD, EXCHANGED, ASSIGNED, OR OTHERWISE TRANSFERRED ONLY PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT (OR AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS) AND OTHER APPLICABLE LAW.

NO SECURITIES TO BE ISSUED PURSUANT TO THE PLAN HAVE BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY. THIS DISCLOSURE STATEMENT HAS NOT BEEN FILED FOR APPROVAL WITH THE SEC OR ANY STATE AUTHORITY AND NEITHER THE SEC NOR ANY STATE OR OTHER SIMILAR AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE IN THE UNITED STATES. NEITHER THE SOLICITATION OF VOTES ON THE PLAN NOR THIS DISCLOSURE STATEMENT CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

THE DEBTORS BELIEVE THAT THE SOLICITATION OF VOTES ON THE PLAN MADE BY THIS DISCLOSURE STATEMENT IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND RELATED STATE STATUTES PURSUANT TO SECTION 4(A)(2) OF THE SECURITIES ACT OR RULE 506 OF REGULATION D PROMULGATED THEREUNDER, AND PURSUANT TO REGULATION S UNDER THE SECURITIES ACT, AS APPLICABLE.

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ALL SECURITIES DESCRIBED HEREIN ARE EXPECTED TO BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR ANY STATE SECURITIES OR “BLUE SKY” LAWS.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING STATEMENTS INCORPORATED BY REFERENCE, PROJECTED FINANCIAL INFORMATION, AND OTHER FORWARD-LOOKING STATEMENTS, ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE IMPLEMENTATION OF THE PLAN. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD-LOOKING STATEMENTS SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

FURTHERMORE, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN, INCLUDING ANY PROJECTIONS, ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT. IMPORTANT ASSUMPTIONS AND OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO, THOSE FACTORS, RISKS, AND UNCERTAINTIES DESCRIBED IN MORE DETAIL UNDER THE HEADING “CERTAIN RISK FACTORS TO BE CONSIDERED,” AS WELL AS THE ABILITY OF MANAGEMENT TO EXECUTE ITS PLANS TO MEET ITS GOALS AND OTHER RISKS INHERENT IN THE COMPANY’S BUSINESS. DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT. PARTIES ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE, ARE BASED ON THE DEBTORS’ CURRENT BELIEFS, INTENTIONS, AND EXPECTATIONS, AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS. THE DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT OR OTHERWISE REQUIRED BY APPLICABLE LAW.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS PROVIDED HEREIN.

THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THE DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION OF THE PLAN. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THIS DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

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Solicitation Version

i

VI. TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS	26

A. Section 1145 of the Bankruptcy Code Exemption and Subsequent Transfers	27

B. Restricted Securities	28

C. Section 4(a)(2) of the Securities Act Exemption and Subsequent Transfers	29

VII. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN	30

A. Consequences to Debtors	31

B. Consequences to Holders of Claims or Interests	34

C. U.S. Holders of Senior Notes Claims or Existing Equity Interests	35

D. Non-U.S. Holders of Senior Notes Claims or Existing Equity Interests	50

E. Information Reporting and Backup Withholding	53

F. Additional Withholding Tax on Payments Made to Foreign Accounts	54

VIII. CERTAIN RISK FACTORS TO BE CONSIDERED	54

A. Certain Bankruptcy Law Considerations	55

B. Additional Factors Affecting the Value of Reorganized Debtors	58

C. Factors Relating to New Money Senior Secured Notes Rights Offering	63

D. Factors Relating to the Capital Structure of the Reorganized Debtors	64

E. Factors Relating to Securities to Be Issued Under Plan	67

F. Additional Factors	71

IX. VOTING PROCEDURES AND REQUIREMENTS	71

A. Voting Procedures	72

B. Parties Entitled to Vote	73

C. Voting Deadline	74

D. Filing of Plan Supplement	75

E. Other Procedures	75

F. Waivers of Defects, Irregularities, etc.	76

G. Notice of Non-Voting Status	76

H. Release Opt-Out Form	76

I. Further Information, Additional Copies	77

X. CONFIRMATION OF PLAN	77

A. Combined Hearing	77

B. Objections to Confirmation	77

C. Requirements for Confirmation of Plan	78

XI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF PLAN	83

A. Alternative Plan of Reorganization	83

B. Sale Under Section 363 of the Bankruptcy Code	83

C. Liquidation under Chapter 7 of the Bankruptcy Code	83

XII. CONCLUSION AND RECOMMENDATION	84

EXHIBITS

EXHIBIT A	Plan

EXHIBIT B	New Senior Secured Notes Term Sheet

EXHIBIT C	Convertible Preferred Stock Term Sheet

EXHIBIT D	Governance Term Sheet

EXHIBIT E	Organizational Structure

EXHIBIT F	Liquidation Analysis

EXHIBIT G	Financial Projections

EXHIBIT H	Valuation Analysis

Solicitation Version

I.

INTRODUCTION

A.	Overview of Restructuring Transactions

Mercer International Inc. (“Mercer”) and its wholly-owned subsidiary, Mercer International (Texas) LLC, submit this Disclosure Statement in connection with the solicitation of votes on the Joint Prepackaged Chapter 11 Plan of Reorganization of Mercer International Inc. and its Debtor Affiliate, dated as of November 9, 2026, a copy of which is annexed to this Disclosure Statement as Exhibit A (the “Plan”).2 The Debtors, together with their non-Debtor affiliates (the “Non-Debtor Affiliates”), are collectively referred to herein as the “Company”.

With the approval of the Special Committee (as defined herein) of the board of directors of Mercer (the “Board”), the Debtors intend to file voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) on November 9, 2026 (the “Petition Date”), which is during the period in which the Solicitation will occur (the “Solicitation Period”). The Debtors intend to seek confirmation of the Plan within approximately 45 days after the Petition Date and emerge from chapter 11 by approximately December 31, 2026, subject to extension for thirty (30) days if the Effective Date has not occurred solely because required Regulatory Approvals have not yet been obtained, consistent with the timeline set forth herein.

During the Chapter 11 Cases, the Debtors intend to operate their business in the ordinary course and will seek authorization from the Bankruptcy Court to make payment in full on a timely basis to, among others, trade creditors, taxing authorities, customers, and insurance providers of amounts due before and during the Chapter 11 Cases.

The Debtors commenced Solicitation to implement a comprehensive financial restructuring to significantly deleverage the Company’s balance sheet to ensure the long-term viability of its enterprise. As a result of extensive arm’s-length negotiations with key stakeholders, on November 2, 2026, the Debtors entered into (i) a Restructuring Support Agreement (including any amendments, modifications, and joinders thereto, the “Consenting Senior Noteholder RSA”) with certain holders of Senior Notes (the “Consenting Senior Noteholders”) and (ii) a Restructuring Support Agreement (including any amendments, modifications, and joinders thereto, the “Consenting Equityholder RSA,” and together with the Consenting Senior Noteholder RSA, the “Restructuring Support Agreements”) with certain holders of Existing Equity Interests (the “Consenting Equityholders”).

Pursuant to the terms of the Consenting Senior Noteholder RSA, the Consenting Senior Noteholders which hold, own, or control, in the aggregate, approximately 88.58% of the aggregate principal amount of Senior Notes, have agreed to support the Plan. Pursuant to the terms of the Consenting Equityholder RSA, the Consenting Equityholders, who hold, own, or control, in the aggregate, approximately 43.1% of the outstanding Existing Equity Interests, have agreed to support the Plan.

In negotiating the Restructuring Support Agreements and developing the best path forward for the Company under the circumstances, the Debtors worked closely and in coordination with their key stakeholders, including the Consenting Senior Noteholders and the Consenting Equityholders. The Consenting Senior Noteholders and Consenting Equityholders have negotiated in good faith and played a pivotal role in formulating the proposed restructuring described in this Disclosure Statement.

[2]

Capitalized terms used but not otherwise defined in this Disclosure Statement will have the meaning ascribed to such terms in the Plan. The summary of the Plan provided herein is qualified in its entirety by reference to the Plan. In the case of any inconsistency between this Disclosure Statement and the Plan, the Plan will govern.

Given the substantial support for the Debtors’ restructuring by the Consenting Senior Noteholders and the Consenting Equityholders, in the weeks leading up to the Solicitation Period, the Debtors elected to pursue a restructuring that, among other things, leaves their trade creditors unimpaired to maximize value for their stakeholders by minimizing both the costs of restructuring and the impact on the Company’s business. Among other things, the Debtors intend to file motions to waive the requirement to file schedules of assets and liabilities and statements of financial affairs, which will provide them with significant cost savings. In addition, the Debtors believe that implementing the restructuring provided under the Plan in an expedited manner will obviate the need for an unsecured creditors’ committee and the expenses associated therewith that would otherwise be borne by the Debtors’ Estates.3 The Debtors believe that the Plan represents the most efficient path to consummate the Company’s restructuring and best positions the Debtors, their Estates, their trade partners, their other stakeholders, and the Company as a whole going forward.

Pursuant to each applicable Restructuring Support Agreement, the parties thereto agreed to support a comprehensive restructuring transaction, to be effectuated in chapter 11 through the Plan (the “Restructuring”), intended to address upcoming debt maturities, enhance liquidity, and reduce funded debt and related interest expense. The Restructuring provides for, among other things: (i) deleveraging the Company’s balance sheet by the exchange of approximately $1.275 billion in principal amount of Senior Notes, (ii) a means to repay in full the German RCF and partially repay the Canadian ABL Facility (which the Company is also seeking to extend), using new money brought in pursuant to the Plan, (iii) up to $400.0 million of new-money liquidity through the fully backstopped Rights Offering, together with access to the up to $300.0 million New ABL Facility, (iv) value-maximizing recoveries to stakeholders, including holders of Existing Equity Interests, and (v) continued operation of the Company’s business in the ordinary course.

A summary of the key components of the Restructuring, as set forth in the Plan and the Restructuring Support Agreements, is as follows:

•

The Restructuring will substantially deleverage the Company’s balance sheet by reducing total funded debt from approximately $1.6 billion as of the Petition Date to approximately $700 million upon emergence. This reduction will be achieved principally through the cancellation of approximately $1.275 billion in aggregate principal amount of outstanding Senior Notes, with the holders of Senior Notes Claims receiving 91.5% of the New Common Stock (subject to the dilution described herein), 56.5% of the New Convertible Preferred Stock, $150.0 million in Takeback Senior Secured Notes, and Subscription Rights under the Rights Offering.

•

The Restructuring will also provide significant new capital to fund the business and address the Company’s near-term debt maturities. On the Effective Date, Reorganized Mercer will effectuate the Rights Offering, whereby holders of Allowed Senior Notes Claims will have the opportunity to purchase up to $420.0 million in aggregate principal amount of New Money Senior Secured Notes (inclusive of $20.0 million of original issue discount but exclusive of the Put Option Premium described below), representing up to $400.0 million

[3]	The United States Trustee may solicit interest from unsecured creditors about interest in serving on an official committee of unsecured creditors.

of new liquidity for the business. As detailed in the Plan, each Rights Offering Participant that elects to exercise its Subscription Rights will receive its Pro Rata Share of the Stapled Equity, which consists of 40.0% of the New Common Stock and 40.0% of the New Convertible Preferred Stock. The Rights Offering is fully backstopped by certain holders of Senior Notes Claims, with a backstop fee of $56.0 million payable in Put Option Premium Notes (or, solely if the Backstop Commitment Letter is terminated before the Effective Date for any reason other than a breach by the Backstop Parties, in Cash) pursuant to the Backstop Commitment Letter. The $420.0 million Rights Offering is further subject to a dollar-for-dollar reduction for amounts drawn under the New ABL Facility (in the aggregate across all facilities comprising the New ABL Facility) at close; provided that such dollar-for-dollar reduction shall only be available if and to the extent liquidity at close is above $300.0 million and such dollar-for-dollar reduction shall not reduce liquidity at close to below $300.0 million.

•

In addition, on or around the Effective Date, Reorganized Mercer or its Affiliates will enter into the New ABL Facility, providing for commitments in an aggregate principal amount of up to $300.0 million. The New Money Senior Secured Notes are subject to a dollar-for-dollar reduction for amounts drawn under the New ABL Facility (in the aggregate across all facilities comprising the New ABL Facility) at closing; provided that such dollar-for-dollar reduction shall only be available if and to the extent liquidity at closing is above $300.0 million and shall not reduce liquidity at closing to below $300.0 million; provided further that any repayment of the Canadian ABL Facility in excess of $41.0 million shall not reduce the $400.0 million cash-funded amount of the New Money Senior Secured Notes. Proceeds of the Rights Offering and the New ABL Facility, together with other available liquidity, will be used to, among other things, (i) reduce the outstanding indebtedness under the Canadian ABL Facility, which matures in January 2027, by at least $41.0 million (subject to any Canadian ABL Amendment) and (ii) repay in full and terminate the German RCF, which matures in September 2027, thereby addressing significant near-term maturities, while also providing post-emergence working capital and liquidity.

•

The Debtors are seeking approval of the Rights Offering Procedures at the first-day hearing to permit the Rights Offering to proceed alongside the post-petition solicitation of votes on the Plan. The Debtors are also filing a separate motion on the Petition Date seeking approval of the Backstop Commitment Letter, including the consideration payable thereunder to the Backstop Parties, and are requesting entry of an order granting such relief within 22 days after the Petition Date. The Debtors are not seeking approval of the $56.0 million Put Option Premium at the First Day Hearing.

•

Each holder of Allowed Existing Equity Interests will receive its Pro Rata Share of 8.5% of the New Common Stock (subject to the dilution described herein) and 3.5% of the New Convertible Preferred Stock, representing a materially greater recovery than such holders would be expected to receive in a liquidation.

•

To minimize disruption to the Company’s business and preserve ordinary-course stakeholder relationships, holders of Allowed Secured Claims, Allowed Other Priority Claims, Allowed General Unsecured Claims, Intercompany Claims, Intercompany Interests, and Allowed 510(b) Claims will be unimpaired under the Plan.

The New Senior Secured Notes Term Sheet, the Convertible Preferred Stock Term Sheet, and the Governance Term Sheet, which set forth certain key terms of the Restructuring, are attached hereto as Exhibits B, C, and D, respectively.

There are only two Classes of holders whose votes for acceptance of the Plan are being solicited: (i) holders of Senior Notes Claims (Class 3); and (ii) holders of Existing Equity Interests (Class 8). A detailed overview of the voting procedures and related requirements is provided below in Article IX.

The Debtors believe this Disclosure Statement provides parties entitled to vote on the Plan with adequate information about: (i) the Company’s business and certain historical events, (ii) the Chapter 11 Cases, (iii) the Plan, (iv) the rights of such parties under the Plan, and (v) other information necessary to enable such parties to make an informed judgment as to whether to vote to accept or reject the Plan. This Disclosure Statement is also intended to assist the Bankruptcy Court in determining whether the Plan complies with the provisions of the Bankruptcy Code and should be confirmed. The following section contains a summary of the treatment of various stakeholder constituencies under the Plan, including any subsequent dilution to the New Common Stock issued on the Effective Date.

B.	Summary of Plan Classification and Treatment of Claims and Interests

WHO IS ENTITLED TO VOTE: Under the Bankruptcy Code, only “impaired” holders of Claims or Interests are entitled to vote on the Plan (unless, for reasons discussed in more detail below, such holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code). Under section 1124 of the Bankruptcy Code, a class of Claims or Interests is deemed to be “impaired” under the Plan unless: (i) the Plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the Plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

The following Classes are being solicited under, and are entitled to vote on, the Plan:

•	Class 3 — Senior Notes Claims; and

•	Class 8 — Existing Equity Interests.

The following table summarizes: (i) the treatment of Claims and Interests under the Plan; (ii) which Classes are impaired by the Plan; (iii) which Classes are entitled to vote on the Plan; and (iv) the estimated recoveries for holders of Claims and Interests (in each case, before any applicable dilution). The table is qualified in its entirety by reference to the full text of the Plan. A detailed discussion of the analysis underlying the estimated recoveries, including the assumptions underlying such analysis, is set forth in the valuation analysis in Exhibit H – Valuation Analysis.

Class and Designation	Treatment under Plan	Impairment and Entitlement to Vote	Approx. Percentage Recovery[4]
Class 1:	The legal, equitable, and contractual rights of holders of Allowed Secured Claims are unaltered by the Plan.	Unimpaired	100%

[4]	Approximate percentage recovery is illustrated before any applicable dilution.

Secured Claims	On or as soon as reasonably practicable after the Effective Date, except to the extent that a holder of an Allowed Secured Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Secured Claim, each holder of an Allowed Secured Claim shall receive, at the Debtors’ or Reorganized Debtors’ option (as applicable), in consultation with the Required Consenting Senior Noteholders, either (i) payment in full in Cash, (ii) delivery of the Collateral securing its Allowed Secured Claim, (iii) Reinstatement of its Allowed Secured Claim, or (iv) such other treatment rendering its Allowed Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	(Not entitled to vote – presumed to accept)

Class 2: Other Priority Claims	The legal, equitable, and contractual rights of the holders of Allowed Other Priority Claims are unaltered by the Plan. On or as soon as reasonably practicable after the Effective Date, except to the extent that a holder of an Allowed Other Priority Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Other Priority Claim, each holder of an Allowed Other Priority Claim shall receive treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code.	Unimpaired (Not entitled to vote – presumed to accept)	100%

Class 3: Senior Notes Claims	On or as soon as reasonably practicable after the Effective Date, except to the extent that a holder of an Allowed Senior Notes Claim agrees to less favorable treatment of its Allowed Senior Notes Claim, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Senior Notes Claim, each holder of an Allowed Senior Notes Claim shall receive its Pro Rata Share of: (i) the Subscription Rights; (ii) 91.5% of the New Common Stock, subject to dilution by the Management Incentive Plan, the New Common Stock issued as Stapled Equity, and the New Convertible Preferred Stock (if converted); (iii) 56.5% of the New Convertible Preferred Stock; and (iv) the Takeback Senior Secured Notes.	Impaired (Entitled to vote)	38.2 – 58.1%

Class 4: General Unsecured Claims	The legal, equitable, and contractual rights of the holders of Allowed General Unsecured Claims are unaltered by the Plan. In full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed General Unsecured Claim, except to the extent that a holder of an Allowed General Unsecured	Unimpaired (Not entitled to vote –	100%

	Claim agrees to less favorable treatment of its Allowed Claim, each holder of an Allowed General Unsecured Claim shall receive payment in full in Cash on or as soon as reasonably practicable after the Effective Date or in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim or such other treatment as determined by the Debtors in consultation with the Majority Ad Hoc Group (as defined herein) rendering its Allowed General Unsecured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	presumed to accept)

Class 5: Intercompany Claims	Subject to the Restructuring, the Intercompany Claims shall be, at the option of the Debtors and with the reasonable consent of the Required Consenting Senior Noteholders, either (i) Reinstated or (ii) set off, settled, distributed, contributed, merged, cancelled, or released, in each case, in accordance with the terms of the Consenting Senior Noteholder RSA.	Unimpaired (Not entitled to vote – presumed to accept)	100%

Class 6: Intercompany Interests	Subject to the Restructuring, the Intercompany Interests shall remain effective and outstanding on the Effective Date and shall be owned and held by the same applicable Person that held or owned such Intercompany Interests immediately before the Effective Date, except as otherwise agreed by the Debtors and the Required Consenting Senior Noteholders.	Unimpaired (Not entitled to vote – presumed to accept)	100%

Class 7: 510(b) Claims	The legal, equitable, and contractual rights of the holders of Allowed 510(b) Claims shall be Unimpaired and shall, unless otherwise provided in the Plan, be unaltered by the Plan. On and after the Effective Date, each Allowed 510(b) Claim shall be Reinstated and shall continue in the ordinary course, except to the extent that a holder of an Allowed 510(b) Claim agrees to less favorable treatment of its Allowed Claim.	Unimpaired (Not entitled to vote – presumed to accept)	100%

Class 8: Existing Equity Interests	On or as soon as reasonably practicable after the Effective Date, except to the extent that a holder of an Allowed Existing Equity Interest agrees to less favorable treatment of its Allowed Existing Equity Interest, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Existing Equity Interest, each holder of an Allowed Existing Equity Interest shall receive its Pro Rata Share of: (i) 8.5% of the New Common Stock, subject to dilution by the Management Incentive Plan and the New Convertible Preferred Stock (if converted); and (ii) 3.5% of the New Convertible Preferred Stock.	Impaired (Entitled to vote)	N/A

PLEASE TAKE NOTE OF THE FOLLOWING KEY DATES AND DEADLINES FOR THE CHAPTER 11 CASES AS SET FORTH IN THE CONSENTING SENIOR NOTEHOLDER RSA:

Deadline for commencement of Solicitation	One (1) hour before the Petition Date

Deadline for commencement of Chapter 11 Cases	November 9, 2026

Deadline for filing Plan, Disclosure Statement, and the motion seeking entry of the Disclosure Statement Approval Order	One (1) calendar day after the Petition Date

Deadline for conditional approval of Disclosure Statement	Three (3) calendar days after filing of the Disclosure Statement

Deadline for entry of the Backstop Order	Twenty-two (22) calendar days after the Petition Date, subject to an automatic extension due to Bankruptcy Court unavailability, but in no event later than twenty-eight (28) calendar days after the Petition Date

Deadline for entry of the Disclosure Statement Approval Order and the Confirmation Order	Forty-five (45) calendar days after the Petition Date

Deadline for the Effective Date

The earlier of: (i) December 31, 2026; and (ii) fourteen (14) calendar days after entry of the Confirmation Order, subject to an automatic thirty

(30) calendar day extension if the Effective Date has not occurred solely because required Regulatory Approvals have not yet been obtained

WHERE TO FIND ADDITIONAL INFORMATION: Mercer files annual reports and quarterly reports with, and furnishes other information to, the SEC. Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov and performing a search under the “Search Filings” link. This Disclosure Statement incorporates SEC filings as if fully set forth herein, including, but not limited to:

•	Annual report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 12, 2026;

•	Quarterly report on Form 10-Q for the quarter ended June 30, 2026, filed with the SEC on August 6, 2026;

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 7, 2026;

•

Current Reports on Form 8-K filed with the SEC on November 3, 2026, October 2, 2026, August 26, 2026, August 6, 2026, July 14, 2026, July 10, 2026, June 30, 2026, June 1, 2026, May 7, 2026, and February 12, 2026.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Disclosure Statement, shall be deemed to be modified or superseded for purposes of this Disclosure Statement to the extent that a statement contained herein or in any other subsequently dated or filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You should carefully read the entire Disclosure Statement and the documents incorporated by reference herein. Financial data included herein as of the date hereof remains subject to the customary review procedures associated with the completion of the Company’s public reporting requirements.

C.	Inquiries

If you have any questions regarding the packet of materials you have received, please reach out to Stretto, Inc., the Debtors’ solicitation, notice, claims, and balloting agent (in such capacity, the “Solicitation Agent” or “Stretto”) by sending an electronic mail message to: MercerInquiries@stretto.com (with a reference to “Mercer Solicitation Inquiry” in the subject line), or you may write to: Stretto, Inc., c/o Stretto Ballot Processing Center, 410 Exchange, Suite 100, Irvine, CA 92602.

Copies of this Disclosure Statement, the Plan, and the Plan Supplement (when filed) will also be available on the Solicitation Agent’s website, https://cases.stretto.com/Mercer. PLEASE DO NOT DIRECT INQUIRIES TO THE BANKRUPTCY COURT.

II.

OVERVIEW OF THE COMPANY’S BUSINESS OPERATIONS

The Debtors, together with their Non-Debtor Affiliates, are a leading group of global forest products companies that process sustainably sourced wood into a wide range of products used primarily in paper, packaging, and construction applications. The Company’s principal executive office is in Vancouver, British Columbia, Canada and it has significant operations and assets in the United States, Canada, and Germany. Mercer’s shares of common stock are quoted and listed for trading on the NASDAQ Global Select Market under the symbol “MERC”. As described in greater detail below, the Company has two primary operating segments: the pulp segment (the “Pulp Segment”) and the solid wood segment (the “Solid Wood Segment”).

Mercer is one of the world’s largest producers of “market” pulp and a growing leader in solid wood products. The Company’s large-scale, modern pulp mills produce northern bleached softwood kraft (“NBSK”) pulp, northern bleached hardwood kraft (“NBHK”) pulp, and biomass-based green electricity and bioextractives. Mercer also operates one of the world’s largest softwood lumber facilities and is firmly establishing itself as one of North America’s leading mass timber providers. In addition to traditional forest products, which are the core of its business, the Company generates green electricity using biofuels in connection with its pulping and sawmilling operations and sells surplus green electricity to third-party utilities and into regional electricity markets, thus providing the Company with a stable supplemental revenue source unrelated to pulp or lumber prices.

The following chart provides an overview of the Company’s global operations and geographic footprint:

A.	History and Formation

Mercer was originally organized in 1968 as a business trust under the laws of the State of Washington. On March 1, 2006, Mercer converted from a business trust to a corporation organized under the laws of the State of Washington through a series of merger transactions. The Company’s principal executive offices are located in Vancouver, British Columbia, Canada.

Mercer is the ultimate parent company of the Mercer International group and is the issuer of the Company’s publicly traded common stock and the Senior Notes. The Company’s operations are primarily carried out through Mercer’s various Non-Debtor Affiliates in the United States, Germany, and Canada.

Mercer originally invested in various real estate assets with the intention of becoming a real estate investment trust. However, in 1985, the Company changed its strategic direction and began acquiring controlling interests in operating companies. In 1994, the Company entered the pulp business through the acquisition of the Rosenthal mill in Germany. Over the following decades, the Company expanded its pulp operations through a combination of organic investment and strategic acquisitions. In 1999, the Company converted the Rosenthal mill to the production of kraft pulp. The Company continued to expand its pulp operations with the construction of the Stendal mill in Germany, which commenced operations in 2004 following an investment of approximately $1.1 billion, and the subsequent acquisitions of the Celgar mill in British Columbia, Canada for approximately $210.0 million in 2005 and the Peace River mill in Alberta, Canada in 2018, as part of a share purchase transaction valued at approximately $344.0 million.

Beginning in 2017, the Company expanded beyond its traditional pulp business into solid wood products with the acquisition of the Friesau mill in Germany. The Company subsequently expanded its solid wood business through the acquisition of the Spokane facility for approximately $51.3 million in 2021, the Torgau facility (through a share purchase transaction) for approximately $263.2 million in 2022, and the Conway facility and Okanagan facility from the Structurlam group of companies for approximately $82.1 million in 2023.

Throughout its history, the Company has pursued long-term growth in the forest products industry through a combination of strategic acquisitions and organic investments, including targeted capital expenditures to enhance and expand its existing assets.

B.	Current Business Operations

i.	Products & Services

As described above, the Company’s two primary operating segments are the Pulp Segment and the Solid Wood Segment. Each segment is described in greater detail below. The following chart sets out the Company’s principal product and geographic sales mix for the six months ending June 30, 2026:

(a)	Pulp Segment

The Pulp Segment consists of the manufacture, sale, and distribution of pulp, green electricity, and bio-chemicals at Mercer’s pulp mills located in Germany and Canada. The Company is one of the world’s largest producers of market NBSK pulp, a premium grade of pulp valued in part for its strength characteristics, which is sold primarily to tissue and paper producers. The Company operates four pulp mills, including two NBSK mills in Germany and two mills in Western Canada (one NBSK mill and one “swing” kraft mill capable of producing both NBSK and NBHK pulp). In addition to producing pulp, Mercer’s mills operate as large-scale bio-refineries that generate green electricity from biofuels produced during the pulp manufacturing process, including black liquor and wood waste. This energy is used to support mill operations, and surplus green electricity is sold to third-party utilities or into regional electricity markets.

(b)	Solid Wood Segment

The Solid Wood Segment consists of the manufacture, sale, and distribution of lumber, engineered wood products, wood pallets, green electricity, biofuels, and wood residuals from the Company’s sawmills in Germany and its mass timber facilities in North America. The Company’s lumber products include dimensional, specialty, and other finished sawn lumber and are sold primarily to national and regional distributors, construction firms, secondary manufacturers, retail yards, and home centers in the United States, Europe, and Asia. The Solid Wood Segment also involves the production of wood pallets, including Euro-pallets for customers primarily located in Europe. In addition, the Company manufactures engineered wood products, including cross-laminated timber (“CLT”), glulam, and finger joint lumber. CLT and glulam are used in residential and commercial construction, with CLT serving as a more sustainable alternative to traditional building materials, such as steel and concrete. Wood residuals generated through the manufacturing process are used internally, sold to third parties, or converted into products such as wood pellets and briquettes, while certain facilities also generate renewable electricity from biomass.

ii.	Revenue Breakdown

The Company’s revenues are diversified across its Pulp and Solid Wood Segments, as reflected in the chart below, which presents the Company’s consolidated revenue by product as of 2004, 2013, and Q2 2026. As detailed below, the Company continues to generate revenues across an increasingly diverse range of product categories. During Q2 2026, the Company generated approximately $460 million of revenue, consisting of approximately: (i) $303 million, or 66%, from pulp sales; (ii) $57 million, or 12%, from lumber sales; (iii) $32 million, or 7%, from wood pallet sales; (iv) $28 million, or 6%, from green electricity and bio-chemical sales; (v) $26 million, or 6%, from manufactured products; (vi) $11 million, or 2%, from biofuel sales; and (vii) $3 million, or 1%, from wood residual sales. Notwithstanding the challenging market conditions described herein, the Company’s revenues have been relatively stable year over year, with revenues of approximately $460 million during the second quarter of 2026 compared with approximately $454 million during the second quarter of 2025.

iii.	Global Manufacturing Facilities

The Company manufactures its pulp and solid wood products at nine facilities located in the United States, Canada, and Germany, as set forth below:

Name of Facility	Location	Year Built (Acquired)	Products & Approximate Capacity	Owner	Facility Illustration

Peace River Facility	Peace River, Alberta	1990 (acquired by Company in 2018)	NBSK and NBHK pulp (475,000 ADMTs of annual production capacity)	Mercer Peace River Pulp Ltd.

Okanagan Facility	Okanagan Falls/Penticto n, British Columbia	Acquired by Company in 2023	CLT and glulam (40,000 m3 of aggregate annual production capacity)	OK Laminators Inc.

Celgar Facility	Castlegar, British Columbia	1960 (acquired by Company in 2005)	NBSK pulp (520,000 ADMTs of annual production capacity)	Mercer Celgar Limited Partnership

Spokane Facility	Spokane Valley, Washington	2019 (acquired by Company in 2021)	CLT (140,000 m3 of annual production capacity)	Mercer Spokane, LLC

Conway Facility	Conway, Arkansas	2021 (acquired by Company in 2023)	CLT and glulam (75,000 m3 of annual production capacity)	Mercer Conway Inc.

Stendal Facility	Arneburg, Germany	2004	NBSK pulp (740,000 ADMTs of annual production capacity)	Mercer Stendal GmbH

Torgau Facility	Torgau, Germany	1999 (acquired by Company in 2022)	Lumber, wood pallets, and biofuels (annual production capacity of approximately (i) 473 MMfbm of lumber, (ii) 17 million pallets and (iii) 230,000 tonnes of biofuels)	Mercer Torgau Holding GmbH

Name of Facility	Location	Year Built (Acquired)	Products & Approximate Capacity	Owner	Facility Illustration

Friesau Facility	Friesau, Germany	1992 (acquired by Company in 2017)	Lumber (550 MMfbm of annual lumber production capacity)	Mercer Timber Products GmbH

Rosenthal Facility	Rosenthal am Rennsteig, Germany	1883 (acquired by Company in 1994)	NBSK pulp (360,000 ADMTs of annual production capacity)	Mercer Rosenthal GmbH

III.

CORPORATE AND CAPITAL STRUCTURE

A.	Corporate Structure

Mercer is the ultimate parent company of the corporate group and is the direct or indirect owner of nine material operating subsidiaries that are not Debtors in the Chapter 11 Cases. A chart illustrating the Company’s simplified organizational structure as of the Petition Date is attached hereto as Exhibit E. As noted above, the only Debtors in the Chapter 11 Cases are Mercer and its direct, wholly-owned subsidiary Mercer International (Texas) LLC.

Although Mercer is a holding company and conducts its operations primarily through its Non-Debtor Affiliates, Mercer serves as the principal financing entity within the corporate group and is the issuer of the Senior Notes and the Company’s publicly traded common stock. Mercer International (Texas) LLC similarly does not have any operations, but serves as a guarantor of the Senior Notes.

B.	Corporate Governance

Mercer is governed by its nine-member Board as shown below:

Name	Position
William D. McCartney	Director, Chairperson of the Board (Special Committee Member)

Juan Carlos Bueno	Director, President, and Chief Executive Officer

Thomas Kevin Corrick	Director (Special Committee Member)

Alice Laberge	Director (Special Committee Member)

Janine North	Director

Rainer Rettig	Director

James Shepherd	Director

Markwart von Pentz	Director

Linda J. Welty	Director

In connection with the Company’s evaluation of strategic alternatives and financing options to address its liquidity needs and maturing indebtedness, the Board appointed a special committee of independent directors of Mercer (the “Special Committee”) to oversee, review, and evaluate the development and implementation of potential liquidity management strategies and other transactions to improve the Company’s capital structure. The current members of the Special Committee are Alice Laberge, Thomas Kevin Corrick, and William D. McCartney. Following its formation in February 2026, the Special Committee continued to oversee, review, and evaluate potential alternatives to improve the Company’s capital structure, while the Company, with the assistance of its advisors, evaluated strategic alternatives and broader financing initiatives.

These efforts culminated in discussions with certain holders of the Senior Notes and other stakeholders across the Company’s capital structure regarding potential financing and liquidity-enhancing transactions. As described in greater detail below, these discussions continued into and throughout October 2026 with the Majority Ad Hoc Group (as defined herein), comprising holders of approximately 88.58% of the aggregate outstanding principal amount of the Senior Notes, as well as certain large holders of Existing Equity Interests, ultimately culminating in the execution of the Restructuring Support Agreements.

Additionally, the Restructuring Support Agreements and the Plan provide for typical Releases. In light of these proposed Releases, the Special Committee will direct and oversee an investigation into prepetition transactions and conduct to ensure that the Releases to be provided under the Plan are appropriate in scope and nature. Latham & Watkins LLP will assist the Special Committee in conducting this investigation. To date, no viable claims have been identified that would affect the Board’s decision to authorize entry into the Restructuring Support Agreements and solicitation of the Plan.

C.	Capital Structure

The following description of the Company’s capital structure is for informational purposes only and is qualified in its entirety by reference to the documents setting forth the specific terms of such obligations and their respective related agreements. A summary of the approximate outstanding principal amount of the Company’s funded debt obligations as of the Petition Date is set forth below:

Debt Instrument	Debtor or Non-Debtor Obligations	Approximate Principal Drawn / Outstanding in Millions (USD)[5]
Canadian ABL Facility	Non-Debtor Obligations	$80.8
German RCF	Non-Debtor Obligations	287.0

[5]	All CAD amounts herein are converted to USD using an exchange rate of 1 CAD = 0.7086 USD and all EUR amounts herein are converted to USD using an exchange rate of 1 EUR = 1.1165 USD.

Total Funded Secured Debt		$367.8
2028 Senior Notes	Debtor Obligations	$400.0
2029 Senior Notes	Debtor Obligations	$875.0
Total Funded Unsecured Debt		$1,275.0
Total Funded Debt		$1,642.8

1.	Debtor Obligations

i.	2028 Senior Notes

Mercer is the issuer of those certain 12.875% Senior Notes due October 1, 2028 (the “2028 Senior Notes” and holders thereof, the “2028 Senior Noteholders”), issued pursuant to that certain Indenture, dated as of September 21, 2023 (as amended, restated, amended and restated, modified, refinanced, or supplemented from time to time, the “2028 Senior Notes Indenture”), by and between Mercer and Computershare Trust Company, N.A., as trustee. The 2028 Senior Notes Indenture was subsequently supplemented on November 5, 2026 to add Mercer International (Texas) LLC as a guarantor of the 2028 Senior Notes. The 2028 Senior Notes mature in October 2028.

The 2028 Senior Notes are senior unsecured obligations of the Debtors and are not guaranteed by any of their Non-Debtor Affiliates. As of the Petition Date, the aggregate principal amount outstanding (excluding accrued and unpaid interest, other fees, charges, and expenses) under the 2028 Senior Notes was approximately $400.0 million. Accrued and unpaid interest under the 2028 Senior Notes was approximately $31.6 million as of the Petition Date.

ii.	2029 Senior Notes

Mercer is the issuer of those certain 5.125% Senior Notes due February 1, 2029 (the “2029 Senior Notes” and holders thereof, the “2029 Senior Noteholders”; the 2028 Senior Notes and the 2029 Senior Notes, collectively, the “Senior Notes” and the 2028 Senior Noteholders and the 2029 Senior Noteholders, collectively, the “Senior Noteholders”), issued pursuant to that certain Indenture, dated as of January 26, 2021 (as amended, restated, amended and restated, modified, refinanced, or supplemented from time to time, the “2029 Senior Notes Indenture”), by and between Mercer and Computershare Trust Company, N.A., as successor trustee.

The 2029 Senior Notes Indenture was subsequently supplemented on November 5, 2026 to add Mercer International (Texas) LLC as a guarantor of the 2029 Senior Notes. The 2029 Senior Notes mature in February 2029. The 2029 Senior Notes are senior unsecured obligations of the Debtors and are not guaranteed by any of their Non-Debtor Affiliates. As of the Petition Date, the aggregate principal amount outstanding (excluding accrued and unpaid interest, other fees, charges, and expenses) under the 2029 Senior Notes was approximately $875.0 million. Accrued and unpaid interest under the 2029 Senior Notes was approximately $12.2 million as of the Petition Date.

iii.	General Tax Obligations

The Company and its subsidiaries incur and pay taxes and governmental fees in the ordinary course of business in the United States, Canada, Germany, and other jurisdictions in which they operate, including income, property, sales and use, value-added, payroll and withholding, and other applicable taxes and fees. These obligations generally arise at the Company’s operating subsidiaries and are paid by the applicable entities as they become due, while Mercer has limited direct tax obligations and, as the parent of the U.S. consolidated group, filed its 2025 federal income tax return on October 14, 2026. As of the Petition Date, the Company is not aware of any material delinquent tax obligations, although certain Non-Debtor Affiliates are subject to routine tax audits and proceedings in the ordinary course.

2.	Non-Debtor Obligations

i.	Canadian ABL Facility

Pursuant to that certain Credit Agreement, dated as of January 21, 2022 (as amended by that certain First Amendment to Credit Agreement, dated as of June 10, 2024, and as further amended, restated, amended and restated, modified, refinanced, or supplemented from time to time, the “Canadian ABL Credit Agreement”), by and among Mercer Peace River Pulp Ltd., Mercer Celgar Limited Partnership, and Mercer Forestry Services Ltd., as borrowers, Mercer Celgar Pulp Ltd. and Mercer Celgar Holdings LLC, as guarantors, the lenders from time to time party thereto, and Royal Bank of Canada, as administrative agent and collateral agent, the lenders made available to certain Non-Debtor Affiliates an asset-based revolving credit facility in the aggregate principal amount of up to CAD$160.0 million (the “Canadian ABL Facility”). The Canadian ABL Facility matures on January 21, 2027.

The obligations of the borrowers and guarantors under the Canadian ABL Credit Agreement are secured by substantially all of their respective property and assets pursuant to applicable security agreements. Neither of the Debtors is a borrower or guarantor under the Canadian ABL Credit Agreement, and the obligations thereunder will remain unimpaired under the proposed Restructuring. As of the Petition Date, the aggregate principal amount drawn (excluding accrued and unpaid interest, letters of credit, other fees, charges, and expenses) under the Canadian ABL Credit Agreement was approximately CAD$114.0 million or USD$80.8 million. Letters of credit outstanding under the Canadian ABL Facility totaled approximately CAD$0.6 million or USD$0.4 million as of the Petition Date.

ii.	Canadian Standby L/C Facility

Pursuant to that certain Letter Re: C$20,000,000 EDC Guaranteed Standby Letters of Credit Facility (as amended, restated, amended and restated, modified, refinanced, or supplemented from time to time, the “Canadian Standby L/C Agreement”), by and among Mercer Celgar Limited Partnership and Mercer Peace River Pulp Ltd., as borrowers, and Canadian Imperial Bank of Commerce, as issuer, the issuer agreed to make available to certain Non-Debtor Affiliates a standby L/C facility in the aggregate amount of up to CAD$20.0 million and issue certain standby L/Cs thereunder (the “Canadian Standby L/C Facility”). The aggregate availability under the Canadian Standby L/C Facility was reduced to CAD$13.0 million in October 2026.

The Canadian Standby L/C Facility matures on August 31, 2027 and is available through letters of credit denominated in Canadian dollars and U.S. dollars. The facility and all letters of credit issued before August 2026 are guaranteed by Export Development Canada through their maturity in August 2027. Neither of the Debtors is a borrower or guarantor under the Canadian Standby L/C Agreement, and the obligations thereunder will remain unimpaired under the proposed Restructuring. As of the Petition Date, the aggregate face amount of letters of credit outstanding under the Canadian Standby L/C Agreement was approximately CAD$4.1 million or $2.9 million.

iii.	German Revolving Credit Facility

Pursuant to that certain Revolving Facility Agreement, dated as of September 15, 2022 (as amended by that certain Amendment and Restatement Agreement, dated as of March 22, 2023, and as further amended, restated, amended and restated, modified, refinanced, or supplemented from time to time, the “German Revolving Facility Agreement”), by and among Mercer Rosenthal GmbH, Mercer Timber Products GmbH, Mercer Stendal GmbH, Mercer Holz GmbH, Mercer Europe GmbH, Mercer Stendal Logistik GmbH, Mercer Timber Products Stendal GmbH, and Mercer Torgau GmbH & Co.KG, as borrowers, Mercer Rosenthal GmbH, Mercer Timber Products GmbH, Mercer Stendal GmbH, Mercer Holz GmbH, Mercer Europe GmbH, Mercer Stendal Logistik GmbH, Mercer Pulp Sales GmbH, Mercer Timber Products Stendal GmbH, Mercer Torgau GmbH & Co.KG, Mercer Torgau Holding GmbH, and Mercer Torgau Beteiligungs AG, as guarantors, the lenders from time to time party thereto, and UniCredit Bank AG, as agent, the lenders made available to certain Non-Debtor Affiliates a revolving credit facility in the aggregate principal amount of up to €370.1 million (the “German RCF”). The German RCF matures on September 15, 2027.

Pursuant to a waiver entered into in May 2026, utilization of the German RCF is limited to €300 million for so long as the applicable leverage ratio exceeds 2.00:1.00, and certain of the borrowers and guarantors granted security over certain of their assets on a temporary basis. Neither of the Debtors is a borrower or guarantor under the German Revolving Facility Agreement, and the obligations thereunder will remain unimpaired under the proposed Restructuring. As of the Petition Date, the aggregate principal amount drawn, excluding accrued and unpaid interest, other fees, charges, and expenses, under the German Revolving Facility Agreement was approximately €257.0 million or $287.0 million. Letters of credit outstanding under the German RCF totaled approximately €21.5 million or $24.0 million as of the Petition Date.

iv.	Demand Loan Facility

Pursuant to that certain Universalvertrag für Geschäftskredite (Universal Agreement for Business Credits), dated as of November 29, 2018 (effective as of December 1, 2018, which replaced the prior agreement dated November 25, 2015, and as further amended, restated, amended and restated, modified, refinanced, or supplemented from time to time, the “Demand Loan Agreement”), by and between Zellstoff-und Papierfabrik Rosenthal GmbH (now Mercer Rosenthal GmbH), as borrower, and Kreissparkasse Saale-Orla, as lender, the lender made available to a Non-Debtor Affiliate a demand loan facility in the aggregate principal amount of €2.6 million (the “Demand Loan Facility”).

The Demand Loan Agreement does not have a stated maturity date, and borrowings thereunder are unsecured. Neither of the Debtors is a borrower or guarantor under the Demand Loan Agreement, and the obligations thereunder will remain unimpaired under the proposed Restructuring. As of the Petition Date, the aggregate principal amount outstanding, together with accrued and unpaid interest (but excluding other fees, charges, and expenses), under the Demand Loan Agreement was approximately €2.6 million or $2.8 million.

IV.

KEY EVENTS LEADING TO

COMMENCEMENT OF CHAPTER 11 CASES

A.	Challenges Facing the Company’s Business

Although the Company remains a leading global forest products producer, the Debtors are confronting acute financial challenges due to a confluence of factors, including among others: (i) an unsustainable capital structure driven by funding to support capacity expansion initiatives, (ii) significant near-term debt maturities, which would be challenging to refinance or extend absent the Restructuring, (iii) ongoing geopolitical developments, including evolving global trade and tariff dynamics, (iv) sluggish global economic growth, and (v) financial challenges, driven by substantial margin compression driven by rising input costs and adverse market conditions, including lower market prices for pulp. Each of these factors is described in greater detail below.

Despite the Company’s recent efforts to address these challenges, including through negotiations with the lenders under the Canadian ABL Facility and the German RCF, cost-saving measures, liquidity-preservation initiatives, and other actions, the Company ultimately determined that a comprehensive financial restructuring through the Chapter 11 Cases was necessary to reduce its funded debt burden and associated interest expense, enhance liquidity, strengthen its balance sheet, address significant near-term debt maturities, and position the Company for greater financial stability on a go-forward basis.

i.	Capacity Expansion Initiatives and Increased Debt Financing

In recent years, the Company has made substantial investments to increase its production capacity and broaden its product offerings. The Company began expanding beyond its traditional pulp business before the COVID-19 pandemic and accelerated that strategy beginning in 2021, particularly through investments in solid wood and mass timber. This period began amid strong demand and pricing in the U.S. and European lumber markets, including strong demand from the U.S. housing and home renovation markets and steady demand in Europe. From 2021 through 2023 alone, Mercer invested approximately $396.6 million in acquisitions to expand its solid wood operations and product mix. While these investments expanded the scale and breadth of the Company’s operations, they also required substantial capital and contributed to increased leverage and financial obligations, placing additional strain on the Company’s liquidity and overall financial position.

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Friesau Mill. In April 2017, Mercer entered the solid wood business through its acquisition of the Friesau mill in Germany for approximately $61.6 million. The Friesau mill is a large-scale sawmill that produces lumber for customers in Europe, the United States, and other international markets. The acquisition represented a significant expansion of Mercer’s business beyond its traditional pulp operations.

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Peace River Mill. In December 2018, Mercer significantly expanded its pulp business through a share purchase transaction pursuant to which it acquired Mercer Peace River Pulp Ltd. for approximately $344 million. The acquisition included the Peace River pulp mill in Alberta, a 50% interest in the Cariboo pulp mill in British Columbia, and related forestry assets. In connection with the acquisition, Mercer issued $350 million of notes, the net proceeds of which were used to finance the transaction.

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Spokane Facility. In August 2021, Mercer acquired a CLT production facility near Spokane, Washington for approximately $51.3 million. The acquisition marked Mercer’s entry into the North American mass timber market and added CLT, an engineered wood product used in building construction, to the Company’s product offerings.

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Torgau Facility. In September 2022, Mercer acquired the Torgau facility in Germany for approximately $263.2 million. Torgau is an integrated sawmill and value-added manufacturing facility that produces, among other products, lumber, wood pallets, biofuels, and green electricity. The acquisition substantially increased the scale of Mercer’s solid wood operations and further broadened its product offerings. In 2022, Mercer borrowed approximately $115.3 million under its revolving credit facilities to partially finance the Torgau acquisition.

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Conway and Okanagan Facilities. In June 2023, Mercer acquired substantially all of the assets of a Structurlam entity for approximately $82.1 million, including a mass timber production facility in Conway, Arkansas, and three mass timber production facilities in British Columbia that Mercer subsequently combined into its Okanagan facility. The acquisition further expanded Mercer’s North American mass timber platform and added CLT and glulam production capacity.

Collectively, the foregoing acquisitions represented approximately $803 million of aggregate acquisition consideration between 2017 and 2023. During that period, Mercer also made substantial capital investments in its existing facilities. In addition to the approximately $396.6 million invested in solid wood acquisitions from 2021 through 2023, the Company invested approximately $96.3 million in capital expenditures in its Solid Wood Segment to increase production, lower costs, and enhance operating efficiency.

The growth of Mercer’s operations through these initiatives required substantial capital and was primarily funded through a combination of additional indebtedness and available cash. For example, from December 31, 2020 through December 31, 2023, during the period in which Mercer significantly expanded its solid wood and mass timber operations, the aggregate principal amount of the Company’s Senior Notes and credit facility borrowings increased by approximately $430 million (from approximately $1.15 billion to approximately $1.58 billion). These capital-intensive expansion initiatives, together with other factors described herein, contributed to increased leverage and interest expense, thus placing additional pressure on the Company’s financial position and liquidity.

ii.	Near-Term Debt Maturities

The Company faces near-term maturities under two of its principal secured credit facilities. The Canadian ABL Facility matures in January 2027, and the German RCF matures in September 2027. Without the Restructuring, the Company would not have sufficient liquidity to repay these facilities at maturity and, despite carefully evaluating potential financing alternatives, would not be able to refinance or extend both of these facilities on commercially viable terms. The need to address these maturities was therefore a significant factor in the timing of the Restructuring and the commencement of the Chapter 11 Cases. As described above, the Restructuring will allow the Company to refinance or otherwise address these facilities before their respective maturities as part of a broader series of transactions designed to maximize going-concern value for the benefit of the Company’s stakeholders.

iii.	Macroeconomic and Geopolitical Factors

Mercer operates in highly cyclical industries in which the prices of pulp, lumber, and other forest products are driven largely by global supply and demand. In recent periods, continued economic uncertainty and weak conditions in key markets, elevated interest rates, and geopolitical uncertainty have contributed to challenging demand conditions for many of the Company’s products. At the same time, Mercer has experienced significant increases in wood fiber costs and higher transportation costs, together with adverse foreign exchange effects and other cost pressures. The combination of weak demand, lower NBSK pulp pricing, elevated interest rates and input costs, and adverse foreign exchange movements has contributed to significant margin compression and placed pressure on the Company’s earnings, cash flows, and debt service capacity.

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Weaker Demand and Pulp Pricing. Market conditions for pulp have remained challenging, particularly for NBSK pulp in China and North America. Demand in China, one of the world’s largest pulp markets, has been constrained by an oversupplied paper market and broader economic and trade uncertainty. During the first half of 2026, quoted NBSK net prices in China averaged approximately $672 per tonne, compared with approximately $764 per tonne during the same period in 2025, while quoted NBSK list prices in North America also declined materially. Mercer’s average NBSK sales realizations decreased approximately 11% during the first half of 2026 compared with the prior-year period. Demand for solid wood products in Europe has also remained subdued due to weak economic conditions. Although Solid Wood Segment revenues increased in the first half of 2026 and average lumber sales realizations increased by approximately 5%, lumber revenues declined due to lower sales volumes, and higher fiber costs more than offset the benefit of higher sales realizations, placing additional pressure on segment profitability. In the Pulp Segment, weaker demand has reduced the prices Mercer receives for its NBSK pulp at the same time that the Company is facing elevated production costs, placing significant pressure on margins and cash flows.

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Higher Fiber and Other Input Costs. The Company has also experienced substantial increases in the cost of wood fiber, one of its most significant production inputs. These pressures have been particularly acute in Germany, where reduced fiber availability and increased demand for wood as an energy source, including in connection with ongoing geopolitical conflicts, have contributed to higher fiber costs. During the first half of 2026, Mercer’s per-unit pulp fiber costs increased approximately 18% compared with the same period in 2025, primarily due to reduced supply in Germany and Canada and strong demand for wood as an energy source in Germany. Fiber costs represented approximately 85% of lumber cash production costs during the first half of 2026, and per-unit fiber costs for lumber production increased approximately 32% year over year. High fiber costs also caused the Company to reduce production at its German pulp mills. As a result, the Company has faced higher production costs and, in certain cases, reduced production volumes.

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Geopolitical and Energy Cost Pressures. Ongoing geopolitical conflicts, including the conflicts in Ukraine and the Middle East, have increased economic uncertainty and have generally disrupted global energy markets. The conflict in the Middle East, in particular, has driven oil and other energy prices higher, adding inflationary pressure to freight, fiber, and other production costs. At the same time, heightened geopolitical uncertainty has weighed on macroeconomic activity, contributing to weaker demand for the Company’s products. These conditions have contributed to higher input costs at a time of weaker demand and pricing, thus putting further pressure on margins and cash flows.

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Foreign Exchange Volatility. Mercer’s global geographic footprint also exposes the Company to foreign exchange risk. Most of the operating costs of the Company’s German mills are incurred in euros and most of the operating costs of its Canadian mills are incurred in Canadian dollars, while the majority of the Company’s products are priced in U.S. dollars. As a result, a weakening U.S. dollar relative to the euro or Canadian dollar can increase the Company’s costs in U.S. dollar terms and place pressure on operating margins and cash flows. During the first half of 2026, Mercer experienced an approximately $15.7 million negative foreign exchange impact on operating loss compared with the same period in 2025, primarily as a result of the weaker U.S. dollar increasing its euro- and Canadian-dollar-denominated costs and expenses.

Collectively, these conditions have contributed to weaker demand across the Company’s key markets and significant margin compression notwithstanding the Company’s continued efforts to reduce costs and improve operational efficiency. Mercer’s Operating EBITDA declined from approximately $243.7 million in 2024 to negative $22.2 million in 2025 and was negative $13.1 million during the first half of 2026, compared with positive $26.5 million during the same period in 2025. During the first half of 2026, the Company also incurred approximately $51.0 million of inventory impairment charges, primarily against pulp and fiber inventory as a result of low pulp prices and high fiber costs. The Company also used approximately $100.8 million of cash in operating activities during the first half of 2026, compared with approximately $7.5 million during the same period in 2025. Against the backdrop of the Company’s increased indebtedness described above, these macroeconomic and geopolitical factors have placed additional strain on the Company’s capital structure and liquidity.

iv.	Financial Challenges

As of the Petition Date, the Company had approximately $1.6 billion of funded debt and in the first half of 2026, the Company had generated negative Operating EBITDA of approximately $13.1 million. In light of the financial and operating pressures described above, the Company determined that its existing capital structure was not sustainable over the long term. Under the prepetition capital structure, the Company’s annual cash interest expense was approximately $122 million. The approaching debt maturities described above further constrained the Company’s liquidity and shortened the timeframe available to address its challenges.

Through the Chapter 11 Cases and the Restructuring, the Debtors seek to reduce their aggregate funded debt by approximately $900.0 million, address the Company’s near-term debt maturities, reduce annual cash interest expense by approximately $100.0 million, and position the Company with a stronger balance sheet and improved liquidity profile on a go-forward basis.

B.	Prepetition Restructuring Efforts

In light of the foregoing financial and operating challenges, the Company undertook a number of initiatives to preserve liquidity and reduce costs while evaluating potential strategic and financial alternatives. The January 2027 maturity of the Canadian ABL Facility and the September 2027 maturity of the German RCF also created a need for the Company to identify and implement a near-term solution to its liquidity needs and capital structure. Among other things, the Company continued to implement its “One Goal One Hundred” cost-savings and operational-efficiency program, reduced discretionary capital expenditures, pursued opportunities to optimize working capital, and implemented operational restructuring initiatives at the Torgau facility. By October 2026, the Company had realized approximately $75.7 million of cost savings under the “One Goal One Hundred” program.

As the Company’s financial challenges persisted, and under the oversight of the Special Committee described above, the Company retained Latham & Watkins LLP and Hunton Andrews Kurth LLP as legal counsel, Houlihan Lokey Capital, Inc. as investment banker, and Alvarez & Marsal North America, LLC as financial advisor to assist in evaluating and implementing potential strategic and restructuring alternatives. With the assistance of these advisors, the Company evaluated a range of strategic alternatives and broader financing initiatives intended to address its liquidity needs, upcoming debt maturities, and capital structure.

As part of these efforts, the Company and its advisors engaged with the lenders under the Canadian ABL Facility and the German RCF regarding potential extensions, refinancings, and other alternatives to address the upcoming maturities of those facilities. These discussions did not result in an extension, refinancing, or other transaction on commercially viable terms that would adequately address the Company’s near-term liquidity and maturity needs.

By July 2026, the Company and its advisors had commenced preliminary discussions with certain holders of the Senior Notes and other stakeholders across the Company’s capital structure regarding potential financing, restructuring, and other liquidity-enhancing transactions. As those discussions progressed, the Company and its advisors engaged more extensively with an ad hoc group of Senior Noteholders (the “Majority Ad Hoc Group”), represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP, as legal counsel, Ducera Partners LLC, as financial advisor and investment banker, and certain other professionals set forth in the Consenting Senior Noteholder RSA (collectively, the “Majority Ad Hoc Group Advisors”), as well as certain large holders of Existing Equity Interests.

By September 2026, these discussions had developed into advanced negotiations regarding the terms of a potential comprehensive restructuring. Following extensive negotiations among the Company, the Majority Ad Hoc Group, and their respective advisors, the parties reached agreement in principle on a high-level commercial term sheet setting forth the principal economic terms of the proposed restructuring of the Company’s balance sheet, which served as the basis for the negotiation of the Restructuring Support Agreements and the Plan.

During late September and October 2026, the Company, the Majority Ad Hoc Group, certain holders of Existing Equity Interests, and their respective advisors engaged in extensive, good-faith and arm’s-length negotiations to develop and finalize the terms of the Restructuring Support Agreements and the Plan. These negotiations included frequent meetings and calls and the exchange of drafts and counterproposals regarding, among other things, the treatment of Claims and Interests, the terms of new financing, including financing intended to address the Company’s near-term liquidity and maturity needs, and the post-emergence capital structure. The parties spent considerable time negotiating these terms, including the Rights Offering and Backstop Commitment (both as further discussed herein) to ensure the Company had sufficient liquidity to implement the Restructuring and fund go-forward operations upon emergence. In parallel, the parties and their advisors negotiated the other Definitive Documents necessary to implement the proposed Restructuring.

While these negotiations were ongoing, the Company elected not to make the approximately $25.8 million interest payment due on October 1, 2026 with respect to the 2028 Senior Notes and instead utilized the 30-day grace period provided under the 2028 Senior Notes Indenture to continue to negotiate and finalize the Restructuring Support Agreements and the Plan. The 2028 Senior Notes Indenture was supplemented on October 31, 2026, to extend this grace period from 30 to 90 days to provide additional time to finalize the Restructuring Support Agreements and the Plan. In addition, on November 6, 2026, each of the Senior Notes Indentures was supplemented to provide that the commencement of the Chapter 11 Cases would not constitute an Event of Default thereunder.

C.	Restructuring Support Agreements and Plan

On November 2, 2026, following extensive, good-faith, arm’s-length negotiations, and after considering the terms of the proposed restructuring and the available alternatives, and upon recommendation of the Special Committee and approval by the Board, the Debtors determined that the transactions set forth in the Restructuring Support Agreements and the Plan were in the best interests of the Company and its stakeholders and entered into (i) the Consenting Senior Noteholder RSA with the Consenting Senior

Noteholders and (ii) the Consenting Equityholder RSA with the Consenting Equityholders. Pursuant to the applicable Restructuring Support Agreement, the Consenting Senior Noteholders and the Consenting Equityholders agreed to support the Restructuring by, among other things: (i) voting to accept the Plan; (ii) agreeing not to opt out of the releases provided under the Plan; and (iii) supporting and effectuating the transactions set forth in the Restructuring Support Agreements.

The terms of the Restructuring are reflected in the Plan. Upon the Effective Date, the Plan will: (i) effect a significant deleveraging of the Company’s capital structure; and (ii) constitute an integrated and global, good-faith compromise and settlement of all Claims, Interests, and all controversies relating thereto, including with respect to any distributions to be made on account thereof and the transactions set forth in the Restructuring Support Agreements and the Plan.

V.

ANTICIPATED EVENTS

DURING THE CHAPTER 11 CASES

A.	Commencement of Chapter 11 Cases

As discussed above, the Debtors intend to commence the Chapter 11 Cases on November 9, 2026. The filing of the petitions will commence the Chapter 11 Cases, at which time the Debtors will be afforded the benefits and become subject to the limitations of the Bankruptcy Code.

The Debtors intend to continue their operations in the ordinary course during the Chapter 11 Cases. To facilitate the efficient and expeditious implementation of the Plan through the Chapter 11 Cases, and to minimize disruptions to the Debtors’ operations on the Petition Date, the Debtors will seek to have the Chapter 11 Cases assigned to the same bankruptcy judge and administered jointly. Also on the Petition Date, the Debtors will file various motions seeking important and urgent relief from the Bankruptcy Court. Such relief, as further described below, will assist in the administration of the Chapter 11 Cases.

B.	First-Day Motions

On the Petition Date, the Debtors will file multiple motions seeking various forms of relief from the Bankruptcy Court and authorizing the Debtors to maintain their operations in the ordinary course. Such relief is designed to ensure a seamless transition between the Debtors’ prepetition and postpetition business operations, facilitate a smooth reorganization through the Chapter 11 Cases, and minimize any disruptions to the Debtors’ operations. The Debtors will seek, among other things, the following relief on the Petition Date to maintain their operations in the ordinary course:

•	continue the use of the Debtors’ cash management system, bank accounts, and business forms;

•	continue the use of insurance programs in the ordinary course;

•	pay certain prepetition taxes, fees, and assessments;

•	pay trade claims; and

•	establish procedures to protect and preserve the Debtors’ net operating losses and other tax attributes.

C.	Procedural Motions

The Debtors intend to file various motions that are common to chapter 11 proceedings of similar size and complexity as the Chapter 11 Cases, including applications to retain various professionals to assist the Debtors in the Chapter 11 Cases.

D.	Rights Offering

During the Chapter 11 Cases, the Debtors intend to conduct the Rights Offering in accordance with the Plan and the Rights Offering Documents. As described above, the Rights Offering, together with any amounts drawn under the New ABL Facility at closing, will provide the Company with up to $400.0 million of new capital upon emergence. The Debtors intend to seek approval of the Rights Offering Procedures as part of the Solicitation Motion (as defined herein).

Pursuant to the Plan, each holder of an Allowed Senior Notes Claim as of the Rights Offering Record Date (each, a “Rights Offering Participant”) will receive Subscription Rights to purchase its Pro Rata Share of New Money Senior Secured Notes in an aggregate principal amount of $420.0 million (inclusive of $20.0 million of original issue discount but exclusive of the Put Option Premium), the cash-funded amount of which is $400.0 million, subject to a dollar-for-dollar reduction for amounts drawn under the New ABL Facility (in the aggregate across all facilities comprising the New ABL Facility) at closing; provided that such dollar-for-dollar reduction shall only be available if and to the extent liquidity at closing is above $300.0 million and shall not reduce liquidity at closing to below $300.0 million (such reduced amount, the “Net New Money Amount”); provided further that any repayment of the Canadian ABL Facility in excess of $41.0 million shall not reduce the $400.0 million cash-funded amount of the New Money Senior Secured Notes. Each Rights Offering Participant that exercises its Subscription Rights will also receive its Pro Rata Share of 40.0% of the New Common Stock and 40.0% of the New Convertible Preferred Stock (together, the “Stapled Equity”); provided that such New Common Stock shall dilute only the New Common Stock allocable to the holders of Allowed Senior Notes Claims. The Rights Offering will be fully backstopped by the Backstop Parties, which will receive the Put Option Premium, a non-refundable premium equal to $56.0 million in the aggregate, payable in the form of Put Option Premium Notes (or, solely if the Backstop Commitment Letter is terminated before the Effective Date for any reason other than a breach by the Backstop Parties, in Cash) to the Backstop Parties in consideration for the Backstop Parties’ commitments under, and in accordance with, the Backstop Commitment Letter, which Put Option Premium shall be fully earned as of the date of the Backstop Commitment Letter, non-refundable and non-avoidable upon entry of the Backstop Order, shall constitute an Administrative Claim, and shall be paid without set-off or recoupment of any kind.

A Rights Offering Participant must satisfy the requirements set forth in the Rights Offering Documents. A Rights Offering Participant that fails to satisfy such requirements will forfeit its Subscription Rights and will not be entitled to participate in the Rights Offering.

E.	Combined Hearing

The Debtors intend to ask the Bankruptcy Court to schedule the Combined Hearing to be held on or before forty-five (45) calendar days after the Petition Date, as may be adjourned without further notice other than an announcement of the adjourned date or dates in open court or by notice filed on the docket of the Chapter 11 Cases, to consider (i) the adequacy of this Disclosure Statement, on a final basis, and the Solicitation in connection herewith and (ii) confirmation of the Plan. Subject to certain exceptions set forth in the Solicitation Motion, the Debtors anticipate that notice of the Combined Hearing will be published and mailed to all known holders of Claims and Interests well in advance of the date by which objections must be filed with the Bankruptcy Court.

F.	Timetable for the Chapter 11 Cases

Pursuant to the Consenting Senior Noteholder RSA, the Debtors are proceeding with the implementation of the Plan in accordance with the following timeline and milestones (the “Milestones”), which may be extended with the prior written consent of the Required Consenting Senior Noteholders and the Debtors:

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Solicitation. No later than one hour before the Petition Date, the Debtors shall have commenced solicitation of the Plan in accordance with the Solicitation Materials, and the voting record date, voting deadline, and confirmation hearing shall be scheduled in a manner reasonably acceptable to the Required Consenting Senior Noteholders.

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Commencement of Chapter 11 Cases. No later than 11:59 p.m. New York Time on November 9, 2026, the Debtors shall have commenced the Chapter 11 Cases and filed all applicable first-day pleadings necessary to obtain the relief contemplated by the Transactions.

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Plan and Disclosure Statement. No later than 11:59 p.m. New York Time on the date that is one (1) calendar day after the Petition Date, the Debtors shall have filed the Plan, Disclosure Statement, and the motion seeking entry of the Disclosure Statement Approval Order.

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Conditional Approval. No later than 11:59 p.m. New York Time on the date that is three (3) calendar days after filing of the Disclosure Statement, the Bankruptcy Court shall have entered an order conditionally approving the Disclosure Statement.

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Backstop Order. No later than 11:59 p.m. New York Time on the date that is twenty-two (22) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Backstop Order; provided that if the Bankruptcy Court is unavailable to hold a hearing to consider entry of the Backstop Order before such date for reasons not attributable to any act or omission of the Debtors, this Milestone shall automatically be extended to the first date thereafter on which the Bankruptcy Court is available to hold such hearing, but in no event later than twenty-eight (28) calendar days after the Petition Date.

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Confirmation. No later than 11:59 p.m. New York Time on the date that is forty-five (45) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Disclosure Statement Approval Order and the Confirmation Order.

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Consummation. No later than 11:59 p.m. New York Time on the earlier of (a) December 31, 2026, and (b) the date that is fourteen (14) calendar days after the date the Confirmation Order is entered, the Effective Date shall have occurred, which Milestone shall be automatically extended for thirty (30) additional calendar days if the Effective Date has not occurred solely because required Regulatory Approvals have not yet been obtained.

The Debtors believe they can achieve the various Milestones under the Restructuring Support Agreements, the occurrence of which is crucial to reorganizing the Debtors successfully.

G.	Plan Supplement

The Debtors intend to file the Plan Supplement by December 3, 2026, subject to the terms of the solicitation procedures approved by the Bankruptcy Court. The Debtors will transmit a copy of the Plan Supplement to the Distribution List (as defined below). Additionally, you may obtain a copy of the Plan Supplement (at the Debtors’ expense) by: (a) writing to the Solicitation Agent at Mercer International Inc., c/o Stretto Ballot Processing Center, 410 Exchange, Suite 100, Irvine, CA 92602; (b) emailing MercerInquiries@stretto.com (with a reference to “Mercer Solicitation Inquiry” in the subject line); and/or (c) visiting the Debtors’ restructuring website at: https://cases.stretto.com/Mercer. Parties may also obtain any documents filed in the Chapter 11 Cases for a fee via PACER at: https://pacer.uscourts.gov.

The Plan Supplement will include, among other things, the documents and forms of documents, schedules, and exhibits to the Plan (as more fully set forth in the definition for Plan Supplement in the Plan), all of which are incorporated by reference into, and are an integral part of, the Plan, as all of the same may be amended, supplemented, or modified from time to time.

As used herein, the term “Distribution List” means: (a) the United States Trustee for the Southern District of Texas; (b) the parties included on the Debtors’ consolidated list of the holders of the thirty largest unsecured claims against the Debtors; (c) Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to the Majority Ad Hoc Group; (d) the Consenting Equityholders (including any applicable counsel); (e) Pryor Cashman LLP, as counsel to Computershare Trust Company, N.A., as trustee under the 2028 Senior Notes Indenture and the 2029 Senior Notes Indenture; (f) counsel to any statutory committee appointed in the Chapter 11 Cases; (g) the United States Attorney’s Office for the Southern District of Texas; (h) the Internal Revenue Service; (i) the SEC; (j) the state attorneys general for states in which the Debtors conduct business; and (k) all parties that have requested or that are required to receive notice pursuant to Bankruptcy Rule 2002.

VI.

TRANSFER RESTRICTIONS AND

CONSEQUENCES UNDER FEDERAL SECURITIES LAWS

The Solicitation is being made before the Petition Date only to holders of Senior Notes Claims; provided, that only Eligible Holders6 may vote before entry of the Solicitation Procedures Order. After the Petition Date, the Debtors will seek conditional approval of this Disclosure Statement from the Bankruptcy Court, after which this Solicitation will be made pursuant to section 1125(b) of the Bankruptcy Code to holders of Existing Equity Interests.

The offer, sale, issuance, and distribution by Reorganized Mercer under the Plan of the Plan Securities that are eligible for exemption under section 1145(a) of the Bankruptcy Code (such Plan Securities, collectively, the “1145 Securities”), shall be exempt, pursuant to that section, without further act or action by any Person, from registration under (x) section 5 of the Securities Act, and all rules and regulations promulgated thereunder and (y) any state or local law requiring registration for the offer or sale of securities. To the extent section 1145(a) of the Bankruptcy Code is not applicable, the Reorganized Debtors may rely upon other applicable exemptions from registration.

6

As defined above, “Eligible Holders” means holders of Senior Notes Claims that are (i) (a) “Qualified Institutional Buyers” (as defined in Rule 144A under the Securities Act) or (b) “Accredited Investors” (as defined in Rule 501(a) of Regulation D under the Securities Act), or (ii) located outside the United States and are not “U.S. Persons” (as defined in Rule 902 under the Securities Act).

The 1145 Securities offered or sold by the Reorganized Debtors under the Plan pursuant to section 1145(a) of the Bankruptcy Code will be unrestricted securities as set forth in section 1145(c) of the Bankruptcy Code and, generally, may be sold without registration under the Securities Act by the recipients thereof, unless the holder is an “affiliate” of the Reorganized Debtors (as defined in Rule 144(a)(1) under the Securities Act), or has been such an “affiliate” within ninety (90) days of such transfer, and subject to: (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an “underwriter” in section 2(a)(11) of the Securities Act; (ii) compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the SEC, if any, applicable at the time of any future transfer of such securities or instruments; (iii) the restrictions, if any, on the transferability of such 1145 Securities, including any restrictions on the transferability under the terms of the Reorganized Debtors’ organizational documents; (iv) any applicable procedures of DTC; and (v) any other applicable regulatory approvals and requirements.

The offer, sale, issuance, and distribution by Reorganized Mercer under the Plan of all Plan Securities are expected to be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable United States, state, or local law requiring registration for the offer or sale of a Security pursuant to section 1145(a) of the Bankruptcy Code, except that the New Money Senior Secured Notes issued to the Backstop Parties pursuant to the Backstop Commitment Letter (other than Put Option Premium Notes, at the election of the beneficial owner thereof) will be issued in a private placement in reliance upon Section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder, Regulation S promulgated thereunder, or another applicable exemption. Notwithstanding the foregoing, if counsel to the Debtors and counsel to the Consenting Senior Noteholders mutually agree that all of the New Senior Secured Notes can be issued in a private placement under Section 4(a)(2) of the Securities Act (or any applicable exemption other than section 1145 of the Bankruptcy Code), then all of the New Senior Secured Notes shall be issued in a private placement under Section 4(a)(2) of the Securities Act (or such other applicable exemption).

A.	Section 1145 of the Bankruptcy Code Exemption and Subsequent Transfers

Section 1145(a) of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale under a chapter 11 plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a claim (including a claim for an administrative expense) against, or an interest in, the debtor or such affiliate, or principally in such exchange and partly for cash. Section 1145(a) of the Bankruptcy Code also exempts from registration (i) the offer of a security through any right to subscribe that is sold in the manner provided in the prior sentence, and (ii) the sale of a security upon the exercise of such right. Pursuant to section 1145(a) of the Bankruptcy Code, without further act or action by any Person, the offer and sale of the 1145 Securities shall be exempt from the registration requirements under (i) the Securities Act, and all rules and regulations promulgated thereunder and (ii) any state or local law requiring registration for the offer or sale of securities. These securities generally may be resold without registration under the Securities Act unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, these securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

B.	Restricted Securities

Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who, except with respect to ordinary trading transactions, (i) purchases a claim with a view to distribution of any security to be received in exchange for the claim, (ii) offers to sell securities issued under a plan for the holder of such securities, (iii) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or (iv) is an issuer, as used in section 2(a)(11) of the Securities Act, with respect to such securities, which includes control persons of the issuer.

The definition of an “issuer” for purposes of whether a person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code includes Persons directly or indirectly controlling, controlled by or under direct or indirect common control with the issuer.

“Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. The legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent (10%) or more of a class of voting securities of a reorganized debtor may be presumed to be a “controlling person” and, therefore, an underwriter. However, the staff of the SEC has not endorsed this view.

Notwithstanding the foregoing, “controlling person” underwriters may be able to sell securities without registration subject to the resale limitations of Rule 144 of the Securities Act, which permits the resale of securities received by such underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code or “affiliates” as defined in Rule 405 under the Securities Act are advised to consult with their own legal advisors as to the availability of the exemption provided by Rule 144.

Rule 144 of the Securities Act defines an affiliate of the issuer as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.” A non-affiliate of an issuer that is not subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and who has not been an affiliate of the issuer during the ninety days preceding such sale may resell securities after a one-year holding period whether or not there is current public information regarding the issuer, or six months if the issuer satisfies the current public information requirement under the Securities Act. An affiliate of an issuer that is not subject to the reporting requirements of section 13 or 15(d) of the Exchange Act may resell restricted securities after the one-year holding period, if applicable, if at the time of the sale certain current public information regarding the issuer is available, or after six months if the issuer satisfies the current public information requirement under the Securities Act. An affiliate must also comply with certain volume limitations, manner of sale requirements and certain other conditions of Rule 144 of the Securities Act. An affiliate of an issuer that receives securities under section 1145 of the Bankruptcy Code will not be subject to any holding period under Rule 144 of the Securities Act but will otherwise be subject to certain volume limitations, manner of sale requirements and certain other conditions of Rule 144 of the Securities Act.

In any case, recipients of securities issued under the Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration requirements under state law in any given instance and as to any applicable requirements or conditions to such availability.

C.	Section 4(a)(2) of the Securities Act Exemption and Subsequent Transfers

Section 4(a)(2) of the Securities Act provides that the issuance of securities by an issuer in transactions not involving a public offering is exempt from the registration requirements under the Securities Act. Regulation D is a non-exclusive safe harbor from the registration requirements promulgated by the SEC under section 4(a)(2) of the Securities Act. To the extent any Plan Securities are not eligible for the exemption provided by section 1145(a) of the Bankruptcy Code, such Plan Securities issued in reliance on section 4(a)(2) of the Securities Act and Regulation D thereunder will be exempt from registration under the Securities Act. Such securities will be considered “restricted securities” (within the meaning of Rule 144 under the Securities Act and as discussed in the immediately preceding section), will bear customary legends and transfer restrictions, and may not be transferred except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act, such as, under certain conditions, the resale provisions of Rule 144 under the Securities Act.

***

To the extent certificated or issued by way of direct registration on the records of the Reorganized Debtors’ transfer agent, each book entry position or certificate representing, or issued in exchange for or upon the transfer, sale, or assignment of, any Plan Security that is not an 1145 Security, as well as certificates evidencing the Plan Securities held by holders of ten percent (10%) or more of the New Common Stock, or who are otherwise underwriters as defined in section 1145(b) of the Bankruptcy Code, shall, upon issuance, be deemed to contain or be stamped or otherwise imprinted, as applicable, with a restrictive legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

The Reorganized Debtors will reserve the right to require certification, legal opinions, or other evidence of compliance with Rule 144 as a condition to the removal of such legend or to any resale of any non-1145 Securities. The Reorganized Debtors will also reserve the right to stop the transfer of any such securities if such transfer is not in compliance with Rule 144, pursuant to an effective resale registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws.

***

Distributions of Plan Securities made under the Plan will be made through the facilities of DTC in accordance with DTC’s customary practices; provided, that such Plan Securities will only be issued in accordance with DTC book-entry procedures if the same are permitted to be held through DTC’s book-entry system; provided, further, that to the extent that the Plan Securities are not eligible for distribution in accordance with DTC’s customary practices, the Debtors or Reorganized Debtors, as applicable, will take such reasonable actions as may be required to cause distributions of the Plan Securities under the Plan.

DTC, any transfer agent, or other similarly situated agent, trustee, or other non-governmental Person shall accept and rely upon the Plan and Confirmation Order in lieu of a legal opinion for purposes of determining whether the offer and sale of the Plan Securities are exempt from registration under section 1145(a) of the Bankruptcy Code, and whether the Plan Securities were, under the Plan, validly issued, fully paid, and non-assessable, and valid and legally binding obligations of the Reorganized Debtors.

Subject to the occurrence of the Effective Date, the Plan and the Confirmation Order shall be deemed to be legal and binding obligations of the applicable Reorganized Debtors in all respects. Following the Effective Date, the Reorganized Debtors and any Person receiving securities under the Plan shall comply with all applicable provisions of the securities laws.

VII.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion is a summary of certain material U.S. federal income tax consequences of the implementation of the Plan to the Debtors and to certain Holders of Claims or Interests. The following summary does not address the U.S. federal income tax consequences to Holders of Claims or Interests who are unimpaired, deemed to accept or reject the Plan, or otherwise entitled to payment in full in Cash under the Plan. In addition, this discussion does not address any consideration that is received on account of a person’s capacity other than as a Holder of such Claims or Interests, that is received in a party’s capacity as a Backstop Party or that is not described in Article IV of the Plan, except where expressly stated otherwise.

The discussion of U.S. federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), regulations promulgated by the United States Department of the Treasury under the Tax Code (the “Treasury Regulations”), judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this Disclosure Statement, and all of which are subject to change or differing interpretations (possibly with retroactive effect). The U.S. federal income tax consequences of the contemplated transactions are complex and subject to significant uncertainties. The Debtors have not requested an opinion of counsel or a ruling from the IRS or any other taxing authority with respect to any of the tax aspects of the contemplated transactions, and the discussion below is not binding upon the IRS or any court. Accordingly, there can be no assurance that the IRS would not assert, or that a court would not sustain, a contrary position as to the U.S. federal income tax consequences described herein.

This summary does not address non-U.S., state, local, gift, or estate tax consequences of the Plan, nor does it purport to address all aspects of U.S. federal income taxation that may be relevant to a Holder in light of its individual circumstances, including the impact of the Medicare contribution tax on net investment income and any alternative minimum tax, or to a Holder that may be subject to special tax rules (such as persons who are related to any Debtor within the meaning of one of various provisions of the Tax Code; broker-dealers; banks; mutual funds; insurance companies; financial institutions; small business investment companies; real estate investment trusts; regulated investment companies; tax-exempt organizations; trusts; governmental authorities or agencies; dealers and traders in securities; retirement plans; individual retirement and other tax-deferred accounts; Holders that are, or hold Claims or Interests through, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes; persons whose functional currency is not the U.S. dollar; dealers in foreign currency; Holders who hold Claims or Interests as part of a straddle, hedge, conversion transaction or other integrated investment; Holders using a mark-to-market method of accounting; Holders of Claims or Interests who are themselves in bankruptcy; and Holders who are accrual method taxpayers that report income on an “applicable financial statement”). In addition, this discussion does not address U.S. federal taxes other than income taxes.

Furthermore, this discussion assumes that the various debt and other arrangements to which the Debtors are a party will be respected for U.S. federal income tax purposes in accordance with their form and that, except where otherwise indicated, the Claims and Interests are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Tax Code.

The following summary of certain material U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon a Holder’s individual circumstances. Each Holder of a Claim or an Interest is urged to consult its tax advisor regarding the U.S. federal, state, local, non-U.S., and other tax consequences applicable under the Plan.

A.	Consequences to Debtors

For U.S. federal income tax purposes, Mercer is the common parent of an affiliated group of corporations that files a consolidated U.S. federal income tax return (the “Mercer Group”), of which the other Debtor is a disregarded entity, directly or indirectly, wholly-owned by a member of the Mercer Group. The Mercer Group estimates that it had, as of September 30, 2026, carryforwards of disallowed business interest expense of approximately $402 million, net operating loss carryforwards (“NOLs”) of approximately $70 million, and the Debtors also possess certain other favorable tax attributes, including certain asset tax basis (such tax attributes allocable to the Debtors or their subsidiaries, collectively, the “Tax Attributes”). The Mercer Group may also generate additional Tax Attributes in the remainder of the 2026 taxable year, including during the pendency of the Chapter 11 Cases. The amount of any such Tax Attributes remains subject to further analysis of the Debtors and potential audit and adjustment by the IRS. Certain equity trading and the claiming of worthlessness deductions prior to the Effective Date could result in an ownership change of Mercer independent of the Plan, which could adversely affect the ability to utilize the Mercer Group’s Tax Attributes. In an attempt to minimize the likelihood of such an ownership change occurring, the Debtors intend to obtain at the inception of the Chapter 11 Cases an order from the Bankruptcy Court authorizing protective procedures with respect to certain equity trading and worthlessness deductions.

As discussed below, in connection with the implementation of the Plan, the Debtors expect that the amount of certain of the Tax Attributes, including a portion of their asset tax basis, will be reduced, and the subsequent utilization of their remaining Tax Attributes, including carryforwards of disallowed business interest expense, may be limited.

1.	Cancellation of Debt

In general, absent an exception, a debtor will realize and recognize cancellation of debt (“COD”) income upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied over (b) the sum of (i) any amount of cash paid, (ii) the issue price of any debt issued, and (iii) the fair market value of any other consideration (including equity of a debtor or a party related to such debtor) given, in each case, in satisfaction, or as part of the discharge, of such indebtedness at the time of the exchange. However, COD income should not arise to the extent that payment of the indebtedness would have given rise to a deduction. The Plan provides that certain Holders of Claims or Interests will receive, among other things, New Common Stock, New Convertible Preferred Stock, Takeback Senior Secured Notes and Put Option Premium in exchange for their Claims or Interests, so the amount of COD income for the Mercer Group will depend in part on the fair market value of the New Common Stock and New Convertible Preferred Stock and on the issue price of the Takeback Senior Secured Notes and Put Option Premium on the Effective Date. The Put Option Premium, to the extent the Plan is consummated, is currently expected to be treated for U.S. federal income tax purposes as additional consideration received by each Backstop Party in connection with the exchange of the Senior Notes. In addition, as discussed below, the receipt of the Subscription Rights to purchase the New Money Senior Secured Notes and to receive the Stapled Equity upon such purchase by the Eligible Holders of Allowed Senior Notes Claims may be treated as additional value received as a recovery on such Holders’ Claims. Accordingly, the estimated amount of COD income is uncertain at this time.

Under section 108 of the Tax Code, a taxpayer is not required to include COD in gross income (i) if the debtor is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding or (ii) to the extent that the taxpayer is insolvent immediately before the discharge. As a consequence of such an exclusion, a debtor generally must reduce its tax attributes by the amount of COD income that it excluded from gross income. In general, such tax attributes are reduced in the following order: (a) NOLs; (b) general business credit carryovers; (c) minimum tax credit carryovers; (d) capital loss carryovers; (e) tax basis in assets (but not below the amount of liabilities to which the taxpayer remains subject immediately after the cancellation of indebtedness); (f) passive activity loss and credit carryovers; and (g) foreign tax credit carryovers. Alternatively, a taxpayer with excluded COD may elect first to reduce the tax basis of its depreciable assets (a “Section 108(b)(5) Election”), in which case the limitation described in (e) does not apply to the reduction in tax basis of depreciable property and, following such reduction, any remaining COD income that is excluded from gross income reduces any remaining tax attributes in the order specified in the prior sentence. The reduction of the taxpayer’s tax attributes occurs at the end of the taxable year for which the excluded COD income is realized, but only after the taxpayer’s net income or loss for the taxable year of the debt discharge has been determined; in this way, the attribute reduction is generally effective as of the start of the taxable year following the discharge. If the amount of excluded COD income exceeds available tax attributes, the excess generally is not subject to U.S. federal income tax. Where a taxpayer joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury Regulations require, in certain circumstances, that certain tax attributes of other members of the group also be reduced.

In connection with the implementation of the Plan, the Debtors expect to realize a substantial amount of excluded COD income for U.S. federal income tax purposes. The Debtors currently do not intend to make a Section 108(b)(5) Election and expect that substantially all of their NOLs and a portion of their stock and asset tax basis will be reduced as a result of the COD attribute reduction arising in connection with the Plan.

2.	Limitation on Tax Attributes

Following the Effective Date, any carryforwards of disallowed business interest expense and certain other Tax Attributes, if any, allocable to tax periods or portions thereof ending on or prior to the Effective Date (collectively, “Pre-Change Losses”) may be subject to certain limitations under sections 382 and 383 of the Tax Code. Any such limitations apply in addition to, and not in lieu of, the attribute reduction that results from the exclusion of COD income arising in connection with the Plan.

If a corporation or consolidated group undergoes an “ownership change” as defined under section 382 of the Tax Code, the amount of its “pre-change losses” that may be utilized to offset future taxable income generally is subject to an annual limitation. In general, an “ownership change” occurs if the percentage of the value of the loss corporation’s stock owned by one or more direct or indirect “5-percent shareholders” increases by more than fifty (50) percentage points over the lowest percentage of value owned by the 5-percent shareholders at any time during the applicable testing period. The testing period generally is the shorter of (a) the three (3)-year period preceding the testing date and (b) the period of time since the most recent ownership change of the corporation. The Debtors anticipate that the distribution of the New Common Stock and New Convertible Preferred Stock pursuant to the Plan will result in an ownership change of the Reorganized Debtors for these purposes, and that the Reorganized Debtors’ use of their Pre-Change Losses will be subject to limitation unless an exception to the general rules of sections 382 and 383 of the Tax Code applies.

i.	General Annual Limitation

In general, the amount of the annual limitation to which a corporation or consolidated group that undergoes an ownership change would be subject is equal to the product of (a) the fair market value of the stock of the corporation (or parent of the consolidated group) immediately before the ownership change (with certain adjustments) and (b) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the three (3)-calendar-month period ending with the calendar month in which the ownership change occurs, e.g., 4.18% for ownership changes occurring in November 2026). For a corporation or consolidated group in bankruptcy that undergoes an ownership change pursuant to a confirmed bankruptcy plan, unless the special bankruptcy exception described below applies, the annual limitation is generally determined by reference to the fair market value of the stock of the corporation (or the parent of the consolidated group) immediately after (rather than before) the ownership change and after giving effect to the discharge of creditors’ claims, subject to certain adjustments; in no event, however, can the stock value for this purpose exceed the pre-change gross value of the assets of the corporation. Any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year.

Under certain circumstances, the annual limitation otherwise computed may be increased if the corporation or consolidated group has an overall built-in gain in its assets at the time of the ownership change. If a “loss corporation” (as defined in section 382(k)(1) of the Tax Code) or consolidated group has such “net unrealized built-in gain” (“NUBIG”) at the time of an ownership change (taking into account most assets and items of “built-in” income, gain, loss, and deduction), any built-in gains recognized (or, according to IRS Notice 2003-65 (as modified by IRS Notice 2018-30)), treated as recognized) during the following sixty (60)-month period (up to the amount of the original NUBIG) generally will increase the annual limitation in the year of such recognition, such that the loss corporation or consolidated group would be permitted to use its pre-change losses against such built-in gain income in addition to its otherwise applicable annual limitation. Alternatively, if a loss corporation or consolidated group has a “net unrealized built-in loss” (“NUBIL”) at the time of an ownership change, then any built-in losses existing at such time that are recognized (including, but not limited to, amortization or depreciation deductions attributable to such built-in losses) during the sixty (60)-month period following the ownership change (up to the amount of the original NUBIL) will be treated as pre-change losses, the deductibility of which will be subject to the annual limitation. In general, the NUBIG or NUBIL will be deemed to be zero unless it is greater than the lesser of (a) $10 million or (b) fifteen percent (15%) of the fair market value of the corporation’s or consolidated group’s assets (with certain adjustments) before the ownership change. The Debtors have not determined at this time whether the Mercer Group will have a NUBIG or a NUBIL as of the Effective Date.

If the corporation or consolidated group does not continue its historic business or use a significant portion of its historic assets in a new business for at least two (2) years after the ownership change, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s or consolidated group’s pre-change losses (subject to potential increase for recognized built-in gains in the manner described above if the corporation is in a NUBIG position at the time of the ownership change). As discussed above, the Debtors currently anticipate that substantially all of their NOLs and a portion of their asset tax basis will be reduced as a result of the COD attribute reduction arising in connection with the consummation of the Plan. In addition, section 382 of the Tax Code may limit the subsequent utilization of the remaining Tax Attributes, such as the carryforwards of disallowed business interest expense allocable to the period through the Effective Date.

ii.	Special Bankruptcy Exception

Under section 382(l)(5) of the Tax Code, an exception to the foregoing annual limitation rules generally applies when, among other requirements, so-called “qualified creditors” and shareholders of a debtor corporation in chapter 11 receive, in respect of their claims or equity interests, respectively, at least fifty percent (50%) of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan. The Debtors currently expect they will either not qualify for or will elect not to apply this exception in connection with the Plan and, accordingly, the annual limitation is expected to apply as described above.

B.	Consequences to Holders of Claims or Interests

The summary below generally assumes that Holders of the applicable Claims or Interests will, each as a class, vote to accept the Plan. As used herein, the term “U.S. Holder” means a beneficial owner of Senior Notes Claims, Existing Equity Interests, New Senior Secured Notes, New Common Stock, New Convertible Preferred Stock or Subscription Rights that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

A “Non-U.S. Holder” is a beneficial owner of Senior Notes Claims, Existing Equity Interests, New Senior Secured Notes, New Common Stock, New Convertible Preferred Stock or Subscription Rights that is neither a U.S. Holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds such Senior Notes Claims, Existing Equity Interests, New Senior Secured Notes, New Common Stock, New Convertible Preferred Stock or Subscription Rights, the tax treatment of a partner in such partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Each Holder that is a partnership or a partner in a partnership holding any of such instruments should consult its tax advisor.

C.	U.S. Holders of Senior Notes Claims or Existing Equity Interests

1.	U.S. Holders of Senior Notes Claims—Recognition of Gain or Loss

Pursuant to the Plan, a Holder of Allowed Senior Notes Claims will receive in satisfaction of its Claims its Pro Rata Share of the Subscription Rights, 91.5% of the New Common Stock (subject to the dilution described herein), 56.5% of the New Convertible Preferred Stock, and the Takeback Senior Secured Notes, as more fully described in the Plan (collectively, the “Offered Instruments”). A U.S. Holder for purposes of this subsection (a) does not include a U.S. Holder that is also a Holder of Allowed Existing Equity Interests, and such U.S. Holder should consult its tax advisor regarding the U.S. federal income tax consequences to them of the Plan. As discussed under “—Treatment of the Subscription Rights” below, this discussion assumes, unless otherwise indicated, that the Subscription Rights are respected for U.S. federal income tax purposes as options to acquire the New Money Senior Secured Notes and the Stapled Equity.

Under applicable Treasury Regulations, the modification of the terms of a debt instrument (including pursuant to an actual exchange of a new debt instrument for the existing debt instrument) generally is a significant modification if, based on all of the facts and circumstances and taking into account all modifications of the debt instrument, the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.” In addition to the general rule, the Treasury Regulations provide specific rules under which certain modifications will be treated as significant modifications. A modification that changes the timing of payments due under a debt instrument is a significant modification if it results in a material deferral of scheduled payments. However, a deferral of one or more scheduled payments is not a material deferral if it is within a safe-harbor period beginning on the original due date of the first scheduled payment that is deferred and extending for a period equal to the lesser of five (5) years and fifty percent (50%) of the original term of the instrument. A modification that changes the yield of a debt instrument is a significant modification if the yield of the modified instrument (as computed under the applicable Treasury Regulations) varies from the annual yield of the unmodified instrument (determined as of the date of the modification) by more than the greater of (i) twenty-five basis points (0.25%) or (ii) five percent (5%) of the annual yield of the unmodified instrument.

Based on such applicable Treasury Regulations, the Debtors expect, and the remainder of this discussion assumes, that an exchange of Allowed Senior Notes Claims pursuant to the Plan should be treated for U.S. federal income tax purposes as a significant modification and thus an “exchange” of such Claims for the Offered Instruments received or treated as received in respect of such Claims.

Each U.S. Holder of Allowed Senior Notes Claims should realize gain or loss in an amount equal to the difference, if any, between (i) the sum of the “issue price” of the Takeback Senior Secured Notes (as described below under “—Ownership and Disposition of New Senior Secured Notes—Issue Price Determination”) and the fair market values of the Subscription Rights, the New Common Stock, and the New Convertible Preferred Stock, in each case, received in respect of the Claims and (ii) the U.S. Holder’s adjusted tax basis in the Claims exchanged therefor. The amount realized does not include the consideration, if any, attributable to accrued but unpaid interest on the Allowed Senior Notes Claims, which would generally be taxable as described below under “—Distributions with Respect to Accrued But Unpaid Interest.” A U.S. Holder’s adjusted tax basis in a Senior Note generally would equal the U.S. Holder’s initial cost of acquiring the Senior Note, increased by any market discount previously included in income by the U.S. Holder (including in the year of the exchange) and reduced by any bond premium previously amortized on the Senior Note. For a discussion as to the character of gain or loss in connection with an exchange of Allowed Senior Notes Claims, see “—Character of Gain or Loss” below. Whether a U.S. Holder of Allowed Senior Notes Claims will recognize any such realized gain or loss and whether the “exchange” of Allowed Senior Notes Claims for the Offered Instruments constitutes a taxable exchange or a tax-deferred (or partially tax-deferred) exchange for a U.S. Holder in part depends on whether the Claims surrendered in the exchange and such New Senior Secured Notes constitute “securities” for relevant U.S. federal income tax purposes.

The term “security” is not defined in the Tax Code or in the Treasury Regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not. One of the most significant factors considered in determining whether a particular debt obligation is a “security” is its original term. In general, debt obligations issued with a weighted average maturity at issuance of less than five (5) years do not constitute “securities,” whereas debt obligations with a weighted average maturity at issuance of ten (10) years or more constitute “securities.” In addition, presumably a right to acquire a “security” generally can also be treated as a “security.” Although not free from doubt due to the absence of authority that is directly on point, the Debtors currently expect that the Senior Notes and the New Senior Secured Notes will properly be treated as debt instruments that are not “securities” under the foregoing rules. Accordingly, at least to the extent the Subscription Rights represent a right to acquire New Money Senior Secured Notes, the Subscription Rights may not be treated as “securities” and may constitute “boot” in a tax-deferred exchange, as described below. Each Holder of Senior Notes Claims is urged to consult its tax advisors regarding the appropriate status for U.S. federal income tax purposes of such Holder’s Senior Notes, the Subscription Rights and the New Senior Secured Notes.

Assuming the Senior Notes are properly treated as debt instruments that are not “securities” for relevant U.S. federal income tax purposes, the exchange of Allowed Senior Notes Claims will not constitute a tax-deferred transaction to a U.S. Holder. In such case, a U.S. Holder of Allowed Senior Notes Claims should recognize all gain or loss realized on the exchange (as described above). A U.S. Holder will have a tax basis in the Subscription Rights, the New Common Stock and the New Convertible Preferred Stock received in the exchange in each case equal to their fair market value and will have a tax basis in the Takeback Senior Secured Notes received in the exchange equal to the “issue price” of the Takeback Senior Secured Notes (as described below under “—Ownership and Disposition of New Senior Secured Notes—Issue Price Determination”), and the holding period in the Offered Instruments will commence on the day following the Effective Date.

Alternatively, if the Senior Notes are properly treated as “securities” for relevant U.S. federal income tax purposes, the exchange of Allowed Senior Notes Claims for the Offered Instruments will constitute a tax-deferred transaction to a U.S. Holder. In such case, a U.S. Holder should not recognize any loss and should only recognize any gain equal to the lesser of (i) the amount of gain realized on the exchange (as described above), if any, and (ii) the fair market value of any “boot” received, which in the case of a debt instrument should be determined by reference to the “issue price” of such debt instruments. The Takeback Senior Secured Notes, if they are not treated as “securities” for relevant U.S. federal income tax purposes, may constitute boot. In addition, a portion of the Subscription Rights may constitute boot. If the exchange of Allowed Senior Notes Claims constitutes a tax-deferred transaction to a U.S. Holder and the New Senior Secured Notes constitute securities, such U.S. Holder will have an aggregate tax basis in the Subscription

Rights, the New Common Stock, the New Convertible Preferred Stock, and the Takeback Senior Secured Notes received in exchange for its Claims equal to the U.S. Holder’s adjusted tax basis in such Claims, allocated pro rata among the Subscription Rights, the New Common Stock, the New Convertible Preferred Stock and the Takeback Senior Secured Notes received, based on their relative fair market values on the Effective Date. If the exchange of the Allowed Senior Notes Claims constitutes a tax-deferred transaction but the New Senior Secured Notes do not constitute “securities,” such U.S. Holder will have an aggregate tax basis in the Subscription Rights, the New Common Stock, and the New Convertible Preferred Stock received in exchange for its Claims equal to the U.S. Holder’s adjusted tax basis in such Claims, increased by the amount of any gain recognized in the exchange, and decreased by the fair market value of the Takeback Senior Secured Notes (determined by reference to their issue price) and any other “boot” (which may include all or a portion of the Subscription Rights) received in the exchange. The U.S. Holder’s holding period in the New Common Stock, the New Convertible Preferred Stock and, to the extent not constituting “boot,” the Subscription Rights and Takeback Senior Secured Notes received as part of the tax-deferred exchange generally should include the period the U.S. Holder held its Senior Notes Claims. The U.S. Holder’s tax basis in any “boot” received will be its fair market value (and, in the case of a debt instrument, such as the New Senior Secured Notes, their “issue price”) and its holding period in any “boot” received will generally commence on the day following the Effective Date.

2.	Treatment of the Subscription Rights

The characterization of the Subscription Rights and their subsequent exercise for U.S. federal income tax purposes—as the exercise of options to acquire a portion of each of the New Money Senior Secured Notes and the Stapled Equity (together, the “Investment Package”) or, alternatively, as an integrated transaction pursuant to which the Investment Package is acquired directly in partial satisfaction of a Holder’s Claim—is uncertain. The characterization of the Subscription Rights as the exercise of an option to acquire a portion of the Investment Package or, alternatively, as an integrated transaction may impact, among other things, the amount of gain or loss (if any) that a Holder of Senior Notes Claims may recognize upon the satisfaction of its Claim and, assuming the exercise of such rights, a Holder’s tax basis in the Offered Instruments received in exchange of its Claims pursuant to the Plan.

The Debtors currently intend to treat the Subscription Rights as options to acquire the Investment Package, and unless otherwise indicated the discussion herein assumes that the Subscription Rights are so treated. Assuming such treatment, a U.S. Holder of the Subscription Rights generally would not recognize any gain or loss upon the exercise of such Subscription Rights. A U.S. Holder’s aggregate tax basis in the Offered Instruments that constitute the Investment Package (if any) received upon exercise of the Subscription Rights should be equal to the sum of (i) the amount of cash paid by the U.S. Holder to exercise the Subscription Rights and (ii) the U.S. Holder’s tax basis in the Subscription Rights. Such aggregate tax basis should be allocated between the New Money Senior Secured Notes and the Stapled Equity received upon exercise by their fair market value (with the fair market value of the New Senior Secured Notes determined by reference to their issue price) and a U.S. Holder’s holding period in the Investment Package received upon exercise of the Subscription Rights generally should commence on the day following the date of exercise and should not include the U.S. Holder’s holding period in the Subscription Rights or in its Senior Notes Claims, to the extent the Subscription Right is received in an exchange that is not treated as a recapitalization or to the extent the Subscription Right is treated as “boot” in a tax-deferred transaction.

It is uncertain whether a U.S. Holder that receives but does not exercise a Subscription Right should be treated as receiving anything of additional value in respect of its Claim. If the U.S. Holder is treated as having received a Subscription Right of value (despite its subsequent lapse), such that it obtains a tax basis in the Subscription Right, the U.S. Holder generally would recognize a loss at the time of and in connection with such lapse to the extent of the U.S. Holder’s tax basis in the Subscription Right. In general, such loss would be a capital loss, long-term or short-term, depending upon whether the requisite holding period was satisfied (which in the case of a tax-deferred transaction, in which the Subscription Rights are not treated as “boot,” should include the holding period of the Senior Notes Claims exchanged therefor). Deductions for capital losses are subject to complex limitations under the Tax Code.

Alternatively, under an integrated transaction analysis (where the Subscription Rights are disregarded for U.S. federal income tax purposes), solely for purposes of determining gain or loss as well as determining basis and holding period in the New Common Stock, New Convertible Preferred Stock and New Senior Secured Notes, a U.S. Holder should be treated as acquiring, in satisfaction of the U.S. Holder’s Senior Notes Claim, only a portion of the Investment Package and a portion of the remaining New Common Stock, New Convertible Preferred Stock and Takeback Senior Secured Notes, with such portions determined by attributing the New Common Stock, New Convertible Preferred Stock and New Senior Secured Notes received in the integrated transaction (including the New Common Stock, New Convertible Preferred Stock and New Senior Secured Notes that constitute the Investment Package) to the Senior Notes Claims exchanged and to the cash paid by the U.S. Holder to exercise the Subscription Rights, based on the relative fair market values of such Senior Notes Claims and cash. The amount of gain and loss recognized, and the basis and holding period, in each case with respect to the portions of New Common Stock, New Convertible Preferred Stock and New Senior Secured Notes treated as received in satisfaction of the U.S. Holder’s Senior Notes Claims should be determined generally as described in subsection (a) above, but as if only such portions of the New Common Stock, New Convertible Preferred Stock and New Senior Secured Notes (and no Subscription Rights) were received in exchange for Senior Notes Claims.

3.	U.S. Holders of Existing Equity Interests—Recognition of Gain or Loss

Pursuant to the Plan, each Holder of Allowed Existing Equity Interests will receive its Pro Rata Share of 8.5% of the New Common Stock and of 3.5% of the New Convertible Preferred Stock, as more fully described in the Plan. A U.S. Holder for purposes of this subsection 3 does not include a U.S. Holder that is also a Holder of Senior Notes Claims, and such U.S. Holder should consult its tax advisor regarding the U.S. federal income tax consequences to it of the Plan.

The exchange of Allowed Existing Equity Interests for New Common Stock and New Convertible Preferred Stock should be treated as a “recapitalization” for U.S. federal income tax purposes. In a recapitalization, a U.S. Holder of Allowed Existing Equity Interests generally should not recognize any gain or loss and would have an aggregate tax basis in the New Common Stock and New Convertible Preferred Stock equal to such Holder’s tax basis in the Allowed Existing Equity Interests (allocated among the New Common Stock and New Convertible Preferred Stock received based on their relative fair market values as of the Effective Date), and the holding period in the New Common Stock and New Convertible Preferred Stock generally should include the period the U.S. Holder held its Allowed Existing Equity Interests. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of Existing Equity Interests surrendered pursuant to the Plan to New Common Stock and New Convertible Preferred Stock received pursuant to the Plan. U.S. Holders holding Existing Equity Interests that were acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such equity interests.

However, alternative characterizations of the receipt of the New Convertible Preferred Stock pursuant to the Plan are possible. For example, the New Convertible Preferred Stock could be treated for U.S. federal income tax purposes as received by a U.S. Holder in a distribution with respect to its Allowed Existing Equity Interests or its New Common Stock (i.e., separately from the exchange of Allowed Existing Equity

Interests for New Common Stock, to which exchange the above discussion of a “recapitalization” would still apply). Under such characterization, a U.S. Holder would not recognize any income or gain upon receipt of such New Convertible Preferred Stock, and such U.S. Holder’s tax basis in the Allowed Existing Equity Interests or New Common Stock, as applicable, would be allocated among the New Convertible Preferred Stock and, if applicable, the New Common Stock in proportion to the fair market values thereof as of the date of the distribution, and the holding period in the New Convertible Preferred Stock generally would include the period the U.S. Holder held its Allowed Existing Equity Interests or its New Common Stock, as applicable.

U.S. Holders of Existing Equity Interests are urged to consult their tax advisors with respect to the tax treatment and the tax consequences to them of the receipt of the New Common Stock and New Convertible Preferred Stock pursuant to the Plan.

4.	Character of Gain or Loss

Where gain or loss is recognized by a U.S. Holder in an exchange of Allowed Claims pursuant to the Plan, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of such U.S. Holder, whether the Claims constitute capital assets in the hands of such U.S. Holder and how long they have been held, whether the Claims were acquired at a market discount, and whether and to what extent the Holder previously claimed a worthlessness deduction with respect to the Claims. In general, any gain or loss should be long-term capital gain or loss if the U.S. Holder held the Claims, as applicable, as capital assets and such U.S. Holder’s holding period in the Claims is more than one (1) year at the time of the relevant exchange. A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders. The deductibility of capital losses is subject to limitations.

A U.S. Holder that purchased its Senior Notes Claims from a prior holder at a “market discount” (relative to the principal amount of the Senior Notes Claims at the time of acquisition) may be subject to the market discount rules of the Tax Code. In general, a debt instrument is considered to have been acquired with market discount if the holder’s adjusted tax basis in the debt instrument is less than its “stated redemption price at maturity” (which generally would be equal to the stated principal amount if all stated interest was required to be paid in cash or property at least annually). Under these rules, any gain recognized on the exchange of the Senior Notes Claims (which, as discussed below, does not include amounts received in respect of accrued but unpaid interest) generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant yield basis) during the U.S. Holder’s period of ownership, unless such U.S. Holder elected to include the market discount in income as it accrued. If a U.S. Holder of the Senior Notes Claims did not elect to include market discount in income as it accrued and, thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Senior Notes Claims, such deferred amounts should become deductible at the time of the exchange to the extent the exchange is a taxable disposition.

To the extent that the Senior Notes Claims acquired with a market discount are exchanged in a tax-deferred transaction, any market discount that accrued on such Senior Notes Claims but was not recognized by the U.S. Holder generally is carried over to the Offered Instruments received in exchange for the Senior Notes Claims the tax basis of which is determined in whole or in part by reference to the U.S. Holder’s tax basis in the Senior Notes Claims (where such Offered Instruments received may include the New Common Stock and the New Convertible Preferred Stock, such that any gain recognized on a subsequent disposition of such Offered Instruments generally could be treated as ordinary income to the extent of such carried-over accrued market discount, and in such case a U.S. Holder may also be treated as having market discount on the New Senior Secured Notes received (if treated as “securities”), (in addition to, and without duplication of, any accrued market discount described above) to the extent such holder’s initial tax basis in the New Senior Secured Notes is less than their issue price by more than a de minimis amount. U.S. Holders who acquired their Senior Notes Claims other than at original issuance should consult their tax advisors regarding the possible application of the market discount rules.

5.	Distributions with Respect to Accrued But Unpaid Interest

In general, to the extent that any consideration received pursuant to the Plan by a U.S. Holder of Allowed Claims is received in satisfaction of accrued but unpaid interest accrued during such U.S. Holder’s holding period, such amount will be taxable to the U.S. Holder as ordinary interest income (if not previously included in the U.S. Holder’s gross income under such U.S. Holder’s normal method of accounting). Conversely, a U.S. Holder may be entitled to recognize a loss to the extent any accrued but unpaid interest was previously included in its gross income and is not paid in full. In addition, tax basis in the consideration received by a U.S. Holder pursuant to the Plan in satisfaction of accrued but unpaid interest accrued generally will be equal to the fair market value of such consideration, and such U.S. Holder’s holding period in such consideration should commence on the day following the Effective Date.

Section 6.17 of the Plan provides that distributions to U.S. Holders with respect to any Allowed Claim will, to the extent permitted by applicable law, be allocated first to the principal amount of such Allowed Claims, with any excess allocated to the remaining portion of such Allowed Claim. There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes.

Holders of Claims should consult their tax advisors regarding the proper allocation of the consideration received by them under the Plan, as well as the character of any loss claimed with respect to accrued but unpaid interest previously included in income for U.S. federal income tax purposes.

6.	Ownership and Disposition of New Senior Secured Notes

This discussion assumes that the Takeback Senior Secured Notes and the New Money Senior Secured Notes will be treated as fungible and constitute a “single issue” of debt instruments for U.S. federal income tax purposes and, accordingly, have the same issue price.

Issue Price Determination

Holders of Allowed Senior Notes Claims are receiving the Subscription Rights, Takeback Senior Secured Notes, New Common Stock, and New Convertible Preferred Stock in exchange for their Claims, and Holders exercising their Subscription Rights are receiving additional New Money Senior Secured Notes and the Stapled Equity in exchange for the amount surrendered – i.e., the sum of the amount of cash paid upon exercise of the Subscription Rights and the Holder’s Subscription Rights received in the exchange of their Allowed Senior Notes Claims. In such a case, the “investment unit” rules generally apply to the determination of the “issue price” of the New Senior Secured Notes issued as part of any such investment unit. Similarly, the Takeback Senior Secured Notes received together with the New Common Stock, the New Convertible Preferred Stock and the Subscription Rights in exchange for Allowed Senior Notes Claims may be treated as issued as part of an investment unit.

Under the investment unit rules, the “issue price” of an investment unit consisting of a debt instrument and one or more other property rights (such as stock or an option) is first determined as if the investment unit were a debt instrument, and such issue price is then allocated between the debt instrument and the other property rights based on their relative fair market values. The portion so allocated to the debt instrument is its issue price.

Under applicable Treasury Regulations, if a substantial amount of the debt instruments in an issue is issued for cash, the issue price of the debt instrument is determined based on the cash price. Although not defined, a substantial amount of a debt offering could be ten percent or more of the offering. In the present case, the Investment Package will be acquired, pursuant to the Subscription Rights, for a combination of cash and the Holder’s Subscription Rights. Alternatively, in the case of an integrated transaction, the New Common Stock, New Convertible Preferred Stock and New Senior Secured Notes will be acquired for a combination of the U.S. Holder’s Senior Notes Claim and cash. Although not entirely clear, the Debtors believe that no portion of the New Senior Secured Notes was issued solely for cash. In the absence of a cash price, the issue price of a debt instrument depends on whether a substantial amount of the debt instruments or the property exchanged therefor are considered to be “traded on an established market” at any time during the 31-day period ending 15 days after the issue date. Pursuant to applicable Treasury Regulations, an “established market” need not be a formal market. It is sufficient if there is a readily available sales price for an executed purchase or sale of the debt instrument or the property exchanged therefor, or if there are one or more “firm quotes” or “indicative quotes” with respect to such instrument or property, as such terms are defined in applicable Treasury Regulations. If the debt instruments received or a substantial amount of the property exchanged are considered traded on an established market, the issue price of the debt instruments would for U.S. federal income tax purposes equal (or approximate) their fair market value as of the Effective Date. If only one component of an “investment unit” is considered traded on an established market, it is unclear whether the investment unit would be considered so traded. If there is no such substantial amount treated as sold for money and the investment unit is not considered “publicly traded,” but the Senior Notes are considered publicly traded, the issue price of the investment unit would be determined by reference to the fair market value of the Senior Notes as of the Effective Date. If neither the New Senior Secured Notes nor the investment unit is publicly traded, the issue price of the New Senior Secured Notes generally will be their stated principal amount. The Debtors will determine the issue price of the New Senior Secured Notes based on the facts and circumstances as of and in connection with the Effective Date, including the extent to which the Subscription Rights are exercised. The Debtors currently expect that each of the New Common Stock, New Convertible Preferred Stock and New Senior Secured Notes will be considered publicly traded for purposes of these rules, but this determination will depend on facts and circumstances after the Effective Date and there can be no assurance in this regard.

In general, an issuer’s determination of issue price of a debt instrument (whether pursuant to the investment unit rules discussed above or not) is binding on a holder unless the holder makes a disclosure taking a different approach. The tax consequences described herein may differ materially if the IRS successfully challenges such treatment of the applicable recovery received by a U.S. Holder as (and the New Senior Secured Notes being a component of) an “investment unit.” Holders of Senior Notes Claims receiving New Senior Secured Notes, including upon exercise of their Subscription Rights, should consult with their own tax advisors regarding the application of the investment unit rules.

Qualified Stated Interest and OID

Qualified stated interest (i.e., the 1% mandatory cash interest) on the New Senior Secured Notes will be included in the income of a U.S. Holder as ordinary income at the time such stated interest is received or accrued, in accordance with the U.S. Holder’s regular method of tax accounting.

The amount of OID, if any, will be equal to the excess of the “stated redemption price at maturity” of the New Senior Secured Notes over their “issue price.” For this purpose, the general rule is that the “stated redemption price at maturity” of a debt instrument is the sum of all payments provided by the debt instrument other than payments of qualified stated interest. If the “stated redemption price at maturity” of the New Senior Secured Notes exceeds their issue price, as determined above (see “—Issue Price Determination”), by an amount equal to or greater than a statutorily defined de minimis amount (generally, 0.0025 multiplied by the stated redemption price at maturity and the number of complete years to maturity from the issue date), then the New Senior Secured Notes will be treated as issued with original issue discount for U.S. federal income tax purposes (“OID”). Because only 1% of the stated interest is qualified stated interest, it is expected that the New Senior Secured Notes will be issued with OID.

A U.S. Holder of the New Senior Secured Notes generally must include any OID in gross income as it accrues over the term of the New Senior Secured Notes in accordance with a constant yield-to-maturity method, regardless of whether the U.S. Holder is a cash or accrual method taxpayer, and regardless of whether and when the holder receives cash payments of interest on the New Senior Secured Notes. Accordingly, a U.S. Holder could be treated as receiving interest income in advance of a corresponding receipt of cash. Any OID that a holder includes in income will increase the tax basis of the U.S. Holder in the New Senior Secured Notes. A U.S. Holder generally will not be required to include separately in income cash payments received on the New Senior Secured Notes (other than payments of qualified stated interest); instead, except as discussed below, such payments will reduce the U.S. Holder’s tax basis in its New Senior Secured Notes by the amount of the payment (taking into account the effect of any prior pro rata prepayments, as discussed below). The amount of OID includible in income for a taxable year by a U.S. Holder of the New Senior Secured Notes generally will equal the sum of the “daily portions” of the total OID on the New Senior Secured Notes for each day during the taxable year (or portion thereof) on which such U.S. Holder held the New Senior Secured Notes. Generally, the daily portion of the OID is determined by allocating to each day during an accrual period a ratable portion of the OID on such New Senior Secured Notes that is allocable to the accrual period in which such day is included. The amount of OID allocable to each accrual period generally will be an amount equal to the product of the “adjusted issue price” of the New Senior Secured Notes at the beginning of such accrual period and its yield to maturity. The “adjusted issue price” of the New Senior Secured Notes at the beginning of any accrual period generally will equal the issue price, increased by the total OID accrued for each prior accrual period, less any cash payments made on such New Senior Secured Notes (other than payments of qualified stated interest) on or before the first day of the accrual period.

Under the OID rules, the Debtors will be presumed to pay interest in cash with respect to each period for which a PIK option exists if the Debtors’ exercise of their option to pay PIK Interest would not result in a lower yield to maturity of the New Senior Secured Notes. In such case, if the Debtors in fact do not exercise their option to pay PIK Interest, with respect to any interest period for which that option is not exercised, a U.S. Holder will not be required to adjust its OID calculation for future periods. If, contrary to this assumption above, the Debtors do in fact exercise their option to pay PIK Interest for any interest period (a “change in circumstances”), the holder’s OID calculation for future periods will be adjusted by treating the New Senior Secured Note (solely for the purposes of determining the amount of OID on the New Senior Secured Note) as if it had been retired and then reissued on the date of the change in circumstances for an amount equal to its adjusted issue price on that date, and recalculating the amount of OID on, and yield to maturity of, the reissued New Senior Secured Note by treating the amount of such PIK Interest (and of any PIK Interest from a prior PIK Interest election) as a payment that will be made on the maturity date of such New Senior Secured Note.

Alternatively, the Debtors will be presumed to exercise their option to pay PIK Interest with respect to each period for which such option exists if doing so would result in a lower yield to maturity of the New Senior Secured Notes. In such case, with respect to any interest period for which that option is exercised, the holder will not be required to adjust its OID calculation for future periods. If, contrary to this assumption, the Debtors elect to pay all or a portion of that interest in cash, such cash portion would be treated not as a payment of accrued OID, but instead as a pro rata prepayment in retirement of a portion of a New Senior Secured Note, which may result in a gain or loss to the holder. Generally, the gain or loss would be calculated by assuming that the New Senior Secured Note consists of two instruments, one that is retired and one that remains outstanding. The adjusted issue price, adjusted basis and accrued but unpaid OID of the New Senior Secured Note, determined immediately before the pro rata prepayment, would be allocated between those two instruments based on the portion of the New Senior Secured Note that would be treated as retired by the pro rata prepayment and the portion of the New Senior Secured Note treated as remaining after the pro rata prepayment.

The presumptions described above regarding whether Reorganized Mercer will or will not pay PIK interest are made solely for United States federal income tax purposes and do not constitute a representation by the Debtors regarding the likelihood that interest will be paid in cash or in the form of PIK Interest.

After the pricing of the New Senior Secured Notes, the Debtors will determine the appropriate presumptions to use for purposes of the OID rules.

Each payment made in cash under a New Senior Secured Note, other than a payment of qualified stated interest or a pro rata prepayment described above (if any), will be treated first as a payment of any accrued OID that has not been allocated to prior payments and second as a payment of principal. A holder generally will not be required to include separately in income cash payments received on the New Senior Secured Notes to the extent such payments constitute payments of previously accrued OID or payments of principal.

Amortizable Bond Premium, Acquisition Premium

The amount of OID includible in a U.S. Holder’s gross income with respect to the New Senior Secured Notes will be reduced or eliminated if the New Senior Secured Note is acquired (or deemed to be acquired) at a “premium.” A debt instrument is acquired at a “premium” if the holder’s tax basis in the debt is greater than the adjusted issue price of the debt at the time of the acquisition. If a U.S. Holder acquires any interest in the New Senior Secured Notes at a premium, the amount of any OID includible in its gross income in any taxable year with respect to the New Senior Secured Notes will be (i) eliminated if the U.S. Holder’s tax basis in the New Senior Secured Notes exceeds their stated redemption price at maturity (“amortizable bond premium”), or (ii) otherwise, reduced by an allocable portion of the premium (generally determined by multiplying the annual OID accrual with respect to the New Senior Secured Notes by a fraction, the numerator of which is the amount of the premium, and the denominator of which is the total OID) (“acquisition premium”). Alternatively, in the case of acquisition premium, if a holder is willing to treat all stated interest as OID (including qualified stated interest), such holder may elect to recompute the OID accruals by treating its acquisition as a purchase at original issue and applying the constant yield method. Such an election may not be revoked without the consent of the IRS. In the case of amortizable bond premium, a U.S. Holder should generally be entitled to deduct a portion of such bond premium against the qualified stated interest based on a constant yield method (but not in excess of the qualified stated interest then accrued). An election to amortize bond premium applies to all debt instruments held or subsequently acquired by the U.S. Holder and may not be revoked without the consent of the IRS. Any excess bond premium that has not been allowed due to the limitation to accrued qualified stated interest should be allowed as a deduction as of the end of the U.S. Holder’s accrual period in which the New Senior Secured Notes are sold, retired or otherwise disposed of.

Market Discount

Any holder of a Senior Notes Claim that has a tax basis in the New Senior Secured Notes received less than its issue price generally will be subject to the market discount rules of the Tax Code (unless such difference is less than a de minimis amount). In addition, a U.S. Holder who acquired its Senior Notes Claims at a “market discount” and that receives the New Senior Secured Notes as part of a “recapitalization” exchange (for this purpose, including any New Senior Secured Notes acquired via exercise of the Subscription Rights, if the Subscription Rights were received as part of a “recapitalization” exchange and are not treated as “boot”) may be required to carry over to such New Senior Secured Notes any accrued market discount with respect to its Claim to the extent not previously included in income. Any gain recognized by a U.S. Holder upon a disposition of the New Senior Secured Notes would be treated as ordinary income to the extent of any accrued market discount not previously included in income. Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the New Senior Secured Notes unless the U.S. Holder elects to accrue on a constant yield method. A U.S. Holder may elect to include market discount in income currently as it accrues, on either a ratable or constant yield method, in which case the rules described above and under “—Character of Gain or Loss” regarding the treatment of gain to the extent of market discount and the deferral of interest deductions will not apply.

Disposition of New Senior Secured Notes

Subject to the discussion in the preceding section with respect to the potential for accrued market discount with respect to the New Senior Secured Notes, U.S. Holders generally will recognize capital gain or loss upon the sale, redemption (including at maturity) or other taxable disposition of the New Senior Secured Notes equal to the difference, if any, between such U.S. Holder’s adjusted tax basis in such New Senior Secured Notes and the amount realized (excluding any amounts attributable to accrued and unpaid interest) on the sale, exchange or redemption. Generally, a U.S. Holder’s adjusted tax basis will be equal to its initial tax basis in such New Senior Secured Notes increased by any OID and market discount previously included in income, and reduced by cash payments received on such New Senior Secured Notes other than payments of qualified stated interest. If applicable, a U.S. Holder’s adjusted tax basis in the New Senior Secured Notes also will be reduced by any amortizable premium which the holder has previously deducted or which is deductible in the current period. The portion of any proceeds that is attributable to accrued and unpaid interest will not be taken into account in computing the U.S. Holder’s gain or loss but will instead be treated as interest income (to the extent not previously included in income), as described under “—Qualified Stated Interest and OID” above. Gain or loss recognized on the sale or other taxable disposition of the portion of the New Senior Secured Notes in excess of accrued market discount not previously included in income will generally be long-term capital gain or loss if, at the time of sale or other taxable disposition, the portion of the New Senior Secured Notes is treated as held for more than one year. Long-term capital gains recognized by non-corporate taxpayers are subject to reduced tax rates. The deductibility of capital losses is subject to significant limitations.

7.	Ownership and Disposition of New Common Stock

If Reorganized Mercer makes cash distributions with respect to the New Common Stock, the distributions generally will be includible as ordinary dividend income on the day on which the dividends are actually or constructively received by a U.S. Holder to the extent of Reorganized Mercer’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent the amount of any such distribution exceeds such current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of, and in reduction of, the U.S. Holder’s adjusted tax basis in the New Common Stock, and as gain from the sale or exchange of such New Common Stock to the extent it exceeds the U.S. Holder’s adjusted tax basis. Non-corporate U.S. Holders may be eligible for reduced rates of taxation on dividends. Dividends paid to corporate U.S. Holders that meet certain holding period and other requirements may be eligible for a dividends received deduction.

U.S. Holders generally will recognize gain or loss upon the sale or taxable disposition of the New Common Stock in an amount equal to the difference, if any, between (i) the U.S. Holder’s adjusted tax basis in the New Common Stock exchanged and (ii) the sum of the cash and the fair market value of any property received in such disposition. Any such gain or loss generally should be long-term capital gain or loss if the U.S. Holder’s holding period for its New Common Stock exceeds one (1) year at the time of the sale or exchange. Any gain recognized by a U.S. Holder upon a disposition of the New Common Stock would be treated as ordinary income to the extent of any accrued market discount carried over to the New Common Stock from the Senior Notes. A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders. The deductibility of capital losses is subject to limitations.

In general, any gain recognized by a U.S. Holder upon a disposition of the New Common Stock received in exchange for an Allowed Claim will be treated as ordinary income for U.S. federal income tax purposes to the extent of (i) any ordinary loss deductions previously claimed as a result of the write-down of the Claim, decreased by any income (other than interest income) recognized by the U.S. Holder upon exchange of the Claim, and (ii) with respect to a cash-basis holder and in addition to clause (i) above, any amounts which would have been included in its gross income if the U.S. Holder’s Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

8.	Ownership and Disposition of New Convertible Preferred Stock

Distributions on New Convertible Preferred Stock

In general, distributions of cash or property with respect to the New Convertible Preferred Stock (other than Accruing Dividends paid by an increase in the Liquidation Preference of the New Convertible Preferred Stock, which are described below under “ —Increases in the Liquidation Preference of the New Convertible Preferred Stock”), including any distributions received in respect of the New Convertible Preferred Stock’s participation in dividends or distributions paid on the New Common Stock on an as-converted basis, will be treated in the same manner as distributions on the New Common Stock, as described above under “ —Ownership and Disposition of New Common Stock.”

Increases in the Liquidation Preference of the New Convertible Preferred Stock

Under the terms of the New Convertible Preferred Stock, dividends will accrue daily and be payable quarterly in arrears, at Reorganized Mercer’s election, in cash or by an increase in the Liquidation Preference of the New Convertible Preferred Stock (“Accruing Dividends”). The U.S. federal income tax treatment to a U.S. Holder of an increase in the Liquidation Preference of the New Convertible Preferred Stock will depend in part on whether (i) the New Convertible Preferred Stock is treated as “preferred stock” for purposes of section 305 of the Tax Code, which in turn depends in part on whether the New Convertible Preferred Stock participates in corporate growth to any significant extent within the meaning of the applicable Treasury Regulations, and (ii) cash distributions are made on the New Common Stock in a manner that results in a disproportionate distribution. Because the New Convertible Preferred Stock participates in dividends and distributions on the New Common Stock on an as-converted basis and upon liquidation, receives the greater of (i) its Liquidation Preference (i.e., the Initial Liquidation Preference plus paid-in-kind Accruing Dividends and any declared but unpaid dividends), and (ii) the amount the New Convertible Preferred Stock would have received if converted into New Common Stock at the conversion price, measured using that Liquidation Preference, Reorganized Mercer intends to take the position that the New Convertible Preferred Stock participates in corporate growth to a significant extent and therefore is not “preferred stock” for purposes of section 305 of the Tax Code. This position, however, is not free from doubt, and there can be no assurance that the IRS will agree with such position. In general, a U.S. Holder is bound by Reorganized Mercer’s determination unless the U.S. Holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed U.S. federal income tax return for the taxable year in which it acquires the New Convertible Preferred Stock. If the New Convertible Preferred Stock were to be treated as “preferred stock” for purposes of section 305 of the Tax Code, U.S. Holders may be subject to adverse tax consequences, including that (i) Accruing Dividends paid by an increase in the Liquidation Preference may be treated as taxable distributions as they accrue under section 305(b)(4) of the Tax Code or as taxable distributions upon conversion under section 305(c) of the Tax Code and (ii) any excess of the redemption price of the New Convertible Preferred Stock over its issue price may be treated as a constructive distribution includible in income over time under section 305(c) of the Tax Code, in each case without a corresponding receipt of cash. U.S. Holders should consult their tax advisors regarding the possibility of such alternative treatment. The remainder of this discussion assumes that the New Convertible Preferred Stock will not be treated as “preferred stock” for purposes of section 305 of the Tax Code.

If cash distributions are made on the New Common Stock, the U.S. federal income tax treatment of an increase in the Liquidation Preference of the New Convertible Preferred Stock is not entirely clear. Such an increase may be a taxable constructive distribution to the U.S. Holder, generally as described above under “ —Distributions on New Convertible Preferred Stock,” if a cash distribution is made on the New Common Stock within thirty-six (36) months before or after such increase and such distribution is treated as having caused a disproportionate distribution.

Adjustment of Conversion Price

The conversion price of the New Convertible Preferred Stock is subject to adjustment under certain circumstances. A U.S. Holder of New Convertible Preferred Stock will be treated as having received a constructive distribution includible in such U.S. Holder’s income generally in the manner described above under “ —Distributions on New Convertible Preferred Stock” if and to the extent that certain adjustments (or failures to make adjustments) to the conversion price increase the U.S. Holder’s proportionate interest in Reorganized Mercer’s assets or earnings and profits. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the New Convertible Preferred Stock generally will not be considered to result in a constructive distribution. Accordingly, under certain circumstances, a U.S. Holder may recognize taxable income without receiving any cash or property.

Conversion of New Convertible Preferred Stock into New Common Stock

A U.S. Holder generally will not recognize gain or loss upon the conversion (whether at the option of the U.S. Holder or upon a mandatory conversion) of New Convertible Preferred Stock into New Common Stock, except that the receipt of cash in lieu of a fractional share of New Common Stock will result in capital gain or loss measured by the difference between the cash received and the U.S. Holder’s tax basis allocable to such fractional share. A U.S. Holder’s tax basis in the New Common Stock received upon conversion (including any fractional share treated as received and then exchanged for cash) generally will equal its adjusted tax basis in the converted New Convertible Preferred Stock, and the holding period of such New Common Stock generally will include the holding period of the converted New Convertible Preferred Stock.

Sale or Other Taxable Disposition of New Convertible Preferred Stock

A U.S. Holder generally will recognize gain or loss upon the sale or other taxable disposition of the New Convertible Preferred Stock in the same manner as described above under “ —Ownership and Disposition of New Common Stock” with respect to the New Common Stock, including with respect to any gain being attributable to accrued market discount and the potential recharacterization of gain as ordinary income.

Redemption of New Convertible Preferred Stock—Distribution vs. Sale or Exchange Treatment

A redemption of New Convertible Preferred Stock by Reorganized Mercer for cash will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder whose New Convertible Preferred Stock is redeemed will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the sale or exchange of the redeemed New Convertible Preferred Stock or as receiving a distribution from Reorganized Mercer, as described in more detail below.

Under the stock redemption rules of section 302 of the Tax Code, a U.S. Holder will recognize gain or loss on a redemption of New Convertible Preferred Stock for cash if the redemption (a) results in a “complete termination” of all such U.S. Holder’s equity interest in Reorganized Mercer, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to such U.S. Holder (together, the “Section 302 Tests”). In applying the Section 302 Tests, a U.S. Holder must take into account stock of Reorganized Mercer (including New Common Stock and New Convertible Preferred Stock) that such U.S. Holder actually owns and that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning stock of Reorganized Mercer owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities, and stock of Reorganized Mercer that the U.S. Holder has the right to acquire by exercise of an option (which, for this purpose, may include New Common Stock that such U.S. Holder has the right to acquire upon conversion of New Convertible Preferred Stock).

A redemption of New Convertible Preferred Stock will be a substantially disproportionate redemption with respect to a U.S. Holder if (i) the percentage of the outstanding voting stock of Reorganized Mercer owned (directly and by attribution) by such U.S. Holder immediately after the redemption is less than 80% of the same percentage owned (directly and by attribution) by such U.S. Holder immediately before the redemption, (ii) the percentage of the outstanding common stock (voting or nonvoting) of Reorganized Mercer owned (directly and by attribution) by such U.S. Holder immediately after the redemption is less than 80% of the same percentage owned (directly and by attribution) by such U.S. Holder immediately before the redemption, and (iii) immediately after the redemption, such U.S. Holder owns (directly and by attribution) less than 50% of the total combined voting power of all classes of stock of Reorganized Mercer entitled to vote. If a redemption of New Convertible Preferred Stock fails to satisfy the “substantially disproportionate” test, the redemption nonetheless may satisfy the “not essentially equivalent to a dividend” test. A redemption of New Convertible Preferred Stock will generally satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in Reorganized Mercer. A redemption of New Convertible Preferred Stock that results in any reduction of the proportionate equity interest in Reorganized Mercer held by a U.S. Holder with a relative equity interest that is minimal and who does not exercise any control over or participate in the management of Reorganized Mercer should generally be treated as “not essentially equivalent to a dividend.” U.S. Holders are urged to consult their tax advisors regarding the application of the rules of section 302 of the Tax Code in their particular circumstances.

Reorganized Mercer cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment, on the one hand, or distribution treatment, on the other hand, upon a redemption of New Convertible Preferred Stock. Contemporaneous dispositions or acquisitions of stock of Reorganized Mercer (including market sales and purchases, other redemptions, and conversions of New Convertible Preferred Stock into New Common Stock) by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied.

If a redemption of New Convertible Preferred Stock is treated as a sale or exchange under the Section 302 Tests, a U.S. Holder generally will recognize gain or loss as described above under “ —Sale or Other Taxable Disposition of New Convertible Preferred Stock.” If a redemption of New Convertible Preferred Stock is not treated as a sale or exchange under the Section 302 Tests, the entire amount of cash received by the U.S. Holder in the redemption will be treated as a distribution with respect to the U.S. Holder’s stock of Reorganized Mercer, taxable as described above under “ —Distributions on New Convertible Preferred Stock,” and any remaining adjusted tax basis in the redeemed New Convertible Preferred Stock generally will be transferred to the U.S. Holder’s remaining stock of Reorganized Mercer. Corporate U.S. Holders should consult their tax advisors regarding the possible application of the “extraordinary dividend” provisions of the Tax Code.

The redemption price of the New Convertible Preferred Stock will include accrued and unpaid dividends (including Accruing Dividends that have accrued but have not been paid in cash or added to the Liquidation Preference) and any declared but unpaid dividends. Although not free from doubt, any portion of the redemption price attributable to accrued and unpaid dividends that have not been declared generally should be treated as an amount received in the redemption, subject to the Section 302 Tests as described above. However, any portion of the redemption price attributable to dividends that have been declared but not paid prior to the redemption may be treated as a separate distribution with respect to the New Convertible Preferred Stock, taxable as described above under “—Distributions on New Convertible Preferred Stock,” regardless of whether the redemption is treated as a sale or exchange under the Section 302 Tests. U.S. Holders are urged to consult their tax advisors regarding the treatment of any portion of the redemption price attributable to accrued or declared but unpaid dividends.

Tax Considerations for Holders of New Common Stock or New Convertible Preferred Stock Whose Shares Are Not Redeemed

Provided that no Holder whose New Convertible Preferred Stock is redeemed is treated as receiving a distribution to which section 301 of the Tax Code applies as a result of such redemption, U.S. Holders whose percentage ownership of Reorganized Mercer increases as a result of such redemption will not be treated as realizing taxable constructive distributions by virtue of that increase. In the event that any Holder whose New Convertible Preferred Stock is redeemed and treated as receiving such a distribution, it is possible that U.S. Holders whose percentage ownership of Reorganized Mercer increases as a result of such redemption, including U.S. Holders whose New Common Stock or New Convertible Preferred Stock is not redeemed, may be deemed to receive a constructive distribution in the amount generally equal to the fair market value of the resulting increase in their proportionate interest in Reorganized Mercer’s earnings and profits or assets. Any such constructive distribution will be treated as a dividend to the extent of Reorganized Mercer’s current or accumulated earnings and profits, generally in the manner described above under “ —Distributions on New Convertible Preferred Stock.” This constructive dividend treatment will not apply if the redemption of New Convertible Preferred Stock is treated as an “isolated redemption” within the meaning of the Treasury Regulations. U.S. Holders are urged to consult their tax advisors regarding the application of these rules to their particular circumstances.

i.	Potential Revisions to the Contemplated Transaction Structure

The Debtors are considering certain revisions to the contemplated structure of the Restructuring Transactions, which would be described in the Restructuring Transactions Exhibit, including a structure (the “Parent Holdco Structure”) pursuant to which, rather than receiving New Common Stock and New Convertible Preferred Stock issued by Reorganized Mercer, Holders of Allowed Senior Notes Claims and Allowed Existing Equity Interests may instead receive common stock and convertible preferred stock of a newly formed corporation that would, directly or indirectly, own all of the equity of Reorganized Mercer following the Effective Date (“Parent,” and such stock, the “Parent Stock”). If such modifications are implemented, it is possible that the exchange by a U.S. Holder of its Allowed Existing Equity Interests may not constitute a “recapitalization” for U.S. federal income tax purposes, and in such case, the treatment described above under “ —U.S. Holders of Existing Equity Interests—Recognition of Gain or Loss,” including the nonrecognition of gain or loss, the carryover of tax basis and the tacking of holding period, may not apply. If instead, the exchange is treated as a fully taxable exchange, a U.S. Holder of Allowed Existing Equity Interests generally would recognize gain or loss equal to the difference between the fair market value of the property received (inclusive of any Parent Stock received, if any) and such U.S. Holder’s adjusted tax basis in its Allowed Existing Equity Interests, would have a tax basis in the property received equal to its fair market value, and would have a holding period in the property received commencing on the day following the Effective Date. The character of any such gain or loss would generally be determined in the manner described above under “ —Character of Gain or Loss.” In addition, if the Parent Holdco Structure is implemented, references in this discussion to New Common Stock, New Convertible Preferred Stock and Reorganized Mercer, including under “ —Ownership and Disposition of New Common Stock” and “ —Ownership and Disposition of New Convertible Preferred Stock,” may be read as references to the Parent Stock and Parent, as applicable.

The revisions to the contemplated structure described in the preceding paragraph could also affect the consequences described above under “ —U.S. Holders of Senior Notes Claims—Recognition of Gain or Loss.” As described above, assuming the Senior Notes are properly treated as debt instruments that are not “securities” for relevant U.S. federal income tax purposes, the exchange of Senior Notes for the Offered Instruments would not constitute a tax-deferred recapitalization transaction to a Holder of Senior Notes Claims. Alternatively, if the Parent Holdco Structure is implemented and the New Senior Secured Notes are properly treated as debt instruments that are not “securities” for relevant U.S. federal income tax purposes, the exchange of Senior Notes for the Offered Instruments would not constitute a tax-deferred recapitalization transaction to a Holder of Senior Notes Claims. However, in the event the Senior Notes and New Senior Secured Notes are both treated as “securities” of the same issuer for relevant U.S. federal income tax purposes, and as a result a Holder receives property such as Parent Stock rather than the stock of Reorganized Mercer in a transaction that is treated as a tax-deferred recapitalization, such property may be treated as “boot” in the recapitalization. In such case, a U.S. Holder of Allowed Senior Notes Claims generally would recognize gain (but not loss) in an amount equal to the lesser of (i) the gain realized on the exchange and (ii) the fair market value of the property (inclusive of any Parent Stock) and any other “boot” received, and generally would have a tax basis in such property equal to its fair market value and a holding period commencing on the day following the Effective Date, in each case as described above with respect to “boot.”

U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences to them of the potential modification of the structure.

D.	Non-U.S. Holders of Senior Notes Claims or Existing Equity Interests

The following discussion includes only certain U.S. federal income tax consequences of the Plan to Non-U.S. Holders. The discussion does not include any non-U.S. tax considerations. The rules governing the U.S. federal income tax consequences to Non-U.S. Holders are complex. Non-U.S. Holders are urged to consult their tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the consummation of the Plan to such Non-U.S. Holders and the ownership and disposition of any consideration received pursuant to or in connection with the Plan.

1.	Recognition of Gain or Loss

Any gain recognized by a Non-U.S. Holder on the exchange of Senior Notes Claims pursuant to the Plan (determined as described above under “—U.S. Holders of Senior Notes Claims—Recognition of Gain or Loss” and “—Treatment of the Subscription Rights”) or on the exchange of Existing Equity Interests pursuant to the Plan (determined as described above under “—U.S. Holders of Existing Equity Interests—Recognition of Gain or Loss”), and any gain on the sale, exchange, redemption (including at maturity) or other taxable disposition (including the receipt of cash in lieu of a fractional share of New Common Stock upon conversion of the New Convertible Preferred Stock) of New Senior Secured Notes (determined as described above under “—Ownership and Disposition of New Senior Secured Notes”), New Common Stock (determined as described above under “—Ownership and Disposition of New Common Stock”), or New Convertible Preferred Stock (determined as described above under “—Ownership and Disposition of New Convertible Preferred Stock”) (other than any amounts attributable to accrued but unpaid interest or OID, which would be treated as described below under “—Interest and Original Issue Discount”), generally will not be subject to U.S. federal income taxation unless (i) the Non-U.S. Holder is an individual who was present in the United States for one hundred and eighty-three (183) days or more during the taxable year in which the gain is realized and certain other conditions are met, (ii) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if required by an income tax treaty, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), or (iii) the relevant exchange involves a transfer of U.S. real property interests (“USRPIs”), including, under certain circumstances, a transfer of stock in an entity classified as a corporation for U.S. federal income tax purposes that constitutes a “United States real property holding corporation” (“USRPHC”).

If the exception in clause (i) above applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of thirty percent (30%) (or such lower rate under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year. If the exception in clause (ii) above applies, the Non- U.S. Holder generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder with respect to such gain. In addition, if such a Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may be subject to a branch profits tax equal to thirty percent (30%) (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

If the exception in clause (iii) above applied and certain other requirements were met, a Non-U.S. Holder generally would be subject to U.S. federal income tax on any gain recognized on the relevant exchange. The Debtors do not believe that Mercer is or has been a USRPHC. Because the determination of whether a corporation (such as Mercer or Reorganized Mercer) is a USRPHC depends on the fair market value of its USRPIs relative to the fair market value of its non-U.S. real property interests and its other business assets, there can be no assurance that any such entity is not or will not become a USRPHC.

Gain recognized by a Non-U.S. Holder upon a redemption of New Convertible Preferred Stock will be subject to the rules described in this subsection only if the redemption is treated as a sale or exchange under the Section 302 Tests described above under “ —Ownership and Disposition of New Convertible Preferred Stock—Redemption of New Convertible Preferred Stock—Distribution vs. Sale or Exchange Treatment.”

2.	Interest and Original Issue Discount

Payments of interest (including for purposes of this subsection, accruals of OID) to a Non-U.S. Holder with respect to the New Senior Secured Notes (as described above under “—Ownership and Disposition of New Senior Secured Notes—Qualified Stated Interest and OID”) and with respect to the Senior Notes Claims (including any Offered Instruments received pursuant to the Plan attributable to accrued but unpaid interest on the Senior Notes Claims, as described above under “—Distributions with Respect to Accrued But Unpaid Interest”) that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income or withholding tax, provided that:

•

the Non-U.S. Holder does not actually or constructively own ten percent (10%) or more of the total combined voting power of all classes of voting stock of Reorganized Mercer taking into account for this purpose the voting power of the New Convertible Preferred Stock, which votes together with the New Common Stock on an as-converted basis;

•	the Non-U.S. Holder is not a “controlled foreign corporation” that is a “related person” (each, within the meaning of the Tax Code) with respect to Reorganized Mercer; and

•

either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the New Senior Secured Notes on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds the New Senior Secured Notes directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

A Non-U.S. Holder that does not qualify for the above exemption with respect to interest that is not effectively connected income generally will be subject to withholding of U.S. federal income tax on such interest at a thirty percent (30%) rate, unless such Non-U.S. Holder is entitled to a reduction in or exemption from withholding on such interest as a result of an applicable income tax treaty. To claim such entitlement, the Non-U.S. Holder generally must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax on such payments of interest under the benefit of an income tax treaty between the

United States and the country in which the Non-U.S. Holder resides or is established. For purposes of providing a properly executed IRS Form W-8BEN or W-8BEN-E, special procedures are provided under applicable Treasury Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

If interest paid to a Non-U.S. Holder is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and if required by an applicable income tax treaty, such interest is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), the Non-U.S. Holder generally will not be subject to U.S. federal withholding tax but will be subject to U.S. federal income tax with respect to such interest in the same manner as a U.S. Holder under rules similar to those discussed above with respect to gain that is effectively connected with the conduct of a trade or business in the United States. See “ —Non-U.S. Holders of Senior Notes Claims or Existing Equity Interests—Recognition of Gain or Loss” above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on the New Senior Secured Notes is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

3.	Distributions

Distributions on New Common Stock and New Convertible Preferred Stock generally will constitute dividends for U.S. federal income tax purposes to the extent described under “ —Ownership and Disposition of New Common Stock” and “ —Ownership and Disposition of New Convertible Preferred Stock” above. Dividends paid to a Non-U.S. Holder of New Common Stock or New Convertible Preferred Stock will generally be subject to withholding of U.S. federal income tax at a thirty percent (30%) rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) are not subject to withholding, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are generally subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder. Any such effectively connected dividends received by a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a thirty percent (30%) rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of New Common Stock or New Convertible Preferred Stock who wishes to claim the benefit of an applicable income tax treaty and avoid backup withholding, as discussed below, for dividends, will be required (a) to complete the applicable IRS Form W-8BEN or Form W-8BEN-E (or other applicable documentation) and certify under penalty of perjury that such holder is not a United States person and is eligible for treaty benefits or (b) if such New Common Stock or New Convertible Preferred Stock are held through certain intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are passthrough entities or arrangements rather than corporations or individuals. A Non-U.S. Holder of New Common Stock or New Convertible Preferred Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Any increase in the Liquidation Preference of the New Convertible Preferred Stock or any adjustment (or failure to make an adjustment) to the conversion price of the New Convertible Preferred Stock that is treated as a taxable constructive distribution to a U.S. Holder, as described above under “ —Ownership and Disposition of New Convertible Preferred Stock,” would similarly be treated as a distribution to a Non-U.S. Holder subject to the rules described in this section, including U.S. federal withholding tax, even though the Non-U.S. Holder would not receive any cash. Any such withholding may be satisfied from cash or property otherwise payable to the Non-U.S. Holder, including payments on or proceeds of the New Convertible Preferred Stock or New Common Stock.

If a redemption of New Convertible Preferred Stock is not treated as a sale or exchange under the Section 302 Tests (as described above under “ —Ownership and Disposition of New Convertible Preferred Stock—Redemption of New Convertible Preferred Stock—Distribution vs. Sale or Exchange Treatment”), the cash received by a Non-U.S. Holder in the redemption will be treated as a distribution subject to the rules described in this section. Because the application of the Section 302 Tests depends on a Non-U.S. Holder’s particular circumstances, a withholding agent may be unable to determine whether a redemption will be treated as a sale or exchange and therefore may treat the entire amount of cash received by a Non-U.S. Holder in a redemption (including any portion attributable to accrued or declared but unpaid dividends) as a distribution subject to U.S. federal withholding tax at a thirty percent (30%) rate (or such lower rate as may be specified by an applicable income tax treaty). A Non-U.S. Holder whose redemption is treated as a sale or exchange under the Section 302 Tests may be entitled to a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If the redemption is treated as a sale or exchange, see “ —Recognition of Gain or Loss” above.

E.	Information Reporting and Backup Withholding

Interest (including payments attributable to accrued OID), dividends, proceeds from a sale or other disposition (including a retirement, redemption or exchange) of New Senior Secured Notes, New Common Stock and New Convertible Preferred Stock, or otherwise in connection with distributions to Holders of the Allowed Claims or Allowed Existing Equity Interests under the Plan may, under certain circumstances, be subject to “backup withholding” (currently at a rate of twenty-four percent (24%)) if a recipient of those payments fails to furnish to the payor certain identifying information, fails properly to report interest or dividends, and, under certain circumstances, fails to provide a certification that the recipient is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts deducted and withheld generally should be allowed as a credit against that recipient’s U.S. federal income tax, provided that appropriate proof is timely provided under rules established by the IRS. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments who is required to supply information but who does not do so in the proper manner. Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as certain corporations and financial institutions. Information may also be required to be provided to the IRS concerning payments, unless an exemption applies. Holders of Claims or Interests are urged to consult their tax advisors regarding their qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds. Holders of Claims or Interests are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated under the Plan would be subject to these regulations and require disclosure on their tax returns.

F.	Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under sections 1471 to 1474 of the Tax Code (such sections, commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a thirty percent (30%) withholding tax may be imposed on dividends or interest (including payments attributable to accrued OID) or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of stock or debt instruments, in each case paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Tax Code), unless (a) the foreign financial institution undertakes certain diligence and reporting obligations, (b) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Tax Code) or furnishes identifying information regarding each substantial United States owner, or (c) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (a) above, it must enter into an agreement with the United States Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Tax Code), annually report certain information about such accounts, and withhold thirty percent (30%) on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends or interest. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of such instruments on or after January 1, 2019, proposed Treasury Regulations would eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Holders should consult their tax advisors regarding the potential application of withholding under FATCA.

The foregoing summary has been provided for informational purposes only and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular Holder of a Claim or Interest. All Holders of Claims or Interests are urged to consult their tax advisors concerning the federal, state, local, non-U.S., and other tax consequences applicable under the Plan.

VIII.

CERTAIN RISK FACTORS TO BE CONSIDERED

Before voting to accept or reject the Plan, holders of Claims and Interests should read and carefully consider the risk factors set forth below, in addition to the information set forth in this Disclosure Statement together with any attachments, exhibits, or documents incorporated by reference herein. The factors below should not be regarded as the only risks associated with the Plan or its implementation. Additional risk factors identified in Mercer’s public filings with the SEC may also be applicable to the matters set out herein and should be reviewed and considered in conjunction with this Disclosure Statement, to the extent applicable. The risk factors set forth in Mercer’s annual report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 12, 2026, as updated by the quarterly report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 7, 2026, and the quarterly report on Form 10-Q for the quarter ended June 30, 2026, filed with the SEC on August 6, 2026, are hereby incorporated by reference. New factors, risks and uncertainties emerge from time to time and it is not possible to predict all such factors, risks and uncertainties.

A.	Certain Bankruptcy Law Considerations

i.	General

Although the Debtors believe that the Chapter 11 Cases will not be materially disruptive to their business, the Debtors cannot be certain that this will be the case, including if the Effective Date is delayed. Although the Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that one or more of the Debtors may spend in bankruptcy or to assure parties in interest that the Plan will be confirmed. It is possible that bankruptcy cases could adversely affect the Company’s relationships with key customers, vendors, and employees. The Chapter 11 Cases will also involve additional expense and may divert some of the attention of the Debtors’ management away from business operations.

ii.	Risk of Non-Approval of the Disclosure Statement as Containing Adequate Information

Because the Chapter 11 Cases have not yet been commenced, this Disclosure Statement has not, as of the date hereof, been approved by the Bankruptcy Court as containing “adequate information” within the meaning of section 1125(a) of the Bankruptcy Code. Upon filing, the Debtors will seek entry of an order by the Bankruptcy Court approving this Disclosure Statement in accordance with the timeline and milestones set out in the Consenting Senior Noteholder RSA. While the Debtors believe that this Disclosure Statement provides “adequate information” within the meaning of section 1125(a), there can be no assurance that the Bankruptcy Court will reach the same conclusion.

iii.	Risk of Material Adverse Effect on Operations

The commencement of the Chapter 11 Cases could adversely affect the relationship between the Company and its customers, employees, vendors, lenders, partners and others. There is a risk, due to uncertainty about the Company’s future, that: (i) customers could seek alternative providers; (ii) customers’ confidence in the Company’s ability to provide products could erode and, as a result, there could be a significant and precipitous decline in revenues, profitability, and cash flow; (iii) it may be more difficult to attract or replace employees; (iv) employees could be distracted from performance of their duties or more easily attracted to other career opportunities; (v) suppliers, vendors, and service providers could terminate their relationship with the Company or require financial assurances or enhanced performance; and (vi) additional involvement by regulatory, taxing, and other authorities may increase the administrative burden on the Company and its operations. These factors could adversely affect the Debtors’ ability to obtain confirmation of the Plan.

iv.	Risk Related to Obtaining First Day Relief

The Debtors have tried to address potential concerns of key customers, vendors, employees, and other key parties in interest that might arise through a variety of provisions incorporated into or provided under the Plan, including the Debtors’ intention to seek appropriate court orders to ensure a seamless transition between the Debtors’ prepetition and postpetition business operations. However, there can be no guarantee that the Debtors will be successful in obtaining the necessary approvals of the Bankruptcy Court for such relief, and as a result, the Company’s business could suffer.

v.	Risk of Non-Confirmation of the Plan

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate re-solicitation of votes on the Plan. Moreover, the Debtors can make no assurances that they will receive the requisite votes for acceptance to confirm the Plan or satisfy all of the conditions for confirmation required under the Plan. Even if all Voting Classes (as defined herein) vote in favor of the Plan or the requirements for “cramdown” are met with respect to any Class that rejected the Plan, the Bankruptcy Court could decline to confirm the Plan if it finds that any of the statutory requirements for confirmation are not met. If the Plan is not confirmed, it is unclear what distributions holders of Claims and Interests ultimately would receive with respect to their Claims or Interests in a subsequent plan of reorganization or otherwise. Non-confirmation of the Plan could result in protracted Chapter 11 Cases, which could significantly and detrimentally impact the Company’s relationships with vendors, suppliers, employees, and major customers. In such circumstances, there likely would be a significant strain on liquidity.

vi.	Severability of the Plan

The Debtors cannot guarantee that the Bankruptcy Court will approve every provision of the Plan, and certain provisions may be modified or removed, while the rest of the Plan will be confirmed.

vii.	Risk of Failing to Satisfy the Vote Requirement

In the event that the Debtors are unable to get sufficient votes from Voting Holders (as defined herein), the Debtors may seek to propose an alternative chapter 11 plan or seek to cram down the Plan on non-accepting Classes. There can be no assurance that the terms of any such alternative chapter 11 plan would be similar or as favorable to holders of Claims and Interests as those proposed in the Plan.

viii.	Non-Consensual Confirmation

If any impaired class of claims or equity interests does not accept or is deemed not to accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent’s request if at least one impaired class has voted to accept the plan (with such acceptance being determined without including the vote of any “insider” in such class), and as to each impaired class that has not accepted the Plan, the Bankruptcy Court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. If any Class votes to reject the Plan, then these requirements must be satisfied with respect to such rejecting Classes. The Debtors believe that the Plan satisfies these requirements.

ix.	Risk Related to Parties in Interest Objecting to the Debtors’ Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, there can be no assurance that a party in interest will not object or that the Bankruptcy Court will approve the classifications.

x.	Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing of the Effective Date. If the conditions precedent to the Effective Date set forth in the Plan have not occurred or have not been waived as set forth in Article 9 of the Plan (including obtaining any applicable domestic or foreign regulatory approval), then the Plan may become null and void, in which event no distributions would be made under the Plan, the Debtors and all holders of Claims or Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged. Nonoccurrence of the Effective Date could result in substantial changes to the Plan and protracted Chapter 11 Cases, which could significantly and detrimentally impact the Company’s relationships with vendors, suppliers, employees, and major customers. In such circumstances, there likely would be a significant strain on liquidity.

xi.	Risk of Termination of the Restructuring Support Agreements

Each of the Restructuring Support Agreements contains certain provisions that give the Debtors and the Required Consenting Senior Noteholders or Required Consenting Equityholders, as applicable, the ability to terminate the applicable Restructuring Support Agreement if various conditions are not satisfied or waived. Termination of one or more of the Restructuring Support Agreements could result in substantial changes to the Plan and protracted Chapter 11 Cases, which could significantly and detrimentally impact the Company’s relationships with vendors, suppliers, employees, and major customers. In such circumstances, there likely would be a significant strain on liquidity.

xii.	Conversion into Chapter 7 Cases

If no plan of reorganization can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of holders of Claims and Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. Please refer to Article XI.C hereof, as well as the Liquidation Analysis attached hereto as Exhibit F, for a discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Interests.

xiii.	Risks Related to Possible Objections to the Plan

There is a risk that certain parties could oppose and object to either the entirety of the Plan or specific provisions of the Plan. Although the Debtors believe that the Plan and solicitation of votes thereon comply with all relevant Bankruptcy Code provisions and applicable law, there can be no guarantee that a party in interest will not file an objection to the Plan or that the Bankruptcy Court will not sustain such an objection.

xiv.	Releases, Injunctions, and Exculpation Provisions May Not Be Approved

Article 10 of the Plan provides for certain releases, injunctions, and exculpations for Claims and Causes of Action that may otherwise be asserted against the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. If the releases and exculpations currently included under the Plan are not approved, certain parties may not be considered Releasing Parties, Released Parties, or Exculpated Parties, and certain Released Parties or Exculpated Parties may withdraw their support for the Plan.

xv.	Risk of Termination of the Backstop Commitment Letter

For a discussion of the risks associated with a potential termination of the Backstop Commitment Letter, see Article VIII.C.iii hereof.

B.	Additional Factors Affecting the Value of Reorganized Debtors

i.	Claims Could Be More than Projected

There can be no assurance that the estimated Allowed amount of Claims or Interests in certain Classes will not be significantly more than projected, which, in turn, could reduce the value of distributions substantially. Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the ultimate results. Therefore, the actual amount of Allowed Claims or Interests may vary from the Debtors’ projections and feasibility analysis, and the variation may be material.

ii.	Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary

Certain information contained in this Disclosure Statement is, by nature, forward-looking, and contains estimates and assumptions which might ultimately prove to be incorrect and contains projections that may differ materially from actual future experiences. There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims or Interests in the various Classes that might be Allowed.

The Debtors have prepared financial projections (the “Financial Projections”) on a consolidated basis based on certain assumptions, as set forth in Exhibit G hereto. The Financial Projections have not been compiled, audited, or examined by independent accountants, and neither the Debtors nor their advisors make any representations or warranties of any nature or kind regarding the accuracy of the Financial Projections or the ability to achieve forecasted results.

Many of the assumptions underlying the Financial Projections are subject to uncertainties that are beyond the control of the Debtors or Reorganized Debtors, including the timing, confirmation, and consummation of the Plan, demand for or price of the Company’s products, inflation, and other unanticipated market, geopolitical, and economic conditions. Some assumptions may not materialize, and unanticipated events and circumstances may affect the actual results. Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic, and competitive risks, and the assumptions underlying the Financial Projections may be inaccurate in material respects. In addition, unanticipated events and circumstances occurring after the approval of this Disclosure Statement by the Bankruptcy Court, including any natural disasters, armed conflicts, terrorist attacks, or health epidemics, may affect the actual financial results achieved. Such results may vary significantly from the forecasts and such variations may be material.

iii.	Risks Associated with the Company’s Business and Industry and Financial Conditions[7]

(a)	Risks Associated with Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases

In the future, the Reorganized Debtors may become parties to litigation. In general, litigation can be expensive and time consuming to bring or defend against, regardless of the validity of the claim. Such litigation could result in settlements or damages that could significantly affect the Reorganized Debtors’ financial results. It is also possible that certain parties will commence litigation with respect to the treatment of their Claims or Interests under the Plan. It is not possible to predict the potential litigation that the Reorganized Debtors may become party to, nor the final resolution of such litigation. The impact of any such litigation on the Company’s business and financial stability, however, could be material.

(b)	Risks Associated with the Loss of Key Personnel

The Company’s operations are dependent on a relatively small group of key management personnel. The Company’s recent liquidity issues and the Chapter 11 Cases have created distractions and uncertainty for key management personnel and employees. As a result, the Company may experience increased levels of employee attrition. Because competition for experienced personnel can be significant, the Company may be unable to find acceptable replacements with comparable skills and experience, and the loss of such key management personnel could adversely affect the Company’s ability to operate its business. In addition, a loss of key personnel or material erosion of employee morale could have a material adverse effect on the Company’s ability to meet expectations, thereby adversely affecting the Company’s business and the results of the Company’s operations.

(c)	Risks Associated with Governmental Laws and Regulations

The Company’s operations are subject to federal, state, local, foreign and international laws and regulations regulating the discharge of materials into the environment or otherwise relating to the protection of the environment. Such laws include statutory and regulatory provisions under which the Company is responsible for the management of hazardous materials it uses and the disposition of hazardous waste resulting from the Company’s manufacturing processes. Failure to comply with such provisions could result in fines and other liabilities to the government or third parties, injunctions requiring the Company to suspend or curtail operations or other remedies, and could have a material adverse effect on the Company’s business.

(d)	Risks Associated with Macroeconomic Conditions

The Company’s business operations have historically been, and the Company’s business operations may in the future be, materially affected by adverse conditions in the financial markets and depressed economic conditions generally, both in the United States and elsewhere around the world.

Uncertainty about global economic conditions could result in customers postponing purchases of the Company’s products and services in response to uncertain global trade conditions, inflation, tighter credit, unemployment, negative financial news, higher interest rates or declines in income or asset values and other geopolitical and macroeconomic factors, which could have a material negative effect on demand for the

[7]	Please refer to Mercer International Inc.’s 10-Q Quarterly Report filed on August 6, 2026, for additional information on risk factors.

Company’s products and services and, accordingly, on the Company’s business, results of operations, or financial condition. For example, current global financial markets continue to reflect uncertainty, including as a result of the ongoing military conflicts involving: (i) the United States (and its allies) and Iran; (ii) Russia and Ukraine; and (iii) other ongoing conflicts in the Middle East and around the world, as well as a slowdown of economic activity and growth in China, which could impact demand for the Company’s products used in industrial and consumer applications. Given these uncertainties, there could be further disruptions to the global economy, financial markets and consumer confidence. If economic conditions deteriorate unexpectedly, the Company’s business and results of operations could be materially and adversely affected. Moreover, the Company’s customers may experience difficulty obtaining the working capital and other financing necessary to support historical or projected purchasing patterns, which could result in decreased relative and absolute margins for the Company.

(e)	Risks Associated with Sales, Product Development, and Manufacturing

The Company’s business depends significantly on management of costs and investments. Investments such as new manufacturing facilities take time to become fully operational, and the Company may not be able to expand quickly enough to exploit targeted market opportunities. Additionally, the establishment and operation of a new manufacturing facility or expansion of an existing facility involves significant risks and challenges, including construction delays, cost overruns, reduced quality control, and equipment issues.

The Company depends on a number of sole source and limited source suppliers for certain raw materials, components, services and equipment used in manufacturing its products, including key materials and equipment used in critical stages of the Company’s manufacturing processes. Shortages of such supplies or variations from the specified materials could cause disruptions to the Company’s business and negatively impact revenue.

The forest products industry is highly cyclical and capital intensive and is characterized by fluctuations in product demand and pricing, raw material availability and costs, and intense competition. The industry periodically experiences periods of weak demand and excess supply, which can result in lower prices for pulp, lumber, and other forest products, while producers may simultaneously face higher costs for wood fiber, energy, transportation, and other production inputs. Such conditions could have a material negative impact on the Company’s business, results of operations, or financial condition.

(f)	Risks Associated with Acquisitions

The Company has acquired and may continue to acquire companies and products that complement its strategic direction. Acquisitions involve significant risks and uncertainties, including: inability to successfully integrate the acquired operations into the Company’s business and maintain uniform standards, controls, policies, and procedures; inability to realize synergies expected to result from an acquisition; challenges retaining the key employees, customers, resellers and other business partners of the acquired operation; and the internal control environment of an acquired entity may not be consistent with the Company’s standards and may require significant time and resources to improve.

Acquisitions and divestitures are inherently risky. The Company’s transactions may not be successful and may, in some cases, harm operating results or its financial condition. In addition, if the Company uses debt to fund acquisitions or for other purposes, its interest expense and leverage may significantly increase. If the Company issues equity securities as consideration in an acquisition, current shareholders’ percentage ownership and earnings per share may be diluted.

In addition, from time to time, the Company may undertake internal restructurings and other initiatives intended to reduce expenses. These initiatives may not lead to the benefits the Company expects, may be disruptive to the Company’s personnel and operations, and may require substantial management time and attention. Moreover, the Company could encounter delays in executing its plans, which could entail further disruption and associated costs. If these disruptions result in a decline in productivity of the Company’s personnel, negative impacts on operations, or if the Company experiences unanticipated expenses associated with these initiatives, the Company’s business and operating results may be harmed.

(g)	Risks Associated with Retaining or Attracting Customers

The Company’s future revenues depend in significant part on its ability to maintain relationships with existing customers and attract new customers across the Pulp and Solid Wood Segments. The Company’s pulp products are sold primarily to tissue and paper producers, while its lumber products are sold primarily to manufacturers and retailers. Sales in Europe and North America are generally made directly to customers, while overseas pulp sales and certain overseas lumber sales are made through third-party sales agents. Although the Company has a diversified customer base and no single customer accounted for more than 10% of the Company’s total revenues in FY2025, a material reduction in purchases by significant customers, a deterioration in customer relationships, or an inability to maintain or expand the Company’s customer base could have a material adverse effect on the Company’s business and results of operations.

A variety of factors could affect the Company’s ability to retain and attract customers, including overall demand for pulp, lumber, and other forest products, prevailing market prices, geopolitical or macroeconomic disruption, product quality and specifications, the Company’s ability to provide reliable supply and timely delivery, customer service, and competition from other producers. The markets in which the Company operates are highly competitive, and the Company competes with numerous producers in North America, Europe, Asia, and other markets. If the Company is unable to compete effectively or maintain strong relationships with its customers, its sales volumes, revenues, and results of operations could be adversely affected.

(h)	Risks Associated with Cybersecurity Attacks

In the ordinary course of business, the Company has relied, and the Reorganized Debtors will continue to rely, upon information systems, some of which are managed by third parties, to process, transmit and store digital information, and to manage or support a variety of business processes and activities, including supply chain, manufacturing, distribution, invoicing, and collection of payments from customers. The secure operation of such systems and the processing and maintenance of this information is critical to business operations and strategy. Despite actions to mitigate or eliminate risk, the Company’s information systems may be vulnerable to damage, disruptions or shutdowns due to the activity of hackers, employee error or malfeasance, or other disruptions, including power outages, telecommunication or utility failures, natural disasters, or other catastrophic events. The occurrence of any of these events could compromise the Company’s information systems, and the information stored there (including customer information) could be accessed, publicly disclosed, lost, or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability or regulatory penalties under laws protecting the privacy of personal information, disruption of operations, and damage to the Company’s reputation, all of which could adversely affect its business, financial condition and results of operations.

(i)	Risks Associated with Intellectual Property

The Company relies to varying degrees on intellectual property, proprietary know-how, trade secrets, trademarks, contractual rights, and other protections in connection with its business and operations. The Company may not be able to adequately protect such intellectual property or proprietary information, and third parties may challenge the Company’s rights or allege that the Company infringes or otherwise violates such third parties’ intellectual property rights. Any such dispute could result in significant costs, require management attention, or otherwise adversely affect the Company’s business, results of operations, or financial condition.

(j)	Risks Associated with Accurate Reporting of Financial Results

The Debtors have established internal controls over financial reporting. However, internal controls over financial reporting may not prevent or detect misstatements or omissions in the Debtors’ financial statements because of their inherent limitations, including the possibility of human error, and the circumvention or overriding of controls or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If the Company fails to maintain the adequacy of its internal controls, the Company may be unable to provide financial information in a timely and reliable manner within the time periods required under the terms of the agreements governing the Company’s indebtedness. Any such difficulties or failure could materially adversely affect the Company’s business, results of operations, and financial condition. Further, the Debtors may discover other internal control deficiencies in the future or fail to adequately correct previously identified control deficiencies, which could materially adversely affect the Company’s business, results of operations, and financial condition.

(k)	Risks Associated with Foreign Currency; Hedging Arrangement

Most of the operating costs of the Company’s German mills are incurred in euros and most of the operating costs of its Canadian mills are incurred in Canadian dollars, while the majority of the Company’s products are priced in U.S. dollars. As a result, the Company’s costs and revenue may not be matched with respect to currency denomination, and the Company’s revenue, costs, assets, and liabilities are subject to fluctuations in foreign currency valuations. A weakening U.S. dollar relative to the euro or Canadian dollar can increase the Company’s costs in U.S. dollar terms and place pressure on operating margins and cash flows.

To the extent the Company enters into hedging transactions, such hedging transactions involve cost and risk and may not be effective at mitigating the Company’s exposure to fluctuations in foreign currency exchange rates. Risks inherent in the Company’s hedging transactions include the risk that counterparties to hedging contracts may be unable to perform their obligations and the risk that the terms of such contracts will not be legally enforceable. The Company’s hedging activities may be ineffective or may not fully offset the financial impact of foreign currency exchange rate fluctuations, which could have an adverse impact on the Company’s results of operations, business, and financial position.

(l)	Risks Associated with the International Nature of the Business

The Company has significant operations and assets in the United States, Canada, and Germany, and sells its products to customers in North America, Europe, Asia, and other markets. As a result, the Company faces certain risks inherent in maintaining international operations that include foreign exchange movements, restrictions on foreign trade and investment, including currency exchange controls imposed by or in other countries, and trade barriers such as export requirements, tariffs, taxes, and other restrictions and expenses, which could increase the prices of the Company’s products and make its products less competitive in some countries.

iv.

Transfers or Issuances of the Debtors’ Equity, Before or in Connection with Their Chapter 11 Proceedings, May Impair Their Ability to Utilize Their Federal Income Tax Net Operating Loss Carryforwards in Future Years

For U.S. federal income tax purposes, Mercer is the common parent of an affiliated group of corporations that files a consolidated U.S. federal income tax return and Mercer International (Texas) LLC is a disregarded entity that is wholly owned by Mercer. The Company estimates that it had, as of September 30, 2026, carryforwards of disallowed business interest expense of approximately $402 million, net operating loss carryforwards (“NOLs”) of approximately $70 million, and the Debtors also possess certain other favorable tax attributes, including certain asset tax basis (such tax attributes allocable to the Debtors or their subsidiaries, collectively, the “Tax Attributes”). The Company may also generate additional Tax Attributes during the remainder of the 2026 taxable year, including during the pendency of the Chapter 11 Cases.

The Reorganized Debtors’ ability to utilize their NOL carryforwards to offset future taxable income and to reduce their U.S. federal income tax liability is subject to certain requirements and restrictions. If Mercer experiences an “ownership change,” as defined in section 382 of the Tax Code, the Reorganized Debtors’ ability to use their NOL carryforwards may be substantially limited, which could increase the taxes paid by the Reorganized Debtors and have a negative impact on their after-tax cash flow, financial position and results of operations. Generally, there is an “ownership change” if one or more stockholders owning 5% or more of a corporation’s common stock have aggregate increases in their ownership of such stock of more than 50 percentage points over the prior three-year period. Under section 382 of the Tax Code, absent an applicable exception, if a corporation undergoes an “ownership change,” the amount of its NOLs that may be utilized to offset future taxable income generally is subject to an annual limitation. Even if the NOL carryforwards are subject to limitation under section 382 of the Tax Code, the NOLs can be further reduced by the amount of discharge of indebtedness arising in a chapter 11 case under section 108 of the Tax Code.

C.	Factors Relating to New Money Senior Secured Notes Rights Offering

i.	Debtors Could Modify the New Money Senior Secured Notes Rights Offering Procedures

The Debtors may modify the Rights Offering Procedures, with the consent of the Required Backstop Parties (as defined in the Backstop Commitment Letter) and in a manner reasonably acceptable to the Required Consenting Senior Noteholders to, among other things, adopt additional detailed procedures if necessary in the Debtors’ business judgment. Such modifications may adversely affect the rights of those participating in the Rights Offering.

ii.	Bankruptcy Court Might Not Approve the Backstop Commitment Letter, Rights Offering Procedures, or Rights Offering Documents

The Bankruptcy Court’s entry of the Backstop Order is crucial to consummating the Restructuring set forth in the Plan. Failure to obtain the Bankruptcy Court’s approval of the Backstop Commitment Letter, the Rights Offering Procedures, and any other Rights Offering Documents could prevent the Debtors from consummating the Plan and the transactions in connection therewith.

iii.	Backstop Commitment Letter Could Be Terminated

The Backstop Commitment Letter contains certain provisions that give the parties thereto the ability to terminate the Backstop Commitment Letter if various conditions are not satisfied. If the Backstop Commitment Letter is terminated, there can be no assurance that holders of Allowed Senior Notes Claims will participate in the Rights Offering in an amount sufficient to raise the full Net New Money Amount, which is a condition to the consummation of the Rights Offering and the occurrence of the Effective Date. Any such shortfall could leave the Company without sufficient liquidity to, among other things, address its near-term debt maturities and fund its post-emergence operations. Termination of the Backstop Commitment Letter could result in termination of the Consenting Senior Noteholder RSA and prevent the Debtors from consummating the Plan.

D.	Factors Relating to the Capital Structure of the Reorganized Debtors

i.	Variances from Financial Projections

The Debtors have prepared Financial Projections on a consolidated basis with respect to the Reorganized Debtors based on certain assumptions as set forth in Exhibit G hereto. The Financial Projections have not been compiled, audited, or examined by independent accountants, and neither the Debtors nor their advisors make any representations or warranties regarding the accuracy of the Financial Projections or the ability to achieve forecasted results.

Many of the assumptions underlying the Financial Projections are subject to significant uncertainties that are beyond the control of the Debtors or Reorganized Debtors, including the timing, confirmation, and consummation of the Plan, consumer demands for the Reorganized Debtors’ products, macroeconomic, political and other events that may affect the Reorganized Debtors’ ability to maintain adequate amounts and array of inventory, inflation, and other unanticipated market, geopolitical, and economic conditions. Some assumptions may not materialize, and unanticipated events and circumstances may affect the actual results. Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic, and competitive risks, and the assumptions underlying the Financial Projections may be inaccurate in material respects.

In addition, if the Debtors emerge from chapter 11, the amounts reported in subsequent consolidated financial statements may materially change relative to historical consolidated financial statements, including as a result of revisions to the Debtors’ operating plans pursuant to a plan of reorganization. The Reorganized Debtors also may be required to adopt “fresh start” accounting in accordance with Accounting Standards Codification 852 (“Reorganizations”), in which case their assets and liabilities will be recorded at fair value as of the fresh start reporting date, which may differ materially from the recorded values of assets and liabilities on the Debtors’ consolidated balance sheets. The Reorganized Debtors’ financial results after the application of fresh start accounting also may be different from historical trends. The Financial Projections contained in Exhibit G hereto do not currently reflect the impact of fresh start accounting, which may have a material impact on the Financial Projections.

ii.	Leverage

Although the Reorganized Debtors will have less indebtedness than the Debtors, the Reorganized Debtors will still have a significant amount of secured and unsecured indebtedness. On the Effective Date, after giving effect to the transactions in connection with the Plan, the Reorganized Debtors will have approximately $700 million in funded indebtedness.

The degree to which the Reorganized Debtors will be leveraged could have important consequences, placing the Reorganized Debtors at a competitive disadvantage to other, less leveraged competitors, because, among other things: it could affect the Reorganized Debtors’ ability to satisfy their obligations under their indebtedness following the Effective Date; a portion of the Reorganized Debtors’ cash flow from operations will be used for debt service and therefore will be unavailable to support operations or for working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes; the Reorganized Debtors’ ability to refinance their then-existing debt, obtain additional debt financing or equity financing, or pursue mergers, acquisitions and asset sales, on terms acceptable to them or at all, may be limited and their costs of borrowing may be increased; as a result of their indebtedness, the Reorganized Debtors may be more vulnerable to economic downturns and their ability to withstand competitive pressures may be limited; and the Reorganized Debtors’ operational flexibility in planning for, or reacting to, changes, opportunities and challenges in their business, including changes in the market sector in which they compete, changes in their business and strategic opportunities, and adverse developments in their operations, may be severely limited.

iii.	Ability to Service Debt

Although the Reorganized Debtors will have less indebtedness than the Debtors, the Reorganized Debtors will still have significant debt service obligations. The Reorganized Debtors’ ability to make required payments on and to refinance their debt will depend on their future financial and operating performance and their ability to generate cash in the future. This, to a certain extent, is subject to general economic, business, financial, competitive, legislative, regulatory, and other factors that are beyond the control of the Reorganized Debtors.

Although the Debtors believe the Plan is feasible, there can be no assurance that the Reorganized Debtors will be able to generate sufficient cash flow from operations or that sufficient future borrowings will be available to pay off the Reorganized Debtors’ debt obligations. The Reorganized Debtors may need to refinance all or a portion of their debt on or before maturity; however, there can be no assurance that the Reorganized Debtors will be able to refinance any of their debt on commercially reasonable terms or at all.

If the Reorganized Debtors’ cash flows and capital resources are insufficient to fund their debt service obligations and other cash requirements, the Reorganized Debtors could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to sell assets or operations, seek additional capital or restructure or refinance their indebtedness and settlement obligations. The Reorganized Debtors may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, such alternative actions may not allow the Reorganized Debtors to meet their scheduled debt service obligations and settlement obligations. The agreements governing the Reorganized Debtors’ indebtedness at emergence are expected to: (i) have terms and conditions that restrict their ability to dispose of assets and the use of proceeds from any such dispositions; and (ii) restrict their ability to raise debt capital.

The Reorganized Debtors’ inability to generate sufficient cash flows to satisfy their debt obligations, or to refinance their indebtedness on commercially reasonable terms or at all, would materially and adversely affect their financial position and results of operations.

If the Reorganized Debtors cannot make scheduled payments on their debt, an event of default may result. An event of default could allow the creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. If the Reorganized Debtors are unable to repay amounts outstanding under their financing agreements when due, the lenders thereunder could, subject to the terms of the financing agreements, seek to foreclose on the collateral that is pledged to secure the indebtedness outstanding under such facility.

iv.	New Debt Obligations

(a)	Obligations Under the New Senior Secured Notes

The Reorganized Debtors’ obligations under the New Senior Secured Notes Documents are expected to be secured on (i) a first-lien basis on substantially all of the assets of non-debtor Mercer Mass Timber Inc., as well as certain other assets to the extent agreed to among Reorganized Mercer, the Required Consenting Senior Noteholders, and the required lenders under the Canadian ABL Facility and the German RCF, in each case, subject to certain excluded assets and permitted liens and (ii) a second-lien basis on certain assets that currently secure, or will secure, the Canadian ABL Facility and the German RCF on a first-lien basis. If the Reorganized Debtors become insolvent or are liquidated, or if there is a default under certain financing agreements, including, but not limited to, the New Senior Secured Notes Documents, and payment on any obligation thereunder is accelerated, the holders of the New Senior Secured Notes would be entitled, subject to applicable credit documents and any intercreditor agreements, to exercise the remedies available to a secured creditor under applicable law, including foreclosure on the collateral that is pledged to secure the indebtedness thereunder, and they would have a claim on the assets securing the obligations under the applicable facility that would be superior to any claim of the holders of unsecured debt of the obligors of the New Senior Secured Notes.

(b)	Obligations Under the New ABL Facility

On or around the Effective Date, Reorganized Mercer or its Affiliates will enter into the New ABL Facility, which may be implemented through a New Global ABL Facility, one or more New Regional ABL Facilities, or such other loan facility or facilities as described in the Consenting Senior Noteholder RSA, in an aggregate principal amount (taken together across all such facilities) of up to $300.0 million; provided that the aggregate commitment amount under the New ABL Facility shall be reduced commensurately by the principal amount the lenders under the Canadian ABL Facility agree to reinstate, extend the maturity of, or provide under a new or amended facility.

The Reorganized Debtors’ earnings and cash flow may vary significantly from year to year. Additionally, the Reorganized Debtors’ future cash flow may be insufficient to meet its debt obligations and commitments under the New ABL Credit Agreement, increasing the risk that it may default on such debt obligations. Any insufficiency could negatively impact the Reorganized Debtors’ business.

If the Reorganized Debtors do not generate sufficient cash flow from operations to satisfy their respective debt obligations, they may have to undertake alternative financing plans, such as refinancing or restructuring debt, selling assets, reducing or delaying capital investments, or seeking to raise additional capital. It cannot be assured, however, that undertaking alternative financing plans, if necessary, would allow the Reorganized Debtors to meet their respective debt obligations. An inability to generate sufficient cash flow to satisfy their respective debt obligations or to obtain alternative financing could materially and adversely affect the Reorganized Debtors’ ability to make required payments, as well as the Reorganized Debtors’ business, financial condition, results of operations, and prospects.

v.	Restrictive Covenants

The financing agreements governing the Reorganized Debtors’ indebtedness are expected to contain various covenants that may limit the discretion of the Reorganized Debtors’ management by restricting the Reorganized Debtors’ ability to, among other things, incur additional indebtedness, incur liens, pay dividends or make certain restricted payments, make acquisitions and investments, consummate certain asset sales, enter into certain transactions with Affiliates, or merge, consolidate or sell or dispose of all or substantially all of their assets. As a result of these covenants, the Reorganized Debtors will be limited in the manner in which they conduct their business and may be unable to engage in favorable business activities or finance future operations or capital needs.

Any failure to comply with the restrictions of the financing agreements may result in an event of default under such financing agreements. An event of default under a financing agreement may allow the creditors under such financing agreement to accelerate the related debt as well as allow the creditors under any other debt to which a cross-acceleration or cross-default provision applies to accelerate such debt as well. If the Reorganized Debtors are unable to repay amounts outstanding under their financing agreements when due, the creditor thereunder could, subject to the terms of the financing agreements, seek to foreclose on the collateral that is pledged to secure the indebtedness outstanding under such facility.

As a result of these restrictions, the Reorganized Debtors may be limited in how they conduct their business, unable to raise additional debt or equity financing to operate during general economic or business downturns, unable to respond to changing circumstances or to pursue business strategies and unable to compete effectively, execute their growth strategy or take advantage of new business opportunities.

vi.	Additional Financing

The Reorganized Debtors may be able to incur substantial additional indebtedness in the future. Although agreements governing the Reorganized Debtors’ indebtedness are expected to restrict the incurrence of additional indebtedness, these restrictions are and will be subject to a number of qualifications and exceptions and the additional indebtedness incurred in compliance with these restrictions could be substantial. If new debt is added to the Reorganized Debtors’ current debt levels, the related risks that the Reorganized Debtors face could intensify.

Moreover, the Reorganized Debtors may need to seek additional financing for general corporate purposes. For example, they may need funds to make acquisitions or for capital expenditures or operating expenses needed to remain competitive in their market sector. The Reorganized Debtors may be unable to obtain any desired additional financing on terms that are favorable or acceptable to them, including as a result of their debt levels or if there is a decline in the demand for their products or in the solvency of their customers, vendors or suppliers or other significantly unfavorable changes in economic conditions occur. Depending on market conditions, adequate funds may not be available to the Reorganized Debtors on acceptable terms or at all, and they may be unable to fund expansion, successfully develop or enhance products, or respond to competitive pressures, any of which could have a material adverse effect on the Reorganized Debtors’ competitive position, business, financial condition, results of operations, and cash flows.

E.	Factors Relating to Securities to Be Issued Under Plan

i.	Market for Securities

There is currently no public market for the New Common Stock, New Convertible Preferred Stock, or New Senior Secured Notes. Reorganized Mercer intends to list the New Common Stock on The New York Stock

Exchange, the NASDAQ Capital Market, the NASDAQ Global Market, or any other national securities exchange selected by the Required Consenting Senior Noteholders and reasonably acceptable to the Debtors, on or as soon as reasonably practicable following the Effective Date, unless the Required Consenting Senior Noteholders determine, with the reasonable consent of the Debtors, that the New Common Stock shall not be listed for public trading. The New Senior Secured Notes and the New Convertible Preferred Stock will be issued in DTC-eligible book-entry form to the extent possible, and Reorganized Mercer is not obligated to cause the New Senior Secured Notes or the New Convertible Preferred Stock to be listed or traded on any established securities market. The Debtors provide no assurance that the Reorganized Debtors will be able to obtain a listing or, even if they are able to do so, that liquid trading markets for New Common Stock, New Convertible Preferred Stock, or New Senior Secured Notes will develop. The liquidity of any market for shares of New Common Stock, New Convertible Preferred Stock, or New Senior Secured Notes will depend upon, among other things, the number of holders of the applicable securities, the Reorganized Debtors’ financial performance, and the market for similar securities, none of which can be determined or predicted. Additionally, market conditions and regulatory changes could impact the ability to list and maintain a listing on a national securities exchange, further affecting liquidity and trading dynamics. Accordingly, there can be no assurance that active trading markets for New Common Stock, New Convertible Preferred Stock, or New Senior Secured Notes will develop, nor can any assurance be given as to the liquidity or prices at which such securities might be traded. In the event active trading markets do not develop or are not maintained, holders of the New Common Stock, New Convertible Preferred Stock, or New Senior Secured Notes, as applicable, may experience substantial difficulty in transferring or reselling such securities or may be unable to transfer or sell them at all. Even if such a market were to exist, such securities could trade at prices higher or lower than the estimated value set forth in this Disclosure Statement depending upon many factors, including prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, the Reorganized Debtors. Accordingly, holders of the New Common Stock, New Convertible Preferred Stock, and New Senior Secured Notes may bear certain risks associated with holding securities for an indefinite period of time.

If any of the New Common Stock, New Convertible Preferred Stock, or New Senior Secured Notes is delisted in the future based on a continued listing requirement, it is unlikely that the Reorganized Debtors will be able to list such instrument on another national securities exchange and, as a result, securities may be quoted on an over-the-counter market. If this were to occur, the Reorganized Debtors and holders of the applicable delisted instrument could face significant material adverse consequences, including limited availability of market quotations and analyst coverage, reduced liquidity for the trading of such securities, and increased transaction costs due to less transparency and higher bid-ask spreads typically associated with over-the-counter markets. Delisting also could result in, among other things, a loss of investor confidence or interest in strategic transactions or opportunities, the Reorganized Debtors being subject to regulation in each state in which the Reorganized Debtors offer securities, and difficulty in recruiting and retaining personnel through equity incentive awards.

ii.	Potential Dilution

The ownership percentage represented by the New Common Stock issued or deemed to be issued on the Effective Date under the Plan will be subject to dilution from the equity issued in connection with the Management Incentive Plan, the New Common Stock issued as Stapled Equity, the New Convertible Preferred Stock (if converted), and the conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence. In the future, similar to all companies, additional equity financings or other share issuances by any of the Reorganized Debtors could adversely affect the value of the New Common Stock or New Convertible Preferred Stock. The amount and dilutive effect of any of the foregoing could be material.

iii.	Compliance with Terms of the New Senior Secured Notes

The Plan provides that Reorganized Mercer will issue the New Senior Secured Notes. The Reorganized Debtors believe that they will have sufficient cash flow to make all required interest payments on the New Senior Secured Notes. If the Reorganized Debtors’ actual financial performance does not meet their cash flow projections, however, and if other sources of liquidity are not available, there is a risk that the Reorganized Debtors might be unable to pay interest and principal payments on the New Senior Secured Notes. Additionally, the New Senior Secured Notes Documents will contain restrictive covenants that could limit the Reorganized Debtors’ ability to operate their business flexibly, affecting strategic decisions, capital expenditures, and overall financial performance. Such covenants may include restrictions on incurring additional debt, granting liens, making certain acquisitions and investments, making certain dispositions, issuing dividends, stock repurchases and other restricted payments or engaging in specific transactions, which could impact the Company’s growth and operational efficiency.

iv.	Significant Holders

Certain holders of Senior Notes Claims are expected to acquire a significant ownership interest in the New Common Stock and New Convertible Preferred Stock pursuant to the Plan. Should these holders act collectively, these holders may, among other things, exercise a controlling influence over the Reorganized Debtors and have the power to elect directors and approve significant transactions. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Debtors and, consequently, have an impact upon the value of the New Common Stock and New Convertible Preferred Stock. The significant ownership stake may allow these holders, should they act collectively, to appoint a significant portion of the board of directors, potentially influencing the Company’s management and strategic direction. This could lead to changes in corporate governance practices, business strategies, and capital allocation policies that align with the interests of the major shareholders. The concentrated ownership might also affect the liquidity of the New Common Stock and the New Convertible Preferred Stock in the market, potentially impacting their trading price and volatility. The interests of these significant holders may not always align with those of other shareholders or the Reorganized Debtors, potentially leading to conflicts in decision-making. Lastly, this ownership structure could either attract potential acquirers due to the ease of negotiating with a small group of major shareholders or deter them if the holders are not interested in selling their stakes.

v.	Equity Interests Subordinated to Reorganized Debtors’ Indebtedness

In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtors, the New Common Stock and the New Convertible Preferred Stock would rank below all debt claims against the Reorganized Debtors. As a result, holders of the New Common Stock and the New Convertible Preferred Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until all the Reorganized Debtors’ debt obligations have been satisfied in accordance with applicable bankruptcy or insolvency laws.

vi.	Implied Value Not Intended to Represent Trading Value of New Common Stock and the New Convertible Preferred Stock

The valuation of the Reorganized Debtors is not intended to represent the trading value of New Common Stock and the New Convertible Preferred Stock in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things: (i) prevailing interest rates; (ii) conditions in the financial markets; (iii) the anticipated initial securities holdings of stakeholders receiving New Common Stock and the New Convertible Preferred Stock under the Plan, some of which may prefer to liquidate their investment rather than hold it on a long-term basis; and (iv) other factors that generally influence the prices of securities. The actual market prices of the New Common Stock and the New Convertible Preferred Stock are likely to be volatile. Many factors, including factors unrelated to the Reorganized Debtors’ actual operating performance and other factors not possible to predict, could cause the market prices of the New Common Stock and the New Convertible Preferred Stock to rise and fall. Accordingly, the implied value, stated herein and in the Plan, of the securities to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained for the New Common Stock and the New Convertible Preferred Stock in the public or private markets.

vii.	Certain Holders of Securities May Be Restricted in Their Ability to Transfer or Sell Their Securities

To the extent that securities issued under the Plan are done so in reliance on the exemption from registration under section 1145(a)(1) of the Bankruptcy Code, such securities may be resold by the holders thereof without registration under the Securities Act unless the holder is an “underwriter,” as defined in section 1145(b) of the Bankruptcy Code with respect to such securities. Resales by holders of Claims or Interests who receive 1145 Securities pursuant to the Plan that are deemed to be “underwriters” would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or applicable law. In addition, certain securities under the Plan will be issued pursuant to other exemptions from the registration requirements of the Securities Act, including pursuant to section 4(a)(2) thereof or Regulation D promulgated thereunder, and such securities will be “restricted” securities under applicable securities laws, and subject to comparable restrictions on transferability. Holders of securities not exempted by section 1145 of the Bankruptcy Code, including the foregoing restricted securities, would only be permitted to sell such securities without registration if they are able to comply with an applicable exemption from registration, including Rule 144 under the Securities Act. Additionally, to the extent any holder is deemed an “affiliate” of the Reorganized Debtors, the resale of any securities issued under section 1145 of the Bankruptcy Code by that holder will be subject to the “control securities” restrictions of Rule 144 under the Securities Act.

The securities issued under the Plan will not initially be registered under the Securities Act or any state securities laws, and the Debtors make no representations regarding the right of any holder of such securities to freely resell such securities.

viii.	No Dividends

Reorganized Mercer does not currently anticipate paying any dividends on the New Common Stock as it expects to retain any future cash flows to support its operations and service its capital structure. In addition, covenants in the documents governing the Reorganized Debtors’ indebtedness may restrict their ability to pay cash dividends and may prohibit the payment of dividends and certain other payments. As a result, the success of an investment in the New Common Stock may depend entirely upon any future appreciation in the value of the New Common Stock. There is, however, no guarantee that the New Common Stock will appreciate in value or even maintain its initial value.

F.	Additional Factors

i.	Debtors Could Withdraw Plan

Subject to the terms of, and without prejudice to, the rights of any party to each applicable Restructuring Support Agreement, including consent rights contained therein, the Plan may be revoked or withdrawn prior to the Effective Date by the Debtors.

ii.	Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

iii.	No Representations Outside this Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Non-Debtor Affiliates that form part of the Company, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your vote for acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to vote to accept or reject the Plan.

iv.	No Legal or Tax Advice Is Provided by this Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each holder of a Claim or Interest should consult their own legal counsel and accountant as to legal, tax, and other matters concerning their Claim or Interest. This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

v.	No Admission Made

Nothing contained herein or in the Plan will constitute an admission of, or will be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or holders of Claims or Interests.

vi.	Certain Tax Consequences

For a discussion of certain tax considerations to the Debtors and certain holders of Claims or Interests in connection with the implementation of the Plan, see Article VII hereof.

IX.

VOTING PROCEDURES AND REQUIREMENTS

Before voting to accept or reject the Plan, each holder of a Claim or Interest in a Voting Class as of the Voting Record Date (each, a “Voting Holder” and collectively, the “Voting Holders”) should carefully review the Plan attached hereto as Exhibit A. All descriptions of the Plan set forth in this Disclosure Statement are subject to the terms and conditions of the Plan. This Solicitation of votes to accept the Plan is beginning before the Petition Date solely for holders of Senior Notes Claims and will continue after the Petition Date. This Disclosure Statement has not been approved by the Bankruptcy Court as of the commencement of Solicitation. Non-Eligible Holders of Senior Notes Claims have been provided solicitation materials but will be entitled to vote only following entry of the Solicitation Procedures Order, and holders of Existing Equity Interests will be provided solicitation materials following entry of the Solicitation Procedures Order.

This Article is qualified in its entirety by the Emergency Motion of Debtors for Entry of an Order (I) Scheduling Combined Hearing on (A) Adequacy of Disclosure Statement and (B) Confirmation of Plan; (II) Approving (A) Solicitation Procedures, (B) Form and Manner of Notice of Commencement, Combined Hearing, and Objection Deadline and (C) Rights Offering Procedures and Related Forms, and Authorizing Commencement of the Rights Offering; (III) Fixing Deadline to Object to Disclosure Statement and Plan; (IV) Conditionally (A) Directing the United States Trustee Not to Convene Section 341 Meeting of Creditors and (B) Waiving Requirement to File Statements of Financial Affairs and Schedules of Assets and Liabilities; (V) Conditionally Approving the Disclosure Statement; and (VI) Granting Related Relief (the “Solicitation Motion”) to be filed on the Petition Date.

A.	Voting Procedures

Voting Holders in each Class should provide all of the information requested by the applicable Ballot and should complete and return all Ballots received in accordance with the instructions provided.

A Release Opt-Out Form or Ballot, as applicable, will be provided to you. The Release Opt-Out Form or Ballot, as applicable, will provide you with the option to not grant the Releases contained in Article 10.6(b) of the Plan. You must complete and timely return the Release Opt-Out Form or Ballot, as applicable, to the Solicitation Agent by the Voting Deadline in accordance with the instructions set forth in the Release Opt-Out Form or Ballot, as applicable, for your opt-out to be valid; OTHERWISE, YOU WILL BE DEEMED TO CONSENT TO AND BE BOUND BY THE RELEASES SET FORTH IN THE PLAN UNLESS YOU TIMELY OBJECT TO THE RELEASES, EITHER BY A FORMAL OBJECTION FILED ON THE DOCKET OF THE CHAPTER 11 CASES OR BY AN INFORMAL OBJECTION PROVIDED TO THE DEBTORS BY ELECTRONIC MAIL, AND SUCH OBJECTION IS NOT WITHDRAWN OR OTHERWISE RESOLVED BEFORE

ENTRY OF THE CONFIRMATION ORDER. Please review the additional information set forth in this Disclosure Statement, the Release Opt-Out Form or Ballot, as applicable, the Plan, and any other documents related to the Chapter 11 Cases that you may receive from time to time. Please be advised that your decision to opt out of the Releases in Article 10.6(b) does not affect the amount of distribution you will receive under the Plan.

The Debtors are providing copies of this Disclosure Statement (including all exhibits and appendices) and related materials and a Ballot to Voting Holders in Class 3 and, following entry of the Solicitation Procedures Order, to Voting Holders in Class 8. Voting Holders in Class 3 and Class 8 who have not received a Ballot should contact the Solicitation Agent.

Voting Holders in Class 3 and Class 8 should provide all of the information requested by the Ballot and should complete and return all Ballots in accordance with the instructions provided.

B.	Parties Entitled to Vote

Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on a plan. Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code presumes the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the Plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

With respect to a class of claims, the Bankruptcy Code deems a class to have accepted the plan if votes to accept the plan are received by creditors holding at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the total claims in that class that cast ballots for acceptance or rejection of the plan. With respect to a class of interests, a class is considered to accept a plan if votes to accept the plan are received by interest holders holding at least two-thirds (2/3) in amount of the total interests in that class that cast ballots for acceptance or rejection of the plan.

The Claims or Interests in the following classes are impaired under the Plan and entitled to vote to accept or reject the Plan:

•	Class 3 — Senior Notes Claims; and

•	Class 8 — Existing Equity Interests.

THE ONLY CLASSES OF CLAIMS OR INTERESTS THAT ARE IMPAIRED AND ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN ARE CLASS 3 (SENIOR NOTES CLAIMS) AND CLASS 8 (EXISTING EQUITY INTERESTS) (TOGETHER, THE “VOTING CLASSES”).

EXCEPT AS OTHERWISE SPECIFIED HEREIN OR AS MAY BE COMMUNICATED BY THE DEBTORS, THE SOLICITATION OF VOTES ON THE PLAN WITH RESPECT TO CLASS 3 (SENIOR NOTES CLAIMS) BEFORE THE FILING OF VOLUNTARY REORGANIZATION CASES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE IS BEING MADE PURSUANT TO EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING PURSUANT TO SECTION 4(A)(2) THEREOF AND REGULATION D AND REGULATION S THEREUNDER, AND APPLICABLE UNITED STATES STATE SECURITIES LAWS; PROVIDED, THAT ONLY ELIGIBLE HOLDERS MAY VOTE BEFORE ENTRY OF THE SOLICITATION PROCEDURES ORDER. NON-ELIGIBLE HOLDERS OF SENIOR NOTES CLAIMS WILL BE ENTITLED TO VOTE FOLLOWING THE ENTRY OF THE SOLICITATION PROCEDURES ORDER BY THE BANKRUPTCY COURT. HOLDERS OF EXISTING EQUITY INTERESTS IN CLASS 8 WILL BE SOLICITED AND ENTITLED TO VOTE FOLLOWING THE ENTRY OF THE SOLICITATION PROCEDURES ORDER BY THE BANKRUPTCY COURT. THE DEBTORS WILL NOTIFY HOLDERS IN THE VOTING CLASSES OF THE ENTRY OF SUCH ORDER BY SERVICE OF THE COMBINED NOTICE.

C.	Voting Deadline

Before voting to accept or reject the Plan, each Voting Holder should carefully review the Plan attached to the Disclosure Statement as Exhibit A. All descriptions of the Plan set forth in this Disclosure Statement are subject to the terms and conditions of the Plan.

All Voting Holders have been or will be sent a Ballot to vote to accept or reject the Plan (the “Ballot”) together with this Disclosure Statement. Such Voting Holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot that accompanies this Disclosure Statement to cast your vote. Each Ballot contains detailed voting instructions and sets forth in detail, among other things, the deadlines, procedures, and instructions for voting to accept or reject the Plan, the Voting Record Date for voting purposes, and the applicable standards for tabulating Ballots.

Each Ballot also provides Voting Holders with the ability to opt out of certain of the releases contained in the Plan. To the extent a Voting Holder wishes to opt out of the identified Releases, the Voting Holder must check the box on the Ballot indicating such Voting Holder is electing to opt out of the Releases and follow the instructions on the applicable Ballot to properly submit their elections.

The Debtors have engaged Stretto as their Solicitation Agent to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan. FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE RECEIVED BY THE SOLICITATION AGENT ON OR BEFORE THE VOTING DEADLINE OF 4:00 P.M. (PREVAILING CENTRAL TIME) ON DECEMBER 10, 2026, UNLESS EXTENDED BY THE DEBTORS WITH THE REASONABLE CONSENT OF THE REQUIRED CONSENTING SENIOR NOTEHOLDERS.

IF A BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT THE SOLICITATION AGENT AT THE EMAIL ADDRESS OR MAILING ADDRESS SET FORTH BELOW TO RECEIVE A REPLACEMENT BALLOT.

IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE SOLICITATION AGENT AT:

E-mail: MercerInquiries@stretto.com (with a reference to “Mercer Solicitation Inquiry” in the subject line)

Additional copies of this Disclosure Statement, the Plan, and the Plan Supplement (when filed) are available upon written request made to the Solicitation Agent, at the e-mail address set forth immediately above or at the following address:

Mercer International Inc.

c/o Stretto Ballot Processing Center

410 Exchange, Suite 100

Irvine, CA 92602

ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN WILL NOT BE COUNTED. ANY BALLOT THAT INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL NOT BE COUNTED. THE DEBTORS, IN THEIR SOLE DISCRETION, MAY REQUEST THAT THE SOLICITATION AGENT ATTEMPT TO CONTACT SUCH VOTERS TO CURE ANY SUCH DEFECTS IN THE BALLOTS. THE FAILURE TO VOTE DOES NOT CONSTITUTE A VOTE TO ACCEPT OR REJECT THE PLAN. AN OBJECTION TO THE CONFIRMATION OF THE PLAN, EVEN IF TIMELY SERVED, DOES NOT CONSTITUTE A VOTE TO ACCEPT OR REJECT THE PLAN.

D.	Filing of Plan Supplement

As noted above, the Debtors intend to file the Plan Supplement by December 3, 2026, subject to the terms of the solicitation procedures approved by the Bankruptcy Court. The Debtors will transmit a copy of the Plan Supplement to the Distribution List (as defined below). Additionally, you may obtain a copy of the Plan Supplement (at the Debtors’ expense) by: (a) writing to the Solicitation Agent at Mercer International Inc., c/o Stretto Ballot Processing Center, 410 Exchange, Suite 100, Irvine, CA 92602; (b) emailing MercerInquiries@stretto.com (with a reference to “Mercer Solicitation Inquiry” in the subject line); and/or (c) visiting the Debtors’ restructuring website at: https://cases.stretto.com/Mercer. Parties may also obtain any documents filed in the Chapter 11 Cases for a fee via PACER at: https://pacer.uscourts.gov.

The Plan Supplement will include, among other things, the documents and forms of documents, schedules, and exhibits to the Plan (as more fully set forth in the definition for Plan Supplement in the Plan), all of which are incorporated by reference into, and are an integral part of, the Plan, as all of the same may be amended, supplemented, or modified from time to time.

E.	Other Procedures

i.	Miscellaneous

All Ballots must be signed by the Voting Holder, or any person who has obtained a properly completed Ballot proxy from the Voting Holder by the Voting Record Date. Unless otherwise ordered by the Bankruptcy Court, Ballots that are signed, dated, and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted. Any Ballot marked to both accept and reject the Plan will not be counted. If a Voting Holder returns more than one Ballot voting different Claims or Interests, and the Ballots are not voted in the same manner, and the Ballots are not corrected before the Voting Deadline, those Ballots will not be counted. An otherwise properly executed Ballot that attempts to partially accept and partially reject the Plan will likewise not be counted. The Debtors, in their sole discretion, may request that the Solicitation Agent attempt to contact such voters to cure any such defects in the Ballots.

The Ballots provided to Voting Holders will reflect the principal amount or number, as applicable, of such Voting Holder’s Claim or Interest.

Under the Bankruptcy Code, for purposes of determining whether the requisite votes for acceptance have been received, only the Claims or Interests of Voting Holders who actually vote will be counted. The failure of a Voting Holder to timely deliver a duly executed Ballot to the Solicitation Agent will be deemed to constitute an abstention by such Voting Holder with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

Except as provided below, unless the Ballot is timely submitted to the Solicitation Agent before the Voting Deadline, the Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.

ii.	Agreements Upon Furnishing Ballots

The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the Voting Holder with respect to such Ballot to accept (i) all of the terms of, and conditions to, the Solicitation, and (ii) the terms of the Plan including the injunction, releases, and exculpations set forth in Article 10 therein. All parties in interest retain their right to object to confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code.

iii.	Change of Vote

Subject to the terms of the Restructuring Support Agreements, as applicable, any Voting Holder who has previously submitted to the Solicitation Agent before the Voting Deadline a properly completed Ballot may revoke such Ballot and change its vote by submitting to the Solicitation Agent before the Voting Deadline a subsequent, properly completed Ballot for acceptance or rejection of the Plan, as applicable.

F.	Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Solicitation Agent or the Debtors, as applicable, in their sole discretion, which determination will be final and binding. The Debtors reserve the right to reject any and all Ballots submitted by any Voting Holders not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful. The Debtors further reserve their respective rights to waive any defects or irregularities or conditions of delivery as to any particular Ballot. The interpretation (including the Ballot and the respective instructions thereto) by the applicable Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

G.	Notice of Non-Voting Status

Holders of Claims or Interests in Class 1, Class 2, Class 4, Class 5, Class 6, and Class 7 are Unimpaired and presumed to accept the Plan. Such holders (other than holders in Classes 5 and 6) will receive a Notice of Non-Voting Status.

H.	Release Opt-Out Form

Together with the Notice of Non-Voting Status, holders of Claims in Class 1, Class 2, Class 4, and Class 7 will receive a Release Opt-Out Form. To the extent a holder of Claims in such Classes wishes to elect to opt-out of the Releases, such holder must return the Release Opt-Out Form, with the box checked indicating such holder is electing to opt-out of the releases, to the Solicitation Agent before 4:00 p.m. (prevailing Central Time) on December 10, 2026.

I.	Further Information, Additional Copies

If you have any questions or require further information about the voting procedures for voting your Claim or Interest, or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents, please contact the Solicitation Agent.

X.

CONFIRMATION OF PLAN

A.	Combined Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a confirmation hearing upon appropriate notice to all required parties. Notice of the Combined Hearing will be provided to all known holders of Claims or Interests or their representatives. The Combined Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the continuation date made at the Combined Hearing, at any subsequent continued Combined Hearing, or pursuant to a notice filed on the docket for the Chapter 11 Cases.

B.	Objections to Confirmation

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. Any objection to the adequacy of this Disclosure Statement or confirmation of the Plan must (i) be in writing; (ii) conform to the applicable Bankruptcy Rules and the Bankruptcy Local Rules; (iii) set forth the name of the objecting party, the nature and amount of any Claim or Interest asserted by the objecting party against the Debtors, the basis for the objection, and the specific grounds thereof; (iv) in the case of an objection to confirmation of the Plan, include proposed language that, if included in the Plan, would remedy the matters set forth in the objection; and (v) be filed with the Bankruptcy Court, together with proof of service. In addition to being filed with the Bankruptcy Court, any such responses or objections must be served on the following parties so as to be received by December 10, 2026 at 4:00 p.m. (prevailing Central Time):

(a)	Debtors at

Mercer International Inc.

Suite 1120, 700 West Pender Street

Vancouver, British Columbia V6C 1G8

Attn: Richard Short (richard.short@mercerint.com)

(b)	Counsel to Debtors at

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attn:  Ray C. Schrock (Ray.Schrock@lw.com)

   Keith A. Simon (Keith.Simon@lw.com)

   Joe Zujkowski (Joe.Zujkowski@lw.com)

and

Latham & Watkins LLP

10250 Constellation Blvd., Suite 1100

Los Angeles, CA 90067

Attn: Nicholas Messana (nicholas.messana@lw.com)

and

Hunton Andrews Kurth LLP

600 Travis Street, Suite 4200, Houston, Texas 77002

Attn: Timothy A. (“Tad”) Davidson II (taddavidson@hunton.com)

   Ashley L. Harper (ashleyharper@hunton.com)

   Brandon Bell (bbell@hunton.com)

   Kaleb Bailey (kbailey@hunton.com)

(c)	Office of U.S. Trustee at

Office of the United States Trustee for the Southern District of Texas 515 Rusk Street, Suite 3516,

Houston, Texas 77002

Attn: Jayson B. Ruff (jayson.b.ruff@usdoj.gov)

   Ha Nguyen (Ha.Nguyen@usdoj.gov)

(d)	Counsel to Majority Ad Hoc Group at

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Sixth Avenue, New York, New York 10019

Attn:  Jacob Adlerstein (jadlerstein@paulweiss.com)

   Sung Pak (spak@paulweiss.com)

   Joseph M. Graham (jgraham@paulweiss.com)

IF AN OBJECTION TO CONFIRMATION IS NOT TIMELY SERVED AND FILED BY

DECEMBER 10, 2026 AT 4:00 P.M. (PREVAILING CENTRAL TIME), IT MAY NOT BE

CONSIDERED BY THE BANKRUPTCY COURT.

C.	Requirements for Confirmation of Plan

i.	Requirements of Section 1129(a) of Bankruptcy Code

At the Combined Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied, including whether:

(a)	the Plan complies with the applicable provisions of the Bankruptcy Code;

(b)	the Debtors have complied with the applicable provisions of the Bankruptcy Code;

(c)	the Plan has been proposed in good faith and not by any means forbidden by law;

(d)

any payment made or promised by the Debtors, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

(e)

the Debtors have disclosed, to the extent known, the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Reorganized Debtors, an Affiliate of the Debtors participating in the Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of holders of Claims and Interests and with public policy, and the Debtors have disclosed the identity of any insider who will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider;

(f)

with respect to each Class of Claims or Interests, each holder of an Impaired Claim or Interest has either accepted the Plan or will receive or retain under the Plan, on account of such holder’s Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code;

(g)

except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (as discussed further below), each Class of Claims or Interests either accepted the Plan or is not impaired under the Plan;

(h)

except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that Administrative Claims, Other Priority Claims, and Priority Tax Claims will be paid in full or receive such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code;

(i)	at least one impaired Class of Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class;

(j)	confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan; and

(k)

all fees payable under section 1930 of title 28, as determined by the Bankruptcy Court at the Combined Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date.

As provided above, among the requirements for confirmation are that the Plan is (i) accepted by all impaired Classes of Claims and Interests entitled to vote or, if rejected or deemed rejected by an impaired Class, that the Plan “does not discriminate unfairly” and is “fair and equitable” as to such Class; (ii) in the “best interests” of the holders of Claims and Interests impaired under the Plan; and (iii) feasible.

ii.	Acceptance of Plan

Under the Bankruptcy Code, a class accepts a chapter 11 plan if (i) holders of at least two-thirds (2/3) in amount and (ii) with respect to holders of claims, more than one-half (1/2) in number of the allowed claims in such class (other than those designated under section 1126(e) of the Bankruptcy Code) vote to accept the plan. Holders of claims or interests that fail to vote are not counted in determining the thresholds for acceptance of a plan.

If any impaired Class of Claims or Interests does not accept the Plan, the Bankruptcy Court may still confirm the Plan at the request of the Debtors if at least one impaired Class of Claims has accepted the Plan and, as to each Impaired Class of Claims or Interests that has not accepted the Plan (or is deemed to reject the Plan), the Plan “does not discriminate unfairly” and is “fair and equitable” under the so-called “cramdown” provisions set forth in section 1129(b) of the Bankruptcy Code. The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under the plan. A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting class and if no class of claims or interests receives more than it legally is entitled to receive for its claims or interests. The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.” The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured; claims versus interests) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to a dissenting class, if any, the test sets different standards that must be satisfied for the plan to be confirmed, depending on the type of claims or interests in such class. The following sets forth the “fair and equitable” test that must be satisfied as to each type of class for a plan to be confirmed if such class rejects the plan:

•

Secured Creditors. Each holder of an impaired secured claim either (a) retains its liens on the property, to the extent of the allowed amount of its secured claim, and receives deferred cash payments having a value, as of the Effective Date, of at least the allowed amount of such secured claim, (b) has the right to credit bid the amount of its claim if its property is sold and retains its lien on the proceeds of the sale, or (c) receives the “indubitable equivalent” of its allowed secured claim.

•

Unsecured Creditors. Either: (i) each holder of an impaired unsecured claim receives or retains under the Plan, property of a value, as of the Effective Date, equal to the amount of its allowed claim; or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

•

Interests. Either: (i) each equity interest holder will receive or retain under the plan property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such equity interest and (b) the value of the equity interest; or (ii) the holders of interests that are junior to the interests of the dissenting class will not receive or retain any property under the plan.

The Debtors believe the Plan satisfies the “fair and equitable” requirement with respect to any rejecting Class.

IF ALL OTHER CONFIRMATION REQUIREMENTS ARE SATISFIED AT THE COMBINED HEARING, THE DEBTORS WILL ASK THE BANKRUPTCY COURT TO RULE THAT THE PLAN MAY BE CONFIRMED ON THE GROUND THAT THE SECTION 1129(b) REQUIREMENTS HAVE BEEN SATISFIED.

iii.	Effect of Confirmation of the Plan

Article 10 of the Plan contains certain provisions relating to: (a) the compromise and settlement of Claims, Interests, and Causes of Action; (b) the release of the Released Parties by the Debtors and certain holders of Claims and Interests, and each of their respective Related Persons; (c) exculpation of certain parties; and (d) an injunction from taking actions in connection with the foregoing, each as more fully set forth in Article 10 of the Plan. It is important to read such provisions carefully so that you understand the implications of these provisions with respect to your Claim such that you may cast your vote accordingly.

THE PLAN WILL BIND ALL HOLDERS OF CLAIMS AND INTERESTS IN THE DEBTORS TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING WHETHER OR NOT SUCH HOLDER (A) WILL RECEIVE OR RETAIN ANY PROPERTY, INTEREST IN PROPERTY, OR OTHER VALUE UNDER THE PLAN, (B) HAS FILED A PROOF OF CLAIM OR EQUITY IN THE CHAPTER 11 CASES, OR (C) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR VOTE TO REJECT THE PLAN.

iv.	Best Interests Test

As noted above, with respect to each impaired class of claims and equity interests, confirmation of a plan requires that each such holder either: (i) accept the plan; or (ii) receive or retain under the plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. This requirement is referred to as the “best interests test.”

This test requires a bankruptcy court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code. To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan.

Under the Plan, all holders of Impaired Claims and Interests will receive property with a value not less than the value such holder would receive in a liquidation under chapter 7 of the Bankruptcy Code. This conclusion is based primarily on: (i) consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of Impaired Claims and Interests; and (ii) the Liquidation Analysis attached hereto as Exhibit F.

Any liquidation analysis is speculative, as it is necessarily premised on assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. The Liquidation Analysis provided in Exhibit F is solely for the purpose of disclosing to holders of Claims and Interests the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein. There can be no assurance as to values that would actually be realized in a chapter 7 liquidation nor can there be any assurance that a bankruptcy court will accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

v.	Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared the consolidated Financial Projections for the Reorganized Debtors, attached hereto as Exhibit G. Based upon such Financial Projections, the Debtors conclude they will have sufficient resources to make all payments required pursuant to the Plan and that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization. Moreover, Article VIII hereof sets forth certain risk factors that could impact the feasibility of the Plan.

The Financial Projections assume that the Plan will be consummated in accordance with its terms and that all transactions set forth in the Plan will be consummated on or before December 31, 2026. Any significant delay in the Effective Date may have a significant negative impact on the operations and financial performance of the Debtors including, but not limited to, an increased risk or inability to meet forecasts and the incurrence of higher reorganization expenses.

The Debtors do not, as a matter of course, publish their business plans or strategies, projections, or anticipated financial position. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or Financial Projections to parties in interest after the Confirmation Date or otherwise make such information public. In connection with the planning and development of the Plan, the Financial Projections were prepared by the Debtors, with the assistance of their professionals, to present the anticipated impact of the Plan. The Financial Projections assume that the Plan will be implemented in accordance with its stated terms. The Financial Projections are based on forecasts of key economic variables and may be significantly impacted by business, industry, regulatory, market, and financial uncertainties and contingencies, and a variety of other factors.

Consequently, the estimates and assumptions underlying the Financial Projections are inherently uncertain and are subject to material business, economic, and other uncertainties. Therefore, such Financial Projections, estimates, and assumptions are not necessarily indicative of current values or future performance, which may be significantly less or more favorable than set forth herein.

The Financial Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in this Disclosure Statement, the Plan, and the Plan Supplement, in their entirety, and the historical consolidated financial statements (including the notes and schedules thereto).

vi.	Valuation of the Debtors

The Debtors’ investment banker, Houlihan Lokey Capital, Inc., has prepared the Valuation Analysis, which is attached hereto as Exhibit H and incorporated into this Disclosure Statement by reference. The Valuation Analysis should be considered in conjunction with the risk factors discussed in Article VIII of this Disclosure Statement and the Financial Projections attached hereto as Exhibit G. The Valuation Analysis is dated as of November 9, 2026, and is based on information as of that date. Holders of Claims and Interests should carefully review the information in Exhibit H in its entirety. The Debtors believe that the Valuation Analysis demonstrates that the Plan is “fair and equitable” with respect to any non-accepting Class.

XI.

ALTERNATIVES TO CONFIRMATION

AND CONSUMMATION OF PLAN

The Debtors have evaluated several alternatives to the Plan. After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Plan. If the Plan is not confirmed and consummated, the alternatives to the Plan are (i) the preparation and presentation of an alternative plan of reorganization, (ii) a sale of some or all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code, or (iii) a liquidation under chapter 7 of the Bankruptcy Code.

A.	Alternative Plan of Reorganization

If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either (i) a reorganization and continuation of the Company’s business or (ii) an orderly liquidation of their assets. The Debtors, however, believe that the Plan, as described herein, enables their stakeholders to realize the most value under the circumstances. In addition, if the Plan is not confirmed pursuant to the terms of each applicable Restructuring Support Agreement, the Required Consenting Senior Noteholders or the Required Consenting Equityholders, as applicable, have the right to terminate the applicable Restructuring Support Agreement as to all parties thereto, and an individual Consenting Senior Noteholder or Consenting Equityholder, as applicable, may terminate the applicable Restructuring Support Agreement solely as to itself only in the limited circumstances set forth therein (including, in the case of the Consenting Senior Noteholder RSA, on account of a breach of the equal treatment provisions or a non-consensual modification that disproportionately and adversely affects such Consenting Senior Noteholder).

B.	Sale Under Section 363 of the Bankruptcy Code

If the Plan is not confirmed, the Debtors could seek from the Bankruptcy Court, after notice and hearing, authorization to sell their assets under section 363 of the Bankruptcy Code. Upon analysis and consideration of this alternative, the Debtors do not believe a sale of their assets under section 363 of the Bankruptcy Code would yield a higher recovery for the holders of Claims and Interests than the recoveries provided under the Plan.

C.	Liquidation under Chapter 7 of the Bankruptcy Code

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. The effect that a chapter 7 liquidation would have on the recovery of holders of Allowed Claims and Interests is set forth in the Liquidation Analysis attached hereto as Exhibit F.

The Debtors believe that liquidation under chapter 7 would result in smaller distributions to stakeholders than those provided for in the Plan because of, among other things, the delay resulting from the conversion of the Chapter 11 Cases, the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals who would be required to become familiar with the many legal and factual issues in the Chapter 11 Cases, and the loss in value attributable to an expeditious liquidation of the Debtors’ assets as required by chapter 7.

XII.

CONCLUSION AND RECOMMENDATION

The Debtors believe the Plan is in the best interests of all stakeholders and urge the holders of Claims and Interests in Class 3 and Class 8 to vote in favor thereof.

Dated: November 9, 2026

 Vancouver, British Columbia

Respectfully submitted,

Mercer International Inc. and

Mercer International (Texas) LLC

By:	/s/ Richard Short
Name:	Richard Short
Title:	Chief Financial Officer, Mercer International Inc.

[Signature Page for Disclosure Statement for Joint Prepackaged Chapter 11 Plan of Reorganization of Mercer

International Inc. and its Debtor Affiliate]

Exhibit A

Plan

Solicitation Version

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

x
:
In re:	:	Chapter 11
:
MERCER INTERNATIONAL INC., et al.,	:	Case No. 26- ( )
:
Debtors.[1]	:	(Joint Administration to be Requested)
:
x

JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION

OF MERCER INTERNATIONAL INC. AND ITS DEBTOR AFFILIATE

HUNTON ANDREWS KURTH LLP

Timothy A. (“Tad”) Davidson II (TX Bar No. 24012503)

Ashley L. Harper (TX Bar No. 24065272)

Brandon Bell (TX Bar No. 24127019)

Kaleb Bailey (TX Bar No. 24136717)

600 Travis Street, Suite 4200

Houston, TX 77002

Telephone: (713) 220-4200

Email:   taddavidson@hunton.com

    ashleyharper@hunton.com

    bbell@hunton.com

    kbailey@hunton.com

LATHAM & WATKINS LLP

Ray C. Schrock (NY Bar No. 4860631)

Keith Simon (NY Bar No. 4636007)

Joe Zujkowski (NY Bar No. 4625638)

1271 Avenue of the Americas

New York, NY 10020

Telephone: (212) 906-1200

Email:   ray.schrock@lw.com

    keith.simon@lw.com

    joe.zujkowski@lw.com

- and -

Nicholas J. Messana (CA Bar No. 332355)

10250 Constellation Blvd. Suite 1100

Los Angeles, CA 90067

Telephone: (424) 653-5500

Email:   nicholas.messana@lw.com

Proposed Counsel for the Debtors and Debtors in Possession

Dated: November 9, 2026

[1]

The Debtors in the Chapter 11 Cases, together with the last four digits of each Debtor’s taxpayer identification number, are: Mercer International Inc. (6945) and Mercer International (Texas) LLC (N/A). The Debtors’ mailing address for purposes of the Chapter 11 Cases is: Suite 1120, 700 West Pender Street, Vancouver, British Columbia V6C 1G8.

i

5.7.	Cancellation of Existing Securities and Agreements	30
5.8.	Cancellation of Liens, Existing Equity Interests, and other Interests	31
5.9.	Boards of Directors and Officers	31
5.10.	Management Incentive Plan	32
5.11.	Authorization, Issuance, and Delivery of Plan Securities	32
5.12.	Regulatory Approvals	33
5.13.	Nonconsensual Confirmation	33
5.14.	Closing of the Chapter 11 Cases	33

ARTICLE VI. DISTRIBUTIONS		33

6.1.	Distributions Generally	33
6.2.	Distribution Record Date	34
6.3.	Date of Distributions	34
6.4.	Distribution Agent	35
6.5.	Rights and Powers of Distribution Agent	35
6.6.	Expenses of Distribution Agent	35
6.7.	No Postpetition Interest	36
6.8.	Delivery of Distributions	36
6.9.	Distributions as of Effective Date	36
6.10.	Unclaimed Property	36
6.11.	Time Bar to Cash Payments	36
6.12.	Manner of Payment under Plan	36
6.13.	Satisfaction of Claims	37
6.14.	Fractional Stock	37
6.15.	Minimum Cash Distributions	37
6.16.	Setoffs	37
6.17.	Allocation of Distributions Between Principal and Interest	38
6.18.	No Distribution Above Amount of Allowed Claim	38
6.19.	Withholding Rights and Reporting Requirements	38

ARTICLE VII. PROCEDURES FOR DISPUTED CLAIMS AND INTERESTS		39

7.1.	Disputed Claims and Interests Generally; No Requirement to File Proofs of Claim	39
7.2.	Objections to Claims	40
7.3.	Estimation of Claims	40
7.4.	Disallowance of Claims	40
7.5.	No Distributions Pending Allowance	40
7.6.	Distributions after Allowance	41
7.7.	Claim and Interest Resolution Procedures Cumulative	41
7.8.	Single Satisfaction of Claims and Interests	41
7.9.	Adjustment to Claims Register Without Objection	41

ARTICLE VIII. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		41

8.1.	Assumption or Rejection of Executory Contracts and Unexpired Leases	41
8.2.	Payments Related to Assumption of Executory Contracts and Unexpired Leases	42
8.3.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases	43

ii

8.4.	Survival of the Debtors’ Indemnification Obligations	43
8.5.	Employee Plans	43
8.6.	Insurance Policies	44
8.7.	Intellectual Property Licenses and Agreements	45
8.8.	Assignment	45
8.9.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	46
8.10.	Reservation of Rights	46

ARTICLE IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THIS PLAN		46

9.1.	Conditions Precedent to the Effective Date	46
9.2.	Timing of Conditions Precedent	48
9.3.	Waiver of Conditions Precedent	48
9.4.	Effect of Non-Occurrence of the Effective Date	48

ARTICLE X. EFFECT OF CONFIRMATION AND CONSUMMATION OF PLAN		49

10.1.	Vesting of Assets in the Reorganized Debtors	49
10.2.	Binding Effect	49
10.3.	Discharge of Claims and Termination of Interests	49
10.4.	Term of Injunctions or Stays	50
10.5.	Permanent Injunction	50
10.6.	Releases	51
10.7.	Exculpation	53
10.8.	Retention of Causes of Action/Reservation of Rights	54
10.9.	Solicitation of Plan	54

ARTICLE XI. RETENTION OF JURISDICTION		54

11.1.	Retention of Jurisdiction	54
11.2.	Courts of Competent Jurisdiction	56

ARTICLE XII. MISCELLANEOUS PROVISIONS		56

12.1.	Payment of Statutory Fees	56
12.2.	Substantial Consummation of this Plan	56
12.3.	Request for Expedited Determination of Taxes	57
12.4.	Exemption from Certain Transfer Taxes	57
12.5.	Amendments	57
12.6.	Effectuating Documents and Further Transactions	58
12.7.	Revocation or Withdrawal of this Plan	58
12.8.	Severability of Plan Provisions	58
12.9.	Governing Law	58
12.10.	Dates of Actions to Implement this Plan	58
12.11.	Immediate Binding Effect	59
12.12.	Deemed Acts	59
12.13.	Successors and Assigns	59
12.14.	Entire Agreement	59
12.15.	Exhibits to Plan	59
12.16.	Notices	59

iii

JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION

OF MERCER INTERNATIONAL INC. AND ITS DEBTOR AFFILIATE

Mercer International Inc. and its debtor affiliate (collectively, the “Debtors”) propose this Plan for the treatment and resolution of the outstanding Claims against, and Interests in, the Debtors. Capitalized terms used but not otherwise defined in this summary have the meanings ascribed to such terms in Article I.A.

Although proposed jointly for administrative purposes, this Plan constitutes a separate Plan for each Debtor for the treatment and resolution of outstanding Claims and Interests herein pursuant to the Bankruptcy Code. The Debtors seek to consummate the Restructuring Transactions on the Effective Date. Each Debtor is a proponent of this Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. This Plan does not contemplate substantive consolidation of any of the Debtors.

This Plan shall be deemed a motion to approve the good-faith compromises and settlements of all Claims, Interests, Causes of Action, and controversies pursuant to Bankruptcy Rule 9019.

Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, businesses, results of operations, historical financial information, projections, and future operations, as well as a summary and analysis of this Plan and certain related matters, including distributions to be made under this Plan. There also are other agreements and documents, which shall be Filed with the Bankruptcy Court, that are referenced in this Plan, the Plan Supplement, or the Disclosure Statement as exhibits and schedules. All such exhibits and schedules are incorporated into and are a part of this Plan as if set forth in full herein. Subject to certain restrictions and requirements set forth in 11 U.S.C. § 1127, Bankruptcy Rule 3019, and the terms and conditions set forth in the Consenting Senior Noteholder RSA and this Plan, the Debtors reserve the right to alter, amend, modify, revoke, or withdraw this Plan before its substantial consummation.

ALL HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE ON THIS PLAN ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

THE ISSUANCE OF ANY SECURITIES REFERRED TO IN THIS PLAN SHALL NOT CONSTITUTE AN INVITATION OR OFFER TO SELL, OR THE SOLICITATION OF ANY INVITATION OR OFFER TO BUY, ANY SECURITIES IN CONTRAVENTION OF APPLICABLE LAW IN ANY JURISDICTION.

ARTICLE I.

DEFINITIONS AND INTERPRETATION.

A. Definitions.

The following terms shall have the respective meanings specified below:

“2028 Senior Noteholders” means holders of the 2028 Senior Notes.

“2028 Senior Notes” means the 12.875% Senior Notes due October 1, 2028, issued pursuant to the 2028 Senior Notes Indenture.

“2028 Senior Notes Indenture” means that certain Indenture, dated as of September 21, 2023, by and between Mercer and the 2028 Senior Notes Trustee, as amended, restated, amended and restated, modified, or supplemented from time to time.

“2028 Senior Notes Trustee” means Computershare Trust Company, National Association or any successor trustee duly appointed under the 2028 Senior Notes Indenture.

“2029 Senior Noteholders” means holders of the 2029 Senior Notes.

“2029 Senior Notes” means the 5.125% Senior Notes due February 1, 2029, issued pursuant to the 2029 Senior Notes Indenture.

“2029 Senior Notes Indenture” means that certain Indenture, dated as of January 26, 2021, by and between Mercer and the 2029 Senior Notes Trustee, as amended, restated, amended and restated, modified, or supplemented from time to time.

“2029 Senior Notes Trustee” means Computershare Trust Company, National Association, any predecessor trustee, or any successor trustee duly appointed under the 2029 Senior Notes Indenture.

“510(b) Claim” means any Claim against the Debtors that is subject to subordination under section 510(b) of the Bankruptcy Code, including any Claim arising out of or related to any agreement for the purchase or sale of Securities of the Debtors or any of their Affiliates or any agreements related or ancillary to such agreement for the purchase or sale of Securities of the Debtors or any of their Affiliates.

“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including, without limitation: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ business, including the Restructuring Expenses and any fees and expenses Allowed by the Bankruptcy Court as compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code; (b) the Put Option Premium, subject to the terms and conditions of the Backstop Commitment Letter; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of the Judicial Code.

“Affiliate” shall, with respect to an Entity, have the meaning set forth in section 101(2) of the Bankruptcy Code as if such Entity were a debtor in a case under the Bankruptcy Code.

“Allowed” means, with reference to any Claim or Interest, (a) any Claim or Interest arising on or before the Effective Date (i) as to which no objection to allowance, priority, or secured status, and no request for estimation or other challenge, including, without limitation, pursuant to section 502(d) of the Bankruptcy Code or otherwise, has been interposed before the applicable time period fixed by applicable non-bankruptcy law or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or (ii) as to which any objection has been determined in favor of the respective holder pursuant to a Final Order, (b) any Claim or Interest that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or Reorganized Debtors, (c) any Claim or Interest as to which the liability of the Debtors or Reorganized Debtors, as applicable, and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, or (d) any Claim or Interest expressly allowed hereunder; provided, however, that notwithstanding the foregoing, (x) unless expressly waived by the Plan, the Allowed amount of Claims or Interests shall be subject to and shall not exceed the limitations under or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable, and (y) the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to the Plan.

“Avoidance Action” means any and all actual or potential avoidance, recovery, subordination, or similar actions or remedies that may be brought by or on behalf of the Debtors or the Estates under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies arising under chapter 5 and section 724(a) of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes and common law, including fraudulent transfer laws, fraudulent conveyance laws, or other similar related laws, in each case whether or not litigation to prosecute such Claims and Causes of Action was commenced before the Effective Date.

“Backstop Commitment Letter” means the Backstop Commitment Letter, dated as of November 2, 2026, by and among the Debtors and the Backstop Parties, including all exhibits, annexes, and schedules attached thereto (as amended, restated, amended and restated, modified, or supplemented from time to time in accordance with the terms thereof), pursuant to which the Backstop Parties committed to backstop 100.0% of the Rights Offering in exchange for the Put Option Premium.

“Backstop Order” means the order of the Bankruptcy Court approving and authorizing the Debtors’ entry into the Backstop Commitment Letter and other related documents and procedures.

“Backstop Parties” means those certain members of the Majority Ad Hoc Group party to the Backstop Commitment Letter.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. § 101, et seq., as amended from time to time, as applicable to the Chapter 11 Cases.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, or any such other court having jurisdiction over the Chapter 11 Cases.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of the Judicial Code and any Bankruptcy Local Rules of the Bankruptcy Court, in each case, as amended from time to time and applicable to the Chapter 11 Cases.

“Bankruptcy Local Rules” means the Bankruptcy Local Rules for the United States Bankruptcy Court for the Southern District of Texas, including the Procedures for Complex Cases in the Southern District of Texas then in effect pursuant to Bankruptcy Local Rule 1075-1.

2

“Business Day” means any day, other than a Saturday, Sunday, “legal holiday” (as that term is defined in Bankruptcy Rule 9006(a)), or any other day on which commercial banks are required or authorized by law or executive order to be closed for commercial business with the public in New York City, New York.

“Canadian ABL Amendment” has the meaning set forth in the Restructuring Term Sheet.

“Canadian ABL Facility” means the revolving credit facility pursuant to that certain Credit Agreement, dated as of January 21, 2022 (as amended by that certain First Amendment to Credit Agreement, dated as of June 10, 2024, and as further amended, restated, amended and restated, modified, refinanced, or supplemented from time to time) by and between Mercer Peace River Pulp Ltd., Mercer Celgar Limited Partnership, and Mercer Forestry Services, Ltd., as borrowers, Mercer Celgar Pulp Ltd. and Mercer Celgar Holdings LLC, as guarantors, the lenders from time to time party thereto, and Royal Bank of Canada, as administrative agent and collateral agent.

“Cash” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.

“Causes of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, proceeding, demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, license, and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, Disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), choate, inchoate, reduced to judgment or otherwise whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law (including under any state or federal Securities laws). Causes of Action also includes: (a) any right of setoff, counterclaim, or recoupment; (b) any claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, fraudulent transfer or fraudulent conveyance or voidable transaction law, violation of local, state, or federal or non-U.S. law, or breach of any duty imposed by law or in equity, including securities laws; (c) the right to object to Claims or Interests; (d) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code or similar local, state, or federal U.S. or non-U.S. law; (e) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code; (f) any “lender liability” or equitable subordination claims or defenses; and (g) any Avoidance Actions.

“Certificate of Designation” means any certificate of designation for the New Convertible Preferred Stock and any other forms of preferred equity on terms consistent with the Convertible Preferred Stock Term Sheet.

“Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case under chapter 11 of the Bankruptcy Code commenced by such Debtor in the Bankruptcy Court, and (b) when used with reference to all Debtors, the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court.

“Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

“Claims Register” means the official register of Claims and Interests maintained by the Solicitation Agent.

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“Class” means any group of Claims or Interests classified as set forth in Article III pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

“Collateral” means any property or interest in property of the Debtors’ Estates that is subject to a valid and enforceable Lien to secure a Claim.

“Company” has the meaning set forth in the Consenting Senior Noteholder RSA.

“Conditions Precedent” has the meaning set forth in Article IX.

“Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

“Confirmation Date” means the date upon which Confirmation occurs.

“Confirmation Hearing” means the hearing to be held by the Bankruptcy Court to consider confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

“Confirmation Order” means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

“Consenting Equityholders” means, collectively, the Holders of Existing Equity Interests that are party to the Consenting Equityholder RSA as “Consenting Equityholders” thereunder.

“Consenting Equityholder RSA” means that certain Restructuring Support Agreement, including the exhibits thereto, dated as of November 2, 2026, by and among the Debtors and the Consenting Equityholders, as amended, restated, amended and restated, modified, or supplemented from time to time in accordance with its terms.

“Consenting Senior Noteholders” means, collectively, the Holders of Senior Notes Claims that are party to the Consenting Senior Noteholder RSA as “Consenting Senior Noteholders” thereunder.

“Consenting Senior Noteholder RSA” means that certain Restructuring Support Agreement, including the exhibits thereto, dated as of November 2, 2026, by and among the Debtors and the Consenting Senior Noteholders, as amended, restated, amended and restated, modified, or supplemented from time to time in accordance with its terms.

“Consenting Stakeholders” means, collectively, the Consenting Equityholders and the Consenting Senior Noteholders.

“Convertible Preferred Stock Term Sheet” has the meaning set forth in the Restructuring Term Sheet.

“Corporate Governance Documents” means, with respect to any Person other than a natural person, the organizational and corporate governance documents for each such Person including limited liability company agreements, operating agreements, certificates of incorporation, certificates of formation, certificates of limited partnership, articles of organization (or equivalent organizational documents), warrant agreements, certificates of designation for preferred stock or other forms of preferred equity, by-laws, partnership agreements, shareholders’ agreements, members’ agreement, or equivalent governing documents.

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“Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

“Cure Dispute” means a dispute regarding (a) the amount of any Cure Claim, (b) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), if applicable, under the Executory Contract or Unexpired Lease to be assumed, or (c) any other matter pertaining to the assumption of an Executory Contract or Unexpired Lease.

“D&O Policy” means, collectively, all insurance policies (including any “tail policy”) maintained by the Debtors and in effect or purchased as of the Petition Date providing coverage to any of the Debtors for current or former directors’, managers’, and officers’ liability.

“Debtors” has the meaning set forth in the introductory paragraph of this Plan.

“Debtor Release” means the releases set forth in Article 10.6(a).

“Debtors in Possession” means the Debtors in their capacities as debtors in possession in the Chapter 11 Cases pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.

“Definitive Documents” means, collectively, all documents and agreements governing the Restructuring Transactions and shall include all documents necessary or reasonably desirable to implement the Restructuring Transactions, including, but not limited to: (a) this Plan and any and all supplements thereto, including, without limitation, any schedules of assumed or rejected contracts; (b) the Disclosure Statement and the Solicitation Materials; (c) the Disclosure Statement Approval Order; (d) the Confirmation Order; (e) the Rights Offering Documents, including the Backstop Order; (f) the New ABL Documents; (g) the New Senior Secured Notes Documents; (h) the New Corporate Governance Documents; (i) the First Day Orders and Second Day Orders; (j) the Restructuring Transactions Exhibit, if any; (k) any New Intercreditor Agreements; (l) the Registration Rights Agreement; (m) all documents required or advisable under the Canadian ABL Facility and German RCF, including the Canadian ABL Amendment and related documents, if any; and (n) all other material pleadings and other material documents or agreements filed with the Bankruptcy Court in each case, including any amendments, modifications, and supplements thereto; provided, for the avoidance of doubt, that any purely procedural notices or similar filings and related documents are not Definitive Documents.

“Disallowed” means, with respect to any Claim or Interest, that such Claim or Interest has been determined by a Final Order or specified in a provision of this Plan not to be Allowed.

“Disclosure Statement” means the disclosure statement in respect of this Plan, including all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

“Disclosure Statement Approval Order” means the order or orders of the Bankruptcy Court approving the Disclosure Statement on an interim or final basis as containing adequate information within the meaning of section 1125 of the Bankruptcy Code, which may be the Confirmation Order.

“Disputed” means with respect to a Claim or Interest, (a) any Claim or Interest which is disputed under Article 7.1 or as to which the Debtors have interposed and not withdrawn an objection or request for estimation that has not been determined by a Final Order, (b) any Claim or Interest, proof of which was required to be timely and proper but as to which no timely and proper Proof of Claim was Filed, (c) any

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Claim that is listed in the Schedules, if any are Filed, as unliquidated, contingent, or disputed, and as to which no request for payment or Proof of Claim has been Filed, or (d) any Claim or Interest that is otherwise disputed by any of the Debtors or the Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved, or overruled by a Final Order. To the extent the Debtors dispute only the amount of a Claim, such Claim shall be deemed Allowed in the amount the Debtors do not dispute, if any, and Disputed as to the balance of such Claim.

“Distribution Agent” means any Entity (including any applicable Debtor or Reorganized Debtor, as applicable, if it acts in such capacity) in its capacity as a Distribution Agent under Article VI.

“Distribution Record Date” means the Confirmation Date, or such other time as designated by the Debtors.

“DTC” means The Depository Trust Company.

“Effective Date” means the date on which (a) no stay of the Confirmation Order is in effect, (b) each of the conditions precedent set forth in Article IX have been satisfied or waived in accordance with the terms of Article IX, and (c) the Debtors File a notice declaring the Plan effective. Without limiting the foregoing, any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

“Employee Plans” means the employment agreements, compensation and benefit plans, programs, policies, and agreements sponsored or maintained by, or to which any Debtor is a party, in each case, that are applicable to any of its current or former employees, directors, officers, or retirees (including, without limitation, any employment, retention, severance, change in control, incentive, or other compensation plans or agreements and any savings plans, deferred compensation plans, retirement plans, health and other welfare benefit plans, disability plans, life and accidental death and dismemberment insurance plans, workers’ compensation programs, and other programs of the Debtors applicable to any of its employees and retirees).

“Entity” means an individual, corporation, partnership, limited liability partnership, limited liability company, association, joint stock company, joint venture, estate, trust, unincorporated organization, government unit (as defined in section 101(27) of the Bankruptcy Code) or any political subdivision thereof, or other person (as defined in section 101(41) of the Bankruptcy Code) or other entity.

“Estate” or “Estates” mean, individually or collectively, the estate or estates of the Debtors created under section 541 of the Bankruptcy Code.

“Exculpated Parties” means, each in its capacity as such, (a) each of the Debtors and the Estates; and (b) each independent director of the Debtors.

“Executory Contract” means a contract to which one or more Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Existing Equity Interests” means any and all Interests in Mercer (other than any Existing Unexercised Equity Interests) as of immediately before the Effective Date.

“Existing Unexercised Equity Interests” means all unvested Interests and unexercised options, warrants, calls, rights, puts, awards, commitments, or any other agreements of any character to acquire any Interest in a Debtor, in each case as of immediately before the Effective Date.

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“File” or “Filed” or “Filing” means file, filed, or filing, respectively, with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

“Final Order” means as applicable, an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, including any order subject to appeal but for which no stay of such order has been entered, and as to which the time to appeal, seek certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed has been withdrawn with prejudice, resolved by the highest court to which the order or judgment was appealed or from which certiorari could be sought, or any request for new trial, reargument, or rehearing has been denied, resulted in no stay pending appeal or modification of such order, or has otherwise been dismissed with prejudice; provided, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in another court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be Filed with respect to such order or judgment.

“First Day Orders” and “Second Day Orders” means any interim or final orders of the Bankruptcy Court granting the relief requested in the first-day and second-day pleadings that the Debtors determine are necessary or desirable to file in the Chapter 11 Cases, excluding any orders in respect of the retention of the Debtors’ professionals.

“General Unsecured Claim” means any prepetition Claim against the Debtors that is not an Administrative Claim, Priority Tax Claim, Secured Claim, Other Priority Claim, Senior Notes Claim, Intercompany Claim, or 510(b) Claim, or a Claim that is secured, subordinated, or entitled to priority under the Bankruptcy Code.

“German RCF” means the revolving credit facility pursuant to that certain Revolving Facility Agreement, dated as of September 15, 2022 (as amended by that certain Amendment and Restatement Agreement, dated as of March 22, 2023, and as further amended, restated, amended and restated, modified, refinanced, or supplemented from time to time), by and between Mercer Rosenthal GmbH, Mercer Timber Products GmbH, Mercer Stendal GmbH, Mercer Holz GmbH, Mercer Europe GmbH, Mercer Stendal Logistik GmbH, Mercer Timber Products Stendal GmbH, and Mercer Torgau GmbH & Co. KG, as borrowers, Mercer Rosenthal GmbH, Mercer Timber Products GmbH, Mercer Stendal GmbH, Mercer Holz GmbH, Mercer Europe GmbH, Mercer Stendal Logistik GmbH, Mercer Pulp Sales GmbH, Mercer Timber Products Stendal GmbH, Mercer Torgau GmbH & Co. KG, Mercer Torgau Holding GmbH, and Mercer Torgau Beteiligungs AG, as guarantors, the lenders from time to time party thereto, and UniCredit Bank AG, as agent.

“Governance Term Sheet” has the meaning set forth in the Restructuring Term Sheet.

“Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code and includes any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator or arbitral body (public or private), administrative agency, commission or other governmental official, authority or instrumentality (including any legislature, commission, regulatory administrative authority, governmental agency, bureau, branch, or department).

“Holder” means any Entity that is the record or beneficial owner of any Claim or Interest, including any nominees, investment managers, investment advisors, sub-advisors, or managers of funds or discretionary accounts that hold, or trustees of trusts that hold, any Claim or Interest.

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“Impaired” means, with respect to a Claim, Interest, or Class of Claims or Interests, “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

“Indemnification Obligation” means, collectively, any and all obligations of the Debtors pursuant to their corporate charters, bylaws, limited liability company agreements, memorandum and articles of association, or other organizational documents or agreements to indemnify all current officers, directors, agents, or employees, in each case solely in their capacity as such, employed by the Debtors on or after the Petition Date.

“Insured Claim” means any Claim or portion of a Claim that is, or may be, insured under any insurance policy.

“Intercompany Claim” means any Claim against a Debtor held by another Debtor or a Non-Debtor Affiliate, other than an Administrative Claim.

“Intercompany Interest” means any Interest in a Debtor held by another Debtor.

“Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) of the Debtors, all shares (or any class thereof), and any other common stock, preferred stock, limited liability company interests, membership interests, partnership interests, and any other equity, ownership, or profits interests of any Debtor, and options, warrants, rights, grants, stock appreciation rights, phantom units, incentives, restricted stock units, commitments, calls, redemption rights, repurchase rights, or other securities or arrangements, whether fully vested or vesting in the future, to acquire or subscribe for, or which are convertible into, or exercisable or exchangeable for the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, membership interests, partnership interests, or any other equity, ownership, or profits interests of any Debtor (in each case whether or not arising under or in connection with any employment agreement), excluding, for the avoidance of doubt, convertible debt securities.

“IRS” means the Internal Revenue Service of the United States of America.

“Judicial Code” means title 28 of the United States Code, as amended from time to time.

“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

“Majority Ad Hoc Group” means that certain ad hoc group of Holders of Senior Notes Claims represented by the Majority Ad Hoc Group Advisors.

“Majority Ad Hoc Group Advisors” means (a) Paul, Weiss, Rifkind, Wharton & Garrison LLP as counsel to the Majority Ad Hoc Group, (b) Ducera Partners LLC as financial advisor and investment banker to the Majority Ad Hoc Group, (c) SSI (U.S.) d/b/a Spencer Stuart, as executive search and leadership consulting firm to the Majority Ad Hoc Group, (d) Jon F Weber & Co., LLC, as restructuring advisor to the Majority Ad Hoc Group, (e) Osler, Hoskin & Harcourt LLP, as Canadian Counsel to the Majority Ad Hoc Group, (f) Porter Hedges LLP, as local counsel to the Majority Ad Hoc Group, and (g) such other professional advisors as are retained by the Majority Ad Hoc Group with the prior written consent of Mercer, whose consent shall not be unreasonably withheld, conditioned, or delayed.

“Management Incentive Plan” means the post-Effective Date management incentive plan reserving up to 8.5% of the New Common Stock on a fully diluted basis for directors, officers, and employees of the Reorganized Debtors, with structure, awards, and terms to be determined by the Reorganized Board and as further described in Article 5.10 of this Plan.

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“Mercer” means Mercer International Inc., a Washington corporation.

“New ABL Credit Agreement” means, collectively, the credit agreement or credit agreements governing the New ABL Facility.

“New ABL Documents” means, collectively, the New ABL Credit Agreement and the other documents governing the New ABL Facility (including, if applicable, each New Regional ABL Facility and any intercreditor, cross-guarantee, or allocation arrangements among the New Regional ABL Facilities).

“New ABL Facility” means a new asset-based revolving credit facility, which may be implemented at the election of the Debtors with the consent of the Required Consenting Senior Noteholders via (a) a New Global ABL Facility, (b) one or more New Regional ABL Facilities, or (c) such other loan facility or facilities reasonably acceptable to the Required Consenting Senior Noteholders and the Debtors, in each case to be entered into by Reorganized Mercer or its Affiliates on the Effective Date in an aggregate principal amount (taken together across all such facilities) up to $300.0 million and on terms consistent with the Consenting Senior Noteholder RSA; provided, that the aggregate commitment amount under the New ABL Facility shall be reduced commensurately by the principal amount the lenders under the Canadian ABL Facility agree to reinstate, extend the maturity of, or provide under a new or amended facility. The New ABL Facility shall be raised by the Debtors in consultation with the Majority Ad Hoc Group. References in this Plan to the New ABL Facility shall be deemed to refer to the New Global ABL Facility or each and all of the New Regional ABL Facilities, as applicable.

“New Common Stock” means a voting class of common equity interests of Reorganized Mercer authorized to be issued pursuant to this Plan and the New Corporate Governance Documents, including any authorized but unissued units, shares, or other common equity interests of such voting class.

“New Convertible Preferred Stock” means $325.0 million in a class of convertible preferred equity interests of Reorganized Mercer authorized to be issued pursuant to this Plan and the New Corporate Governance Documents, including any authorized but unissued units, shares, or other preferred equity interests of such class.

“New Corporate Governance Documents” means the new Corporate Governance Documents of the Reorganized Debtors, including, but not limited to, any Certificate of Designation after giving effect to the Restructuring Transactions, as applicable, on terms consistent with the Consenting Senior Noteholder RSA, the Convertible Preferred Stock Term Sheet, and the Governance Term Sheet, and acceptable to the Required Consenting Senior Noteholders and reasonably acceptable to the Debtors.

“New Debt Documents” means, collectively, the New ABL Documents and the New Senior Secured Notes Documents.

“New Global ABL Facility” means, if applicable, any new global revolving credit facility, or such other loan facility reasonably acceptable to the Required Consenting Senior Noteholders and the Debtors.

“New Intercreditor Agreement” means any customary intercreditor agreement or agreements to be entered into on the Effective Date in respect of the New ABL Facility and the New Senior Secured Notes, which, if necessary, must be acceptable to the Required Consenting Senior Noteholders and reasonably acceptable to the Debtors.

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“New Money Senior Secured Notes” means the new money senior secured notes to be issued for Cash by Reorganized Mercer on the Effective Date pursuant to the Rights Offering and the New Senior Secured Notes Indenture in an aggregate principal amount of $420.0 million (inclusive of $20.0 million of original issue discount but exclusive of the Put Option Premium), which cash-funded amount is subject to a dollar-for-dollar reduction for amounts drawn under the New ABL Facility (in the aggregate across all facilities comprising the New ABL Facility) at close; provided that such dollar-for-dollar reduction shall only be available if and to the extent liquidity at close is above $300.0 million and such dollar-for-dollar reduction shall not reduce liquidity at close to below $300.0 million, and on terms consistent with the Consenting Senior Noteholder RSA.

“New Regional ABL Facility” means, if applicable, any jurisdiction or region-based revolving credit facilities, including, without limitation, North America and Europe, or other such loan facility reasonably acceptable to the Required Consenting Senior Noteholders and the Debtors.

“New Senior Secured Notes” means, collectively, the New Money Senior Secured Notes, the Put Option Premium Notes, and the Takeback Senior Secured Notes.

“New Senior Secured Notes Documents” means, collectively, the New Senior Secured Notes Indenture and the other documents governing the New Senior Secured Notes.

“New Senior Secured Notes Indenture” means the indenture governing the New Senior Secured Notes on terms consistent with the Consenting Senior Noteholder RSA and the New Senior Secured Notes Term Sheet, and acceptable to the Required Consenting Senior Noteholders and reasonably acceptable to the Debtors.

“New Senior Secured Notes Term Sheet” has the meaning set forth in the Restructuring Term Sheet.

“Non-Debtor Affiliates” means the Debtors’ Affiliates that are not Debtors.

“Non-Voting Class” means each of Class 1 (Secured Claims), Class 2 (Other Priority Claims), Class 4 (General Unsecured Claims), Class 5 (Intercompany Claims), Class 6 (Intercompany Interests), and Class 7 (510(b) Claims).

“Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

“Person” means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, Governmental Unit, or other Entity.

“Petition Date” means the date on which the Debtors commence the Chapter 11 Cases.

“Plan” means this joint prepackaged chapter 11 plan, including all appendices, exhibits, schedules, and supplements hereto (including any appendices, schedules, and supplements to this Plan contained in the Plan Supplement), as the same may be amended, supplemented, or modified from time to time.

“Plan Securities” means, collectively, the New Common Stock, the New Convertible Preferred Stock, and the New Senior Secured Notes.

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“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to this Plan that shall be filed by the Debtors with the Bankruptcy Court, as the same may be amended, supplemented, or modified from time to time, which shall include, without limitation, the following documents: (a) the New Senior Secured Notes Documents; (b) the New Corporate Governance Documents; (c) the New ABL Documents, as applicable; (d) the key terms of any New ABL Facility, including the principal amount of such New ABL Facility; (e) any New Intercreditor Agreements; (f) the Registration Rights Agreement; (g) the identity of the Reorganized Board and any officers of Reorganized Mercer; (h) the Schedule of Rejected Executory Contracts and Unexpired Leases; (i) the Schedule of Retained Causes of Action; and (j) the Restructuring Transactions Exhibit, if any.

“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Pro Rata Share” means, with respect to any distribution on account of an Allowed Claim or Interest, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim or Interest, as applicable, bears to the aggregate amount of all Allowed Claims or Interests, as applicable, in all Classes participating in such distribution.

“Professional” means an Entity (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code that are not Restructuring Expenses.

“Professional Fee Claims” means all Claims for fees and expenses (including transaction and success fees) incurred by a Professional on or after the Petition Date to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court.

“Professional Fee Claims Estimate” means the aggregate unpaid Professional Fee Claims as estimated in accordance with Article II.

“Professional Fee Escrow” means an escrow account established and funded pursuant to Article 2.5.

“Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

“Put Option Premium” means the premium equal to $56.0 million in the aggregate, paid in the form of Cash or Put Option Premium Notes as set forth in the Backstop Commitment Letter, to the Backstop Parties in consideration for the Backstop Parties’ commitments under, and in accordance with, the Backstop Commitment Letter, which premium, subject to the terms and conditions of the Backstop Commitment Letter, shall be fully earned as of the date of the Backstop Commitment Letter, non-refundable and non-avoidable upon entry of the Backstop Order, shall constitute an Allowed Administrative Claim, and shall be paid without setoff or reduction of any kind.

“Put Option Premium Notes” means, unless the Put Option Premium is paid in Cash, the New Senior Secured Notes to be issued by Reorganized Mercer on the Effective Date pursuant to the New Senior Secured Notes Indenture in the amount of the Put Option Premium.

“Registration Rights Agreement” means the registration rights agreement or other similar agreement with respect to Reorganized Mercer, which shall be on terms consistent with the Consenting Senior Noteholder RSA and Governance Term Sheet, and acceptable to the Required Consenting Senior Noteholders and reasonably acceptable to the Debtors.

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“Reinstatement” or “Reinstated” or “Reinstate” means, with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

“Regulatory Approvals” means approval by the German Ministry for Economics and Energy (BMWE), approval by the Canadian Commissioner of Competition, and such other regulatory approvals as reasonably advisable.

“Related Fund” means, with respect to any Holder of Allowed Claims or Allowed Interests, any Affiliates (including at the institutional level) of such Holder or any fund, account (including any separately managed accounts), or investment vehicle that is controlled, managed, advised, or sub-advised by such Holder, an Affiliate of such Holder, or by the same investment manager, advisor, or subadvisor as such Holder.

“Related Parties” means with respect to a Person, such Person’s current and former affiliates, and such Person’s and its current and former affiliates’ current and former directors, managers, committee members, members of any governing body, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed or advised entities, accounts, or funds, current or former, and future associated entities, predecessors, participants, successors, and assigns (whether by operation of law or otherwise), subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, partners, employees, agents, fiduciaries, trustees, advisory board members, financial advisors or managers, limited partners, general partners, attorneys, accountants, managed accounts or funds, management companies, fund advisors, investment bankers, consultants, investment managers, investment advisors, representatives, and other professionals, and such Person’s respective heirs, executors, estates, and nominees, each in their capacity as such.

“Release Opt-Out Form” means the form to be provided to Holders of Class 1 (Secured Claims), Class 2 (Other Priority Claims), Class 4 (General Unsecured Claims), and Class 7 (510(b) Claims) through which such Holders may elect to affirmatively opt out of the Third-Party Release.

“Released Parties” means, collectively, solely in their capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Consenting Stakeholder; (d) each Senior Notes Trustee; (e) each Backstop Party; (f) each member of the Majority Ad Hoc Group; and (g) with respect to each of the foregoing Persons in clauses (a) through (f), each of their Related Parties; provided that, a Person shall not be a Released Party if such Person (i) elects to opt out of the Releases set forth in this Plan or (ii) timely Files an objection to the Releases set forth in this Plan and such objection is not withdrawn or otherwise resolved before the Confirmation Order is entered.

“Releases” means, collectively, the releases set forth in Article 10.6.

“Releasing Parties” means, collectively, and in each case solely in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Consenting Stakeholder; (d) each Senior Notes Trustee; (e) each Backstop Party; (f) each Holder of a Claim or Interest in a Voting Class that does not affirmatively elect to “opt out” of the Third-Party Release as provided on its respective ballot; (g) each Holder of a Claim or Interest in a Non-Voting Class that is deemed to accept this Plan that does not affirmatively elect to “opt out” of the Third-Party Release as provided on its respective Release Opt-Out Form; and (h) each Related Party of each Entity in clauses (a) through (g), solely to the extent such Related Party (I) would be obligated to grant a release under principles of agency if it were so directed by the Entity in the foregoing clauses (a) through (f) to whom they are related or (II) may assert Claims or Causes of Action on behalf of or in a derivative capacity by or through an Entity in clause (a) through (g); provided, that any Holder of a Claim

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or Interest that timely objects to the Third Party Release, either through (x) a formal objection Filed on the docket of the Chapter 11 Cases or (y) an informal objection provided to the Debtors by electronic mail, and such objection is not withdrawn on the docket of the Chapter 11 Cases or via electronic mail, as applicable, or otherwise resolved before the Confirmation Order is entered, shall not be a “Releasing Party”.

“Reorganized Board” means the initial composition of the board of directors or managers of Reorganized Mercer.

“Reorganized Debtors” means the Debtors, or any successors or assigns thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date.

“Reorganized Mercer” means, subject to the Restructuring Transactions Exhibit and the applicable New Corporate Governance Documents, (a) Mercer, a corporation, as reorganized pursuant to this Plan on or after the Effective Date, and its successors, or (b) such other Entity as may be determined by the Debtors with the consent of the Required Consenting Senior Noteholders, whether by merger, consolidation, or otherwise, as contemplated by the Restructuring Transactions Exhibit, if applicable, that shall be the Debtors’ new corporate parent; provided that, in each case, Reorganized Mercer shall be a domestic corporation (within the meaning of section 7701(a)(4) of the Internal Revenue Code of 1986, as amended) taxable as a C corporation.

“Required Consenting Senior Noteholders” has the meaning set forth in the Consenting Senior Noteholder RSA.

“Restructuring Expenses” means the reasonable and documented fees and out-of-pocket expenses of the Majority Ad Hoc Group Advisors, the Senior Notes Trustees, and advisors to Computershare Trust Company, N.A., in each case incurred in connection with the negotiation, formulation, preparation, documentation, execution, delivery, implementation, consummation, or enforcement of the Consenting Senior Noteholder RSA, the Restructuring Transactions, or the Definitive Documents, whether incurred before, on, or after the effective date of the Consenting Senior Noteholder RSA and solely to the extent invoiced before the Effective Date, including a reasonable retainer for any post-Effective Date work, and subject to any applicable fee arrangements agree with respect thereto, and reasonable fees and expenses incurred in connection with distributions made pursuant to the Plan or the cancellation and discharge of the Senior Notes Indentures.

“Restructuring Support Agreements” means, collectively, the Consenting Senior Noteholder RSA and the Consenting Equityholder RSA.

“Restructuring Term Sheet” has the meaning set forth in the Consenting Senior Noteholder RSA.

“Restructuring Transactions” means the transactions set forth in Article V, together with any other transaction that may be necessary or appropriate to effect any transaction described in the Consenting Senior Noteholder RSA, or described in, approved by, contemplated by, or necessary to effectuate this Plan, in each case subject to the consent rights contained in the Consenting Senior Noteholder RSA, including: (a) the execution and delivery of any appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, election, disposition, transfer, formation, organization, dissolution, or liquidation containing terms that are consistent with the terms of this Plan, and that satisfy the requirements of applicable law and any other terms to which the applicable Persons may agree, including the documents comprising the Plan Supplement; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of this Plan and having other terms for which the applicable

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Persons agree; (c) the filing of appropriate certificates, elections, or articles of incorporation, reincorporation, merger, amalgamation, consolidation, conversion, or dissolution pursuant to applicable state law; (d) such other transactions that are required to effectuate the Restructuring Transactions Exhibit (if applicable), including any mergers, consolidations, restructurings, conversions, dispositions, transfers, formations, organizations, dissolutions, or liquidations; (e) the execution, delivery, and Filing, if applicable, of the Definitive Documents and the Plan Supplement; (f) the issuance of Securities, all of which shall be authorized and approved in all respects, in each case, without further action being required under applicable law, regulation, order, or rule; and (g) all other actions that the applicable Persons determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

“Restructuring Transactions Exhibit” means an exhibit containing a summary of transaction steps to complete the restructuring contemplated by this Plan and included in the Plan Supplement, which shall provide for a structure that is tax-efficient for each of the Debtors and the Consenting Senior Noteholders and shall be in form and substance acceptable to the Required Consenting Senior Noteholders and reasonably acceptable to the Debtors.

“Rights Offering” means that certain rights offering pursuant to which each Rights Offering Participant is entitled to receive Subscription Rights to acquire New Money Senior Secured Notes on a pro rata basis in accordance with the Rights Offering Procedures and which shall be fully backstopped by the Backstop Parties pursuant to the Backstop Commitment Letter.

“Rights Offering Documents” means, collectively, the Backstop Order, the Rights Offering Procedures, the Rights Offering Procedures Order, the Backstop Commitment Letter, and any and all other agreements, documents, and instruments delivered or entered into or distributed in connection with, or otherwise governing, the Rights Offering.

“Rights Offering Participants” means Holders of Allowed Senior Notes Claims as of the Rights Offering Record Date.

“Rights Offering Procedures” means the procedures for the implementation of the Rights Offering as approved by the Rights Offering Procedures Order.

“Rights Offering Procedures Order” means the order of the Bankruptcy Court approving the Rights Offering Procedures.

“Rights Offering Record Date” means November 9, 2026.

“Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to this Plan, if any, as the same may be amended, modified, or supplemented from time to time.

“Schedule of Retained Causes of Action” means a schedule of Causes of Action to be retained by the Reorganized Debtors as set forth in the Plan Supplement.

“Senior Noteholders” means, collectively, the 2028 Senior Noteholders and the 2029 Senior Noteholders.

“Senior Notes” means, collectively, the 2028 Senior Notes and the 2029 Senior Notes.

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“Senior Notes Claim” means any Claim on account of the Senior Notes or otherwise arising under or in connection with the Senior Notes Indentures, including accrued but unpaid interest, fees, and premiums through the Petition Date.

“Senior Notes Documents” means, collectively, the Senior Notes Indentures and the other documents governing the Senior Notes.

“Senior Notes Indentures” means, collectively, the 2028 Senior Notes Indenture and the 2029 Senior Notes Indenture.

“Senior Notes Trustees” means, collectively, the 2028 Senior Notes Trustee and the 2029 Senior Notes Trustee.

“Secured Claim” means a Claim (a) secured by a Lien on Collateral to the extent of the value of such Collateral as (i) set forth in this Plan, (ii) agreed to by the Holder of such Claim and the Debtors, or (iii) determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code, or (b) secured by the amount of any right of setoff of the Holder thereof in accordance with section 553 of the Bankruptcy Code; provided, that, nothing in this definition shall alter the terms of any subordination pursuant to section 510 of the Bankruptcy Code.

“Securities Act” means the Securities Act of 1933, as amended.

“Security” or “Securities” means any instruments that qualify as a “security” under Section 2(a)(1) of the Securities Act.

“Short-Term Incentive Plan” means Mercer’s annual short-term incentive plan, as amended, modified, or supplemented from time to time, pursuant to which current employees, officers, and other eligible participants of the Debtors and the Non-Debtor Affiliates are eligible to receive cash incentive compensation based on the achievement of performance goals for the applicable performance period (and for which the aggregate amount owed thereunder does not exceed $1.7 million).

“SIR” means self-insured retention or similar deductible.

“Solicitation Agent” means Stretto, Inc., in its capacity as solicitation, notice, claims, and balloting agent for the Debtors, or, as applicable, any successors, assignees, or delegees thereof.

“Solicitation Materials” means materials used in connection with the solicitation of votes on the Plan, including the Disclosure Statement, and any procedures established by the Bankruptcy Court with respect to solicitation of votes on the Plan.

“Stapled Equity” means 40.0% of the New Common Stock and 40.0% of the New Convertible Preferred Stock to be issued in connection with the issuance of the New Money Senior Secured Notes on a pro rata basis based on each Holder’s subscription for such New Money Senior Secured Notes in accordance with the Rights Offering Procedures; provided that such New Common Stock shall dilute only the New Common Stock issued to Holders of Allowed Senior Notes Claims pursuant to Article 4.3.

“Subscription Rights” means the right to participate in the Rights Offering as set forth in the Rights Offering Procedures.

“Takeback Senior Secured Notes” means the new senior secured notes to be issued by Reorganized Mercer on the Effective Date in exchange for a portion of the outstanding Senior Notes pursuant to the New Senior Secured Notes Indenture in an aggregate principal amount of $150.0 million and on terms consistent with the Consenting Senior Noteholder RSA.

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“Third-Party Release” means the releases given by the Releasing Parties to the Released Parties in Article 10.6(b).

“Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

“Voting Class” means each of Class 3 (Senior Notes Claims) and Class 8 (Existing Equity Interests).

B. Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in this Plan are to the respective section in, or exhibit to, this Plan, as the same may be amended, waived, or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained therein and have the same meaning as “in this Plan,” “of this Plan,” “to this Plan,” and “under this Plan,” respectively. The words “includes,” “including,” and varieties thereof are not limiting and shall be deemed to be followed with the words “without limitation” whether or not such words are used. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

For purposes herein:

(1) in the appropriate context, each term, whether stated in the singular or plural, shall include both the singular and plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(2) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions;

(3) unless otherwise specified herein, all references herein to “Articles” are references to Articles hereof or hereto;

(4) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply;

(5) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be;

(6) any docket number references in this Plan shall refer to the docket number of any document Filed with the Bankruptcy Court in the Chapter 11 Cases;

(7) references to “shareholders,” “directors,” or “officers” shall also include “members” or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws;

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(8) except as otherwise provided herein, any reference to a document or agreement that is to be issued or entered into that is dependent on an election to be made pursuant to this Plan or an event occurring shall be deemed to be followed by the words “if applicable”;

(9) any immaterial effectuating provisions may be interpreted by the Debtors or the Reorganized Debtors, in such a manner that is consistent with the overall purpose and intent of this Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; provided, that any effectuating provision that has an economic impact shall not be considered “immaterial”;

(10) except as otherwise provided, any references to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter; and

(11) to the extent that the treatment, allowance, or disallowance of any Claim herein is interpreted as a Claim objection, this Plan shall be deemed a Claim objection to such Claim.

C. Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to this Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next Business Day but shall be deemed to have been completed as of the required date.

D. Reference to Monetary Figures.

All references in this Plan to monetary figures shall refer to the legal tender of the United States of America, unless otherwise expressly provided.

E. Controlling Document.

In the event of an inconsistency between this Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or the Confirmation Order). In the event of an inconsistency between this Plan and any other instrument or document created or executed pursuant to this Plan, or between this Plan and the Disclosure Statement, this Plan shall control. The provisions of this Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, that if there is determined to be any inconsistency between any Plan provision and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern and any such provision of the Confirmation Order shall be deemed a modification of this Plan.

F. Consultation, Notice, Information, and Consents.

Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights of the parties to the Consenting Senior Noteholder RSA shall be incorporated herein by this reference (including to the applicable definitions in Article I.A) and fully enforceable as if stated in full herein. In the case of conflict with respect to consultation, information, notice, and consent rights between the Consenting Senior Noteholder RSA, on the one hand, and the Plan, on the other hand, the Consenting Senior Noteholder RSA shall control and govern. Any requirement of “consent” or “written consent” hereunder may be satisfied via email from counsel to the applicable party.

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ARTICLE II.

ADMINISTRATIVE, PRIORITY TAX, AND PROFESSIONAL FEE CLAIMS.

2.1. Administrative Claims.

Except to the extent that a Holder of an Allowed Administrative Claim agrees to different treatment, each Holder of an Allowed Administrative Claim (other than a Professional Fee Claim) shall receive, in full and final satisfaction of such Allowed Administrative Claim, (a) Cash in an amount equal to such Allowed Administrative Claim on the Effective Date or as soon as practicable thereafter or (b) such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code and as agreed to by the Debtors; provided, that Allowed Administrative Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders, course of dealing, or agreements governing, instruments evidencing, or other documents relating to such transactions.

2.2. Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to less favorable treatment, on the earlier of (a) the Effective Date, to the extent such Claim is an Allowed Priority Tax Claim on the Effective Date, (b) the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or (c) the date such Allowed Priority Tax Claim is due and payable in the ordinary course, each Holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Priority Tax Claim, at the sole option of the Debtors or the Reorganized Debtors, as applicable, (x) Cash in an amount equal to such Allowed Priority Tax Claim or (y) such other treatment reasonably acceptable to the Debtors or Reorganized Debtors (as applicable) consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code; provided, that the Debtors and the Reorganized Debtors, as applicable, reserve the right to prepay all or a portion of any such amounts at any time under this option without penalty or premium.

2.3. Restructuring Expenses.

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date (or, with respect to necessary post-Effective Date activities, after the Effective Date), shall be paid in full in Cash on the Effective Date or as soon as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases, on the dates on which such amounts would be required to be paid under the Consenting Senior Noteholder RSA) in accordance with, and subject to, the terms of the Consenting Senior Noteholder RSA, without any requirement to File a fee application with the Bankruptcy Court or for Bankruptcy Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated before and as of the Effective Date and such estimates shall be delivered to the Debtors at least two (2) Business Days before the anticipated Effective Date; provided, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses.

2.4. Professional Fee Claims.

All Professionals seeking approval by the Bankruptcy Court of Professional Fee Claims shall (a) File, on or before the date that is forty-five (45) days after the Effective Date (unless extended by the Reorganized Debtors), their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court or authorized to be paid in accordance with the orders relating to or allowing any such Professional Fee Claims.

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2.5. Professional Fee Escrow.

(a) As soon as reasonably practicable after the Confirmation Date and no later than the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow with Cash equal to the Professional Fee Claims Estimate, and no Liens, Claims, or Interests shall encumber the Professional Fee Escrow in any way. The Professional Fee Escrow (including funds held in the Professional Fee Escrow) (x) shall not be and shall not be deemed property of the Debtors, the Estates, or the Reorganized Debtors, and (y) shall be held in trust for the Professionals; provided, that funds remaining in the Professional Fee Escrow after all Allowed Professional Fee Claims have been irrevocably paid in full shall revert to the Reorganized Debtors. Allowed Professional Fee Claims shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow when such Claims are Allowed by an order of the Bankruptcy Court; provided, that the Debtors’ obligations with respect to Professional Fee Claims shall not be limited nor deemed to be limited in any way to the balance of funds held in the Professional Fee Escrow.

(b) If the amount of funds in the Professional Fee Escrow is insufficient to fund payment in full of all Allowed Professional Fee Claims and any other Allowed amounts owed to Professionals, the deficiency shall be promptly funded to the Professional Fee Escrow from the Debtors’ Estates or Reorganized Debtors, as applicable, without any further action or order of the Bankruptcy Court.

(c) Any objections to Professional Fee Claims shall be served and Filed no later than twenty-one (21) days after Filing of the final applications for compensation or reimbursement.

2.6. Professional Fee Claims Estimate.

Each Professional shall estimate in good faith its unpaid Professional Fee Claim and other unpaid fees and expenses incurred in rendering services to the Debtors, before and as of the Effective Date and shall deliver such reasonable, good faith estimate to the Debtors no later than two (2) Business Days before the Effective Date; provided, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors may estimate in good faith the unpaid and unbilled fees and expenses of such Professional.

2.7. Post-Effective Date Fees and Expenses.

(a) Except as otherwise specifically provided in this Plan, on and after the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash all reasonable and documented legal, professional, or other fees and expenses related to implementation of this Plan incurred by the Debtors or the Reorganized Debtors, as applicable.

(b) Upon and following the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention for services rendered after such date shall terminate, and the Debtors or the Reorganized Debtors, as applicable, may employ any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

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ARTICLE III.

CLASSIFICATION OF CLAIMS AND INTERESTS.

3.1. Separate Plans; Classification in General.

Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in this Plan for purposes of economy and efficiency, this Plan constitutes a separate chapter 11 plan for each Debtor. Accordingly, if the Bankruptcy Court does not confirm this Plan with respect to one or more Debtors, it may still confirm this Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled before the Effective Date. All potential Classes for the Debtors are set forth herein. Certain Debtors may not have any Holders of Claims or Interests in a particular Class or Classes, and such vacant Class or Classes, as applicable, shall be treated as set forth in Article 3.5.

3.2. Formation of Debtor Groups for Convenience Only.

This Plan groups the Debtors together solely for the purpose of describing treatment under this Plan, confirmation of this Plan, and making distributions in respect of Claims and Interests under this Plan. Such groupings shall not affect any Debtor’s status as a separate legal Entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal Entities, cause the transfer of any assets, or otherwise be given effect for U.S. federal and applicable state and local income tax purposes; and, except as otherwise provided by or permitted under this Plan, all Debtors shall continue to exist as separate legal Entities after the Effective Date.

3.3. Summary of Classification.

The following table designates the Classes of Claims against and Interests in each of the Debtors and specifies which of those Classes are (a) Impaired or Unimpaired by this Plan, (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code, or (c) presumed to accept or deemed to reject this Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims, Restructuring Expenses, and Professional Fee Claims have not been classified. The classification of Claims and Interests set forth herein shall apply separately to each Debtor.

Class	Designation	Treatment	Entitled to Vote

1	Secured Claims	Unimpaired	No (Presumed to Accept)

2	Other Priority Claims	Unimpaired	No (Presumed to Accept)

3	Senior Notes Claims	Impaired	Yes

4	General Unsecured Claims	Unimpaired	No (Presumed to Accept)

5	Intercompany Claims	Unimpaired	No (Presumed to Accept)

6	Intercompany Interests	Unimpaired	No (Presumed to Accept)

7	510(b) Claims	Unimpaired	No (Presumed to Accept)

8	Existing Equity Interests	Impaired	Yes

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3.4. Special Provision Governing Unimpaired Claims.

Except as otherwise provided in this Plan, nothing under this Plan shall affect, diminish, or impair the rights of the Debtors or the Reorganized Debtors, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses or objections to, or setoffs or recoupments against, any such Unimpaired Claims; and, except as otherwise specifically provided in this Plan, nothing herein shall be deemed to be a waiver or relinquishment of any Claim, Cause of Action, right of setoff, or other legal or equitable defense or objection that the Debtors had immediately before the Effective Date, against or with respect to any Claim that is Unimpaired (including, for the avoidance of doubt, any Claim that is Reinstated) by this Plan. Except as otherwise specifically provided in this Plan, the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff, and other legal or equitable defenses or objections that the Debtors had immediately before the Effective Date fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights with respect to any Reinstated Claim or Claim that is otherwise Unimpaired by this Plan may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

3.5. Elimination of Vacant Classes.

Any Class of Claims or Interests that, as of the commencement of the Confirmation Hearing, does not have at least one Holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from this Plan of such Debtor for purposes of voting to accept or reject such Debtor’s Plan, and disregarded for purposes of determining whether such Debtor’s Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

3.6. Presumed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject this Plan, this Plan shall be presumed accepted by such Class.

ARTICLE IV.

TREATMENT OF CLAIMS AND INTERESTS.

4.1. Secured Claims (Class 1).

(a) Classification: Class 1 consists of all Secured Claims.

(b) Treatment: The legal, equitable, and contractual rights of Holders of Allowed Secured Claims are unaltered by this Plan. On or as soon as reasonably practicable after the Effective Date, except to the extent that a Holder of an Allowed Secured Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Secured Claim, each Holder of an Allowed Secured Claim shall receive, at the Debtors’ or Reorganized Debtors’ option (as applicable), in consultation with the Required Consenting Senior Noteholders, either (i) payment in full in Cash, (ii) delivery of the Collateral securing its Allowed Secured Claim, (iii) Reinstatement of its Allowed Secured Claim, or (iv) such other treatment rendering its Allowed Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

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(c) Impairment and Voting: Class 1 is Unimpaired, and the Holders of Allowed Secured Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Secured Claims are not entitled to vote to accept or reject this Plan, and the votes of such Holders shall not be solicited with respect to such Allowed Secured Claims. Holders of Allowed Secured Claims shall be provided a Release Opt-Out Form solely for the purpose of affirmatively opting out of the Third-Party Release.

4.2. Other Priority Claims (Class 2).

(a) Classification: Class 2 consists of all Other Priority Claims.

(b) Treatment: The legal, equitable, and contractual rights of the Holders of Allowed Other Priority Claims are unaltered by this Plan. On or as soon as reasonably practicable after the Effective Date, except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim shall receive treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code.

(c) Impairment and Voting: Class 2 is Unimpaired, and the Holders of Allowed Other Priority Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject this Plan, and the votes of such Holders shall not be solicited with respect to such Allowed Other Priority Claims. Holders of Allowed Other Priority Claims shall be provided a Release Opt-Out Form solely for the purpose of affirmatively opting out of the Third-Party Release.

4.3. Senior Notes Claims (Class 3).

(a) Classification: Class 3 consists of all Senior Notes Claims.

(b) Allowance: The Senior Notes Claims shall be deemed Allowed in the aggregate amount of $1,318,493,160.59, which amount is equal to the outstanding principal amount of the Senior Notes plus all accrued and unpaid interest, fees, and premiums under the 2028 Senior Notes Indenture and 2029 Senior Notes Indenture, as applicable, as of the Petition Date.

(c) Treatment: On or as soon as reasonably practicable after the Effective Date, except to the extent that a Holder of an Allowed Senior Notes Claim agrees to less favorable treatment of its Allowed Senior Notes Claim, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Senior Notes Claim, each Holder of an Allowed Senior Notes Claim shall receive its Pro Rata Share of:

(i) the Subscription Rights;

(ii) 91.5% of the New Common Stock, subject to dilution by the Management Incentive Plan, the New Common Stock issued as Stapled Equity, and the New Convertible Preferred Stock (if converted);

(iii) 56.5% of the New Convertible Preferred Stock; and

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(iv) the Takeback Senior Secured Notes.

(d) Impairment and Voting: Class 3 is Impaired, and the Holders of Allowed Senior Notes Claims in Class 3 are entitled to vote to accept or reject this Plan.

4.4. General Unsecured Claims (Class 4).

(a) Classification: Class 4 consists of all General Unsecured Claims.

(b) Treatment: The legal, equitable, and contractual rights of the Holders of Allowed General Unsecured Claims are unaltered by this Plan. In full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed General Unsecured Claim, except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment of its Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall receive payment in full in Cash on or as soon as reasonably practicable after the Effective Date or in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim, or such other treatment as determined by the Debtors in consultation with the Majority Ad Hoc Group rendering its Allowed General Unsecured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c) Impairment and Voting: Class 4 is Unimpaired, and the Holders of Allowed General Unsecured Claims in Class 4 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed General Unsecured Claims are not entitled to vote to accept or reject this Plan, and the votes of such Holders shall not be solicited with respect to such Allowed General Unsecured Claims. Holders of Allowed General Unsecured Claims shall be provided a Release Opt-Out Form solely for the purpose of affirmatively opting out of the Third-Party Release.

4.5. Intercompany Claims (Class 5).

(a) Classification: Class 5 consists of all Intercompany Claims.

(b) Treatment: Subject to the Restructuring Transactions, on the Effective Date, the Intercompany Claims shall be, at the option of the Debtors and with the reasonable consent of the Required Consenting Senior Noteholders, either (i) Reinstated or (ii) set off, settled, distributed, contributed, merged, cancelled, or released, in each case, in accordance with the terms of the Consenting Senior Noteholder RSA.

(c) Impairment and Voting: Class 5 is Unimpaired, and the Holders of Allowed Intercompany Claims in Class 5 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Intercompany Claims are not entitled to vote to accept or reject this Plan, and the votes of such Holders shall not be solicited with respect to such Allowed Intercompany Claims.

4.6. Intercompany Interests (Class 6).

(a) Classification: Class 6 consists of all Intercompany Interests.

(b) Treatment: Subject to the Restructuring Transactions, the Intercompany Interests shall remain effective and outstanding on the Effective Date and shall be owned and held by the same applicable Person or Entity that held or owned such Intercompany Interests immediately before the Effective Date, except as otherwise agreed by the Debtors and the Required Consenting Senior Noteholders.

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(c) Impairment and Voting: Class 6 is Unimpaired, and the Holders of Allowed Intercompany Interests in Class 6 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Intercompany Interests are not entitled to vote to accept or reject this Plan, and the votes of such Holders shall not be solicited with respect to such Allowed Intercompany Interests.

4.7. 510(b) Claims (Class 7).

(a) Classification: Class 7 consists of all 510(b) Claims.

(b) Treatment: The legal, equitable, and contractual rights of the Holders of Allowed 510(b) Claims shall be Unimpaired and shall, unless otherwise provided herein, be unaltered by this Plan, and on and after the Effective Date, each Allowed 510(b) Claim shall be Reinstated and shall continue in the ordinary course, except to the extent that a Holder of an Allowed 510(b) Claim agrees to less favorable treatment of its Allowed Claim.

(c) Impairment and Voting: Class 7 is Unimpaired, and the Holders of Allowed 510(b) Claims in Class 7 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of 510(b) Claims are not entitled to vote to accept or reject this Plan, and the votes of such Holders shall not be solicited with respect to such 510(b) Claims. Holders of 510(b) Claims shall be provided a Release Opt-Out Form solely for the purpose of affirmatively opting out of the Third-Party Release.

4.8. Existing Equity Interests (Class 8).

(a) Classification: Class 8 consists of all Existing Equity Interests.

(b) Treatment: On or as soon as reasonably practicable after the Effective Date, except to the extent that a Holder of an Allowed Existing Equity Interest agrees to less favorable treatment of its Allowed Existing Equity Interest, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Existing Equity Interest, each Holder of an Allowed Existing Equity Interest shall receive its Pro Rata Share of:

(A) 8.5% of the New Common Stock, subject to dilution by the Management Incentive Plan and the New Convertible Preferred Stock (if converted); and

(B) 3.5% of the New Convertible Preferred Stock.

(c) Impairment and Voting: Class 8 is Impaired, and the Holders of Allowed Existing Equity Interests in Class 8 are entitled to vote to accept or reject this Plan.

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ARTICLE V.

MEANS FOR IMPLEMENTATION.

5.1. Compromise and Settlement of Claims, Interests, and Controversies.

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distribution, releases, and other benefits provided under this Plan, upon the Effective Date, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Claim or an Interest Holder may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made on account of such Allowed Claim or Allowed Interest, including pursuant to the transactions set forth in the Restructuring Transactions Exhibit, if any. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Allowed Claims, Allowed Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise, settlement, and transactions are in the best interests of the Debtors, the Estates, and Holders of Allowed Claims and Allowed Interests, and is fair, equitable, and within the range of reasonableness. Subject to the provisions of this Plan governing distributions, all distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final. As consideration for, among other things, the Releases provided pursuant to this Plan, the Consenting Senior Noteholders have agreed pursuant to the Consenting Senior Noteholder RSA, and the Backstop Parties have agreed pursuant to the Backstop Commitment Letter, for the benefit of the Debtors and the Estates, to make contributions to enable the implementation of this Plan, such contributions being fundamentally necessary to the implementation of this Plan. The compromises and settlements described herein shall be non-severable from each other and from all other terms of this Plan.

5.2. Continued Corporate Existence; Effectuating Documents; Corporate Action; Restructuring Transactions.

(a) Except as otherwise provided in this Plan, the Plan Supplement, or, if applicable, the Restructuring Transactions Exhibit, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the respective Corporate Governance Documents (or other analogous formation, constituent, or Corporate Governance Documents) in effect before the Effective Date or the New Corporate Governance Documents or other applicable Corporate Governance Documents, except to the extent such certificate of incorporation, certificate of formation, bylaws, or operating agreement (or other analogous formation, constituent, or Corporate Governance Documents) are amended by this Plan or otherwise, and to the extent any such document is amended, such document is deemed to be amended pursuant to this Plan and requires no further action or approval (other than any requisite filings required under applicable state or federal law).

(b) Notwithstanding anything herein to the contrary, on or about the Effective Date or as soon as reasonably practicable thereafter, the Debtors or the Reorganized Debtors, as applicable, shall take all actions set forth in and contemplated by the Restructuring Transactions Exhibit, and enter into any transaction, and may take all actions as may be necessary or appropriate to effectuate the transactions described in, approved by, contemplated by, or necessary or appropriate to effectuate this Plan, including the Restructuring Transactions.

(c) Upon the Effective Date, all actions contemplated by this Plan shall be deemed authorized and approved in all respects, including (i) the assumption of Executory Contracts and Unexpired Leases as provided herein; (ii) the selection, or criteria for selection, of managers, directors, or officers for the Reorganized Debtors; (iii) the issuance and distribution of the Plan Securities and entry into of the New Debt Documents; (iv) the consummation of the Rights Offering; (v) the implementation of, and performance under, the Management Incentive Plan in accordance with Article 5.10; (vi) entry into the New Corporate Governance Documents; and (vii) all other actions contemplated by this Plan (whether to occur before, on, or after the Effective Date), in each case in accordance with and subject to the terms hereof.

(d) The Confirmation Order shall and shall be deemed to, pursuant to sections 363, 1123, and 1142 of the Bankruptcy Code, authorize and direct parties, as applicable, among other things, to perform all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate this Plan, including the Restructuring Transactions.

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(e) Each officer, director, or manager of the Debtors is (and each officer, director, or manager of the Reorganized Debtors shall be) authorized to issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of this Plan and the Securities issued pursuant to this Plan in the name of and on behalf of the Reorganized Debtors, all of which shall be authorized and approved in all respects, in each case, without the need for any approvals, authorization, consents, or any further action required under applicable law, regulation, order, or rule (including any action by the stockholders or directors or managers of the Debtors or the Reorganized Debtors) except for those expressly required pursuant to this Plan.

(f) All matters provided for in this Plan involving the corporate or limited liability company structure of the Debtors or the Reorganized Debtors, and any corporate or limited liability company action required by the Debtors or the Reorganized Debtors in connection with this Plan or the Restructuring Transactions shall be deemed to have occurred and shall be in effect, without any requirement of further action by the directors, managers, or officers of the Debtors or the Reorganized Debtors or by any other stakeholder, and with like effect as though such action had been taken unanimously by the stockholders, directors, managers, or officers, as applicable, of the Debtors or Reorganized Debtors.

5.3. Registration Rights Agreement.

On the Effective Date, Reorganized Mercer shall execute and deliver the Registration Rights Agreement and take all actions required by the Registration Rights Agreement, subject to, and in accordance with the terms of, the Consenting Senior Noteholder RSA.

5.4. New Debt Documents; New Common Stock; New Convertible Preferred Stock.

(a) On the Effective Date, the Reorganized Debtors shall be authorized to execute, deliver, and enter into the New Debt Documents without further (i) notice to or order or other approval of the Bankruptcy Court, (ii) act or omission under applicable law, regulation, order, or rule, (iii) vote, consent, authorization, or approval of any Person, or (iv) action by the Holders of Claims or Interests. The New Debt Documents shall constitute legal, valid, binding, and authorized joint and several obligations of the applicable Reorganized Debtors, enforceable in accordance with their respective terms and such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under applicable law, this Plan, or the Confirmation Order.

(b) Confirmation of this Plan shall be deemed approval of the New Debt Documents, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, and authorization of the Reorganized Debtors to enter into, execute, and deliver the New Debt Documents.

(c) On the Effective Date, all Liens and security interests granted pursuant to the applicable New Debt Documents shall be (i) valid, binding, automatically perfected, and enforceable Liens and security interests in the personal and real property described in and subject to such document, with the priorities established in respect thereof under applicable non-bankruptcy law and (ii) not subject to avoidance, recharacterization, or subordination under any applicable law, this Plan, or the Confirmation Order.

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(d) The Reorganized Debtors and the Persons granted Liens and security interests under the applicable New Debt Documents are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of this Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order without the need for any filings or recordings) and shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

(e) On the Effective Date, Reorganized Mercer shall issue the New Senior Secured Notes pursuant to the New Senior Secured Notes Indenture, consisting of (i) the New Money Senior Secured Notes, issued for Cash pursuant to the Rights Offering and the Backstop Commitment Letter, (ii) unless the Put Option Premium is paid in Cash, the Put Option Premium Notes, issued to the Backstop Parties in satisfaction of the Put Option Premium, and (iii) the Takeback Senior Secured Notes, issued to Holders of Allowed Senior Notes Claims in accordance with Article 4.3. Notwithstanding the different purposes for which they are issued, the New Money Senior Secured Notes, the Put Option Premium Notes, and the Takeback Senior Secured Notes shall constitute a single class of New Senior Secured Notes issued under the New Senior Secured Notes Indenture, shall have identical terms in all respects (including with respect to interest rate, maturity, amortization, guarantees, collateral, ranking, priority, covenants, events of default, and redemption and prepayment provisions), and, from and after their issuance, shall be fully fungible with one another for all purposes, and, to the extent permitted by applicable law and the procedures of DTC, shall bear the same CUSIP numbers and trade as a single series.

(f) On the Effective Date, Reorganized Mercer shall issue the New Common Stock, a voting class of common equity interests, on the terms set forth in the New Corporate Governance Documents, for distribution as follows: (i) to Holders of Allowed Senior Notes Claims, 91.5% of the New Common Stock in accordance with Article 4.3, subject to dilution by the Management Incentive Plan, the New Common Stock issued as Stapled Equity, and the New Common Stock issuable upon conversion of the New Convertible Preferred Stock; (ii) to Holders of Allowed Existing Equity Interests, 8.5% of the New Common Stock in accordance with Article 4.8, subject to dilution by the Management Incentive Plan and the New Common Stock issuable upon conversion of the New Convertible Preferred Stock; and (iii) to Rights Offering Participants that validly exercise their Subscription Rights (and to the Backstop Parties in accordance with the Backstop Commitment Letter), 40.0% of the New Common Stock as Stapled Equity, which shall dilute only the New Common Stock distributed to Holders of Allowed Senior Notes Claims. Reorganized Mercer shall take all commercially reasonable actions to cause the New Common Stock to be listed for trading on the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market, or such other national securities exchange in accordance with the Restructuring Support Agreements.

(g) On the Effective Date, Reorganized Mercer shall issue $325.0 million in New Convertible Preferred Stock on the terms set forth in the applicable Certificate of Designation included in the New Corporate Governance Documents, for distribution as follows: (i) to Holders of Allowed Senior Notes Claims, 56.5% of the New Convertible Preferred Stock in accordance with Article 4.3; (ii) to Holders of Allowed Existing Equity Interests, 3.5% of the New Convertible Preferred Stock in accordance with Article 4.8; and (iii) to Rights Offering Participants that validly exercise their Subscription Rights (and to the Backstop Parties in accordance with the Backstop Commitment Letter), 40.0% of the New Convertible Preferred Stock as Stapled Equity. The New Convertible Preferred Stock shall be convertible into New Common Stock on the terms set forth in the New Corporate Governance Documents, and any shares of New Common Stock issuable upon conversion of the New Convertible Preferred Stock (including in respect of any dividends paid in kind thereon) shall be authorized and reserved for issuance on the Effective Date without the need for any further corporate action. The New Convertible Preferred Stock shall be issued in registered, DTC-eligible book-entry form to the extent possible, subject to customary securities law requirements and transfer restrictions.

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(h) All shares of New Common Stock issued under this Plan, whether distributed on account of Allowed Claims or Interests, issued as Stapled Equity, or issued upon conversion of the New Convertible Preferred Stock, shall be of a single class, shall have identical rights, preferences, and privileges, and shall be fully fungible with one another for all purposes. All shares of New Convertible Preferred Stock issued under this Plan, whether distributed on account of Allowed Claims or Interests or issued as Stapled Equity, shall be of a single class and series, shall have identical rights, preferences, and privileges (including with respect to liquidation preference, dividends, and conversion), and shall be fully fungible with one another for all purposes. The New Common Stock and New Convertible Preferred Stock issued as Stapled Equity shall be issued as separate securities and shall each be transferable separately from one another and from the New Money Senior Secured Notes, subject to applicable securities laws and customary transfer restrictions. In each case, to the extent permitted by applicable law and the procedures of DTC, all shares of the same class shall bear the same CUSIP number(s).

5.5. Rights Offering

(a) The Debtors shall effectuate the Rights Offering during the Chapter 11 Cases in conjunction with and pursuant to this Plan, the Rights Offering Procedures, and the Backstop Commitment Letter. Each Rights Offering Participant shall be offered Subscription Rights to purchase for Cash its Pro Rata Share of the New Money Senior Secured Notes in an aggregate principal amount of $420.0 million (inclusive of $20.0 million of original issue discount but exclusive of the Put Option Premium), and each Rights Offering Participant that validly exercises its Subscription Rights shall receive its Pro Rata Share of the Stapled Equity. The Backstop Parties shall backstop 100.0% of the Rights Offering on the terms and subject to the conditions set forth in the Backstop Commitment Letter.

(b) Entry of the Rights Offering Procedures Order and Backstop Order shall constitute Bankruptcy Court approval of the Rights Offering, the Rights Offering Documents, the Backstop Commitment Letter, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the issuance of New Money Senior Secured Notes and Stapled Equity pursuant thereto, the payment of the Put Option Premium in Cash or the issuance of the Put Option Premium Notes on account thereof, in accordance with the Backstop Commitment Letter, and the payment of all fees, indemnities, expenses, and other payments provided for in connection therewith, and authorization of the Reorganized Debtors to enter into and execute any other documents necessary to effectuate the transactions in this Article 5.5 and the Backstop Commitment Letter. On the Effective Date, the rights and obligations of the Debtors under the Backstop Commitment Letter shall vest in the Reorganized Debtors, and, subject to the terms and conditions of the Backstop Commitment Letter and notwithstanding anything to the contrary in this Plan or the Confirmation Order, such obligations (i) shall remain unaffected and survive the Effective Date in accordance with the terms of the Backstop Commitment Letter, (ii) shall not be discharged under this Plan, and (iii) shall not be terminated by any of the Reorganized Debtors.

(c) The consummation of the Rights Offering is conditioned on the consummation of this Plan and satisfaction of the applicable conditions specified in the Rights Offering Documents. The Subscription Rights may not be sold, transferred, or assigned, except in the circumstances set forth in the Rights Offering Documents.

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5.6. Securities Law Exemptions.

(a) No registration statement shall be filed under the Securities Act, or pursuant to any state securities laws, with respect to the offer, issuance, and distribution of the Plan Securities under this Plan, the Restructuring Transactions Exhibit, or the Confirmation Order.

(b) Before the Petition Date, the offering of any Plan Securities as contemplated herein or pursuant to this Plan, the Restructuring Transactions Exhibit, or the Confirmation Order shall be exempt from the registration requirements of the Securities Act in reliance upon section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder, Regulation S promulgated thereunder, or another applicable exemption.

(c) After the Petition Date, the sale, issuance, and distribution of the Plan Securities in exchange for Claims pursuant to Article IV and other provisions of this Plan, the Restructuring Transactions Exhibit, and the Confirmation Order shall, to the extent permitted pursuant to section 1145 of the Bankruptcy Code, be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable United States, state, or local law requiring registration for the offer or sale of a Security pursuant to section 1145(a) of the Bankruptcy Code; provided, that the New Money Senior Secured Notes issued to the Backstop Parties pursuant to the Backstop Commitment Letter (other than Put Option Premium Notes, at the election of the beneficial owner thereof) shall be issued in a private placement in reliance upon Section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder, Regulation S promulgated thereunder, or another applicable exemption. Notwithstanding the foregoing, if counsel to the Debtors and counsel to the Consenting Senior Noteholders mutually agree that all of the New Senior Secured Notes can be issued in a private placement under Section 4(a)(2) of the Securities Act (or any applicable exemption other than section 1145 of the Bankruptcy Code), then all of the New Senior Secured Notes shall be issued in a private placement under Section 4(a)(2) of the Securities Act (or such other applicable exemption). Any and all such Plan Securities issued pursuant to section 1145(a) of the Bankruptcy Code may be resold without registration under the Securities Act by the recipients thereof pursuant to the exemption provided by Section 4(a)(1) of the Securities Act, (i) unless the holder (A) is an “underwriter” with respect to such Securities, as that term is defined in section 1145(b) of the Bankruptcy Code, (B) is an “affiliate” of Reorganized Mercer, as applicable (as defined in rule 144(a)(1) in the Securities Act), or (C) has been such an “affiliate” within ninety (90) days of such sale or transfer, and (ii) in each case, subject to (A) compliance with any applicable state or foreign securities laws, if any, and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such Securities, (B) the restrictions, if any, on the transferability of such Securities in the Corporate Governance Documents of the issuer of, or in agreements or instruments applicable to holders of, such Securities, and (C) any other applicable regulatory approval.

(d) To the extent any portion of the Plan Securities is not eligible for the exemption of registration provided by section 1145 of the Bankruptcy Code and in the case of any New Senior Secured Notes to be issued in a private placement pursuant to Article 5.6(c), the offering, sale, issuance, and distribution of such Plan Securities shall be made in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder or Regulation S promulgated thereunder and on equivalent state law registration exemptions or, solely to the extent such exemptions are not available, other available exemptions from registration under the Securities Act. Any Plan Securities that are not issued pursuant to section 1145(a) of the Bankruptcy Code shall be considered “restricted” securities, shall bear customary restrictive legends, and may not be resold except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act, such as the resale provisions of Rule 144A, Regulation S, or Rule 144 of the Securities Act, subject to, in each case, the transfer provisions, if any, and other applicable provisions set forth in the Corporate Governance Documents of the applicable issuers. Any recipients of the Plan Securities that are Affiliates (as defined in rule 144(a)(1) in

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the Securities Act) of Reorganized Mercer shall receive “control” securities that shall be subject to the “control securities” restrictions of Rule 144 of the Securities Act. Recipients of the Plan Securities are advised to consult with their own legal advisors as to the availability of any exemption from registration under the Securities Act and any applicable blue sky laws for resales of Plan Securities.

(e) The Reorganized Debtors and Reorganized Mercer need not provide any further evidence other than this Plan and the Confirmation Order with respect to the treatment of the Plan Securities under applicable securities laws. The availability of the exemption under section 1145 of the Bankruptcy Code or any other applicable securities laws shall not be a condition to the occurrence of the Effective Date.

(f) Notwithstanding anything to the contrary in this Plan, no Person or Entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by this Plan, including, for the avoidance of doubt, whether the offer and sale of the Plan Securities are exempt from registration or eligible for DTC book-entry delivery, settlement, and depository services. All such Persons and Entities (including, for the avoidance of doubt, DTC) shall be required to accept and conclusively rely upon this Plan or the Confirmation Order in lieu of a legal opinion regarding whether the offer and sale of the Plan Securities are exempt from registration.

(g) Except as otherwise agreed by the Debtors (or the Reorganized Debtors) and the Required Consenting Senior Noteholders, distributions of Plan Securities under the Plan shall be made through the facilities of DTC in accordance with DTC’s customary practices; provided, that such Plan Securities shall only be issued in accordance with DTC book-entry procedures if the same are permitted to be held through DTC’s book-entry system; provided, further, that to the extent that Plan Securities are not eligible for distribution in accordance with DTC’s customary practices, the Debtors or Reorganized Debtors, as applicable, shall take such reasonable actions as may be required to cause distributions of the Plan Securities under the Plan.

(h) The New Common Stock shall be listed for trading on The New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market, or any other national securities exchange selected by the Required Consenting Senior Noteholders and reasonably acceptable to the Debtors, with such listing, if any, to be effective on, or as soon as reasonably practicable after, the Effective Date, unless, before the Effective Date, the Required Consenting Senior Noteholders determine, with the reasonable consent of the Debtors, that the New Common Stock shall not be listed for public trading. The New Senior Secured Notes and the New Convertible Preferred Stock shall be issued in registered, DTC-eligible book-entry form to the extent possible, subject to customary securities law requirements and transfer restrictions. The Required Consenting Senior Noteholders, with the reasonable consent of the Debtors, shall determine whether Reorganized Mercer shall maintain its status and continue as a public reporting company under applicable U.S. securities laws, including the Securities Exchange Act of 1934, as amended.

5.7. Cancellation of Existing Securities and Agreements.

Except for the purpose of evidencing a right to a distribution under this Plan and except as otherwise set forth in this Plan, including with respect to Executory Contracts or Unexpired Leases that shall be assumed by the Reorganized Debtors, or any contract, instrument, or other agreement or document created in connection with this Plan, on the Effective Date, all agreements, instruments, notes, certificates, mortgages, security documents, Senior Notes Documents, and any other documents evidencing any Claim or Interest (other than Intercompany Claims and Intercompany Interests that are not modified by this Plan) and any rights of any Holder in respect thereof shall be deemed cancelled, discharged, and of no further force or effect, without any further act or action of any person under any applicable agreement, instrument, document, law, regulation, order, or rule, and the obligations of the Debtors thereunder shall be deemed

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automatically fully satisfied, released, and discharged. Notwithstanding such cancellation and discharge on the Effective Date and the release of the applicable Senior Notes Trustees from their respective duties thereunder, the Senior Notes Documents shall continue in effect solely (a) to the extent necessary to allow the Holders of Allowed Senior Notes Claims to receive distributions under this Plan in accordance therewith; (b) to the extent necessary to allow the Debtors, the Reorganized Debtors, or the applicable Senior Notes Trustees each to make post-Effective Date distributions in accordance with this Plan at the expense of the Reorganized Debtors, subject to their respective rights as Senior Notes Trustees under the Senior Notes Documents or take such other action expressly authorized by this Plan on account of Allowed Senior Notes Claims; and (c) to the extent necessary to allow the applicable Senior Notes Trustees to appear in the Chapter 11 Cases, provided, that nothing in the foregoing shall affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, or this Plan or result in any liability or expense to the Reorganized Debtors. For the avoidance of doubt, the applicable Senior Notes Trustees shall have no ongoing duties to the Holders of Senior Notes Claims under any of the discharged Claims following the Effective Date of this Plan other than as expressly set forth in this Plan or the Confirmation Order.

5.8. Cancellation of Liens, Existing Equity Interests, and other Interests.

(a) On the Effective Date, except to the extent otherwise provided in the Plan: (i) the obligations of the Debtors under each agreement evidencing or creating any right to receive or to be eligible to receive any Interest (including any right of an employee under any agreement to participate in any incentive or compensation plan that provides for the issuance or grant of any Interests or to receive or to be eligible to receive any Interests) shall be automatically extinguished, cancelled, and of no further force and effect and the Debtors and Reorganized Debtors shall not have any continuing obligations thereunder; and (ii) the obligations of the Debtors pursuant, relating, or pertaining to any instrument, certificate, agreement, or document described in clause (i) above evidencing or creating any obligation of the Debtors shall be released and discharged.

(b) Except as otherwise specifically provided herein, including pursuant to Article 5.2(a), all notes, instruments, certificates or other agreement or document evidencing debt of the Debtors, Existing Equity Interests, and other Interests (other than Intercompany Claims and Intercompany Interests that are not modified by this Plan) shall be cancelled and the obligations of the Debtors thereunder shall be discharged and of no further force or effect, except, where applicable, for the purpose of allowing the applicable agents and trustees to receive distributions from the Debtors under this Plan and to make any further distributions to the applicable Holders on account of their Claims and Interests.

(c) Upon the full payment or other satisfaction of its Allowed Secured Claim, or promptly thereafter, any Lien securing any Allowed Secured Claim shall be deemed released and the Holder of such Allowed Secured Claim shall deliver to the Debtors or the Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such Holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory Liens, or lis pendens, or similar interests or documents.

5.9. Boards of Directors and Officers.

(a) As of the Effective Date, the term of the current members of the board of directors and members of the board of managers, as applicable, of the Debtors, shall expire, and the Reorganized Board shall be designated and appointed in accordance with this Article 5.9 and the New Corporate Governance Documents. The Reorganized Board shall consist of seven directors, which shall include: (i) the chief executive officer of Reorganized Mercer and (ii) at least three independent directors. The composition of the initial Reorganized Board shall be agreed collectively by the members of the Majority

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Ad Hoc Group identified for such purpose in the Governance Term Sheet and shall include one director designated by each AHG Major Holder (as defined in the Governance Term Sheet), in each case in accordance with the Governance Term Sheet, the New Corporate Governance Documents, and the terms of the Consenting Senior Noteholder RSA. The members of the Reorganized Board shall be identified in the Plan Supplement. Each member of the Reorganized Board and officer shall serve pursuant to the terms of the New Corporate Governance Documents and other constituent documents of Reorganized Mercer.

(b) The officers of the respective Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of each of the respective Reorganized Debtors on the Effective Date. After the Effective Date, the selection of officers of the Reorganized Debtors shall be provided by their respective Corporate Governance Documents.

(c) Except to the extent that a member of the board of directors or a member of the board of managers, as applicable, of a Debtor continues to serve as a director or manager of such Debtor on and after the Effective Date, the members of the board of directors or board of managers of each Debtor before the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such director or manager shall be deemed to have resigned or shall otherwise cease to be a director or manager of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors and managers of each of the Reorganized Debtors shall be elected and serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

5.10. Management Incentive Plan.

Reorganized Mercer shall adopt the Management Incentive Plan reserving up to 8.5% of the New Common Stock on a fully diluted basis for directors, officers, and employees of the Reorganized Debtors, with the structure, awards, and terms of the Management Incentive Plan to be determined by the Reorganized Board within ninety (90) days after the Effective Date. For the avoidance of doubt, any shares of New Common Stock issued pursuant to the Management Incentive Plan shall dilute equally the shares of New Common Stock otherwise distributed pursuant to this Plan (including, without limitation, pursuant to or in connection with the Rights Offering).

5.11. Authorization, Issuance, and Delivery of Plan Securities.

On the Effective Date, Reorganized Mercer is authorized to transfer, issue, or cause to be issued and shall transfer or issue the Subscription Rights and the Plan Securities for distribution in accordance with the terms of this Plan without the need for any further board, stockholder, or other corporate action. All the Plan Securities transferable or issuable under this Plan, when so transferred or issued, shall be duly authorized, validly issued, fully paid, and non-assessable (other than the New Senior Secured Notes, which shall constitute valid and binding obligations of the applicable issuer and guarantors, enforceable in accordance with their terms). To the extent applicable, the New Corporate Governance Documents shall provide for sufficient shares of authorized New Common Stock and New Convertible Preferred Stock to effectuate the issuance of New Common Stock and New Convertible Preferred Stock contemplated by and in connection with this Plan, including the Management Incentive Plan, the Stapled Equity, and any shares of New Common Stock issuable upon conversion of the New Convertible Preferred Stock (including in respect of any dividends paid in kind thereon), and Reorganized Mercer shall issue or reserve for issuance a sufficient number of shares of New Common Stock and New Convertible Preferred Stock to effectuate all such issuances. Each Holder of New Common Stock and New Convertible Preferred Stock shall be deemed, without further notice or action, to have agreed to be bound by the New Corporate Governance Documents, as the same may be amended from time to time following the Effective Date in accordance with their terms. The New Corporate Governance Documents shall be binding on all Entities receiving New Common Stock and New Convertible Preferred Stock (and their respective successors and permitted assigns), whether received pursuant to this Plan or otherwise and regardless of whether such Entity executes or delivers a signature page to any New Corporate Governance Document.

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5.12. Regulatory Approvals.

The Debtors and Reorganized Debtors, as applicable, shall, subject to the Consenting Senior Noteholder RSA, use best efforts to provide any necessary or desirable diligence, including all screening diligence questions, and file all Regulatory Approvals. The Debtors and Reorganized Debtors, as applicable, shall, subject to the Consenting Senior Noteholder RSA, take all commercially reasonable actions necessary to obtain all Regulatory Approvals, including taking all commercially reasonable actions in response to applicable regulatory authority requests of the Debtors in accordance with the Consenting Senior Noteholder RSA.

5.13. Nonconsensual Confirmation.

To the extent any Voting Class has not voted to accept this Plan, the Debtors intend to undertake to have the Bankruptcy Court confirm this Plan under section 1129(b) of the Bankruptcy Code as to any Classes that reject or are deemed to reject this Plan.

5.14. Closing of the Chapter 11 Cases.

As of the Effective Date, all of the Chapter 11 Cases, other than the Chapter 11 Case of Mercer International (Texas) LLC (the “Remaining Case”), shall be closed (and the Confirmation Order shall serve as the final decree for such cases) without the need for further motion, notice, or order. After the Professionals’ final fee applications have been filed, heard (if applicable), and resolved, the Reorganized Debtor in the Remaining Case may submit an order to the Bankruptcy Court under certification of counsel closing the Remaining Case; provided, that matters concerning Claims and Interests may be heard and adjudicated in any Reorganized Debtor’s Chapter 11 Case that remains open regardless of whether the applicable Claim or Interest is against a Reorganized Debtor in a Chapter 11 Case that is closed. The Solicitation Agent is authorized to destroy all paper or hardcopy records related to the Chapter 11 Cases two (2) years after the Effective Date has occurred.

Notwithstanding any prior order entered in the Chapter 11 Cases to the contrary (e.g., any joint administration order), on or after the Confirmation Date, the Reorganized Debtors are authorized, without further order of the Bankruptcy Court, to revise the consolidated case caption of the Chapter 11 Cases, thereby reflecting changes to any of the Reorganized Debtors’ legal names, by filing a notice of such change with the Bankruptcy Court. Upon the filing of such notice of caption change, the Reorganized Debtors and all other parties are directed to use such updated case caption in all further pleadings and other papers filed in the Chapter 11 Cases and any adversary proceeding commenced thereunder.

ARTICLE VI.

DISTRIBUTIONS.

6.1. Distributions Generally.

The Distribution Agent shall make all distributions under this Plan to the appropriate Holders of Allowed Claims and Interests in accordance with the terms of this Plan.

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6.2. Distribution Record Date.

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their respective agents, shall be deemed closed, and there shall be no further changes in the record Holders of any of the Claims or Interests. The Debtors or the Reorganized Debtors shall have no obligation to recognize any transfer of the Claims or Interests occurring on or after the Distribution Record Date. In addition, with respect to payment of any Cure Claims or disputes over any Cure Claims, neither the Debtors nor the Distribution Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable Executory Contract or Unexpired Lease as of the Distribution Record Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Cure Claim. Notwithstanding the foregoing, the Distribution Record Date shall not apply to distributions in respect of securities deposited with DTC, the Holders of which shall receive distributions, if any, in accordance with the customary exchange procedures of DTC or this Plan. For the avoidance of doubt, in connection with a distribution through the facilities of DTC (if any), DTC shall be considered a single Holder for purposes of distributions.

6.3. Date of Distributions.

(a) Except as otherwise provided in this Plan (including payments made in the ordinary course of the Debtors’ business) or as paid pursuant to a prior Bankruptcy Court order, on the Effective Date or, if a Claim or Interest is not Allowed on the Effective Date, on the date that such Claim or Interest becomes Allowed, or, in each case, as soon as reasonably practicable thereafter, or as otherwise determined in accordance with this Plan and the Confirmation Order, including the treatment provisions of Article IV, each Holder of an Allowed Claim or Interest shall receive the full amount of the distributions that this Plan provides for Allowed Claims or Interests in the applicable Class provided in this Plan; provided, that the Distribution Agent may implement periodic distribution dates to the extent they determine them to be appropriate (but subject in all respects to the Definitive Documents); provided further, that the Distribution Agent may make distributions of Plan Securities following the Effective Date, including to Holders of Disputed Claims that become Allowed Claims. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII; provided, that any Plan Security that is issuable to Holders of Allowed Claims but is withheld from distribution on account of a Holder of a Disputed Claim shall not be issued until such time such Disputed Claim is resolved and the Plan Securities are to be distributed. Except as specifically provided in this Plan, Holders of Allowed Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in this Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

(b) For all purposes associated with distributions under this Plan, all guarantees by any Debtor of the obligations of any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor, shall be deemed eliminated so that any obligation that could otherwise be asserted against more than one Debtor shall result in a single distribution under the Plan; provided, that Claims held by a single Entity at different Debtors that are not based on guarantees or joint and several liability shall be entitled to the applicable distribution for such Claim at each applicable Debtor. Any such Claims shall be released pursuant to Article X and shall be subject to all potential objections, defenses, and counterclaims, and to estimation pursuant to section 502(c) of the Bankruptcy Code. For the avoidance of doubt, this shall not affect the obligation of each and every Debtor to pay fees payable pursuant to section 1930(a) of the Judicial Code until such time as a particular Chapter 11 Case is closed, dismissed, or converted, whichever occurs first.

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6.4. Distribution Agent.

All distributions under this Plan shall be made by the applicable Distribution Agent which may be a Debtor, Reorganized Debtor, or such other Entity designated by the Debtors in their sole discretion as Distribution Agent pursuant to the Plan Supplement, on or after the Effective Date or as otherwise provided herein. A Distribution Agent shall not be required to give any bond or surety or other Security for the performance of its duties, and all reasonable fees and expenses incurred by such Distribution Agents directly related to distributions hereunder shall be reimbursed by the Reorganized Debtors.

Notwithstanding any provision in this Plan to the contrary, distributions to the Holders of Senior Notes Claims may be made to or at the direction of the Senior Notes Trustees, which may act as Distribution Agent (or direct the Distribution Agent) for distributions to the Holders of Senior Notes Claims in accordance with the Plan and the applicable Senior Notes Indentures. As applicable, the Senior Notes Trustees may transfer or direct the transfer of such distributions directly through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise) and shall be entitled to recognize and deal for all purposes under the Plan with the respective Holders of such Claims to the extent consistent with the customary practices of DTC. Notwithstanding anything to the contrary herein, such distributions shall be subject in all respect to any rights of the Senior Notes Trustees to assert a charging lien against such distributions. All distributions to be made to Holders of Senior Notes Claims through DTC shall be made eligible for distributions through the facilities of DTC and, for the avoidance of doubt, under no circumstances shall the Senior Notes Trustees be responsible for making or required to make any distribution under the Plan to Holders of Senior Notes Claims if such distribution is not eligible to be distributed through the facilities of DTC.

6.5. Rights and Powers of Distribution Agent.

(a) From and after the Effective Date, the Distribution Agent, solely in its capacity as Distribution Agent, shall be exculpated by all Entities, including Holders of Claims against and Interests in the Debtors and other parties in interest, from any and all Claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Distribution Agent by this Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of this Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Distribution Agent. No Holder of a Claim or Interest or other party in interest shall have or pursue any Claim or Cause of Action vested in a Distribution Agent by order of the Bankruptcy Court, pursuant to this Plan, or as deemed by such Distribution Agent to be necessary and proper to implement the provisions hereof.

(b) The Distribution Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (ii) make all applicable distributions or payments provided for under this Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Distribution Agent by order of the Bankruptcy Court (including any Final Order issued after the Effective Date) or pursuant to this Plan or (B) as deemed by the Distribution Agent to be necessary and proper to implement the provisions of this Plan.

6.6. Expenses of Distribution Agent.

Except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the reasonable and documented fees and expenses incurred by the Distribution Agent acting in such capacity (including reasonable and documented attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

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6.7. No Postpetition Interest.

Except as otherwise specifically provided for in this Plan, the Confirmation Order, any other Definitive Document, another Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to section 506(b) or section 511 of the Bankruptcy Code), postpetition interest shall not accrue or be paid on any Claims, and no Holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

6.8. Delivery of Distributions.

Subject to Bankruptcy Rule 9010, all distributions to any Holder of an Allowed Claim or an Allowed Interest shall be made by a Distribution Agent, who shall transmit such distribution to the applicable Holders of Allowed Claims or Allowed Interests; provided, that such Holder and relevant Affiliate, designee, or Related Fund comply with all applicable withholding and reporting requirements set forth in Article 6.19. If a distribution to any Holder is returned as undeliverable, no further distributions shall be made to such Holder unless and until such Distribution Agent is notified in writing of such Holder’s then-current address, at which time all currently-due, missed distributions shall be made to such Holder as soon as reasonably practicable thereafter without interest. Nothing herein shall require the Distribution Agent to attempt to locate Holders of undeliverable distributions and, if located, assist such Holders in complying with Article 6.19.

6.9. Distributions as of Effective Date.

Distributions to Holders of Disputed Claims or Interests that are not Allowed as of the Effective Date but which later become Allowed shall be deemed to have been made on the Effective Date.

6.10. Unclaimed Property.

One (1) year from the later of (a) the Effective Date and (b) the date that is ten (10) Business Days after the date of a distribution on an Allowed Claim or Interest, all distributions payable on account of such Claim or Interest that are undeliverable or otherwise unclaimed shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall revert to the Reorganized Debtors or their successors or assigns, and all Claims or Interests of any other person (including the Holder of a Claim or Interest in the same Class) to such distribution shall be discharged and forever barred. The Reorganized Debtors and the Distribution Agent shall have no obligation to attempt to locate any Holder of an Allowed Claim or Interest other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s Filings.

6.11. Time Bar to Cash Payments.

Checks issued by the Distribution Agent in respect of Allowed Claims or Interests shall be null and void if not negotiated within ninety (90) days after the date of issuance thereof. Thereafter, the amount represented by such voided check shall irrevocably revert to the Reorganized Debtors, and any Claim or Interest in respect of such voided check shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Requests for re-issuance of any check shall be made to the applicable Distribution Agent by the Holder of the Allowed Claim or Interest to whom such check was originally issued, before the expiration of the ninety (90) day period.

6.12. Manner of Payment under Plan.

Except as otherwise specifically provided in this Plan, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

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6.13. Satisfaction of Claims and Interests.

Except as otherwise specifically provided in this Plan, any distributions and deliveries to be made on account of Allowed Claims or Interests under this Plan shall be in complete and final satisfaction, release, settlement, and discharge of and exchange for such Allowed Claims or Interests.

6.14. Fractional Stock.

No fractional shares of New Common Stock or New Convertible Preferred Stock shall be distributed. If any distributions of New Common Stock or New Convertible Preferred Stock pursuant to this Plan would result in the issuance of a fractional share of New Common Stock or New Convertible Preferred Stock, then the number of shares of New Common Stock or New Convertible Preferred Stock to be issued in respect of such distribution shall be calculated to one decimal place and rounded up or down to the closest whole share (with a half share or greater rounded up and less than a half share rounded down). The total number of shares of New Common Stock and New Convertible Preferred Stock to be distributed in connection with this Plan shall be adjusted as necessary to account for the rounding provided for in this Article 6.14. No consideration shall be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Distribution Agent shall have any obligation to make a distribution that is less than one (1) share of New Common Stock or New Convertible Preferred Stock. Fractional shares of New Common Stock or New Convertible Preferred Stock that are not distributed in accordance with this section shall be returned to, and the ownership thereof shall vest in, the Reorganized Debtors; provided that, with respect to distributions of New Common Stock or New Convertible Preferred Stock through the facilities of DTC, such distributions shall be subject to further rounding adjustments in accordance with the applicable procedures of DTC.

6.15. Minimum Cash Distributions.

The Distribution Agent shall not be required to make any distribution of Cash less than one hundred dollars ($100.00) to any Holder of an Allowed Claim or Interest; provided, that if any distribution is not made pursuant to this Article 6.15, such distribution shall be added to any subsequent distribution to be made on behalf of the Holder’s Allowed Claim or Interest.

6.16. Setoffs.

(a) The Debtors and the Reorganized Debtors, or such Entity’s designee as instructed by such Debtor or Reorganized Debtor, as applicable, may, but shall not be required to, set off or recoup against any Claim, and any distribution to be made pursuant to this Plan on account of such Claim, any and all Claims, rights, and Causes of Action of any nature whatsoever that the Debtors or the Reorganized Debtors or their successors may have against the Holder of such Claim pursuant to the Bankruptcy Code or applicable non-bankruptcy law; provided, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by a Debtor or a Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Debtor or Reorganized Debtor or its successor or assign may possess against the Holder of such Claim.

(b) In no event shall any Holder of Claims be entitled to set off any such Claim against any claim, right, or Cause of Action of the Debtor or Reorganized Debtor, unless (i) the Debtors or the Reorganized Debtors, as applicable, have consented or (ii) such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and

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notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise. Notwithstanding the foregoing, this paragraph does not create any new rights to setoff or recoupment that did not exist under any applicable law or agreement in existence before the Effective Date.

6.17. Allocation of Distributions Between Principal and Interest.

Except as otherwise provided in this Plan and subject to Article 6.8 or as otherwise required by law (as reasonably determined by the Reorganized Debtors), distributions with respect to an Allowed Claim shall be allocated first to the principal portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

6.18. No Distribution Above Amount of Allowed Claim.

Notwithstanding anything in this Plan to the contrary, no Holder of an Allowed Claim shall receive, on account of such Allowed Claim, distributions above the Allowed amount of such Claim.

6.19. Withholding Rights and Reporting Requirements.

(a) Withholding Rights. In connection with this Plan, any party issuing any instrument or making any distribution described in this Plan or payment in connection therewith (including the Distribution Agent, the Debtors, and the Reorganized Debtors) shall comply with all applicable withholding and reporting requirements imposed by any applicable tax law, and all distributions pursuant to the Plan and all related agreements shall be subject to any such withholding or reporting requirements. The distributing party shall have the right, but not the obligation, to take any and all actions that may be necessary or appropriate to comply with such applicable withholding and reporting requirements, including (i) withholding distributions and amounts therefrom pending receipt of information necessary to facilitate such distributions, including properly executed withholding certification forms, and (ii) in the case of a non-Cash distribution that is subject to withholding, withholding an appropriate portion of such property and either liquidating such withheld property to generate sufficient funds to pay applicable withholding taxes (or reimburse the distributing party for any advance payment of the withholding tax) or pay the withholding tax using its own funds and retain such withheld property (at fair market value as reasonably determined in good faith by the Reorganized Debtors). Any amounts withheld pursuant to this Article 6.19 shall be deemed to have been distributed to and received by the applicable recipient for all purposes of this Plan. Notwithstanding the foregoing, each Holder of an Allowed Claim or Allowed Interest or any other Entity that receives a distribution pursuant to this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any taxes imposed by any Governmental Unit, including income and other taxes, on account of such distribution, except to the extent such amounts have been withheld or deducted by the Reorganized Debtors, the Distribution Agent, the Debtors, or any applicable withholding agent. Any party issuing any instrument or making any distribution pursuant to this Plan has the right, but not the obligation, to not make a distribution until such Holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations. Notwithstanding any provision in this Plan to the contrary, the Reorganized Debtors shall reasonably cooperate with the relevant recipient to minimize or eliminate any such withholding to the extent permitted by applicable law.

(b) Forms. Any party entitled to receive any property under this Plan shall, upon request, deliver to the Distribution Agent or such other Entity designated by the Distribution Agent or by the Reorganized Debtors IRS Form W-9 or (if the payee is a foreign Person or Entity) an appropriate IRS Form W-8 (including all required attachments) and any other forms or documents reasonably requested by them in connection with administering any withholding or reporting required by applicable tax law. Notwithstanding the foregoing sentence, in any case where any party fails to deliver a duly executed IRS Form W-9 or applicable IRS Form W-8 or any other tax form or certificate to eliminate any applicable withholding tax, the Reorganized Debtors’, the Distribution Agent’s, or any other Entity designated by the Reorganized Debtors or Distribution Agent’s sole remedy shall be to withhold required amounts under applicable tax law.

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(c) The Debtors and other applicable Distribution Agent reserve the right to allocate all distributions made under this Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

ARTICLE VII.

PROCEDURES FOR DISPUTED CLAIMS AND INTERESTS

7.1. Disputed Claims and Interests Generally; No Requirement to File Proofs of Claim.

(a) Notwithstanding section 502(a) of the Bankruptcy Code, and except as otherwise set forth in this Plan or the Confirmation Order, Holders of Claims, other than Claims arising from the rejection of an Executory Contract or Unexpired Lease, and Interests need not File Proofs of Claim with the Bankruptcy Court, and the Reorganized Debtors and Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims or Interests as if the Chapter 11 Cases had not been commenced; provided, that the Debtors and the Reorganized Debtors, as applicable, reserve the right to object to any Claim or Interest that is entitled, or deemed to be entitled, to a distribution under this Plan or is rendered Unimpaired under this Plan, unless such Claim or Interest is Allowed hereunder.

(b) Unless disputed by a Holder of a Claim or Interest or as otherwise set forth in the Plan, the amount set forth in the books and records of the Debtors shall constitute the amount of the Allowed Claim or Interest of such Holder except that (unless expressly waived pursuant to this Plan) the Allowed amount of such Claim or Interest shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable. If any such Holder of a Claim or Interest disagrees with the Debtors’ books and records with respect to the Allowed amount of such Holder’s Claim or Interest, such Holder must so advise the Debtors in writing within thirty (30) days of receipt of any distribution on account of such Holder’s Claim or Interest, in which event the Claim shall become a Disputed Claim or Interest. The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court. Nevertheless, the Debtors may, in their discretion, File with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or Interest or any other appropriate motion or adversary proceeding with respect thereto. From and after the Effective Date, the Reorganized Debtors may satisfy, dispute, settle, or otherwise compromise any Claim or Interest without the approval of or notice to the Bankruptcy Court.

(c) Except for Proofs of Claim in respect of Claims arising from the rejection of an Executory Contract or Unexpired Lease, any Filed Proof of Claim shall be considered objected to and Disputed without further action by the Debtors. Upon and after the Effective Date, all Proofs of Claim, other than Claims arising from the rejection of an Executory Contract or Unexpired Lease, Filed against the Debtors, regardless of the time of filing, shall be deemed withdrawn and expunged. Notwithstanding anything in this Plan to the contrary, disputes regarding the amount of any Cure Claim pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court.

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7.2. Objections to Claims and Interests.

Except insofar as a Claim or Interest is Allowed under this Plan, the Debtors or the Reorganized Debtors, as applicable, shall be entitled to (a) File, withdraw, or litigate to judgment objections to Claims and Interests; (b) settle or compromise any Disputed Claim or Interest without any further notice to or action, order, or approval by the Bankruptcy Court; and (c) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. After the Effective Date, the Reorganized Debtors shall have and retain any and all rights and defenses that the Debtors had with regard to any Claim or Interest. Any objections to Claims or Interests shall be served and Filed on or before the later of (a) two (2) years after the Effective Date and (b) such later date as may be fixed by the Bankruptcy Court; provided, however, that this deadline may be extended pursuant to an order of the Bankruptcy Court upon a motion Filed by the Reorganized Debtors. The expiration of such period shall not limit or affect the Debtors’ or the Reorganized Debtors’ rights to dispute Claims or Interests other than through an objection to a Claim or Interest or to proof of such Claim or Interest Filed in the Bankruptcy Court. Nothing contained in this Plan shall be construed to waive a Debtor’s or other Person’s right to object on any basis to any Disputed Claim or Interest.

7.3. Estimation of Claims.

The Debtors or the Reorganized Debtors, as applicable, may (a) determine, resolve, and otherwise adjudicate all contingent, unliquidated, and Disputed Claims in the Bankruptcy Court and (b) at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court shall retain jurisdiction to estimate any Claim, including at any time during litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on the Allowed amount of such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the Allowed amount of such Claim, the Debtors or the Reorganized Debtors, as applicable, may pursue supplementary proceedings to object to the allowance of such Claim.

7.4. Disallowance of Claims.

Any Claims held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors.

7.5. No Distributions Pending Allowance.

If an objection, motion to estimate, or other challenge to a Claim or Interest is Filed, no payment or distribution provided under this Plan shall be made on account of such Claim or Interest unless and until (and only to the extent that) such Disputed Claim or Interest becomes an Allowed Claim or Interest.

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7.6. Distributions after Allowance.

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of this Plan, including the treatment provisions provided in Article IV.

7.7. Claim and Interest Resolution Procedures Cumulative.

All of the Claim and Interest objection, estimation, and resolution procedures in this Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with this Plan without further notice or Bankruptcy Court approval.

7.8. Single Satisfaction of Claims and Interests.

In no case shall the aggregate value of all property received or retained under this Plan on account of any Allowed Claim or Interest exceed 100 percent (100%) of the underlying Allowed Claim or Interest plus applicable interest required to be paid hereunder, if any.

7.9. Adjustment to Claims Register Without Objection.

Any duplicate Claim or Interest or any Claim or Interest that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Debtors or the Reorganized Debtors, as applicable, or the Solicitation Agent (at the direction of the Debtors or the Reorganized Debtors, as applicable), without the Debtors or the Reorganized Debtors, as applicable, having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice or action, order, or approval of the Bankruptcy Court.

ARTICLE VIII.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

8.1. Assumption or Rejection of Executory Contracts and Unexpired Leases.

(a) On the Effective Date, all Executory Contracts and Unexpired Leases of the Debtors, including, but not limited to, Employee Plans, which have not expired by their own terms on or before the Confirmation Date, shall be deemed assumed by the Debtors in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except for those Executory Contracts and Unexpired Leases that, in each case:

(i) have been assumed, assumed and assigned, or rejected by the Debtors by prior order of the Bankruptcy Court;

(ii) are the subject of a motion to reject Filed by the Debtors pending on the Effective Date;

(iii) are identified as rejected Executory Contracts and Unexpired Leases by the Debtors, with the consent of the Required Consenting Senior Noteholders, on the Schedule of Rejected Executory Contracts and Unexpired Leases, if any, to be Filed in the Plan Supplement, which may be amended by the Debtors, with the consent of the Required Consenting Senior Noteholders, up to and through the Effective Date to add or remove Executory Contracts and Unexpired Leases by Filing with the Bankruptcy Court a subsequent Plan Supplement and serving it on the affected non-Debtor contract parties;

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(iv) are rejected or terminated pursuant to the terms of this Plan; or

(v) are the subject of a pending Cure Dispute.

(b) Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, the Confirmation Order shall constitute an order of the Bankruptcy Court approving such assumptions, assumptions and assignments, and the rejection of Executory Contracts and Unexpired Leases set forth in the Schedule of Rejected Executory Contracts and Unexpired Leases, if any, provided for in this Plan pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

(c) To the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned (as applicable) pursuant to this Plan or any prior order of the Bankruptcy Court (including, without limitation, any “change of control” or similar provision) prohibits, restricts, or conditions, or purports to prohibit, restrict, or condition, or is modified, breached, or terminated, or deemed modified, breached, or terminated by, or triggers any right or contingent right to any payment or benefit (either alone or in conjunction with any other action or event) as a result of: (i) the commencement of the Chapter 11 Cases or the insolvency or financial condition of any Debtor at any time before the closing of its respective Chapter 11 Case; (ii) any Debtor’s or any Reorganized Debtor’s assumption or assumption and assignment (as applicable) of such Executory Contract or Unexpired Lease; or (iii) the Confirmation or consummation of this Plan, then such provision shall be deemed modified such that the transactions contemplated by this Plan shall not entitle the non-Debtor party thereto to modify or terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights or remedies with respect thereto, and any required consent under any such contract or lease shall be deemed satisfied by the Confirmation of this Plan.

(d) Each Executory Contract and Unexpired Lease assumed or assigned pursuant to this Plan shall revest in and be fully enforceable by the applicable Reorganized Debtor or the applicable assignee in accordance with its terms and conditions, except as modified by the provisions of this Plan, any order of the Bankruptcy Court approving its assumption or assignment, or applicable law.

(e) The Debtors reserve the right, on or before the Effective Date and with the consent of the Required Consenting Senior Noteholders, to amend the Schedule of Rejected Executory Contracts and Unexpired Leases, if any, or to add thereto or remove therefrom any Executory Contract and Unexpired Lease.

(f) The inclusion or exclusion of a contract or lease on any schedule or exhibit shall not constitute an admission by any Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that any Debtor has any liability thereunder.

8.2. Payments Related to Assumption of Executory Contracts and Unexpired Leases.

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed or assumed and assigned pursuant to this Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding: (a) the amount of any Cure Claim; (b) the ability of the Reorganized Debtors to provide

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“adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), if applicable, under the Executory Contract or the Unexpired Lease to be assumed; or (c) any other matter pertaining to assumption, the Cure Claims shall be paid following the entry of a Final Order resolving the dispute and approving the assumption of such Executory Contracts or Unexpired Leases; provided, that the Debtors or the Reorganized Debtors, as applicable, may settle any dispute regarding the amount of any Cure Claim without any further notice to or action, order, or approval of the Bankruptcy Court.

8.3. Claims on Account of the Rejection of Executory Contracts or Unexpired Leases.

(a) All Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to this Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within twenty-one (21) days after service of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Any Claim arising from the rejection of Executory Contracts or Unexpired Leases that becomes an Allowed Claim is classified and shall be treated as a Class 4 (General Unsecured Claim).

(b) Any Person or Entity that is required to File a Proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so shall be forever barred, estopped, and enjoined from asserting such Claim, and such Claim shall not be enforceable, against the Debtors, the Reorganized Debtors, or the Estates, and the Debtors, the Reorganized Debtors, and the Estates and their respective assets and property shall be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article 10.5.

8.4. Survival of the Debtors’ Indemnification Obligations.

On the Effective Date, all Indemnification Obligations shall be deemed and treated as Executory Contracts that are and shall be assumed by the Debtors (and assigned to the applicable Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no Proof of Claim, request for administrative expense, or cure claim need be Filed, and all Claims arising from the Indemnification Obligations shall survive the Effective Date and be Unimpaired. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Indemnification Obligations. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors or other applicable parties under the Indemnification Obligations. For the avoidance of doubt, the Indemnification Obligations shall continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the Indemnification Obligations.

8.5. Employee Plans.

(a) All Employee Plans that exist as of the Petition Date that remain in effect as of the Effective Date shall be assumed (and assigned to the applicable Reorganized Debtors, if necessary) on the Effective Date (after giving effect to the amendments contemplated below) as Executory Contracts pursuant to sections 365 and 1123 of the Bankruptcy Code as to which no Proof of Claim, request for administrative expense, or cure claim need be Filed. For the avoidance of doubt, neither the assumption of any Employee Plans nor any transactions in connection with this Plan shall trigger any applicable change of control, immediate vesting, or similar provisions therein, including any right to increased severance pay in connection with a qualifying termination of employment following a change in control. Notwithstanding the foregoing, (i) Mercer’s Amended and Restated 2022 Stock Incentive Plan and any other Employee Plan

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providing for the grant of any equity-based award, program, or arrangement that is sponsored or maintained by any Debtor shall terminate effective as of the Effective Date, and (ii) any outstanding equity-based awards that are subject to time-based vesting or performance-based vesting that have not fully vested as of immediately prior to the Effective Date (after giving effect to the amendments contemplated below) shall be cancelled for no consideration, effective as of the Effective Date. Prior to the Effective Date, the Debtors shall take any actions reasonably necessary, in consultation with the Required Consenting Senior Noteholders and solely to the extent not self-effectuating pursuant to this Article 8.5, (x) to effect the terminations and cancellations contemplated in the preceding sentence and (y) to amend or modify any Employee Plan under which the Restructuring Transactions (either alone or in conjunction with any other event) would or could trigger a “change in control,” “change of control,” or similar provision or related payment, vesting, funding, or other increased benefit, in accordance with the Consenting Senior Noteholder RSA, effective no later than the Effective Date, to provide that the Restructuring Transactions (either alone or in conjunction with any other event) shall not constitute a “change in control,” “change of control,” or similar event under any such Employee Plan or otherwise trigger any related payment, vesting, funding, or other increased benefit.

(b) As of the Effective Date, the Debtors and the Reorganized Debtors shall continue to honor their obligations under all applicable workers’ compensation programs and in accordance with all applicable workers’ compensation laws in states in which the Reorganized Debtors operate. Any Claims arising under workers’ compensation programs shall be deemed withdrawn once satisfied without any further notice to or action, order, or approval of the Bankruptcy Court; provided, that nothing in this Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable law, including non-bankruptcy law, with respect to any such workers’ compensation programs; provided further, that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state law.

(c) Notwithstanding the foregoing or anything else in this Plan to the contrary, (i) all accrued and unpaid obligations under the Short-Term Incentive Plan, in an aggregate amount not to exceed $1.7 million, and (ii) the fees and expenses of the members of the special committee of the board of Mercer, in an aggregate amount of fees not to exceed $200,000, shall be paid on or as soon as reasonably practicable after the Effective Date.

(d) On the Effective Date, all Existing Unexercised Equity Interests shall be cancelled, released, and of no further force and effect, and no distributions will be made on account of such Existing Unexercised Equity Interests.

8.6. Insurance Policies.

(a) All insurance policies to which any Debtor is a party as of the Effective Date, including any D&O Policy, shall be deemed to be and treated as Executory Contracts and shall be assumed by the applicable Debtors or the Reorganized Debtors and shall continue in full force and effect thereafter in accordance with their respective terms (as to which no Proof of Claim, request for administrative expense, or cure claim need be Filed), and all such insurance policies shall vest in the Reorganized Debtors. Coverage for defense and indemnity under the D&O Policies shall remain available to all individuals within the definition of “Insured” in any D&O Policy.

(b) In addition, after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any D&O Policy (including any “tail policy”) in effect as of the Petition Date, and any current directors, officers, members, managers, agents, or employees of any of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such D&O Policy for the full term of such policy regardless of whether such members,

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managers, directors, or officers remain in such positions after the Effective Date to the extent set forth in such policies. On the Effective Date, the Debtors shall be deemed to have assumed all unexpired D&O Policies (including any “tail policy” on terms no less favorable than the Debtors’ existing director, officer, manager, and employee coverage), the Debtors or the Reorganized Debtors, as applicable, shall obtain any applicable insurer consents required to assume such policies, and the Debtors or the Reorganized Debtors, as applicable, shall purchase any related tail policies providing for such coverage for at least a six-year period after the Effective Date.

(c) In the event that the Debtors determine that an Allowed Claim is covered in full or in part under one of the Debtors’ insurance policies, no distributions under this Plan shall be made on account of such Allowed Claim unless and until, and solely to the extent that, (i) the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy, and (ii) the insurer authorized to issue a coverage position under such insurance policy, or the agent of such insurer, issues a formal determination, which the Debtors do not contest, that coverage under such insurance policy is excluded or otherwise unavailable for losses arising from such Allowed Claim. Any proceeds available pursuant to one of the Debtors’ insurance policies shall reduce the Allowed amount of a Claim on a dollar-for-dollar basis. To the extent that one or more of the Debtors’ insurers agrees to satisfy a Claim in full or in part (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court. If an applicable insurance policy has a SIR, the Holder of an Insured Claim shall have an Allowed General Unsecured Claim or a 510(b) Claim, as applicable, against the applicable Debtor’s Estate solely up to the amount of the SIR that may be established upon the liquidation of the Insured Claim. Such SIR shall be considered satisfied pursuant to this Plan through allowance of the General Unsecured Claim or 510(b) Claim, as applicable, solely in the amount of the applicable SIR, if any; provided, that nothing herein obligates the Debtors or the Reorganized Debtors to otherwise satisfy any SIR under any insurance policy. Any recovery on account of the Insured Claim above the SIR established upon the liquidation of the Claim shall be recovered solely from the Debtors’ insurance coverage, if any, and only to the extent of available insurance coverage and any proceeds thereof. Nothing in this Plan shall be construed to limit, extinguish, or diminish the insurance coverage that may exist or shall be construed as a finding that liquidated any Claim payable pursuant to an insurance policy.

8.7. Intellectual Property Licenses and Agreements.

All intellectual property contracts, licenses, royalties, or other similar agreements to which the Debtors have any rights or obligations in effect as of the date of the Confirmation Order shall be deemed and treated as Executory Contracts pursuant to this Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect (as to which no Proof of Claim, request for administrative expense, or cure claim need be Filed) unless any such intellectual property contract, license, royalty, or other similar agreement otherwise is specifically rejected pursuant to a separate order of the Bankruptcy Court or is the subject of a separate rejection motion Filed by the Debtors in accordance with this Plan. Unless otherwise noted hereunder, all other intellectual property contracts, licenses, royalties, or other similar agreements shall vest in the Reorganized Debtors and the Reorganized Debtors may take all actions as may be necessary or appropriate to ensure such vesting as contemplated herein.

8.8. Assignment.

To the extent provided under the Bankruptcy Code or other applicable law, any Executory Contract or Unexpired Lease transferred and assigned hereunder shall remain in full force and effect for the benefit of the transferee or assignee in accordance with its terms, notwithstanding any provision in such Executory Contract or Unexpired Lease (including those of the type set forth in section 365(b)(2) of the Bankruptcy

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Code) that prohibits, restricts, or conditions such transfer or assignment. To the extent provided under the Bankruptcy Code or other applicable law, any provision that prohibits, restricts, or conditions the assignment or transfer of any such Executory Contract or Unexpired Lease or that terminates or modifies such Executory Contract or Unexpired Lease or allows the counterparty to such Executory Contract or Unexpired Lease to terminate, modify, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon any such transfer and assignment, constitutes an unenforceable anti-assignment provision and is void and of no force or effect.

8.9. Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided herein or by separate order of the Bankruptcy Court, each Executory Contract and Unexpired Lease that is assumed shall include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such Executory Contract or Unexpired Lease.

8.10. Reservation of Rights.

(a) Neither the exclusion nor inclusion of any contract or lease by the Debtors on any exhibit, schedule, or other annex to this Plan or in the Plan Supplement, nor anything contained in this Plan, shall constitute an admission by the Debtors that any such contract or lease is or is not in fact an Executory Contract or Unexpired Lease or that the Debtors or the Reorganized Debtors or their respective Affiliates has any liability thereunder.

(b) Except as otherwise provided in this Plan, nothing in this Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors and the Reorganized Debtors under any Executory Contract or non-Executory Contract or any expired or Unexpired Lease.

(c) Nothing in this Plan shall increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors under any executory or non-Executory Contract or any unexpired or expired lease.

(d) If there is a dispute regarding a Cure Claim or whether a contract or lease is or was executory or unexpired at the time of assumption or rejection under this Plan, the Debtors or Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease by Filing a notice indicating such altered treatment (including to reject such Executory Contract or Unexpired Lease in lieu of assuming or assigning it).

ARTICLE IX.

CONDITIONS PRECEDENT TO CONSUMMATION OF THIS PLAN.

9.1. Conditions Precedent to the Effective Date.

(a) The effectiveness of this Plan shall be subject to the satisfaction or waiver in writing of customary conditions to effectiveness, as well as such other conditions as may be agreed to by the Required Consenting Senior Noteholders and reasonably agreed to by the Debtors, including the Conditions Precedent to effectiveness set forth in Article 9.1(b) (as applicable).

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(b) The following are Conditions Precedent to the Effective Date of this Plan:

(i) the Bankruptcy Court shall have entered the Confirmation Order in form and substance consistent with and subject to the consent rights set forth in the Consenting Senior Noteholder RSA and the Confirmation Order shall have become a Final Order and such order has not been amended, modified, vacated, stayed, or reversed;

(ii) the Definitive Documents shall (A) be consistent with the Consenting Senior Noteholder RSA and otherwise approved by the applicable parties thereto consistent with their respective consent and approval rights as set forth in the Consenting Senior Noteholder RSA, (B) have been executed or deemed executed and delivered by each party thereto, and any conditions precedent related thereto shall have been satisfied or waived by the applicable party or parties, and (C) be adopted on terms consistent with the Consenting Senior Noteholder RSA and the Restructuring Term Sheet;

(iii) all conditions set forth in the Definitive Documents shall have been satisfied or waived in accordance with their terms;

(iv) all Definitive Documents related to the New Debt Documents, the New ABL Facility, and the New Senior Secured Notes (other than those permitted to be executed and delivered on a post-closing basis in accordance with the terms thereof) shall have been executed and delivered by each party thereto, and any conditions precedent related thereto shall substantially concurrently have been satisfied or waived;

(v) the Debtors shall have obtained all authorizations, waivers, consents, Regulatory Approvals, rulings, or documents that are necessary to implement and effectuate the Restructuring Transactions, and all applicable regulatory or government-imposed waiting periods shall have expired or been terminated;

(vi) the Consenting Senior Noteholder RSA shall not have been terminated and shall be in full force and effect;

(vii) the Backstop Commitment Letter shall not have been terminated and shall be in full force and effect;

(viii) the Reorganized Board has been selected in accordance with the Consenting Senior Noteholder RSA;

(ix) all Restructuring Expenses shall have been paid by the Debtors in full in Cash;

(x) all documentation necessary for the issuance of the New Common Stock and New Convertible Preferred Stock shall have been executed and delivered by Reorganized Mercer and, if required, the recipients thereof;

(xi) the Professional Fee Escrow shall have been established and funded in full in Cash;

(xii) no court of competent jurisdiction or Governmental Unit shall have enacted, issued, promulgated, enforced, or entered any law, rule, regulation, judgment, injunction, decree, or order (whether temporary, preliminary, or permanent) that is then in effect and that enjoins, prohibits, or makes illegal the consummation of the Restructuring Transactions or any material portion thereof;

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(xiii) the New ABL Facility shall have been entered into and funded in accordance with the terms of the Consenting Senior Noteholder RSA and the Restructuring Term Sheet;

(xiv) the New Senior Secured Notes shall have been funded in accordance with the Consenting Senior Noteholder RSA, the Restructuring Term Sheet, and the Backstop Commitment Letter;

(xv) the Put Option Premium shall have been paid in accordance with the Backstop Commitment Letter; and

(xvi) other than this condition, the Debtors shall have otherwise substantially consummated the Restructuring Transactions, and all transactions contemplated herein, in a manner consistent in all respects with the Consenting Senior Noteholder RSA and this Plan.

9.2. Timing of Conditions Precedent.

Notwithstanding when a Condition Precedent to the Effective Date occurs, for the purposes of this Plan, such Condition Precedent shall be deemed to have occurred simultaneously upon the completion of the Conditions Precedent to the Effective Date; provided, that to the extent a Condition Precedent (the “Prerequisite Condition”) may be required to occur before another Condition Precedent (a “Subsequent Condition”) then, for purposes of this Plan, the Prerequisite Condition shall be deemed to have occurred immediately before the applicable Subsequent Condition regardless of when such Prerequisite Condition or Subsequent Condition shall have occurred.

9.3. Waiver of Conditions Precedent.

(a) Each of the Conditions Precedent of this Plan may be waived in writing by the Debtors and the Required Consenting Senior Noteholders; provided, that the waiver of the Condition Precedent in Article 9.1(b)(ix) or Article 9.1(b)(xi) shall require the consent of the affected Professionals. If this Plan is confirmed for fewer than all the Debtors, only the conditions applicable to the Debtor or Debtors for which this Plan is confirmed must be satisfied or waived for the Effective Date to occur.

(b) The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

9.4. Effect of Non-Occurrence of the Effective Date.

If the Effective Date does not occur, this Plan shall be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any of the Consenting Stakeholders, or any other Entity.

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ARTICLE X.

EFFECT OF CONFIRMATION AND CONSUMMATION OF PLAN.

10.1. Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided herein, or in any agreement, instrument, or other documents incorporated into this Plan (including with respect to the transactions contemplated by the Restructuring Transactions Exhibit), on the Effective Date, pursuant to section 1141(b) and (c) and other applicable provisions of the Bankruptcy Code, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under this Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances unless expressly provided otherwise by this Plan or Confirmation Order and subject to the terms of the New Debt Documents. In addition, all rights, benefits, and protections provided to any of the Debtors or the Estates pursuant to this Plan, the Plan Supplement, or the Confirmation Order including the release, exculpation, and injunction provisions provided in Article X, shall vest in each respective Reorganized Debtor unless expressly provided otherwise by this Plan or the Confirmation Order. On and after the Effective Date, except as otherwise provided herein, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and pursue, compromise, or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

10.2. Binding Effect.

As of the Effective Date, this Plan shall bind all Holders of Claims against and Interests in the Debtors and their respective successors and assigns, notwithstanding whether any such Holders were (a) Impaired or Unimpaired under this Plan, (b) deemed to accept or reject this Plan, (c) failed to vote to accept or reject this Plan, or (d) voted to reject this Plan.

10.3. Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Definitive Documents, this Plan or in a contract, instrument, or other agreement or document executed pursuant to this Plan, the distributions, rights, and treatment that are provided in this Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (a) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has voted to accept or reject this Plan. Any default or “event of default” by the Debtors with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date with respect to a Claim that is Unimpaired by this Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

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10.4. Term of Injunctions or Stays.

Unless otherwise provided herein or in a Final Order of the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.5. Permanent Injunction.

Except as otherwise expressly provided in this Plan or the Confirmation Order, from and after the Effective Date, all Persons and Entities are, to the fullest extent provided under section 524 and other applicable provisions of the Bankruptcy Code, permanently enjoined from (a) commencing or continuing, in any manner or in any place, any suit, action, or other proceeding of any kind; (b) enforcing, attaching, collecting, or recovering in any manner or means any judgment, award, decree, or order; (c) creating, perfecting, or enforcing any Lien or encumbrance; (d) asserting a right of setoff or subrogation of any kind; or (e) commencing or continuing in any manner any action or other proceeding of any kind, in each case on account of or with respect to any Claim, demand, liability, obligation, debt, right, Cause of Action, Interest, or remedy released or to be released, exculpated or to be exculpated, settled or to be settled, or discharged or to be discharged pursuant to this Plan or the Confirmation Order against any Person or Entity so released, discharged, or exculpated (or the property or estate of any Person or Entity so released, discharged, or exculpated). All injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

No Person or Entity may commence or pursue a Claim or Cause of Action, as applicable, of any kind against the Debtors, Reorganized Debtors, Exculpated Parties, or Released Parties that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of any Claim or Cause of Action, as applicable, subject to Article IX, without the Bankruptcy Court (a) first determining, after notice and a hearing, that such Claim or Cause of Action, as applicable, represents a colorable Claim of any kind, and (b) specifically authorizing such Person or Entity to bring such Claim or Cause of Action, as applicable, against any such Exculpated Party. At the hearing for the Bankruptcy Court to determine whether such Claim or Cause of Action represents a colorable Claim of any kind, the Bankruptcy Court may, or shall if any Debtor, Reorganized Debtor, Exculpated Party, Released Party or other party in interest requests by motion (oral motion being sufficient), direct that such Person or Entity seeking to commence or pursue such Claim or Cause of Action File a proposed complaint with the Bankruptcy Court embodying such Claim or Cause of Action, such complaint satisfying the applicable Federal Rules of Civil Procedure, including Rule 8 and Rule 9 (as applicable), which the Bankruptcy Court shall assess before making a determination. For the avoidance of doubt, any party that obtains such determination and authorization and subsequently wishes to amend the authorized complaint or petition to add any Claims or Causes of Action not explicitly included in the authorized complaint or petition must obtain authorization from the Bankruptcy Court before filing any such amendment in the court where such complaint or petition is pending. The Bankruptcy Court reserves jurisdiction to adjudicate any such claims to the maximum extent provided by the law.

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10.6. Releases.

(a) Releases by the Debtors.

To the fullest extent permitted by applicable law, and except as otherwise expressly set forth in this Plan or the Confirmation Order, pursuant to section 1123(b) of the Bankruptcy Code, as of the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each of the Debtors, the Reorganized Debtors, and the Estates, in each case on behalf of itself and its respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, has and is deemed to have, forever and unconditionally, released and absolved each Released Party from any and all Claims, obligations, rights, suits, damages, and Causes of Action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or the Estates that such Entity would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, including (a) the governance, management, transactions, ownership, or operation of the Debtors or the Non-Debtor Affiliates (b) the purchase, sale, or rescission of any Security of the Debtors or the Non-Debtor Affiliates, (c) the subject matter of, or the transactions, events, circumstances, acts, or omissions giving rise to, any Claim or Interest that is treated in the Restructuring Transactions, including the negotiation, formulation, or preparation of the Restructuring Transactions, (d) the business or contractual arrangements between any Debtor or Non-Debtor Affiliate and any other Entity (including the Consenting Stakeholders), (e) the Senior Notes Documents, (f) the Debtors’ and Non-Debtor Affiliates’ in- or out-of-court restructuring efforts, (g) intercompany transactions, (h) the formulation, preparation, dissemination, negotiation, solicitation, entry into, Filing, or consummation of this Plan, the Plan Supplement, the Disclosure Statement, the Restructuring Support Agreements and related prepetition transactions, the Definitive Documents, the Corporate Governance Documents, the Chapter 11 Cases, or any Restructuring Transaction, (i) any contract, instrument, release, or other agreement or document created or entered into in connection with this Plan, the Plan Supplement, the Disclosure Statement, the Restructuring Support Agreements, the Definitive Documents, the Corporate Governance Documents, the Chapter 11 Cases, the pursuit of confirmation and consummation of this Plan, or the administration and implementation of this Plan or the Confirmation Order, including the issuance or distribution of Securities pursuant to this Plan, (j) the distribution, including any disbursements made by a Distribution Agent, of property under this Plan, or any other related agreement, or (k) any other act or omission, transaction, agreement, event, or other occurrence related to any of the foregoing and taking place on or before the Effective Date; provided, that the Debtors do not release Claims or Causes of Action (x) that are of a commercial nature and arise in the ordinary course of business, such as accounts receivable and accounts payable on account of goods being sold and services being performed; (y) arising under an Executory Contract or Unexpired Lease that is assumed by the Debtors; or (z) arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct. Notwithstanding anything to the contrary in the foregoing, the Releases set forth above do not release (1) any obligations of any Person or Entity under this Plan, the Confirmation Order, any other Definitive Document, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement this Plan or the Restructuring Transactions, or any agreement, Claim, or obligation arising or assumed under this Plan or (2) any Causes of Action specifically retained by the Debtors pursuant to the Schedule of Retained Causes of Action.

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Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by each of the Released Parties, including the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing this Plan; (b) a good-faith settlement and compromise of the Claims released by the Debtors; (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

(b) Releases by Holders of Claims and Interests.

To the fullest extent permitted by applicable law, and except as otherwise expressly set forth in this Plan or the Confirmation Order, as of the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Releasing Party, in each case on behalf of itself and its respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, has and is deemed to have, forever and unconditionally, released and absolved each Released Party from any and all Claims, obligations, rights, suits, damages, and Causes of Action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or the Estates that such Entity would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, including (a) the governance, management, transactions, ownership, or operation of the Debtors or the Non-Debtor Affiliates (b) the purchase, sale, or rescission of any Security of the Debtors or the Non-Debtor Affiliates, (c) the subject matter of, or the transactions, events, circumstances, acts, or omissions giving rise to, any Claim or Interest that is treated in the Restructuring Transactions, including the negotiation, formulation, or preparation of the Restructuring Transactions, (d) the business or contractual arrangements between any Debtor or Non-Debtor Affiliate and any other Entity (including the Consenting Stakeholders), (e) the Senior Notes Documents, (f) the Debtors’ and Non-Debtor Affiliates’ in- or out-of-court restructuring efforts, (g) intercompany transactions, (h) the formulation, preparation, dissemination, negotiation, solicitation, entry into, Filing, or consummation of this Plan, the Plan Supplement, the Disclosure Statement, the Restructuring Support Agreements and related prepetition transactions, the Definitive Documents, the Corporate Governance Documents, the Chapter 11 Cases, or any Restructuring Transaction, (i) any contract, instrument, release, or other agreement or document created or entered into in connection with this Plan, the Plan Supplement, the Disclosure Statement, the Restructuring Support Agreements, the Definitive Documents, or the Corporate Governance Documents, the Chapter 11 Cases, the pursuit of confirmation and consummation of the Plan, or the administration and implementation of this Plan or the Confirmation Order, including the issuance or distribution of Securities pursuant to this Plan, (j) the distribution, including any disbursements made by a Distribution Agent, of property under this Plan, or any other related agreement, or (k) any other act or omission, transaction, agreement, event, or other occurrence related to any of the foregoing and taking place on or before the Effective Date; provided, that the Releasing Parties do not release Claims or Causes of Action arising out of, or related to, any act or omission of a Released

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Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct. Notwithstanding anything to the contrary in the foregoing, the Releases set forth above do not release (1) any obligations of any Person or Entity under this Plan, the Confirmation Order, any other Definitive Document, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement this Plan or the Restructuring Transactions, or any agreement, Claim, or obligation arising or assumed under this Plan or (2) any Causes of Action specifically retained by the Debtors pursuant to the Schedule of Retained Causes of Action.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained in this Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (a) consensual; (b) essential to the Confirmation of this Plan; (c) given in exchange for the good and valuable consideration provided by each of the Released Parties, including the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing this Plan; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

10.7. Exculpation.

Effective as of the Effective Date, to the fullest extent permitted by law, the Exculpated Parties shall neither have nor incur any liability to any Person or Entity for any Claims or Causes of Action for any act taken or omitted to be taken between the Petition Date and the Effective Date in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, confirming, or effecting the Confirmation or consummation (as applicable) of this Plan, the Restructuring Support Agreements and related prepetition transactions, and the Disclosure Statement including any disbursements made by a Distribution Agent in connection with this Plan, the Disclosure Statement, the Definitive Documents, the Corporate Governance Documents, the Senior Notes Documents, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with this Plan, or any other postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the approval of the Disclosure Statement, or Confirmation or consummation of this Plan; provided, that the foregoing provisions of this exculpation shall not operate to waive or release: (a) any Claims or Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; or (b) the rights of any Person or Entity to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with this Plan, or assumed pursuant to this Plan or Final Order of the Bankruptcy Court; provided further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties pursuant to, or in connection with, the above referenced documents, actions, or inactions.

The Exculpated Parties have, and upon consummation of this Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to this Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan.

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The foregoing exculpation shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act, or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Person or Entity. For the avoidance of doubt and notwithstanding anything else herein, the foregoing exculpation shall be limited to Persons that served as Estate fiduciaries during the Chapter 11 Cases.

10.8. Retention of Causes of Action/Reservation of Rights.

In accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to this Article X, the Reorganized Debtors shall have, retain, reserve, and be entitled to assert, and may enforce all rights to commence and pursue, as appropriate, any and all claims or Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and such rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Confirmation Date and Effective Date to the same extent as if the Chapter 11 Cases had not been commenced. The Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity not released or exculpated pursuant to this Plan.

10.9. Solicitation of Plan.

As of and subject to the occurrence of the Confirmation Date: (a) the Debtors, the Exculpated Parties, and the Released Parties shall be deemed to have solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including sections 1125(a), (e), and (g) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation and (b) the (i) Debtors, (ii) the Consenting Stakeholders, and (iii) each of the Debtors and the Consenting Stakeholders’ respective directors, officers, employees, Affiliates, agents, financial advisors, investment bankers, professionals, accountants, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any Securities under this Plan, and therefore are not, and on account of such offer, issuance, and solicitation shall not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or the offer and issuance of any Securities under this Plan.

ARTICLE XI.

RETENTION OF JURISDICTION.

11.1. Retention of Jurisdiction.

On and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising in, arising under, and related to the Chapter 11 Cases for, among other things, the following purposes:

(a) to hear and determine motions and applications for the assumption, assumption and assignment, or rejection of Executory Contracts and Unexpired Leases, including resolution of all disputes regarding Cure Claims, and the allowance, classification, priority, compromise, estimation, or payment of Claims resulting therefrom;

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(b) to determine any motion, adversary proceeding, proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

(c) to hear and resolve any disputes arising from or related to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004 or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(d) to ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished as provided for in this Plan and Confirmation Order and to adjudicate any and all disputes arising from or relating to the manner of, or entitlement to, distributions under this Plan;

(e) to consider the allowance, classification, priority, compromise, estimation, or payment of any Claim or Interest or any counterclaim related thereto;

(f) to enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g) to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of this Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h) to hear and determine any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in this Plan, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i) to hear and determine all Professional Fee Claims;

(j) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Plan Supplement, or the Confirmation Order or any agreement, instrument, or other document governing or relating to any of the foregoing;

(k) to take any action and issue such orders as may be necessary to construe, interpret, enforce, implement, execute, and consummate this Plan;

(l) to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(m) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(n) to hear and determine matters concerning Securities laws exemptions under section 1145 of the Bankruptcy Code;

(o) to hear, adjudicate, decide, or resolve any and all matters related to Article X, including the releases, discharge, exculpations, and injunctions issued thereunder;

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(p) to resolve disputes concerning Disputed Claims or Disputed Interests or the administration thereof;

(q) to resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any claims bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Claim, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purposes;

(r) to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and the Judicial Code;

(s) to enter a final decree closing or an order dismissing, as applicable, any or all of the Chapter 11 Cases;

(t) to recover all assets of the Debtors and property of the Debtors’ Estates, wherever located; and

(u) to hear and determine any rights, claims, or Causes of Action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory.

For the avoidance of doubt, on and after the Effective Date, the Bankruptcy Court shall not retain exclusive jurisdiction over any matters arising in connection with the New Debt Documents or any transactions related thereto except to the extent the Bankruptcy Court would have jurisdiction over such matter pursuant to Article 11.1(d).

11.2. Courts of Competent Jurisdiction.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of this Plan, such abstention, refusal, or failure of jurisdiction shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

ARTICLE XII.

MISCELLANEOUS PROVISIONS.

12.1. Payment of Statutory Fees.

On the Effective Date and thereafter as may be required, the Reorganized Debtors shall pay all fees incurred pursuant to sections 1911 through 1930 of chapter 123 of the Judicial Code, together with interest, if any, pursuant to § 3717 of title 31 of the United States Code for each Debtor’s case, or until such time as a final decree is entered closing a particular Debtor’s case, a Final Order converting such Debtor’s case to a case under chapter 7 of the Bankruptcy Code is entered, or a Final Order dismissing such Debtor’s case is entered.

12.2. Substantial Consummation of this Plan.

On the Effective Date, this Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

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12.3. Request for Expedited Determination of Taxes.

The Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date, and in the case of any Debtor that is to be dissolved in accordance with the Restructuring Transactions Exhibit, through the completion of its dissolution.

12.4. Exemption from Certain Transfer Taxes.

Pursuant to and to the fullest extent permitted by section 1146 of the Bankruptcy Code, (a) the issuance, distribution, transfer, or exchange of any Securities, instruments, or documents, (b) the creation, filing, modification, consolidation, termination, refinancing, or recording of any Lien, mortgage, deed of trust, or other security interest, (c) the making, assignment, filing, or recording of any lease or sublease or the making or delivery of any deed, bill of sale, assignment, or other instrument of transfer under, pursuant to, in furtherance of, or in connection with this Plan, including any deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under this Plan or the reinvesting, transfer, or sale of any real or personal property of the Debtors pursuant to, in implementation of, or as contemplated in this Plan and the Restructuring Transactions Exhibit (whether to one or more of the Reorganized Debtors or otherwise), (d) the grant of collateral as security for any indebtedness issued pursuant to or in connection with the Plan, and (e) the issuance, renewal, modification, or securing of indebtedness by such means, and the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, including the Confirmation Order, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code and shall not be subject to or taxed under any law imposing any stamp or similar tax, including any document recording tax, conveyance fee, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax, or other similar governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city, or Governmental Unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, transfer tax, intangible tax, or other stamp or similar taxes or fees.

12.5. Amendments.

(a) Plan Modifications. Subject to the consent rights of the Required Consenting Senior Noteholders herein and as set forth in the Consenting Senior Noteholder RSA (including the consent rights therein), this Plan may be amended, modified, or supplemented by the Debtors in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of Holders of Allowed Claims or Interests pursuant to this Plan, subject to the consent rights of the Required Consenting Senior Noteholders herein and as set forth in the Consenting Senior Noteholder RSA (including the consent rights therein), the Debtors may remedy any defect or omission or reconcile any inconsistencies in this Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes and effects of this Plan, and any Holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented.

(b) Other Amendments. Subject to the consent rights set forth in the Consenting Senior Noteholder RSA, before the Effective Date, the Debtors may make technical adjustments and modifications to this Plan and the documents contained in the Plan Supplement without further order or approval of the Bankruptcy Court.

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12.6. Effectuating Documents and Further Transactions.

Each of the officers of the Reorganized Debtors is authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.

12.7. Revocation or Withdrawal of this Plan.

The Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date; provided that any rights under the Consenting Senior Noteholder RSA, including any consent rights contained therein, shall remain unaffected. If, with respect to a Debtor, this Plan has been revoked or withdrawn before the Effective Date, or if Confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption of Executory Contracts or Unexpired Leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void; and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Entity, (ii) prejudice in any manner the rights of such Debtor or any other Entity, or (iii) constitute an admission of any sort by any Debtor, any of the Consenting Stakeholders, or any other Entity.

12.8. Severability of Plan Provisions.

If, before the entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors and with the consent of the Required Consenting Senior Noteholders, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that any such alteration or interpretation shall be consistent with the Consenting Senior Noteholder RSA and the remainder of the terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms, (b) integral to this Plan and may not be deleted or modified without the consent of the Debtors or the Reorganized Debtors (as the case may be) and the Required Consenting Senior Noteholders, and (c) non-severable and mutually dependent.

12.9. Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a Definitive Document provides otherwise, the rights, duties, and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

12.10. Dates of Actions to Implement this Plan.

In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day but shall be deemed to have been completed as of the required date.

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12.11. Immediate Binding Effect.

Notwithstanding any Bankruptcy Rule providing for a stay of the Confirmation Order or this Plan, including Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of this Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Holders of Claims and Interests, the Released Parties, and each of their respective successors and assigns, including the Reorganized Debtors, all Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions described in this Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims shall be as fixed, adjusted, or compromised, as applicable, pursuant to this Plan regardless of whether any Holder of a Claim, Interest, or debt has voted on this Plan.

12.12. Deemed Acts.

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under this Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of this Plan and the Confirmation Order.

12.13. Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of such Entity.

12.14. Entire Agreement.

On the Effective Date, this Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan.

12.15. Exhibits to Plan.

All exhibits, schedules, supplements, and appendices to this Plan (including the Plan Supplement) are incorporated into and are a part of this Plan as if set forth in full herein.

12.16. Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by electronic transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or addressed as follows:

(a)	if to the Debtors or the Reorganized Debtors:

Mercer International Inc.

Suite 1120, 700 West Pender Street,

Vancouver, British Columbia V6C 1G8.

Richard Short (richard.short@mercerint.com)

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with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Ray C. Schrock (ray.schrock@lw.com)

Keith Simon (keith.simon@lw.com)

Joe Zujkowski (joe.zujkowski@lw.com)

and

Latham & Watkins LLP

10250 Constellation Blvd. Suite 1100

Los Angeles, CA 90067

Nicholas J. Messana (nicholas.messana@lw.com)

and

Hunton Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, TX 77002

Timothy A. (“Tad”) Davidson II (taddavidson@hunton.com)

Ashley L. Harper (ashleyharper@hunton.com)

Brandon Bell (bbell@hunton.com)

Kaleb Bailey (kbailey@hunton.com)

(b)	if to the Majority Ad Hoc Group, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 6th Avenue

New York, NY 10019

Jacob Adlerstein (jadlerstein@paulweiss.com)

Sung Pak (spak@paulweiss.com)

Joseph M. Graham (jgraham@paulweiss.com)

Nicholas Krislov (nkrislov@paulweiss.com)

After the Effective Date, the Debtors have authority to send a notice to Entities providing that, to continue to receive documents pursuant to Bankruptcy Rule 2002, they must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

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Dated:	November 9, 2026

Vancouver, British Columbia

Respectfully submitted,

By:	/s/ Richard Short
Name:	Richard Short
Title:	Chief Financial Officer

On behalf of Mercer International Inc. and its Debtor Affiliate

Exhibit B

New Senior Secured Notes Term Sheet

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Execution Version

This summary of principal terms and conditions (this “Term Sheet”) sets forth the principal terms of the New Senior Secured Notes and the Senior Secured Notes Indenture to be entered into by the Issuer, the Guarantors party thereto, the Trustee and the Notes Collateral Agent. This Term Sheet does not attempt to describe all of the terms, conditions, and requirements that would pertain to the financing or issuance described herein, which shall be set forth in the Senior Secured Notes Indenture, but rather is intended to be a summary outline of the material terms of such financing or issuance. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Restructuring Support Agreement or the Restructuring Term Sheet (to which this Term Sheet is attached as Exhibit 1), as applicable, except as otherwise specifically contemplated.

MERCER INTERNATIONAL INC.

NEW SENIOR SECURED NOTES TERM SHEET

Issuer	Mercer International Inc., a Washington corporation, as reorganized pursuant to the Restructuring Steps Memorandum and the applicable New Corporate Governance Documents, or such other entity, whether by merger, consolidation or otherwise, and which may be a corporation, limited liability company or partnership, as contemplated by the Restructuring Steps Memorandum, as the case may be, that shall be the Debtors’ new corporate parent (the “Issuer”).

Type and Amount

New Senior Secured Notes in an aggregate principal amount to be equivalent to the sum of:

•

a certain aggregate principal amount[1]of new money senior secured notes (the “New Money Senior Secured Notes”); plus

•

$150.0 million aggregate principal amount of senior secured notes issued to holders of the Issuer’s pre-petition (i) 12.875% Senior Notes due 2028 and (ii) 5.125% Senior Notes due 2029 (together, the “Senior Notes” and, such takeback notes, the “Takeback Senior Secured Notes”, and together with the New Money Senior Secured Notes, the “New Senior Secured Notes”).

The New Money Senior Secured Notes and the Takeback Senior Secured Notes shall be issued under the Senior Secured Notes Indenture and shall be identical in all respects (other than the manner in which they are allocated), shall have the same terms and shall be treated as a single class of securities for all purposes under the Senior Secured Notes Indenture. The Issuer shall use commercially reasonable efforts to cause the New Senior Secured Notes to be fungible for U.S. federal income tax purposes and to bear the same CUSIP number(s).

Maturity	On the date that is four (4) years and three hundred and sixty four (364) days from the Plan Effective Date (the “Maturity Date”).

[1]

An amount equivalent to (a) $400.0 million, subject to a dollar-for-dollar reduction for amounts drawn under the New ABL Facility (in the aggregate across all facilities comprising the New ABL Facility) at close; provided that such dollar-for-dollar reduction shall only be available if and to the extent liquidity at close is above $300.0 million and such dollar-for-dollar reduction shall not reduce liquidity at close to below $300.0 million (the “Net New Money Amount”), plus (b) a fee equivalent to five percent (5%) of the Net New Money Amount, plus (c) a put option premium equivalent to fourteen percent (14%) of the Backstop Commitment (as defined in the Backstop Commitment Letter).

Cash Interest and PIK Interest

During the period from the Plan Effective Date through and including the date that is twenty-four (24) months after the Plan Effective Date (the “Initial Period”), the New Senior Secured Notes shall bear interest at either (1) a rate of 12.25% per annum, of which the entirety must be paid in cash (the “Cash Preference Rate”), or (2) a rate of 13.75% per annum, of which (a) 1.00% per annum is solely payable in cash (the “Mandatory Cash Interest Portion”) and (b) 12.75% per annum shall be payable, at the option of the Issuer (the “Elective Interest Portion”), (i) in cash (the “Elective Cash Interest”), (ii) in kind by increasing the outstanding principal amount of the New Senior Secured Notes (the “PIK Interest”), or (iii) a combination of Elective Cash Interest and PIK Interest.

During the Initial Period, solely to the extent the Issuer has not elected to pay the entirety of the applicable interest at the Cash Preference Rate, the Issuer may elect to pay any portion or all of the Elective Interest Portion as PIK Interest by delivering an executed written notice (a “PIK Interest Election”) to the Trustee (as defined below) at least ten (10) Business Days prior to any applicable Interest Payment Date, specifying the percentage of the Elective Interest Portion to be paid as PIK Interest on that date (the amounts resulting therefrom, the “PIK Principal Increase”). Absent a timely election, the entire interest payment for the applicable Interest Payment Date shall be payable pursuant to the construct set forth under clause (2), the entirety of which, other than the Mandatory Cash Interest Portion, shall be payable as PIK Interest. From and after the date of any PIK Principal Increase, the New Senior Secured Notes will accrue interest on such increased principal amount after giving effect to the corresponding amount underlying any such PIK Principal Increase.

During the period immediately following the Initial Period and through the Maturity Date, the New Senior Secured Notes shall bear interest at the step-down rate of 12.50% per annum, the entirety of which must be paid in cash (the “Step-Down Cash Payment Period”).

During each of the Initial Period and the Step-Down Cash Payment Period, interest shall be payable in arrears on each applicable Interest Payment Date (as defined below).

Interest Payment Dates	Interest on the New Senior Secured Notes shall accrue from the Plan Effective Date and be payable semi-annually in arrears, (each an “Interest Payment Date”), commencing in fiscal year 2027.

Guarantors

Except as otherwise agreed by the Issuer and the Required Consenting Senior Noteholders, the New Senior Secured Notes will be fully and unconditionally guaranteed, jointly and severally on a senior secured basis, by the Issuer’s existing and future wholly-owned material domestic and foreign restricted subsidiaries, and any obligors under the Company’s Credit Facilities (such entities, the “Guarantors”, and each such guarantee, a “Guarantee”).

The term “Credit Facilities” shall mean, collectively, any senior credit facilities, including the German RCF, the Canadian ABL Facility and the New ABL Facility, in each case, as any such facility is in effect, as applicable, on or immediately following the Plan Effective Date.

Security

The Issuer and the Required Consenting Senior Noteholders shall use reasonable best efforts to enter into and effectuate a mutually agreeable security structure pursuant to which the New Senior Secured Notes and the related Guarantees will be secured on a first-lien basis on substantially all of the assets of Mercer Mass Timber Inc., as well as certain other assets to the extent agreed to among the Issuer, the Required Consenting Senior Noteholders and the required lenders under the Company’s Existing Credit Facilities, in each case, subject to certain excluded assets and permitted liens (the “Notes Priority Collateral”).

In addition, the New Senior Secured Notes and the related Guarantees will be secured on a second-lien basis on certain assets that currently secure, or will secure, the Existing Credit Facilities on a first-lien basis (the “Existing Credit Facilities Priority Collateral”) and the New ABL Facility on a first-lien basis (the “New ABL Priority Collateral”), respectively.

The Issuer and each Guarantor will enter into certain security agreements with the Notes Collateral Agent, for the benefit of the holders of the New Senior Secured Notes, pursuant to which the Issuer and the Guarantors will grant the liens described above to secure their respective obligations under the New Senior Secured Notes and the related Guarantees (collectively, the “Security Agreements”). Concurrently therewith, the Notes Collateral Agent, on behalf of the holders of the New Senior Secured Notes, will enter into one or more intercreditor agreements with the respective collateral agents or other secured creditor representatives under the Existing Credit Facilities and the New ABL Facility, as applicable, governing the relative designation of the collateral, lien priorities, enforcement rights and application of proceeds, with respect to each of the Notes Priority Collateral, the New ABL Priority Collateral and the Existing Credit Facilities Priority Collateral (collectively, the “Intercreditor Agreements”).

References to the Company’s “Existing Credit Facilities” shall mean the German RCF and the Canadian ABL Facility, each as defined in the Restructuring Term Sheet.

Optional Redemption

Except as provided below (under the headings “—Par Call Redemption”, “—Make-Whole Redemption”, “—Special Redemption” and “—Clean-up Call”), the New Senior Secured Notes shall not be redeemable at the Issuer’s option before the second anniversary of the Plan Effective Date (the “First Call Date”). On or after the First Call Date and before the Maturity Date, the Issuer may redeem the New Senior Secured Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 101.00% of the outstanding principal amount of the New Senior Secured Notes being redeemed, plus accrued and unpaid interest, if any, thereon to the redemption date.

Par Call Redemption: Notwithstanding the foregoing, the Issuer may redeem the New Senior Secured Notes, in whole or in part, at any time on or after the date that is twelve (12) calendar months prior to the Maturity Date, at a redemption price equal to 100.00% of the principal amount of the New Senior Secured Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Make-Whole Redemption: Notwithstanding the foregoing, the Issuer may at any time before the First Call Date, redeem the New Senior Secured Notes, in whole or in part, at a redemption price equal to 100.00% of the principal amount thereof plus the Applicable Premium with respect to the New Senior Secured Notes, plus accrued and unpaid interest, if any, thereon to the redemption date. The term “Applicable Premium” as used herein shall mean, at any redemption date, the excess of (A) the present value at such redemption date of (1) the redemption price of such New Senior Secured Notes on the First Call Date, plus (2) all required remaining scheduled interest payments due on the New Senior Secured Notes through the First Call Date (excluding interest paid prior to the redemption date and accrued but unpaid interest to the redemption date, and assuming that the rate of interest on the New Senior Secured Notes for the period from the redemption date through the First Call Date is at the Cash Preference Rate), computed using a discount rate equal to the Treasury Rate (as such term shall be defined in the Senior Secured Notes Indenture using customary conventions) as of such redemption date plus 50 basis points, over (B) the principal amount of the New Senior Secured Notes on such redemption date.

Special Redemption: Notwithstanding the foregoing, the Issuer may, at any time, including before the First Call Date, redeem the New Senior Secured Notes, in whole or in part, at a redemption price equal to 100.00% of their outstanding principal amount, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date (and without any call premium, make-whole amount or other redemption premium), using cash proceeds from (i) asset sales or (ii) any financing, grant and/or incentive arrangement involving any Canadian, U.S., and/or German governmental authority, whether federal, provincial or municipal.[2]

Clean-up Call: Notwithstanding the foregoing, if at least 90.00% of the aggregate principal amount of the New Senior Secured Notes issued under the Senior Secured Notes Indenture has been repurchased pursuant to one or more tender offers for the New Senior Secured Notes and cancelled (the “Clean-up Threshold”), the Issuer may redeem all, but not less than all, of the remaining outstanding New Senior Secured Notes, at any time before the Maturity Date, including before the First Call Date, at a redemption price equal to the purchase price (expressed as a percentage of principal amount and excluding any amount attributable to accrued and unpaid interest) paid in the tender offer pursuant to which the Clean-up Threshold is first satisfied, together with accrued and unpaid interest to, but excluding, the redemption date. For the avoidance of doubt, no redemption or repurchase other than a repurchase pursuant to such a tender offer shall count toward the Clean-up Threshold. For purposes of the Clean-up Threshold, the aggregate principal amount issued shall include the New Senior Secured Notes originally issued and all principal added or issued in payment of PIK Interest, without duplication. The Clean-up Call shall not independently authorize any preceding redemption or repurchase that is otherwise prohibited by the terms of the New Senior Secured Notes or the Senior Secured Notes Indenture.

Amortization	None.

Conditions Precedent	As provided in the Plan, including the occurrence of the Plan Effective Date.

[2]

Notwithstanding the foregoing set forth under the heading “— Special Redemption”, any transaction contemplated under clauses (i) and (ii) thereunder relating to the use of cash proceeds to redeem New Senior Secured Notes, shall require the consent of the Required Consenting Senior Noteholders, and it being understood that such consent right, including its related terms and conditions, shall be established and memorialized in a side letter to be entered into between the Company and the Required Consenting Senior Noteholders at a date following the Execution Date, but in any event, prior to the Plan Effective Date.

Representations and Warranties	None.

Affirmative and Negative Covenants

To be based on the Senior Notes Indentures with certain modifications as necessary to reflect the provisions of this Term Sheet and the transactions contemplated under the Plan, as the case may be, subject in all respects to the Documentation Principles; provided, that the Senior Secured Notes Indenture shall include, among other things, specified basket capacity for secured project financings to be entered into by (i) Mercer Stendal GmbH, a subsidiary of the Issuer, in connection with the development of sustainable aviation fuel products, including related initiatives, byproducts, and additives, and (ii) Mercer Rosenthal GmbH, a subsidiary of the Issuer, in connection with the development of lignin products, as well as other biopolymer products, in an aggregate principal amount not to exceed $200.0 million at any time outstanding.

The term “Senior Notes Indentures” means, collectively (i) that certain indenture dated September 21, 2023 between the Issuer and Computershare Trust Company, N.A., as trustee, relating to the Issuer’s 12.875% Senior Notes due 2028 and (ii) that certain indenture dated January 26, 2021 between the Issuer and Computershare Trust Company, National Association, as trustee, relating to the Issuer’s 5.125% Senior Notes due 2029.

Reporting Covenant	Customary public company reporting covenant, with customary private company reporting requirements to apply automatically at any time the Issuer is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

Events of Default	Customary for financings of this type, including a cross-default and cross-acceleration provisions, triggered by the acceleration of indebtedness, in each case, with respect to each of the New ABL Facility and the Existing Credit Facilities, subject in all respects to the Documentation Principles.

Trustee and Notes Collateral Agent	Computershare Trust Company, N.A., as the trustee and the collateral agent under the Senior Secured Notes Indenture for the benefit of the holders of the New Senior Secured Notes (the “Trustee” and the “Notes Collateral Agent”, respectively).

Documentation Principles	The indenture governing the New Senior Secured Notes (the “Senior Secured Notes Indenture”) and the Security Agreements and any Intercreditor Agreements and any other documentation related thereto will contain the terms and conditions set forth in this Term Sheet, and in the case of the Senior Secured Notes Indenture, shall be subject to the terms of a covenant grid to be agreed and in form and substance reasonably satisfactory to the Required Consenting Senior Noteholders and the Company (the “Documentation Principles”).

Exhibit C

Convertible Preferred Stock Term Sheet

68

Execution Version

MERCER INTERNATIONAL

CONVERTIBLE PREFERRED STOCK TERM SHEET

This convertible preferred stock term sheet (this “Convertible Preferred Stock Term Sheet”) sets forth the principal terms of the proposed issuance of Series A convertible preferred stock (the “Preferred Stock”) by Reorganized Mercer. The issuance of the Preferred Stock will be implemented in accordance with this Convertible Preferred Stock Term Sheet, the Restructuring Term Sheet (the “Restructuring Term Sheet”), to which it is an exhibit, and the Restructuring Support Agreement, to which the Restructuring Term Sheet is annexed.1

Convertible Preferred Stock Term Sheet

Preferred Stock	Reorganized Mercer will issue 325,000 shares of Preferred Stock with an initial liquidation preference of $1,000 per share.

Ranking	The Preferred Stock will rank senior to Reorganized Mercer’s New Common Stock and to each other class or series of Reorganized Mercer’s capital stock, whether now existing or hereafter authorized, with respect to dividends, redemption and rights upon the occurrence of a Liquidation Event.

Maturity	Perpetual, subject to conversion, redemption, and any Mandatory Conversion as described below.

Liquidation Preference

The Preferred Stock will have an initial aggregate liquidation preference of $325,000,000 (as increased from time to time by Accruing Dividends (as defined below) paid in kind as described below, (the “Initial Liquidation Preference”).

Upon the commencement of any liquidation, dissolution or winding up of the affairs of Reorganized Mercer or any significant or material subsidiary or any group of subsidiaries that, taken together, would constitute a significant or material subsidiary, or bankruptcy reorganization or any other similar event or proceeding, whether voluntary or involuntary, with respect to Reorganized Mercer (each, a “Liquidation Event”), the Preferred Stock shall be entitled to the greater of (i) the Initial Liquidation Preference, plus any Accruing Dividends (as defined below) that have been paid in kind, and any declared, accrued and unpaid dividends on each share of the Preferred Stock (the “Liquidation Preference”), and (ii) the amount that would have been payable in respect of such share of Preferred Stock had such share been converted into New Common Stock at the Conversion Price (determined by reference to the Liquidation Preference of such share, including all Accruing Dividends added thereto). The balance of any proceeds shall be distributed pro rata to holders of New Common Stock.

A sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of Reorganized Mercer (a “Deemed Liquidation Event”) will trigger payment of the Liquidation Preference or the as-converted value described above.

[1]	Capitalized terms used, but not otherwise defined in this Term Sheet, shall have the meanings ascribed to such terms in the Restructuring Support Agreement.

Dividends

Dividends will accrue daily on the then-outstanding Liquidation Preference and will be payable quarterly in arrears, at Reorganized Mercer’s election, in cash or by an increase in the then-outstanding Liquidation Preference (“Accruing Dividends”), at the following annual rates:

(i) 8.00% per annum for the period from the initial issuance of the Preferred Stock (the “Closing Date”) until the third anniversary of the Closing Date;

(ii)  increasing by 2.00% per annum on the third anniversary of the Closing Date and on each anniversary of the Closing Date thereafter (i.e., to 10.00% from the third anniversary, 12.00% from and after the fourth anniversary and 14.00% from and after the fifth anniversary); and

(iii)  capped at a maximum rate of 14.00% per annum.

To the extent the Accruing Dividends are not paid in cash on the applicable dividend payment date, Accruing Dividends will be added to the then-existing Liquidation Preference such that the Liquidation Preference will increase by an amount equal to the Accruing Dividends on such dividend payment date.

Participation	In addition to the Accruing Dividends described above, the Preferred Stock will participate in any dividends or distributions paid on the New Common Stock on an as-converted basis. For the avoidance of doubt, any such dividend or distribution in which the Preferred Stock participates will not result in any anti-dilution adjustments to the Conversion Price.

Conversion

Optional Conversion.

Each holder of Preferred Stock will have the right, at any time and from time to time, to convert its shares of Preferred Stock into shares of New Common Stock at a conversion price (as adjusted as described below, the “Conversion Price”) equal to the quotient of (i) the equity value of Reorganized Mercer implied by a total enterprise value of $1,300,000,000, determined in a manner to be set forth in the Definitive Documents, divided by (ii) the number of fully diluted shares of New Common Stock outstanding as of the Closing Date. Upon such conversion, each share of Preferred Stock will convert into a number of shares of New Common Stock equal to the Liquidation Preference of such share (including all Accruing Dividends added thereto) divided by the Conversion Price.

Mandatory Conversion.

Provided that no Liquidation Event or Deemed Liquidation Event has occurred, on the sixth anniversary of the Closing Date, all outstanding shares of Preferred Stock will automatically convert into shares of New Common Stock at a conversion price equal to the greater of (x) the volume-weighted average price of the New Common Stock over the 90 trading days immediately preceding such anniversary and (y) a minimum share price mutually agreed on a future date by the Company and the Required Consenting Senior Noteholders, with each share converting into a number of shares of New Common Stock equal to the Liquidation Preference of such share (including all Accruing Dividends added thereto) divided by such conversion price.

Upon any conversion, Reorganized Mercer will deliver cash in lieu of issuing any fractional share of New Common Stock.

Call Rights / Call Protection

Prior to the second anniversary of the Closing Date, Reorganized Mercer may redeem all or any portion of the outstanding Preferred Stock, upon not less than 30 days’ prior written notice, at a redemption price equal to 100.00% of the Liquidation Preference.

On or after the second anniversary of the Closing Date, Reorganized Mercer may redeem all or any portion of the outstanding Preferred Stock, upon not less than 30 days’ prior written notice, at a redemption price equal to 101.00% of the Liquidation Preference, increasing by 1.00% of the Liquidation Preference per annum on each subsequent anniversary of the Closing Date (the redemption price applicable from time to time under this section, the “Redemption Price”).

Any shares of Preferred Stock called for redemption may be converted by the holder thereof in accordance with the conversion provisions above at any time prior to the close of business on the second (2nd) business day immediately before the applicable redemption date.

Change of Control / Fundamental Change

In connection with any Fundamental Change, any holder may (x) require Reorganized Mercer to repurchase all or any portion of its Preferred Stock in cash at a price per share equal to 100.00% of the Liquidation Preference, or (y) convert its Preferred Stock into shares of New Common Stock up until the Fundamental Change Repurchase Date. Notwithstanding the foregoing, there will be no repurchase right if the Fundamental Change causes the Preferred Stock to become convertible solely into cash in an amount that exceeds the maximum repurchase price described above.

“Fundamental Change” means (a) customary change-of-control and business combination events, with customary exceptions for (x) merger and related events where the pre-transaction beneficial owners of Reorganized Mercer control the successor or its parent; and (y) merger and related events where at least 90% of the consideration given for the New Common Stock consists of common stock listed on a Permitted Exchange (as further defined by the parties in the Definitive Documents), or (b) the New Common Stock ceasing to be listed on a Permitted Exchange.

“Fundamental Change Repurchase Date” means any business day of Reorganized Mercer’s choosing that is between ten (10) and twenty (20) business days, inclusive, after the effective date of the applicable Fundamental Change.

“Permitted Exchange” means the New York Stock Exchange, the NYSE American, the NASDAQ Capital Market, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors).

Protective Provisions

For so long as any shares of Preferred Stock remain outstanding, Reorganized Mercer will not, and will not permit its subsidiaries to, without the prior written consent of the holders of a majority of the then-outstanding Preferred Stock, either directly, indirectly or by amendment, merger, consolidation or otherwise:

(i) amend, alter, waive, repeal or otherwise modify any provision of Reorganized Mercer’s certificate of incorporation or bylaws in a manner that adversely affects the powers, preferences, privileges or rights of the Preferred Stock or the holders thereof;

(ii)  amend, alter, waive, repeal or otherwise modify any of the powers, preferences, rights or privileges of the Preferred Stock or the holders thereof;

(iii)  alter or change the rights, preferences or privileges granted to or the restrictions imposed upon the holders of the Preferred Stock in such a way that adversely affects the holders of the Preferred Stock (subject to a series vote of each series of preferred stock which is adversely affected in a manner different than any other series);

(iv) authorize or issue (or reclassify any other class of capital stock into) any class or series of capital stock ranking senior to, or on parity with, the Preferred Stock with respect to dividends, redemption or liquidation, or any debt convertible into such a class or series, subject to the consent of the holders of 66-2/3% of the then-outstanding Preferred Stock;

(v)   consummate a Liquidation Event or Deemed Liquidation Event that would not permit the Preferred Stock to be converted or redeemed in full; or

(vi) increase the number of authorized shares of Preferred Stock;

provided, further, that no consent of the then-outstanding Preferred Stock will be required in respect of any consolidation, merger, share exchange or reclassification if the Preferred Stock either remains outstanding or is exchanged for preference securities of the successor entity or its parent, in each case with rights, preferences and voting powers that are no less favorable in any material respect to the holders.

The Definitive Documents will include customary sacred rights with respect to amendments to the terms of the New Convertible Preferred Stock.

Remedies

If any Trigger Event (as defined below) shall occur and be continuing, then the rate at which Accruing Dividends accrue shall be increased by 2.00% per annum (including during the first three years following the Closing Date), which increase shall be in addition to, and shall not be limited by, the 14.00% cap described above.

A “Trigger Event” means any (i) failure by Reorganized Mercer to pay any amount when due, including any redemption or repurchase price; or (ii) breach by Reorganized Mercer of any of the terms of the Preferred Stock, including the Protective Provisions, and breach remains uncured and continuing for 10 days (to the extent capable of cure).

The Definitive Documents governing the Preferred Stock will provide that holders will have all remedies available at law or in equity for a breach of the terms of the Preferred Stock, including the right to specific performance.

Anti-Dilution Provisions	The Preferred Stock will have customary anti-dilution provisions, including in connection with (a) a subdivision or combination of outstanding New Common Stock, reclassification, recapitalization, stock split, dividend or other distribution payable in any form and (b) any consideration in respect of a tender offer or exchange offer for the New Common Stock or securities junior to the Preferred Stock made by Reorganized Mercer or any of its subsidiaries; provided that no such adjustment shall be made in respect of any dividend, proceeds, distribution or other form of consideration to the extent received by the holder of Preferred Stock on a participating basis. For the avoidance of doubt, there shall be no adjustments to the Conversion Price solely with respect of the price at which New Common Stock or its equivalent is issued.

Governance	Except as set forth under “Protective Provisions” above or as otherwise required by law, the Preferred Stock will vote together with the New Common Stock as a single class on an as-converted basis, and not as a separate class, on all matters submitted to a vote of Reorganized Mercer’s stockholders.

Shareholder Approval	The issuance of the Preferred Stock and any New Common Stock issued upon conversion thereof will be deemed approved by the majority of the common equity holders of each of Reorganized Mercer and the predecessor entity to Reorganized Mercer pursuant to a court-approved reorganization under the federal bankruptcy laws.

Form of Securities	To the extent not issued under Section 1145 of the Bankruptcy Code, any Preferred Stock or New Common Stock issued upon conversion of any Preferred Stock that is held by an affiliate (as defined under Rule 144 under the Securities Act of 1933, as amended) of Reorganized Mercer will be held on the books of the applicable transfer agent, bear customary restrictive legends, and be subject to customary delegending requirements.

Exhibit D

Governance Term Sheet

74

Execution Version

MERCER INTERNATIONAL INC., et al.

GOVERNANCE TERM SHEET

This governance term sheet (including all exhibits, annexes, appendices, and schedules hereto, this “Term Sheet”) sets forth the principal terms of the proposed governance of Reorganized Mercer that would be implemented in connection with the issuance of the New Common Stock and New Convertible Preferred Stock (the “Issuance”) in connection with restructuring transactions (the “Transactions”) of the outstanding indebtedness and equity interests of Mercer International Inc., a Washington corporation (“Mercer”) and certain of its subsidiaries (together with Mercer, each a “Company Party” and, collectively, the “Company”) agreed to by the Company Parties and the Consenting Senior Noteholders. The Issuance will be implemented in accordance with this Term Sheet and the Restructuring Term Sheet (to which this Term Sheet is annexed as Exhibit 3) and the Restructuring Support Agreement (to which the Restructuring Term Sheet is annexed as Exhibit A).1

THIS TERM SHEET IS NOT AN OFFER OF OR A SOLICITATION OF OFFERS TO PURCHASE ANY SECURITIES OF THE COMPANY WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR A SOLICITATION OF ACCEPTANCES OF ANY CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE, AS AMENDED (THE “BANKRUPTCY CODE”), OR ANY OTHER PLAN OF REORGANIZATION OR SIMILAR PROCESS UNDER ANY OTHER APPLICABLE LAW. ANY SUCH OFFER OR SOLICITATION SHALL COMPLY WITH ALL APPLICABLE LAWS, INCLUDING THE SECURITIES ACT AND PROVISIONS OF THE BANKRUPTCY CODE, AS APPLICABLE.

THIS TERM SHEET DOES NOT PURPORT TO CONTAIN ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF THE DEFINITIVE DOCUMENTS IN FORM AND SUBSTANCE CONSISTENT WITH THIS TERM SHEET AND THE RESTRUCTURING SUPPORT AGREEMENT (INCLUDING THE CONSENT RIGHTS PROVIDED THEREIN), AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

THE REGULATORY, TAX, ACCOUNTING, AND OTHER LEGAL AND FINANCIAL MATTERS AND EFFECTS RELATED TO THE TRANSACTIONS OR ANY RELATED RESTRUCTURING OR SIMILAR TRANSACTION HAVE NOT BEEN FULLY EVALUATED AND ANY SUCH EVALUATION MAY AFFECT THE TERMS AND STRUCTURE OF ANY SUCH TRANSACTIONS OR RELATED TRANSACTIONS.

[1]

Capitalized terms used, but not otherwise defined in this Term Sheet, shall have the meanings ascribed to such terms in the Restructuring Support Agreement and the Restructuring Term Sheet annexed thereto, as applicable.

Topic	Proposed Terms
Reorganized Mercer

Reorganized Mercer shall be Mercer (which may be redomiciled in Delaware) and shall be the top parent entity of the reorganized Company.

This Term Sheet shall be implemented through the New Corporate Governance Documents, including a shareholders agreement among Reorganized Mercer and each of Millstreet and Redwood (each, an “AHG Major Holder”), in each case effective as of the Plan Effective Date and surviving the termination of the Restructuring Support Agreement.

New Common Stock	On the Plan Effective Date, Reorganized Mercer shall issue a single class of voting New Common Stock, distributed as set forth in the Restructuring Term Sheet. Each share of New Common Stock shall be entitled to one vote (with no cumulative voting) and to share ratably in dividends when, as and if declared by the board of directors of Reorganized Mercer (“Reorganized Board”), in each case subject to the rights of the New Convertible Preferred Stock.

New Convertible Preferred Stock	On the Plan Effective Date, Reorganized Mercer shall issue $325 million of New Convertible Preferred Stock, distributed as set forth in the Restructuring Term Sheet, on the terms set forth in the Convertible Preferred Stock Term Sheet. Each share of New Convertible Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of New Common Stock, voting together with the New Common Stock as a single class, with a number of votes equal to the number of shares of New Common Stock into which such share of New Convertible Preferred Stock is then convertible (with no cumulative voting).

Initial Reorganized Board Size and Composition

As of the Plan Effective Date, the Reorganized Board shall be appointed. The Reorganized Board shall consist of 7 directors, and shall include (i) the chief executive officer of Reorganized Mercer (the “CEO”) and (ii) at least 3 independent directors. For so long as Reorganized Mercer’s equity securities are listed on a national securities exchange and Reorganized Mercer does not elect to be a “controlled company” (see “Controlled Company Election” below) and rely on the exemptions with respect to board composition, a majority of the Reorganized Board shall be independent directors under the applicable listing standards of such exchange.

The composition of the initial Reorganized Board shall be agreed collectively by Millstreet, Redwood and Mackay and shall include 1 AHG Major Holder Designee (as defined below) designated by each of the AHG Major Holders. Following the appointment of the initial Reorganized Board, the directors shall be designated in accordance with the “Director Designation Rights” row immediately below.

Director Designation Rights

Following the appointment of the initial Reorganized Board, and except as otherwise provided under “Board Expansion” below, each AHG Major Holder shall be entitled to designate up to 1 director (each, an “AHG Major Holder Designee”) for so long as its Individual Ownership Percentage (as defined below) is at least 9.9%.

AHG Major Holder Designees. An AHG Major Holder Designee may be removed only by the AHG Major Holder that designated such AHG Major Holder Designee, and any vacancy in a seat designated by an AHG Major Holder (whether resulting from removal, resignation, death, or other cause) shall be filled solely by the AHG Major Holder that designated such AHG Major Holder Designee, provided each such designee meets the applicable qualification standards under applicable rules, policies and regulations, including any applicable listing standards.

2

Topic	Proposed Terms

If an AHG Major Holder’s Individual Ownership Percentage falls below 9.9%, such AHG Major Holder shall at the direction of Reorganized Mercer promptly cause its AHG Major Holder Designee to resign (and if such designee does not, Reorganized Mercer and the AHG Major Holders shall take all actions necessary, including voting their shares, to effect such removal); the resulting vacancy shall be filled by the Reorganized Board in accordance with the New Corporate Governance Documents and shall not be filled by such AHG Major Holder.

Notwithstanding the above, each AHG Major Holder may elect, in its sole discretion, not to exercise its designation right in respect of any seat (including upon any vacancy in a seat it is entitled to fill). If a given AHG Major Holder declines to designate an AHG Major Holder Designee, then, by the Requisite AHG Major Holder Consent (as defined below), the AHG Major Holders shall be entitled to designate an AHG Group Designee (as defined below) in respect of such seat. Such declining AHG Major Holder may again elect to designate an AHG Major Holder Designee for such seat upon the next vacancy therein or at the next annual or special meeting (at which directors are being elected) of stockholders, for so long as it otherwise remains entitled to such right.

“Fully-Diluted New Common Stock” means Reorganized Mercer’s New Common Stock, determined on a fully diluted basis, giving effect to a hypothetical conversion of all outstanding New Convertible Preferred Stock into New Common Stock.

“Individual Ownership Percentage” means, at the relevant time, the Fully-Diluted New Common Stock held by an AHG Major Holder (together with its Affiliates, its managed funds and accounts and its permitted transferees), expressed as a percentage of the aggregate Fully-Diluted New Common Stock then outstanding.

“Aggregate Ownership Percentage” means, at the relevant time, the aggregate of the Individual Ownership Percentages of the AHG Major Holders.

“Requisite AHG Major Holder Consent” means the prior written consent of AHG Major Holders that (i) are then entitled to designate an AHG Major Holder Designee and (ii) collectively hold at least 50% of the Fully-Diluted New Common Stock then held by all AHG Major Holders entitled to designate an AHG Major Holder Designee.

AHG Group Designees. Following the appointment of the initial Reorganized Board, the AHG Major Holders shall be entitled to designate, by the Requisite AHG Major Holder Consent, up to such number of directors (each, an “AHG Group Designee”) as would cause the total number of AHG Major Holder Designees and AHG Group Designees then serving on the Reorganized Board to be equal to the greater of (i) 3 and (ii) such number of directors as is proportionate to the Aggregate Ownership Percentage of such AHG Major Holders.

Remaining Directors. Following the appointment of the initial Reorganized Board, the directors other than the AHG Major Holder Designees or the AHG Group Designees shall consist of (i) the CEO and (ii) such number of independent directors as is necessary to fill the remaining seats on the Reorganized Board, nominated by the nominating committee through a customary public-company nominating process, subject to the New Corporate Governance Documents and applicable law and regulations, including any applicable listing standards.

Board Expansion. Upon the election of all of the AHG Major Holders then entitled to designate an AHG Major Holder Designee, the size of the Reorganized Board shall increase by 2 directors to 9 directors (any such new director, an “Expansion Designee”). Following any such increase, such AHG Major Holders shall be entitled to designate, in the aggregate, up to 5 designees total (including AHG Major Holder Designees and AHG Group Designees then serving on the Reorganized Board). The appointment of the AHG Major Holder Designees, the AHG Group Designees and the Expansion Designees (in the aggregate) shall be allocated in proportion to such AHG Major Holders’ respective Individual Ownership Percentages relative to one another, subject in all cases to applicable rules and regulations of the SEC regarding proportionate board representation.

3

Director Indemnification and Insurance. Reorganized Mercer shall (a) enter into customary indemnification agreements with all directors (including all AHG Major Holder Designees and AHG Group Designees) and (b) maintain directors’ liability insurance, in each case, on terms reasonably acceptable to the AHG Major Holders and in any case no less favorable than those provided to the Company’s existing directors under the “Indemnification of Prepetition Directors, Officers, and Managers” and “Director, Officer, Manager, and Employee Tail Coverage” provisions of the Restructuring Term Sheet.

Reorganized Mercer Nomination/Support Obligation. Following the appointment of the initial Reorganized Board, Reorganized Mercer shall nominate each AHG Major Holder Designee and each AHG Group Designee for election at each annual or special meeting (at which directors are being elected) of stockholders (and recommend such designee for election and include such designee in Reorganized Mercer’s proxy statement), for so long as the applicable AHG Major Holder (or, as applicable, the AHG Major Holders with respect to the applicable number of AHG Group Designees) retains its designation right and such designee meets the applicable qualification standards under applicable rules, policies and regulations, including any applicable listing standards.

Committee Designation Rights. Reorganized Board committees shall be appointed by the Reorganized Board, provided that each AHG Major Holder shall be entitled to have its AHG Major Holder Designee serving on any Reorganized Board committee (other than the audit committee) for so long as its AHG Major Holder Designee is serving on the Reorganized Board, subject to applicable securities laws and national securities exchange listing standards (including independence requirements for the compensation and nominating committees). The audit committee must consist solely of independent directors in accordance with applicable securities laws and national securities exchange listing standards.

Chair	The initial chair of the Reorganized Board (the “Chair”) shall be [•]. Thereafter, the Chair shall be designated by mutual agreement of the AHG Major Holders then entitled to designate an AHG Major Holder Designee, acting in good faith; provided that, if such AHG Major Holders are unable to agree on a Chair, the Chair shall be designated by the Requisite AHG Major Holder Consent.

Controlled Company Election	To the extent Reorganized Mercer qualifies as a “controlled company” under the applicable national securities exchange regulations as of the Plan Effective Date, the Reorganized Board (or, if determined prior to the Plan Effective Date, the Required Consenting Senior Noteholders with the reasonable consent of the Company, consistent with the “Public Listing” provisions of the Restructuring Term Sheet) may determine that Reorganized Mercer shall rely on the exemptions available to a controlled company from certain governance requirements.

Reorganized Board Observer Rights

If an AHG Major Holder Designee of an AHG Major Holder nominated by the nominating committee of Reorganized Mercer pursuant to the “Reorganized Mercer Nomination/Support Obligation” provision above is not elected to the Reorganized Board, such AHG Major Holder may appoint a non-voting Reorganized Board observer (each, a “Reorganized Board Observer”), for so long as such AHG Major Holder’s Individual Ownership Percentage remains at least 9.9%. The Reorganized Board Observer right with respect to any such AHG Major Holder Designee shall terminate automatically upon such AHG Major Holder Designee (or another AHG Major Holder Designee) of the applicable AHG Major Holder being seated in the corresponding Reorganized Board seat.

Reorganized Board Observers may attend meetings in person or remotely and shall be provided timely access to board materials and information but shall have no vote and shall not be counted for purposes of establishing a quorum of the Reorganized Board; provided that the Reorganized Board may exclude any such observer from any portion of a meeting and may withhold any such materials if the Reorganized Board determines that such exclusion or withholding is necessary to preserve the attorneyclient privilege between Reorganized Mercer and its counsel or to avoid a conflict of interest. Each observer shall agree in writing to be bound by standard confidentiality obligations.

4

Voting Support	Unless otherwise agreed by the AHG Major Holders, each AHG Major Holder shall vote all of its shares of New Common Stock (and, to the extent voting as a single class, any New Convertible Preferred Stock on an as-converted basis) in favor of each other AHG Major Holder’s AHG Major Holder Designees (and in favor of all AHG Group Designees) at every annual or special meeting of stockholders at which directors are to be elected (and shall execute any written consent in lieu of a meeting to the same effect), for so long as such designating AHG Major Holder retains its designation right.

AHG Major Holders’ Consent Rights (Veto)

The following actions require the prior written consent of each AHG Major Holder for so long as its Individual Ownership Percentage is at least 9.9%, as set forth below:

1.  Any merger, consolidation, sale of all or substantially all assets, or other change of control transaction;

2.  Any asset sale or series of asset sales in excess of $50 million in the aggregate;

3.  Except as otherwise expressly provided in this Term Sheet, any increase or decrease in the size of the Reorganized Board, or any change to the procedure for nominating or appointing directors;

4.  Any amendment to the charter, bylaws, certificate of designations or other organizational documents to the extent it is adverse to such AHG Major Holder or the AHG Major Holders as a group;

5.  Any voluntary delisting of Reorganized Mercer’s equity securities from a national securities exchange;

6.  Voluntary liquidation, dissolution or winding up, or any bankruptcy filing, assignment for the benefit of creditors or similar proceeding; or

7.  Any other action that materially and disproportionately adversely affects such AHG Major Holder relative to other holders of the same class, or modifies, reduces or eliminates any right specifically granted to such AHG Major Holder.

Corporate Opportunities	To the fullest extent permitted by applicable law Reorganized Mercer, on behalf of itself and its subsidiaries, shall renounce and waive any interest in business opportunities that are presented to the AHG Major Holders, their respective Affiliates and their respective portfolio companies (independent of Reorganized Mercer), but without limiting any designees fiduciary duties to Reorganized Mercer (including misuse of corporate information).

Beneficial Ownership Cap

Each AHG Major Holder may elect, by written notice to Reorganized Mercer prior to the Plan Effective Date, that it wishes to receive any New Common Stock at the Plan Effective Date in excess of 9.9% of Reorganized Mercer’s total outstanding shares in the form of pre-funded warrants subject to a 9.9% beneficial ownership cap. Such AHG Major Holder may terminate such limitation at any time.

After the Plan Effective Date, each AHG Major Holder may elect, by written notice to Reorganized Mercer, to enter into an irrevocable proxy with Reorganized Mercer such that Reorganized Mercer may vote any common stock beneficially owned by such holder exceeding 9.9%.

5

Registration Rights

Reorganized Mercer shall grant customary registration rights with respect to all shares of New Common Stock and New Convertible Preferred Stock held by Millstreet, Redwood, Mackay, Knighthead Capital Management, NYL Investors LLC and Eli Circle Capital (including any shares underlying securities convertible into or exercisable for New Common Stock). Registration rights continue for so long as any of Millstreet, Redwood or Mackay continues to beneficially own New Common Stock or New Convertible Preferred Stock (unless such shares are tradeable without restriction under Rule 144).

Demand: Millstreet, Redwood and Mackay shall collectively be entitled to 4 demand registrations per year to require Reorganized Mercer to cooperate in an underwritten offering or shelf-takedown by participating shareholders.

Piggyback: Each of Millstreet, Redwood and Mackay shall be entitled to customary piggyback rights to join underwritten offerings undertaken by Reorganized Mercer, any of Millstreet, Redwood or Mackay, or other investors.

Resale Shelf: Reorganized Mercer shall be required to use best efforts to file a resale registration statement on Form S-1 or Form S-3, to the extent Reorganized Mercer is eligible, at the Plan Effective Date or as soon as practicable thereafter, but in no event later than 14 calendar days after the Plan Effective Date. Reorganized Mercer shall be required to keep the shelf current for all material information necessary for an investor to use the shelf to effect trades in Reorganized Mercer’s New Common Stock or New Convertible Preferred Stock.

All expenses, other than underwriting discounts, shall be paid by Reorganized Mercer.

Information Rights

For so long as an AHG Major Holder’s Individual Ownership Percentage is at least 5%, to the extent Reorganized Mercer is not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Reorganized Mercer shall, upon such AHG Major Holder’s prior written request, deliver to such AHG Major Holder:

1.  Audited consolidated financial statements of Reorganized Mercer after the end of each fiscal year and within the SEC filing deadlines that would apply to Reorganized Mercer if subject to the reporting requirements of the Exchange Act;

2.  Unaudited consolidated financial statements for each of the first three fiscal quarters within the SEC filing deadlines that would apply to Reorganized Mercer if subject to the reporting requirements of the Exchange Act; and

3.  Any annual operating budget approved by the Reorganized Board, within 30 days after the start of each fiscal year.

Special Meeting Rights	Each AHG Major Holder whose Individual Ownership Percentage is at least 15%, or the AHG Major Holders collectively if the Aggregate Ownership Percentage is at least 15%, may call a special meeting of stockholders, subject to Reorganized Mercer’s New Corporate Governance Documents and applicable law.

No Preemptive Rights, Tag, Drag or ROFO	No preemptive rights, tag-along rights, drag-along rights or rights of first offer.

Dispute Resolution	The laws of the state of Reorganized Mercer shall govern, without regard to principles of conflicts of laws, and the state and federal courts located in such state shall be the exclusive forum for any claim arising out of or relating to the governance or organizational documents of Reorganized Mercer. This provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

6

Exhibit E

Organizational Structure

Mercer – Simplified Organizational Chart

(as of Petition Date)

Mercer International Inc. (USA)
Mercer Mass Timber Holdings Inc. (USA)
OK Laminators, Inc. (Canada)
Mercer Pulp Sales GmbH (Germany)
Mercer Europe GmbH (Germany)
Mercer International (Texas) LLC
Mercer Peace River Pulp Ltd. (Canada)
Mercer Forestry Services Ltd. (Canada)
Mercer Celgar Pulp Ltd. (Canada)
Mercer Celgar Holdings LLC (USA)
Mercer Conway Inc. (USA)
Mercer Spokane LLC (USA)
Mercer Torgau Holding GmbH (Germany)
Mercer Timber Products GmbH (Germany)
Mercer Stendal GmbH (Germany)
Mercer Rosenthal GmbH (Germany)
Mercer Holz GmbH (Germany)
GP 0.1%
LP 99.9%
Mercer Celgar Limited Partnership (Canada)
Mercer Torgau Beteiligungs GmbH (Germany)
Mercer Stendal Logistik GmbH (Germany)
Mercer Timber Products Stendal GmbH (Germany)
GP 0%
LP 100%
Mercer Torgau GmbH & Co.KG (Germany)
KEY
Color
Category
Filing Entity / Debtor
Obligor under Senior Notes
Obligor under Canadian ABL Credit Agreement / Standby LC Agreement
Obligor under German Revolving Facility Agreement
All companies are 100% owned unless otherwise noted

Mercer – Simplified Organizational Chart (as of Petition Date) Mercer Mass Timber Holdings Inc. (USA) Mercer Pulp Sales GmbH (Germany) Mercer Europe GmbH (Germany) Mercer Peace River Pulp Ltd. (Canada) Mercer Celgar Pulp Ltd. (Canada) Mercer Celgar Holdings LLC (USA) GP 0.1% LP 99.9% Mercer Conway Inc. (USA) Mercer Spokane LLC (USA) Mercer Torgau Holding GmbH (Germany) Mercer Timber Products GmbH (Germany) Mercer Rosenthal GmbH (Germany) Mercer Celgar Limited Partnership (Canada) Mercer Torgau Beteiligungs GmbH (Germany) GP 0% LP 100% Mercer Torgau GmbH & Co.KG (Germany) All companies are 100% owned unless otherwise noted

Exhibit F

Liquidation Analysis

Exhibit F1

Liquidation Analysis

Introduction

Section 1129(a)(7) of the Bankruptcy Code requires that each holder of an impaired claim or interest either (a) vote to accept the plan or (b) receive or retain under the plan property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date (the “Best Interests Test”).

To demonstrate that the Plan satisfies the Best Interests Test, the Debtors, with the assistance of their financial advisor, have prepared this hypothetical liquidation analysis (the “Liquidation Analysis”), which is based upon certain assumptions discussed in the Disclosure Statement and herein, including the accompanying global notes (the “Global Notes”) to the Liquidation Analysis.

The Liquidation Analysis sets forth estimated recovery values for each class of claims and interests under the Plan upon the disposition of the Debtors’ assets pursuant to a hypothetical chapter 7 liquidation. Under the Plan, two classes are impaired and entitled to vote: Class 3 (Senior Notes Claims) and Class 8 (Existing Equity Interests). As detailed below, the Debtors believe that holders of claims and interests in each impaired class will receive a recovery under the Plan that is not less than the recovery such holders would receive in a hypothetical chapter 7 liquidation, and that the Plan therefore satisfies the Best Interests Test.

Scope of the Liquidation Analysis

The Debtors in these Chapter 11 Cases are Mercer International Inc. and Mercer International (Texas) LLC (collectively, the “Debtors”). The Debtors’ assets primarily consist of cash, equity interests in their direct subsidiaries, and intercompany receivables and notes owed by the Non-Debtor Affiliates. The Company’s operating assets, including its pulp mills and solid wood mills located in Canada, Germany, and the United States, are owned by the Non-Debtor Affiliates.

Although the Best Interests Test applies only to claims against and interests in the Debtors, the value available to holders of claims against the Debtors in a chapter 7 liquidation also depends on recoveries the Debtors would realize on their intercompany receivables and equity interests. Accordingly, the Liquidation Analysis has been prepared on a legal-entity basis for each of the Debtors and each of the Non-Debtor Affiliates, assuming that each Non-Debtor Affiliate is contemporaneously wound down in an

[1]

Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Disclosure Statement for Joint Prepackaged Chapter 11 Plan of Reorganization of Mercer International, Inc. and its Debtor Affiliate (as may be amended, supplemented, or otherwise modified from time to time, and including all exhibits and supplements thereto, the “Disclosure Statement”), to which this Liquidation Analysis is attached as Exhibit F, or the Joint Prepackaged Chapter 11 Plan of Reorganization of Mercer International, Inc. and its Debtor Affiliate (as may be amended, supplemented, or otherwise modified from time to time, and including all exhibits and supplements thereto, the “Plan”), attached as Exhibit A to the Disclosure Statement.

insolvency or liquidation proceeding under the laws of its jurisdiction of organization. Recoveries at each Non-Debtor Affiliate are first applied to the claims against that entity in accordance with the priority scheme of its governing law, and any residual value is distributed to its direct parent on account of intercompany claims and equity interests, and so on through the corporate structure to the Debtors. The results are presented herein (a) on a combined basis for the Debtors and (b) on a combined basis for all Mercer legal entities, in each case for summary purposes only, and should be read in conjunction with the Global Notes included herein.

Key Assumptions

The Liquidation Analysis is based on the following key assumptions, each of which is described in greater detail in the Global Notes:

•

The Debtors’ Chapter 11 Cases are converted to cases under chapter 7 of the Bankruptcy Code, and each Non-Debtor Affiliate commences an insolvency, bankruptcy, receivership, or equivalent liquidation proceeding in its home jurisdiction, in each case on or about December 31, 2026 (the “Liquidation Date”).

•

The Bankruptcy Court appoints one or more chapter 7 trustees to administer the Debtors’ Estates and the estates of the U.S. Non-Debtor Affiliates, and insolvency administrators, trustees, receivers, or equivalent officers are appointed over the non-U.S. Non-Debtor Affiliates in their respective local proceedings (collectively, the “Wind Down Trustees”).

•

To reflect the range of outcomes inherent in a liquidation, the Liquidation Analysis presents a “High Scenario” and a “Low Scenario.” The High Scenario assumes an orderly liquidation of trade receivables and inventories, a going-concern sale of the Stendal pulp mill, and an orderly liquidation of the remaining mills. The Low Scenario assumes a forced liquidation of trade receivables and inventories, no net recovery from the pulp mills on account of potential environmental remediation and site-closure obligations, and a forced liquidation of the solid wood mills.

•

All of the Company’s mills, except for Stendal in the High Scenario, cease production on the Liquidation Date. Work-in-process inventory is completed, and remaining inventories, receivables, and fixed assets are liquidated over an assumed wind-down period of approximately six months in the High Scenario and three months in the Low Scenario, during which the Wind Down Trustees retain a reduced workforce to complete work-in-process inventory, safely secure the sites, and support liquidation activities.

•

Secured creditors of the Non-Debtor Affiliates, including the lenders under the German RCF and the Canadian ABL Facility, recover first from the proceeds of their respective collateral, net of the costs of realization. Any deficiency is treated as a general unsecured claim against the applicable obligors.

•

The Company’s pulp mills may be subject to environmental liabilities and remediation and decommissioning costs in a liquidation. The amount of such costs is not presently determinable and may exceed the recoverable value of the affected mills, which would further reduce the recoveries estimated herein.

•

Asset values, recovery rates, and claims are based on the Company’s books and records as of September 30, 2026, the Company’s cash flow forecast and financial projections, and estimates of recoveries and related costs informed by certain appraisals, in each case adjusted where appropriate to reflect projected Liquidation Date balances. Amounts are presented in U.S. dollars.

Statement of Limitations

The preparation of a liquidation analysis is an uncertain process involving the use of estimates and assumptions that, although considered reasonable by the Debtors based upon their business judgment and input from their advisors, are inherently subject to significant business, economic, legal, regulatory, and competitive risks, uncertainties, and contingencies, most of which are difficult to predict and many of which are beyond the control of the Debtors. Inevitably, some assumptions in the Liquidation Analysis would not materialize in an actual chapter 7 liquidation, and unanticipated events and circumstances could materially affect the ultimate results in an actual chapter 7 liquidation. In particular, the Liquidation Analysis depends on the outcome of insolvency proceedings for the Non-Debtor Affiliates in Canada, Germany, and other jurisdictions, the conduct and timing of which would be outside the control of the Debtors and the Bankruptcy Court.

The Liquidation Analysis was prepared for the sole purpose of generating a reasonable, good-faith estimate of the proceeds that would be generated if the Debtors’ assets were liquidated and distributed in accordance with chapter 7 of the Bankruptcy Code. The Liquidation Analysis is not intended for, and should not be used for, any other purpose, including as a valuation of the Debtors or any of their assets on a going-concern basis. The underlying financial information in the Liquidation Analysis and the values stated herein have not been subject to any review, compilation, or audit by any independent accounting firm. The actual amount of claims that would ultimately be allowed against the Debtors’ Estates could vary significantly from the estimates stated herein, depending on the nature and amount of claims asserted during the pendency of the chapter 7 cases. Similarly, the value of the Debtors’ assets in a liquidation scenario is uncertain and could vary significantly from the values set forth in the Liquidation Analysis.

The Liquidation Analysis should not be used for any purpose other than assessing the Best Interests Test, as set forth herein. More specific assumptions are detailed in the Global Notes below. ACCORDINGLY, NEITHER THE DEBTORS NOR THEIR ADVISORS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS OF A LIQUIDATION OF THE DEBTORS WOULD OR WOULD NOT, IN WHOLE OR IN PART, APPROXIMATE THE ESTIMATES AND ASSUMPTIONS REPRESENTED HEREIN. THE ACTUAL LIQUIDATION VALUE OF THE DEBTORS IS SPECULATIVE AND RESULTS COULD VARY MATERIALLY FROM THE ESTIMATES PROVIDED HEREIN.

In addition, the Liquidation Analysis includes estimates for claims not currently asserted against the Debtors but which could be asserted and allowed in a chapter 7 liquidation, including chapter 7 administrative expense claims such as wind-down costs and trustee fees, and claims arising from the cessation of the Company’s operations, including employee severance and notice obligations. The Bankruptcy Court has not estimated or otherwise fixed the total amount of allowed claims used for purposes of preparing this Liquidation Analysis. Therefore, the Debtors’ estimate of allowed claims set forth in this Liquidation Analysis should not be relied on for any other purpose, including determining the value of any distribution to be made on account of allowed claims under the Plan.

THE INFORMATION SET FORTH IN THIS LIQUIDATION ANALYSIS IS SUBJECT TO MODIFICATION AND SUPPLEMENTATION BY THE DEBTORS AT ANY TIME PRIOR TO THE CONFIRMATION HEARING. NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE DEBTORS OR ANY NON-DEBTOR AFFILIATE, INCLUDING WITH RESPECT TO THE VALIDITY, PRIORITY, EXTENT, OR AMOUNT OF ANY CLAIM, LIEN, OR INTEREST. THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.

Basis of Presentation

Liquidation Date and Wind Down Trustees

The Liquidation Analysis has been prepared assuming that the Debtors’ Chapter 11 Cases are converted to cases under chapter 7 of the Bankruptcy Code, and that the Non-Debtor Affiliates commence equivalent liquidation proceedings in their jurisdictions of organization, on or about the Liquidation Date. The Debtors assume the Liquidation Date to be a reasonable proxy for the date by which the Debtors would elect to convert to a chapter 7 liquidation. It is assumed that on the Liquidation Date the Bankruptcy Court would appoint one or more chapter 7 trustees to oversee the liquidation of the Debtors’ Estates, and that the applicable courts or authorities in each jurisdiction would appoint the Wind Down Trustees described above.

Wind-Down Period

The Liquidation Analysis assumes that the Wind Down Trustees would cease production (after converting work-in-process inventory) at all of the Company’s mills (other than Stendal in the High Scenario) on the Liquidation Date and complete the liquidation of the Company’s assets over a wind-down period of approximately six months in the High Scenario and approximately three months in the Low Scenario. The actual time required to complete the wind-down, including the resolution of claims and the distribution of proceeds, may be substantially longer, particularly with respect to the Non-Debtor Affiliates’ proceedings in Germany and Canada. The Liquidation Analysis does not discount estimated recoveries to present value to reflect the time required to complete the wind-down and distribute proceeds; doing so would further reduce the estimated recoveries presented herein.

Scenarios

To estimate a range of potential recoveries, the Liquidation Analysis presents a High Scenario and a Low Scenario. The two scenarios differ principally in (a) the assumed recovery rates on trade receivables and inventories (orderly versus forced liquidation), (b) the treatment of the Stendal pulp mill (going-concern share sale in the High Scenario versus asset liquidation in the Low Scenario), (c) the assumed net recovery from the remaining pulp mills (orderly liquidation value in the High Scenario versus no net recovery after environmental remediation costs in the Low Scenario), (d) the assumed recoveries on real estate and certain other assets, and (e) the assumed duration of the wind-down period (approximately six months in the High Scenario versus approximately three months in the Low Scenario). Differences in the estimated Liquidation Date balances between the two scenarios are driven by the Stendal assets, which are presented as a share sale in the High Scenario and as individual asset recoveries in the Low Scenario.

Legal-Entity Basis; Treatment of Intercompany Balances and Equity Interests

The Liquidation Analysis was prepared on a legal-entity basis for each Debtor and Non-Debtor Affiliate. At each entity, the net proceeds of the entity’s own assets, after deduction of the costs of liquidation allocable to that entity, are distributed to the holders of claims against that entity in accordance with the priority scheme of the applicable insolvency regime. Residual value, if any, is distributed to the entity’s direct parent on account of its intercompany claims and equity interests and is then redistributed through the parent’s own waterfall. Intercompany receivables and investments in subsidiaries are therefore not ascribed independent liquidation value on a combined basis.

Claims

The Debtors have not fully evaluated all Claims that could be asserted against them in a chapter 7 liquidation, and no bar date has been set in the Chapter 11 Cases. In preparing the Liquidation Analysis, the Debtors estimated allowed claims based upon a review of the Company’s books and records as of September 30, 2026, the Company’s cash flow forecast, and estimates of additional liabilities that would arise upon a cessation of operations. Estimated claims against the Non-Debtor Affiliates, including under the German RCF, the Canadian ABL Facility, the Demand Loan Facility, and the Canadian Standby L/C Facility, are included for purposes of determining the residual value, if any, available to the Debtors; the inclusion of such claims is not an admission as to their validity, priority, or amount in any proceeding.

Chapter 7 Costs

The Liquidation Analysis assumes that the costs of a chapter 7 liquidation and the equivalent proceedings for the Non-Debtor Affiliates would include (a) statutory fees payable to the chapter 7 trustee(s) and the remuneration of the Wind Down Trustees in each other jurisdiction, (b) fees of legal, financial, tax, and other professionals retained by the Wind Down Trustees, (c) commissions and direct expenses of third-party liquidators and auctioneers, (d) labor and overhead costs of the reduced workforce retained during the wind-down period, and (e) in Germany, the statutory realization contribution deducted from secured asset proceeds prior to remittance to secured creditors. These costs are described in Global Notes [K] through [O].

Conclusion

Based on the Liquidation Analysis, the Debtors believe that, in a hypothetical chapter 7 liquidation commencing on the Liquidation Date:

•

Holders of Senior Notes Claims (Class 3) would receive an estimated recovery of approximately 3% to 5% of their allowed claims, compared to an estimated recovery of approximately 38.2% to 58.1% under the Plan.

•

Holders of Existing Equity Interests (Class 8) would receive no recovery, because claims against the Debtors would not be paid in full in a chapter 7 liquidation, compared to potential recovery under the Plan.

•	Holders of claims and interests in all other classes are unimpaired under the Plan and are presumed to have accepted it.

In both the High Scenario and the Low Scenario, each holder of a claim or interest in an impaired class is expected to receive under the Plan property of a value not less than the value such holder would receive in a hypothetical chapter 7 liquidation. The Debtors therefore believe the Plan satisfies the Best Interests Test under section 1129(a)(7) of the Bankruptcy Code.

Best Interests Test Summary – Estimated Recoveries by Class

Class	Designation	Plan Treatment	Est. Plan Recovery – Low	Est. Plan Recovery – High	Est. Chapter 7 Recovery – Low	Est. Chapter 7 Recovery – High
1	Secured Claims	Unimpaired	100%	100%	N/A	N/A
2	Other Priority Claims	Unimpaired	100%	100%	100%	100%
3	Senior Notes Claims[2]	Impaired – Voting	38.2%	58.1%	3%	5%
4	General Unsecured Claims	Unimpaired	100%	100%	3%	5%
5	Intercompany Claims	Unimpaired	100%	100%	0%	0%
6	Intercompany Interests	Unimpaired	100%	100%	0%	0%
7	510(b) Claims	Unimpaired	100%	100%	0%	0%
8	Existing Equity Interests	Impaired – Voting	N/A	N/A	0%	0%

[2]	Plan recovery reflects midpoint of assumed plan value with recovery range based on whether holders participate in the New Money Senior Secured Notes.

Hypothetical Liquidation Analysis

The Liquidation Analysis was prepared on a legal-entity basis. The following summaries are presented on a combined basis for the Debtors and for all Mercer legal entities for summary purposes only and should be reviewed in conjunction with the Global Notes. Amounts are in millions of U.S. dollars unless otherwise indicated.

Summary of Mercer Debtor Entities (Combined)

The following table summarizes the estimated liquidation proceeds and distributions for Mercer International Inc. and Mercer International (Texas) LLC on a combined basis. Proceeds from Investments in Subsidiaries and Intercompany Receivables reflect the residual value, if any, estimated to flow to the Debtors from the Non-Debtor Affiliates’ liquidation proceedings, as determined in the legal-entity analyses.

Summary of Mercer Debtor Entities

$ in Millions	Notes	FLV Low Scenario Est. Liquidation Date Balance	Recovery $	Recovery %	NOLV High Scenario Est. Liquidation Date Balance	Recovery $	Recovery %
Asset Proceeds							
Cash & Equivalents - Unrestricted	[A]	$20	20	100%	20	20	100%
Cash & Equivalents - Restricted	[A]	-	-	-	-	-	-
Trade Receivables	[B]	-	-	-	-	-	-
Intercompany Receivables	[C]	430	14	3%	430	37	8%
Inventory	[D]	-	-	-	-	-	-
M&E (net)	[E]	-	-	-	-	-	-
Real Estate	[F]	-	-	-	-	-	-
Intangible Assets (net)	[G]	-	-	-	-	-	-
Investment in Subs & JVs	[H]	955	13	1%	955	13	1%
Other Assets	[I]	7	-	-	7	-	-
Share Sale	[J]	-	-	-	-	-	-
Total Asset Proceeds		$1,412	$47	3%	$1,412	$69	5%
Wind Down Costs			Amount	Burden %		Amount	Burden %
Wind Down Professionals	[K]		-	-		-	-
Wind Down Trustee Fees	[L]		1	3%		2	3%
Direct Liquidation Expenses	[M]		-	-		-	-
Wind Down Labor and Overhead	[N]		-	-		-	-
Total Wind Down Costs			$1	3%		$2	3%
German Realization Fee	[O]		-			-	
Net Proceeds Available for Secured Claims			$45			$67	
Secured Claims		Est. Claim	Amount	Recovery %	Est. Claim	Amount	Recovery %
German RCF Claims - Secured	[P]	-	-	-	-	-	-
Canadian ABL Claims	[Q]	-	-	-	-	-	-
Total Secured Claims		-	-	-	-	-	-
German Realization Fee - True-Up	[O]		-			-	
Net Proceeds Available for Other Priority Claims			$45			$67	
Other Priority Claims		Est. Claim	Amount	Recovery %	Est. Claim	Amount	Recovery %
Administrative Claims	[R]	6	6	100%	6	6	100%
Priority Claims	[R]	0	0	100%	0	0	100%
Total Other Priority Claims		$6	$6	100%	$6	$6	100%
Remaining Proceeds for General Unsecured Claims			$39			$61	
General Unsecured Claims		Est. Claim	Amount	Recovery %	Est. Claim	Amount	Recovery %
Employee Claims	[T]	0	0	3%	0	0	5%
General Unsecured Claims	[T]	5	0	3%	5	0	5%
Demand Loan Claims	[U]	-	-	-	-	-	-
2028 Senior Notes	[S]	432	13	3%	432	20	5%
2029 Senior Notes	[S]	887	26	3%	887	41	5%
Intercompany Claims - GUC	[W]	-	-	-	-	-	-
Canadian L/C Claims	[V]	-	-	-	-	-	-
Canadian ABL Deficiency Claim	[T]	-	-	-	-	-	-
German RCF Deficiency Claim	[T]	-	-	-	-	-	-
Total General Unsecured Claims		$1,323	$39	3%	$1,323	$61	5%
Remaining Proceeds for Intercompany Claims & Interests			-			-	
Intercompany Claims & Interests		Est. Claim	Amount	Recovery %	Est. Claim	Amount	Recovery %
Intercompany Claims - Other	[W]	21	-	-	21	-	-
Total Intercompany Claims & Interests		$21	-	-	$21	-	-
Remaining Proceeds for Existing Equity Interests			-			-	
Existing Equity Interests		Est. Claim	Amount	Recovery %	Est. Claim	Amount	Recovery %
Existing Equity Interests	[X]	-	-	-	-	-	-
Total Existing Equity Interest Claims		-	-	-	-	-	-
Remaining Proceeds for 510(b) Claims			-			-	
510(b) Claims		Est. Claim	Amount	Recovery %	Est. Claim	Amount	Recovery %
510(b) Claims	[Y]	-	-	-	-	-	-
Total 510(b) Claims		-	-	-	-	-	-
Remaining Proceeds for Equity Distribution			-			-

Summary of Mercer Debtor Entitles FLV Low Scenario NOLV High Scenarle Est. Liquidation Recovery Recovery Est. Liquidation Recovery Recovery 5 0 Milions Notes Date Balance Date Balance Asset Proceeds Cash & Equivalents - Unrestricted $20 20 100% 20 20 Cash & Equivalents - Restricted [A] 100% [A] - 1 Trade Receivables [B] Intercompany Receivebles 430 14 3% 430 37 Inventory [D] - - N&E [net) - Real Estate [F] - - - - - Intangible Assets (ned LG Investment in Subs & JVs [H] 955 13 1% 955 13 1% Other Assets 7 - 7 - Share Sale 01 1 Total Asset Proceeds $1,412 $47 3% $1,412 $69 5% Wind Down Costs Amount Burden % Amount Burden % Wind Down Professionals Wind Down Trustee Fees 1 3% 2 3% Direct Liquidation Expenses Wind Down Labor and Overhead [N] Total Wind Down Costs $1 3% $2 3% German Reali zationý Fee Net Proceeds Available for Secured Claims $45 $67 Seo.med Claims Est. Claim Amount Recovery % Est. Claim Amount Recovery % German RCF Claims - Secured [P] Canadian ABL Claims Total Secured Claims German Reali zation Fee - True-Up [O] Net Proceeds Available for Other Priority Claims $45 $67 Other Priority Claims Est. Claim Amount Recovery % Est. Claim Amount Recovery % Administrative Claims [R] 6 6 100% 6 6 100% Priority Claims 100% 100% Total Other Priority Claims $6 $6 100% $6 $6 100% Remaining Proceeds for General Unsecured Claims $39 $61 General Unsecured Claims Est. Claim Amount Recovery %% Est. Claim Amount Recovery %% Employee Claims General Unsecured Claims T 5 0 3% 5 5% Demand Loan Claims - 2028 Senior Notes [S] 432 13 3% 432 20 5% 2029 Serler Votes 887 3% 887 41 Intercompany Claims - GUC [W] - - - 1 Canadian L/C Claims M Canadian ABL Deficiency Claim 1 - - - 1 German RCF Deficiency Claim - - - Total General Unsecured Claims $1,323 $39 3% $1,323 $61 5% Remaining Proceeds for Intercompany Claims & Interests ntercompany Claims & Interests Est. Claim Amount Recovery % Est. Clalm Amount Recovery % Intercompany Claims - Other [W] 21 21 Total Intercompany Claims & Interests $21 $21 Remaining Proceeds for Existing Equity Interests - Existing Equity Interests Est. Claim Amount Recovery % Est. Claim Amount Recovery Existing Equity Interests - Total Existing Equity Interest Claims Remaining Proceeds for 510(b) Claims 510(b) Claims Est. Claim Amount Recovery % Est. claim Amount Recovery % 510(b) Claims 1 Total 510(b) Claims Remaining Proceeds for Equity Distribution

Summary of All Mercer Legal Entities (Combined)

The following table summarizes the estimated liquidation proceeds and distributions for the Debtors and all Non-Debtor Affiliates on a combined basis. Claims against the Non-Debtor Affiliates (including the German RCF, the Canadian ABL Facility, the Demand Loan Facility, and the Canadian Standby L/C Facility) are not Claims against the Debtors and are presented solely to derive the residual value available to the Debtors.

Summary of All Mercer Entities

		FLV Low Scenario			NOLV High Scenario		
$ in Millions	Notes	Est. Liquidation Date Balance	Recovery $	Recovery %	Est. Liquidation Date Balance	Recovery $	Recovery %
Asset Proceeds							
Cash & Equivalents - Unrestricted	[A]	$43	43	100%	43	$43	100%
Cash & Equivalents - Restricted	[A]	4	-	-	4	-	-
Trade Receivables	[B]	284	215	76%	174	149	86%
Intercompany Receivables	[C]	766	28	4%	766	79	10%
Inventory	[D]	370	139	38%	290	142	49%
M&E (net)	[E]	860	50	6%	600	111	19%
Real Estate	[F]	97	-	-	65	53	81%
Intangible Assets (net)	[G]	23	-	-	21	-	-
Investment in Subs & JVs	[H]	1,662	19	1%	1,661	19	1%
Other Assets	[I]	124	7	6%	111	12	11%
Share Sale	[J]	-	-	-	-	185	-
Total Asset Proceeds		**$4,233**	**$502**	**12%**	**$3,735**	**$793**	**21%**
Wind Down Costs			Amount	Burden %		Amount	Burden %
Wind Down Professionals	[K]		9	2%		14	2%
Wind Down Trustee Fees	[L]		23	5%		24	3%
Direct Liquidation Expenses	[M]		3	1%		6	1%
Wind Down Labor and Overhead	[N]		49	10%		59	7%
Total Wind Down Costs			**$85**	**17%**		**$104**	**13%**
German Realization Fee	[O]		20			31	
Net Proceeds Available for Secured Claims			**$397**			**$658**	
Secured Claims		Est. Claim	Amount	Recovery %	Est. Claim	Amount	Recovery %
German RCF Claims - Secured	[P]	312	171	55%	312	258	83%
Canadian ABL Claims	[Q]	90	84	94%	90	90	100%
Total Secured Claims		**$401**	**$256**	**64%**	**$401**	**$347**	**87%**
German Realization Fee - True-Up	[O]		(20)			(31)	
Net Proceeds Available for Other Priority Claims			**$162**			**$342**	
Other Priority Claims		Est. Claim	Amount	Recovery %	Est. Claim	Amount	Recovery %
Administrative Claims	[R]	9	9	100%	9	9	100%
Priority Claims	[R]	6	6	97%	3	3	100%
Total Other Priority Claims		**$15**	**$15**	**99%**	**$12**	**$12**	**100%**
Remaining Proceeds for General Unsecured Claims			**$147**			**$330**	
General Unsecured Claims		Est. Claim	Amount	Recovery %	Est. Claim	Amount	Recovery %
Employee Claims	[T]	86	4	5%	71	39	56%
General Unsecured Claims	[T]	218	9	4%	200	76	38%
Demand Loan Claims	[U]	3	0	1%	3	1	19%
2028 Senior Notes	[S]	432	13	3%	432	20	5%
2029 Senior Notes	[S]	887	26	3%	887	41	5%
Intercompany Claims - GUC	[W]	474	28	6%	474	58	12%
Canadian L/C Claims	[V]	3	-	-	3	0	4%
Canadian ABL Deficiency Claim	[T]	6	0	0%	-	-	-
German RCF Deficiency Claim	[T]	140	47	33%	54	54	100%
Total General Unsecured Claims		**$2,249**	**$127**	**6%**	**$2,123**	**$290**	**14%**
Remaining Proceeds for Intercompany Claims & Interests			**$19**			**$40**	
Intercompany Claims & Interests		Est. Claim	Amount	Recovery %	Est. Claim	Amount	Recovery %
Intercompany Claims - Other	[W]	292	-	-	292	21	7%
Total Intercompany Claims & Interests		**$292**	**-**	**-**	**$292**	**$21**	**7%**
Remaining Proceeds for Existing Equity Interests			**$19**			**$19**	
Existing Equity Interests		Est. Claim	Amount	Recovery %	Est. Claim	Amount	Recovery %
Existing Equity Interests	[X]	-	19	-	-	19	-
Total Existing Equity Interest Claims		**-**	**$19**	**-**	**-**	**$19**	**-**
Remaining Proceeds for 510(b) Claims			**-**			**-**	
510(b) Claims		Est. Claim	Amount	Recovery %	Est. Claim	Amount	Recovery %
510(b) Claims	[Y]	-	-	-	-	-	-
Total 510(b) Claims		**-**	**-**	**-**	**-**	**-**	**-**
Remaining Proceeds for Equity Distribution			**-**			**-**

Summary of All Mercer Entities FLV Low Scenario Est. Liquidation Recovery Recovery Date Balance NOLV High Scenario Est. Liquidation Date Balance Recovery Recovery Millions Notes Asset Proceeds Cash & Equivalents-Unrestricted (A) $43 43 100% 43 $43 100% Cash & Equivalents-Restricted [A] 4 4 Trade Receivables [B] 284 215 76% 174 149 ntercompany Receivables 766 25 4% 766 79 10% Inventory 170 139 30% 200 142 49% N&E Ine 560 50 6% 500 111 19% Real Estate 57 65 53 ntangible Assess the 25 21 Investment in Subs & J 01 1,662 19 1% 1,661 19 14 Other Assets 124 7 6% 111 12 11% Share Sale 185 Total Asset Proceeds $4,233 $502 12% 53,735 $793 21% Winci Down Costs Amount Burden % Amount Burden Wind Down Professionals 00 9 214 14 2% Wind Down Trustee Fees 23 24 3% Direc: Liquidiation Expenses 3 1% 6 1% Wind Down Labor and Overhead INI 49 10% 7% Total Wind Down Costs 585 17% $104 13% German Realizacion Fee [0] 20 31 Net Proceeds Available for Secured Claims $397 $658 Secured Claims st. Claim Amount Recovery % Est. Claim Amount Recovery% German RCF Claims-Secured [P] 312 171 55% 312 258 83% Canadian ABL Claims 201 90 84 94% 90 90 100% Total Secured Claims 5401 1256 64% 5401 5547 87% German Rasization Fee-True-Up [0] (31) Net Proceeds Available for Other Priority Claims $162 5342 Other Priorior Claims Bat. Claim Amount Recovery% Est. Claim Amount Recovery% Administrative Claims [R] 9 9 100% 9 9 100% Priority Calms 6 6 97% 3 100% Total Other Priority Claims $15 515 99% $12 512 100% Remaining Proceeds for General Unsecured Claims 5147 5330 General Unsecured Calms st. Claim Amount Recovery 6 Est. Claim Amount Recovery% Employee Claims 86 4 56 71 39 56% General Unsecured Clams 218 200 76 Demand Loan Claims 3 0 1 19% 2028 Senior Notes 432 13 3% 432 20 5% 2029 Senior Voces 887 26 3% 887 41 5% intercompany Claims-GUC [WI 474 28 64 474 58 12% Canadian L/C Claims M 0 4% Canadian ABL Deficiency Claim W 6 0 096 German ICF Deficiency Caim 140 47 54 54 100% Total General Unsecured Claims 52.240 $127 6% $2.123 $290 14% Remaining Proceeds for intercompany Claims & Interests 519 540 ntercompany Claims & nterests Est. Claim Amount Recovery% Est. Claim Amount Recovery Intercompany Claims-Other [W] 292 282 21 7% Total Intercompany Claims & Interests $292 $292 521 7% Remaining Proceeds for Existing liquity Interests $19 $19 Bxisting Equity nterests Bat. Cialm Amount Recovery% Est. Claim Amount Recovery% Existing Equity nteress 19 19 Total Existing Equity Interest Claims Remaining Proceeds for 510(b) Claims $19 $19 $10 bj Claims 510(b) Claims Est. Claim Amount Recovery % Est. Claim Amount Recovery [Y] Total $10(0) Claims Remaining Proceeds for Equity Distribution

Global Notes and Assumptions

The following Global Notes describe the principal assumptions underlying the estimated Liquidation Date balances, recovery rates, costs, and claims reflected in the summary tables above.

Assets

[A] Cash and Cash Equivalents:

The Liquidation Analysis assumes that all unrestricted cash on hand at the Liquidation Date would be available to the Wind Down Trustees at each legal entity and distributed to holders of allowed claims against that entity in accordance with their priority under the applicable insolvency regime.

Unrestricted cash balances are based on the Company’s forecasted Liquidation Date balances. All cash held by the German legal entities is assumed to be swept to Mercer Europe GmbH prior to the Liquidation Date through the Company’s existing cash pooling arrangements, with any net overdrawn balances added to the German RCF claim.

Restricted cash primarily consists of amounts to secure bonding facilities and government funding for capital expenditure support and is assumed not to be accessible to the Wind Down Trustees in a liquidation and is ascribed no recovery.

Cash recovery assumptions are the same in the High Scenario and the Low Scenario.

[B] Trade Receivables:

Trade receivables are primarily held by non-Debtor operating subsidiaries and consist of accounts owed from customers for sale of finished product.

Trade receivables reflect estimated Liquidation Date balances as of December 31, 2026, based on the Company’s financial projections.

In the High Scenario, recoveries are based on the eligible receivable base and advance rates (approximately 86%) under the Canadian ABL Facility borrowing base. Receivables of entities that are not borrowers under the Canadian ABL Facility are assumed to recover at a similar rate.

In the Low Scenario, recoveries are reduced by an additional 10 percentage points to account for potential customer setoffs, disputes, and additional uncollectible amounts that would be expected in a forced liquidation following a cessation of operations.

[C] Intercompany Receivables:

Intercompany receivables reflect intercompany trade and note receivables outstanding per the Company’s books and records as of September 30, 2026.

Intercompany receivables are not ascribed independent liquidation value. Each intercompany payable is treated as a claim against the payor entity in that entity’s waterfall (see Global Note [W]), and any recovery on that claim is reflected as proceeds of the payee entity. On a combined basis, intercompany receivables represent a reallocation of value among entities rather than additional value available to creditors.

[D] Inventories:

Inventories reflect estimated Liquidation Date balances as of December 31, 2026, based on the Company’s financial projections, and consist of raw materials (principally logs, wood chips, and chemicals), supplies, and work-in-process and finished goods pulp and lumber.

In the High Scenario, recoveries for the Canadian legal entities are based on the orderly liquidation values underlying the Canadian ABL Facility borrowing base, excluding ineligible items. Work-in-process is assumed to be completed during the wind-down period and to recover at the same rate as finished goods. Entities that are not borrowers under the Canadian ABL Facility are assumed to recover at similar rates. Estimated recovery rates are approximately 50% for raw materials, 79% for work-in-process and finished goods, and 21% for supplies.

In the Low Scenario, inventory recoveries are reduced by an additional 10 percentage points to reflect a forced liquidation following a cessation of operations.

[E] Property, Plant, and Equipment, net:

Pulp Mills (Stendal, Rosenthal, Celgar, and Peace River). In the High Scenario, Mercer Stendal GmbH is assumed to be sold as a going concern; see Global Note [J]. For the remaining pulp mills, the High Scenario assumes orderly liquidation values based on the equipment appraisals underlying the Canadian ABL Facility borrowing base, with mills outside the Canadian ABL Facility assumed to recover at similar rates. The Low Scenario assumes no net recovery from any pulp mill, because potential environmental remediation, decommissioning, and site-closure costs could equal or exceed the scrap value of each mill.

Solid Wood Mills (Friesau, Torgau, Spokane, Conway, and Okanagan). Recoveries are based on appraisal values observed in comparable liquidations of sawmill and solid wood manufacturing assets, reflecting orderly liquidation values in the High Scenario and forced liquidation values in the Low Scenario.

[F] Real Estate:

Real estate consists of land, land rights, and land improvements per the Company’s books and records as of September 30, 2026.

In the absence of current real estate appraisals, the High Scenario assumes recovery of land at 100% of book value and no recovery of land rights or land improvements. The Low Scenario assumes no net recovery from real estate, reflecting the likelihood that environmental and site-closure obligations associated with industrial mill sites would offset or exceed the value of the underlying land in a forced liquidation.

[G] Intangible Assets:

Intangible assets include software, licenses, goodwill, concessions, and permits, among other items, and reflect estimated Liquidation Date balances per the Company’s books and records as of September 30, 2026. No recovery is assumed on intangible assets in either scenario.

[H] Investments in Subsidiaries and Joint Ventures:

Investments in subsidiaries are not ascribed independent liquidation value. The Liquidation Analysis assumes that each subsidiary is itself liquidated and that any value remaining at a subsidiary after satisfaction in full of all claims against it is distributed to its direct parent on account of the parent’s equity interest.

The Company’s investments in joint ventures are de minimis, and no recovery is assumed in either scenario.

[I] Other Assets:

Other assets include bridges and forestry roads, prepaid expenses, other receivables, right-of-use assets, income tax assets, and value-added tax (“VAT”) receivables, and reflect estimated Liquidation Date balances per the Company’s books and records as of September 30, 2026.

The High Scenario assumes recovery of 50% of tax assets at the U.S. and Canadian legal entities, consistent with comparable cases, and recovery of 100% of VAT receivables at the German legal entities. The Low Scenario assumes no recovery of tax assets and recovery of 75% of German VAT receivables. No recovery is assumed on prepaid expenses, right-of-use assets, or other receivables in either scenario.

[J] Share Sale – Mercer Stendal GmbH (High Scenario Only):

In the High Scenario, the Stendal pulp mill is assumed to be sold as a going concern through a sale of the shares of Mercer Stendal GmbH, with all of that entity’s assets and liabilities transferring to the purchaser and the sale proceeds collected at its parent, Mercer Europe GmbH.

Because the shares of Mercer Stendal GmbH are pledged to the lenders under the German RCF, the German RCF lenders are assumed to release their claims against Mercer Stendal GmbH and instead recover from the share-sale proceeds at Mercer Europe GmbH.

The Low Scenario does not assume a going-concern sale of Stendal; the assets of Mercer Stendal GmbH are instead liquidated individually in accordance with Global Notes [A] through [I].

Costs of Liquidation

[K] Wind Down Professional Fees:

The Wind Down Trustees would require the assistance of legal counsel, financial advisors, tax advisors, and other professionals to administer the estates, liquidate assets, reconcile claims, and prepare tax and regulatory filings.

Professional fees are estimated at 2.25% of gross liquidation proceeds (excluding cash on hand, intercompany recoveries, and the Stendal share sale), based on comparable cases. The Liquidation Analysis assumes an investment banking success fee of 2% of the gross proceeds of the Stendal share sale.

[L] Wind Down Trustee Fees:

United States. Chapter 7 trustee fees are estimated at 3% of gross asset recoveries, consistent with the maximum compensation permitted under section 326(a) of the Bankruptcy Code for distributions in excess of $1 million.

Canada. The applicable Canadian court would appoint a licensed insolvency trustee or receiver to administer the wind-down of the Canadian legal entities. Trustee fees are estimated at $3.0 million for each of the Celgar and Peace River pulp mill entities and $1.0 million for the Okanagan solid wood mill entity.

Germany. Insolvency administrator remuneration reflects the statutory remuneration under the German Insolvency Remuneration Ordinance, which is calculated on a sliding scale by reference to the value of each insolvency estate. Remuneration is charged at the entity at which the related proceeds are realized.

[M] Direct Liquidation Expenses:

For the U.S. and Canadian legal entities, third-party liquidators and auctioneers are assumed to receive a commission of 3% of recoveries from inventories and 5% of recoveries from property, plant, and equipment, and real estate.

For the German legal entities, third-party liquidators are assumed to receive a commission of 2% of recoveries from property, plant, and equipment, and real estate.

[N] Wind Down Expenses (Labor and Overhead):

The Liquidation Analysis assumes a wind-down period of six months in the High Scenario and three months in the Low Scenario for all mills (other than Stendal in the High Scenario). During the first month, approximately 75% of each facility’s full-time-equivalent employees are assumed to be retained to complete work-in-process inventory and begin securing the facilities for safe shutdown. For the remainder of the wind-down period (five months in the High Scenario and two months in the Low Scenario), approximately 25% of full-time-equivalent employees are assumed to be retained to support liquidation and site-security activities. Headcount assumptions by facility are informed by the shutdown study prepared by the Company for its German mills.

For the German legal entities, the German Federal Employment Agency is assumed to fund the first three months of employee wages following the commencement of insolvency proceedings (Insolvenzgeld) and to assert a corresponding unsecured claim against the applicable entity.

Overhead costs during the wind-down period, including utilities, insurance, security, information technology, and other site-level costs, are estimated on a facility basis.

[O] German Realization Contribution:

Under German insolvency law, the costs of determining and realizing assets subject to security interests are deducted from gross realization proceeds before remittance to the secured creditor. The contribution consists of (i) a flat 4% of proceeds for the costs of determining the asset and the creditor’s rights in it and (ii) a flat 5% of proceeds for the costs of realization, plus any VAT triggered by the realization (approximately 11% in total).

Proceeds remaining after deduction of the realization contribution are first applied to the secured claims. If secured claims are satisfied in full, any shortfall between the realization contribution and the actual costs incurred by the insolvency administrator is paid from the remaining proceeds; if the realization contribution exceeds actual costs, the excess becomes available for distribution to the remaining creditors of the applicable entity.

Claims and Interests

[P] German RCF Claims:

The German RCF is an obligation of certain of the German Non-Debtor Affiliates and is not a Claim against the Debtors. The German RCF is secured by trade receivables, finished goods inventory, pledges over German bank accounts, and a pledge of the shares of Mercer Stendal GmbH, which is assumed to be sold as a going concern in the High Scenario (see Global Note [J]).

Estimated Liquidation Date balances are based on the Company’s cash flow forecast and assume that all letters of credit are drawn upon the commencement of insolvency proceedings, which increases the German RCF claim. The Liquidation Analysis does not include accrued but unpaid interest. Any unrecovered portion of the German RCF after application of collateral proceeds is treated as a general unsecured deficiency claim against the applicable borrowers and guarantors (see Global Note [T]).

[Q] Canadian ABL Facility Claims:

The Canadian ABL Facility is an obligation of certain of the Canadian Non-Debtor Affiliates and is not a Claim against the Debtors. The Canadian ABL Facility is secured by substantially all of the property and assets of the borrowers and guarantors, including cash, trade receivables, inventories, and machinery and equipment included in the borrowing base.

Estimated Liquidation Date balances are based on the Company’s cash flow forecast. The Liquidation Analysis does not include accrued but unpaid interest. Any unrecovered portion of the Canadian ABL Facility after application of collateral proceeds is treated as a general unsecured deficiency claim against the applicable borrowers and guarantors (see Global Note [T]).

[R] Administrative Claims, Priority Tax Claims, and Other Priority Claims:

Estimated priority claims consist of tax and other governmental liabilities based on the Company’s books and records as of September 30, 2026.

The Liquidation Analysis assumes that administrative claims at the Liquidation Date would consist of an estimated $6.0 million of accrued and unpaid professional fee claims for post-petition services at the Debtors and estimated obligations of $3.0 million under the U.S. Worker Adjustment and Retraining Notification Act at the U.S. Non-Debtor Affiliates.

[S] Senior Notes Claims:

The Senior Notes Claims consist of the 2028 Senior Notes ($400.0 million in aggregate principal amount) and the 2029 Senior Notes ($875.0 million in aggregate principal amount), plus accrued and unpaid interest, fees, and premiums through the Petition Date.

The Senior Notes Claims are unsecured Claims against Mercer International Inc. and Mercer International (Texas) LLC.

[T] General Unsecured Claims:

Estimated general unsecured claims at each legal entity are based on liabilities per the Company’s books and records as of September 30, 2026, together with the additional estimates described below:

Employee Claims. Accrued wages, benefits, and related obligations per the books and records plus the unsecured claim of the German Federal Employment Agency for the first three months of German employee wages paid as Insolvenzgeld (see Global Note [N]).

Trade and Other Claims. Trade payables, goods received not invoiced, and other general third-party liabilities per the books and records.

Secured Lender Deficiency Claims. The unrecovered portion of the German RCF claims and the Canadian ABL Facility claims after application of collateral proceeds, asserted as unsecured claims against the applicable borrowers and guarantors.

The Liquidation Analysis does not include estimates for contingent, unliquidated, or disputed claims that could be asserted against the Debtors or the Non-Debtor Affiliates in a liquidation, including claims arising from the rejection or termination of executory contracts and unexpired leases, environmental claims, litigation claims, and pension or other post-employment benefit claims. The assertion and allowance of any such claims would reduce the recoveries estimated herein.

[U] Demand Loan Facility Claims:

The Demand Loan Facility is an unsecured obligation of Mercer Rosenthal GmbH and is not a Claim against the Debtors. It is assumed to recover pari passu with other general unsecured claims against Mercer Rosenthal GmbH.

[V] Canadian Standby L/C Facility Claims:

Letters of credit issued under the Canadian Standby L/C Facility are assumed to be drawn in full upon the cessation of operations, giving rise to unsecured reimbursement claims against Mercer Celgar Limited Partnership and Mercer Peace River Pulp Ltd. that are assumed to recover pari passu with other general unsecured claims against those entities. These are not Claims against the Debtors. Estimated balances are based on the face amount of letters of credit outstanding per the Company’s books and records as of October 14, 2026.

[W] Intercompany Claims:

Intercompany claims represent intercompany payables among the liquidating entities per the Company’s books and records as of September 30, 2026.

The Liquidation Analysis assumes that intercompany claims against the Debtors and German legal entities rank behind the claims of third-party unsecured creditors of the applicable entity. For all other legal entities, intercompany claims are assumed to be pari passu with general unsecured claims.

[X] Existing Equity Interests:

Existing Equity Interests represent the residual value, if any, at each legal entity after satisfaction in full of all claims against it. For each subsidiary of Mercer International Inc., any residual value is distributed to its direct parent on account of the parent’s equity interest and redistributed through the parent’s waterfall.

Because Claims against Mercer International Inc. are not paid in full in either scenario, Holders of Existing Equity Interests in Mercer International Inc. are estimated to receive no recovery in a hypothetical chapter 7 liquidation. Amounts shown on the Existing Equity Interests line in the summary of all Mercer legal entities reflect residual value at subsidiaries distributed to their direct parents on account of intercompany equity interests, and do not represent distributions to Holders of Existing Equity Interests in Mercer International Inc.

[Y] 510(b) Claims:

No 510(b) Claims have been identified. Because Claims senior to 510(b) Claims are not paid in full in either scenario, Holders of 510(b) Claims, if any, would receive no recovery in a hypothetical chapter 7 liquidation.

Exhibit G

Financial Projections

EXHIBIT G: FINANCIAL PROJECTIONS

Introduction

Section 1129(a)(11) of the Bankruptcy Code1 requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization of the reorganized debtor or any successor to the debtor. For purposes of demonstrating that the Plan meets this requirement, the Debtors have prepared the forecasted, post-reorganized, consolidated balance sheet as of December 31, 2026, and consolidated balance sheet, income statement, and cash flow statement for the annual periods ending December 31, 2027 through December 31, 2031 (the “Financial Projections”) for the reorganized Debtors and non-Debtor affiliates. The Financial Projections were prepared based on a number of assumptions made by management as to the future performance of the reorganized Debtors and non-Debtor affiliates, and reflect management’s judgment and expectations regarding their future operations and financial position. The Debtors believe that the Plan meets the feasibility requirements set forth in section 1129(a)(11) of the Bankruptcy Code, as confirmation of the Plan is not likely to be followed by a liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan. In connection with the planning and development of the Plan and for the purposes of determining whether the Plan would satisfy this feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources to operate their business.

ALTHOUGH MANAGEMENT HAS PREPARED THE FINANCIAL PROJECTIONS IN GOOD FAITH AND BELIEVES THE ASSUMPTIONS TO BE REASONABLE, THE DEBTORS AND THE REORGANIZED DEBTORS CAN PROVIDE NO ASSURANCE THAT SUCH ASSUMPTIONS WILL BE REALIZED. AS DESCRIBED IN DETAIL IN THE DISCLOSURE STATEMENT, A VARIETY OF RISK FACTORS COULD AFFECT THE REORGANIZED DEBTORS’ FINANCIAL RESULTS AND MUST BE CONSIDERED. ACCORDINGLY, ANY REVIEW OF THE FINANCIAL PROJECTIONS SHOULD TAKE INTO ACCOUNT THE RISK FACTORS SET FORTH IN THE DISCLOSURE STATEMENT AND THE ASSUMPTIONS DESCRIBED HEREIN, INCLUDING ALL RELEVANT QUALIFICATIONS AND FOOTNOTES.

The Financial Projections are subject to inherent risks and uncertainties, most of which are difficult to predict and many of which are beyond management’s control. Although management believes these assumptions are reasonable under the circumstances, such assumptions are subject to significant uncertainties, including, but not limited to, (a) changes in demand for wood pulp in various end markets; (b) availability and cost of wood fiber (c) applicable laws and regulations; (d) general capital market conditions including interest rates and inflation; (e) business

[1]

Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Disclosure Statement for Joint Prepackaged Chapter 11 Plan of Reorganization of Mercer International, Inc. and its Debtor Affiliate (as may be amended, supplemented, or otherwise modified from time to time, and including all exhibits and supplements thereto, the “Disclosure Statement”), to which these Financial Projections is attached as Exhibit G, or the Joint Prepackaged Chapter 11 Plan of Reorganization of Mercer International, Inc. and its Debtor Affiliate (as may be amended, supplemented, or otherwise modified from time to time, and including all exhibits and supplements thereto, the “Plan”), attached as Exhibit A to the Disclosure Statement.

combinations among the Company’s competitors, suppliers and customers; and (f) availability and cost of chemicals and other raw materials, foreign exchange rates, and other related factors affecting the Company’s businesses. Additional information regarding these uncertainties are described in Section VIII of the Disclosure Statement. Should one or more of the risks or uncertainties referenced in the Disclosure Statement occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in the Financial Projections. Further, other factors could cause actual results to differ materially from those described in the Financial Projections, and it is not possible to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in the Financial Projections. The Financial Projections herein are not, and must not be viewed as, a representation of fact, prediction or guarantee of the reorganized Debtors’ or their non-Debtor affiliates’ future performance.

Accounting Policies

The Financial Projections have not been audited or reviewed by a registered independent accounting firm, and were not prepared with a view toward compliance with the guidelines of the SEC, the American Institute of Certified Public Accountants, or the Financial Accounting Standards Board (“FASB”).

The Financial Projections do not consider the potential impact of the application of “fresh start” accounting under Accounting Standards Codification 852, “Reorganizations” (“ASC 852”) that may apply upon the Effective Date. If the Debtors implement fresh start accounting, material differences from the amounts presented are anticipated. Upon emergence, the Debtors will be required to determine the amount by which the reorganization value as of the Effective Date exceeds, or is less than, the fair value at the time. Valuation may be based on the fair value of the Debtors’ assets and liabilities as of the Effective Date. The difference between the amounts presented in the Financial Projections and the actual amounts thereof as of the Effective Date may be material. Overall, the implementation of ASC 852 is not anticipated to have a material impact on the underlying feasibility of the Plan.

General Assumptions

The Financial Projections (i) have been prepared in good faith, (ii) are based on fully disclosed assumptions which, in light of the circumstances under which they were made, are reasonable, (iii) reflect the Debtors’ best currently available estimates, and (iv) reflect the good faith judgments of the Debtors.

i)	Methodology:

•

Management developed the Financial Projections based on commodity market pricing as of September 30, 2026. The Debtors’ pricing assumptions were developed internally by the Debtors’ commercial team and reflect a variety of factors, including published market pricing, ongoing communications with customers, and management’s view of long-term supply and demand fundamentals.

ii)	Plan and Effective Date:

•

The Financial Projections assume that the Plan will be consummated in accordance with its terms and that all transactions contemplated by the Plan will be consummated by December 31, 2026 (the “Assumed Effective Date”).

iii)	Projection Period:

•

The Debtors prepared the Financial Projections based on, among other things, the anticipated future financial condition and results of operations of the reorganized Debtors and non-Debtor affiliates, and the terms of the Plan, for the annual periods December 31, 2026 through December 31, 2031.

iv)	Basis of Presentation:

•

The Financial Projections reflect the financial consolidation of the Debtors and all non-Debtor affiliates. All figures are presented in US dollars. The Financial Projections utilize projected foreign exchange curves to translate the results of non-US dollar functional currency entities into US dollars, and the resulting translation adjustments are recorded in accumulated other comprehensive income (loss).

Capital Structure

The reorganized Debtors’ estimated post-emergence capital structure is assumed to be effective on or around December 31, 2026. The terms of the post-emergence capital structure assumed below were utilized in preparing the Financial Projections. Actual post-emergence capital structure and terms are subject to change, and may vary from the terms assumed. The Financial Projections assume the following debt facilities will be in place at emergence:

•

New money senior secured notes in a principal amount of $420 million (inclusive of $20 million of original issue discount (“OID”)), representing $400 million of funded indebtedness upon emergence (the “Exit Funded Indebtedness”). The Financial Projections assume that, for the first 24 months following the Effective Date, the Exit Funded Indebtedness bears interest at a rate of 1.0% payable in cash and 12.75% payable in kind (“PIK”) and thereafter bears interest at a rate of 12.5% payable entirely in cash. Interest is assumed to be paid semi-annually.

•

Takeback debt of $150 million to be issued to holders of allowed Class 3 Claims on the Effective Date pursuant to the Plan (the “Takeback Senior Secured Notes”). The Financial Projections assume that the Takeback Senior Secured Notes bear interest on the same terms as the Exit Funded Indebtedness, namely 1.0% payable in cash and 12.75% PIK for the first 24 months following the Effective Date, and 12.5% payable entirely in cash thereafter, with interest assumed to be paid semi-annually.

•

Put option premium notes of $56 million to be issued to the Backstop Parties on the Effective Date in satisfaction of the put option premium payable under the Backstop Commitment Letter (the “Put Option Premium Notes”). The Financial Projections assume that the put option premium is paid in kind through the issuance of Put Option Premium Notes, which are added to the principal balance of the senior secured notes at emergence, and that the Put Option Premium Notes bear interest on the same terms as the Exit Funded Indebtedness.

•

A new $300 million credit facility (the “New ABL Facility”). As of the Assumed Effective Date, the drawn balance is assumed to be approximately $68 million. Amounts outstanding under the New ABL Facility are assumed to bear interest at market rates and paid quarterly.

•	The existing C$20 million Canadian Standby L/C Facility is assumed to remain unchanged and outstanding following the Effective Date, with its maturity extended throughout the forecast period.

•	The existing Demand Loan Facility is assumed to remain unchanged and outstanding following the Effective Date.

Mercer Post-Emergence Pro Forma Financial Summary (Non-GAAP)

($ in millions, unless stated otherwise)

Income Statement
	Year:		2027	2028	2029	2030	2031
Revenue:
Pulp & Lumber Revenue		(A)	$1,784.9	$1,927.7	$1,964.3	$2,081.0	$2,104.3
Energy Revenue		(B)	123.0	118.7	108.4	102.3	103.5
Mass Timber Revenue		(C)	136.6	163.0	197.0	228.6	258.5
All Other Revenue		(D)	188.3	217.5	224.5	228.8	237.8

Total Revenue			$2,232.8	$2,426.9	$2,494.2	$2,640.7	$2,704.0

Cost of Sales		(E)	(1,945.1)	(1,996.2)	(2,108.4)	(2,136.6)	(2,189.6)

Gross Margin			$287.7	$430.7	$385.8	$504.1	$514.5

SG&A		(F)	(116.4)	(119.6)	(123.2)	(125.6)	(127.3)

EBITDA			$171.3	$311.1	$262.6	$378.4	$387.2

Depreciation			$(152.2)	$(156.1)	$(149.9)	$(135.4)	$(136.2)
Interest Income / (Expense)			(99.8)	(108.6)	(108.9)	(109.6)	(108.3)
Other Income / (Expense)			(0.0)	(0.0)	(0.1)	(0.0)	(0.0)

Income (Loss) Before Income Taxes			$(80.7)	$46.4	$3.7	$133.5	$142.7

Income Tax Benefit (Expense)		(G)	11.4	(23.2)	(22.4)	(42.0)	(54.0)

Net Income			$(69.3)	$23.1	$(18.7)	$91.5	$88.7

Mercer Post-Emergence Pro Forma Financial Summary (Non-GAAP)

($ in millions, unless stated otherwise)

Balance Sheet
	Year:		2026	2027	2028	2029	2030	2031
Assets
Cash & Cash Equivalents		(H)	$100.0	$108.7	$194.1	$213.8	$277.8	$374.4
Restricted Cash			5.0	5.0	5.0	5.0	5.0	5.0
Accounts Receivable, Net		(I)	312.1	369.4	380.9	400.1	417.0	422.8
Inventories		(J)	369.8	366.1	386.4	403.2	408.0	419.8
Other Current Assets		(K)	25.7	26.9	27.6	28.3	28.8	29.3

Total Current Assets			$812.7	$876.1	$993.9	$1,050.4	$1,136.6	$1,251.3

PP&E, Net		(L)	$815.0	$812.5	$814.7	$831.9	$821.2	$780.7
Other Long-Term Assets		(M)	45.8	41.9	37.9	35.3	33.0	31.2

Total Non-current Assets			$860.8	$854.4	$852.6	$867.2	$854.3	$812.0

Total Assets			$1,673.5	$1,730.5	$1,846.6	$1,917.6	$1,990.8	$2,063.3

Liabilities & Shareholder’s Equity
Accounts Payable & Accrued Expenses		(N)	$211.8	$215.5	$205.2	$223.5	$228.0	$223.6
Other Current Liabilities		(O)	16.8	16.4	18.8	21.0	23.0	24.9

Total Current Liabilities			$228.5	$231.8	$223.9	$244.5	$251.0	$248.6

Long-Term Debt		(P)	$694.4	$794.3	$856.5	$890.5	$854.0	$839.0
Other Liabilities		(Q)	91.9	83.8	101.3	118.4	130.6	129.7

Total Non-current Liabilities			$786.3	$878.1	$957.8	$1,008.8	$984.6	$968.7

Total Liabilities			$1,014.8	$1,109.9	$1,181.8	$1,253.3	$1,235.6	$1,217.2

Equity		(R)	658.6	620.5	664.8	664.2	755.2	846.0

Liabilities & Shareholder’s Equity			$1,673.5	$1,730.5	$1,846.6	$1,917.6	$1,990.8	$2,063.3

Mercer Post-Emergence Pro Forma Financial Summary (Non-GAAP)

($ in millions, unless stated otherwise)

Cash Flow Statement
	Year:	2027	2028	2029	2030	2031
Operating Activities
Net Income / (Loss)		$(69.3)	$23.1	$(18.7)	$91.5	$88.7
Depreciation & Amortization		152.2	156.1	149.9	135.4	136.2
Other Non-Cash Items (PIK)		84.4	94.7	1.3	1.4	1.4
Change in Working Capital & Other		(51.3)	(17.4)	(13.5)	(12.7)	(9.6)

Net Cash From Operating Activities		$116.1	$256.5	$119.1	$215.5	$216.7

Investing Activities
Capital Expenditures		$(107.2)	$(119.7)	$(113.5)	$(95.2)	$(86.1)

Net Cash From Investing Activities		$(107.2)	$(119.7)	$(113.5)	$(95.2)	$(86.1)

Financing Activities
Debt Proceeds / (Repayments), Net of Issuance Costs		$17.5	$(31.0)	$34.0	$(36.5)	$(15.0)
Capital Leases, Share Issuance & Other		(17.7)	(20.4)	(19.9)	(19.7)	(18.9)

Net Cash From Financing Activities		$(0.2)	$(51.4)	$14.1	$(56.2)	$(33.9)

Net Change in Cash		$8.7	$85.3	$19.7	$64.0	$96.6

Beginning Unrestricted Cash		$100.0	$108.7	$194.1	$213.8	$277.8
(+/-) Net Change in Cash		8.7	85.3	19.7	64.0	96.6

Ending Unrestricted Cash		$108.7	$194.1	$213.8	$277.8	$374.4

Memo: Ending Liquidity
Ending Unrestricted Cash		$108.7	$194.1	$213.8	$277.8	$374.4
(+) New Credit Facility Availability		189.6	220.6	186.6	223.1	238.1

Ending Liquidity		$298.3	$414.6	$400.4	$500.9	$612.5

Mercer Post-Emergence Pro Forma Financial Summary (Non-GAAP)

($ in millions, unless stated otherwise)

	Capitalization as of 12/31/26

New 1L Notes		$626.0
New ABL Facility		68.4
Capital Leases		47.0

Total Funded Debt¹		$741.4

Less: Cash		(100.0)

Net Funded Debt		$641.4

Notes:

1.	Excludes $30.4M of L/Cs outstanding, including $2.9M Demand Loan Facility, and $325.0M of Convertible Preferred Equity.

Notes to Financial Projections

Income Statement

A.

Pulp & Lumber Revenue: Includes (i) amounts earned from pulp sales to tissue and paper producers, made directly to customers in Europe and North America and primarily through third-party sales agents for certain overseas customers, and (ii) amounts earned from lumber sales to manufacturers and retailers, made directly to customers or through third-party sales agents for overseas customers. The Debtors act as principal in all arrangements with third-party sales agents. Revenue is presented net of customer discounts, rebates, and other selling concessions.

B.

Energy Revenue: Energy sales are to utility companies in Canada and Germany. Sales of energy are recognized as the electricity is consumed by the customer and is based on contractual usage rates and meter readings that measure electricity consumption.

C.

Mass Timber Revenue: Mass timber revenue consists of amounts earned from the sale of cross-laminated timber (“CLT”) and glue-laminated timber (“glulam”) manufactured at the Debtors’ mass timber production facilities.

D.

All Other Revenue: Other revenue includes amounts earned from the sale of pallets, bio-chemicals, biofuel, and wood residuals from the Debtors’ German mills, which are sold primarily into the European market. Pallet and biofuel sales are made either directly to customers or to traders, while bio-chemical and wood residual sales are made directly to customers. Other revenue also includes amounts charged to customers for shipping and handling.

E.

Cost of Sales: Primarily includes: (i) fiber costs, including wood chips and logs, (ii) labor, (iii) energy, (iv) chemicals and other production costs, and (v) transportation and other shipping and handling costs. Cost of sales excludes depreciation and amortization.

F.	SG&A: Primarily includes: (i) salaries and benefits for sales, marketing, and administrative personnel, (ii) third-party sales agent commissions, and (iii) other corporate and administrative costs.

G.	Income Tax Benefit (Expense): Provision for federal, state and foreign income tax; actual cash taxes will differ.

Balance Sheet

H.	Cash & Cash Equivalents: Consolidated cash balance of the Debtors and non-Debtor affiliates. At Assumed Effective Date forecasted unrestricted cash and cash equivalents are approximately $100 million.

I.	Accounts Receivable, Net: Accounts receivable are presented net of an allowance for doubtful accounts.

J.

Inventories: Primarily includes: (i) raw materials, including pulp logs, sawlogs, wood chips, and lumber, (ii) work in progress and finished goods, including pulp, lumber, and mass timber and other manufactured products, and (iii) supplies, chemicals and other materials. Inventories are held at the Debtors’ mills and facilities and at various offsite locations.

K.	Other Current Assets: Includes prepaid expenses, assets held for sale and other current assets.

L.

PP&E, Net: Primarily includes: (i) land and buildings, (ii) production machinery and equipment at the Debtors’ pulp mills, sawmills, and mass timber facilities, (iii) other equipment, and (iv) construction in progress. Property, plant and equipment is stated net of accumulated depreciation.

M.	Other Long-Term Assets: Primarily includes: (i) pension assets, (ii) deferred tax assets, (iii) right-of-use (“ROU”) assets related to operating leases, and (iv) other long-term assets.

N.

Accounts Payable & Accrued Expenses: Primarily includes: (i) trade payables to suppliers, (ii) accrued expenses, including payroll-related accruals and wastewater fees, and (iii) other current liabilities, such as accrued interest, income taxes payable, customer deposits, and the current portion of lease liabilities.

O.

Other Current Liabilities: Primarily includes: (i) current portion of pension liabilities, (ii) current liabilities associated with government grants, (iii) various other current liabilities estimated to be settled in next 12 months.

P.	Long-term debt: Refer to capital structure section for additional details.

Q.

Other Liabilities: Primarily includes: (i) capital leases, (ii) asset retirement obligations (“ARO”), (iii) long-term pension liabilities, (iv) deferred tax liabilities, and (v) other long-term liabilities.

R.	Equity: Includes convertible preferred equity, which is assumed to accrue dividends in kind (“PIK”) over the forecast period.

Exhibit H

Valuation Analysis

EXHIBIT H

Valuation Analysis

THE VALUATION INFORMATION CONTAINED HEREIN IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES OR INDEBTEDNESS TO BE ISSUED PURSUANT TO THE PLAN. THIS VALUATION IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING ADEQUATE INFORMATION AS REQUIRED BY SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF CLAIMS AGAINST THE DEBTORS OR ANY OF THEIR AFFILIATES.

Solely for purposes of the Plan and the Disclosure Statement,1 Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), as financial advisor to the Debtors, has estimated a potential range of total enterprise value (“Total Enterprise Value”) of the Reorganized Debtors on a going-concern basis and pro forma for the transactions contemplated by the Plan.

In preparing the estimates set forth below, Houlihan Lokey has relied upon the accuracy, completeness, and fairness of financial and other information furnished by the Debtors. Houlihan Lokey did not attempt to independently audit or verify such information, nor did it perform an independent appraisal of the assets or liabilities of the Reorganized Debtors. Houlihan Lokey did not conduct an independent investigation into any of the legal or accounting matters affecting the Reorganized Debtors, and therefore makes no representation as to their potential impact on the Total Enterprise Value.

The valuation information set forth in this section represents a valuation of the Reorganized Debtors based on the application of standard valuation techniques. The estimated values set forth in this section:

•	do not purport to constitute an appraisal of the assets of the Reorganized Debtors;

•	do not constitute an opinion on the terms and provisions or fairness from a financial point of view to any person or the consideration to be received by such person under the Plan;

•	do not constitute a recommendation to any holder of Allowed Claims or Interests as to how such person should vote or otherwise act with respect to the Plan; and

[1]

Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Disclosure Statement for Joint Prepackaged Chapter 11 Plan of Reorganization of Mercer International, Inc. and its Debtor Affiliate (as may be amended, supplemented, or otherwise modified from time to time, and including all exhibits and supplements thereto, the “Disclosure Statement”), to which this Valuation Analysis is attached as Exhibit H, or the Joint Prepackaged Chapter 11 Plan of Reorganization of Mercer International, Inc. and its Debtor Affiliate (as may be amended, supplemented, or otherwise modified from time to time, and including all exhibits and supplements thereto, the “Plan”), attached as Exhibit A to the Disclosure Statement.

•	do not necessarily reflect the actual market value that might be realized through a sale or liquidation of the Reorganized Debtors.

In conducting its analysis, Houlihan Lokey, among other things: (a) reviewed certain publicly available business and financial information relating to the Debtors and the pulp and paper industry that Houlihan Lokey deemed relevant; (b) reviewed certain internal information relating to the business, earnings, cash flow, capital expenditures, assets, liabilities, and prospects of the Reorganized Debtors, including the Financial Projections attached to the Disclosure Statement as Exhibit G, furnished to Houlihan Lokey by the Debtors; (c) conducted discussions with representatives of the Debtors concerning the matters described in clauses (a) and (b) of this paragraph, as well as their views concerning the Debtors’ and Reorganized Debtors’ business and prospects before and after giving effect to the Plan; (d) reviewed publicly available financial and stock market data for certain other companies in lines of business that Houlihan Lokey deemed relevant; (e) reviewed the financial terms of certain transactions on both a company- and asset-level that Houlihan Lokey deemed relevant; and (f) conducted such other financial studies and analyses and took into account such other information as Houlihan Lokey deemed appropriate.

The estimated values set forth herein assume that the Reorganized Debtors will achieve their Financial Projections in all material respects. Houlihan Lokey has relied on the Debtors’ representation that the Financial Projections:

•	have been prepared in good faith;

•	are based on fully disclosed assumptions, which, in light of the circumstances under which they were made, are reasonable;

•	reflect the Debtors’ best currently available estimates; and

•	reflect the good faith judgments of the Debtors.

Houlihan Lokey does not offer an opinion as to the attainability of the Financial Projections. As disclosed in the Disclosure Statement, the future results of the Reorganized Debtors are dependent upon various factors, many of which are beyond the control or knowledge of the Debtors and Houlihan Lokey, and consequently are inherently difficult to project. This analysis contemplates facts and conditions known and existing as of November 9, 2026. Events and conditions subsequent to this date, including updated Financial Projections, as well as other factors, could have a substantial effect upon the Total Enterprise Value. Among other things, failure to consummate the Plan in a timely manner may have a materially negative effect on the Total Enterprise Value. For purposes of this valuation, Houlihan Lokey has assumed that no material changes that would affect value will occur between November 9, 2026 and the Assumed Effective Date (as defined in the Financial Projections).

In preparing its valuation, Houlihan Lokey performed a variety of financial analyses and considered a variety of factors. The following is a brief summary of the material financial analyses considered by Houlihan Lokey, which consisted of (a) a comparable public company analysis, (b) a precedent transactions analysis, and (c) a discounted cash flow analysis.

This summary does not purport to be a complete description of the analyses performed and factors considered by Houlihan Lokey. The preparation of a valuation analysis is a complex analytical process involving various judgmental determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular facts and circumstances, and such analyses and judgments are not readily susceptible to summary description. The following valuation analysis must be considered as a whole and selecting just one methodology or portions of the analysis could create misleading or incomplete conclusions as to enterprise value.

Valuation Methodology

In preparing this Valuation Analysis, Houlihan Lokey considered a variety of factors and primarily relied upon three generally accepted valuation techniques: (i) Comparable Company Analysis, (ii) Precedent Transactions Analysis, and (iii) Discounted Cash Flow (“DCF”) analysis, each as further described below.

a.	Comparable Company Analysis

The comparable company analysis estimates the value of a company based on a relative comparison with other publicly traded companies with similar operating and financial characteristics. A group of publicly traded companies was selected based on similar business and financial characteristics to the Reorganized Debtors. Such characteristics include, but are not limited to, similarity in business and business risks, growth prospects, distribution channels, target demographics, market presence, size, and scale of operations. The selection of appropriate comparable companies is often difficult and relies on certain qualitative judgments, as is the case here. The enterprise value for each selected public company is determined by examining the trading prices for the equity securities of such company in the public markets and adding the outstanding net debt for such company. Such enterprise values are typically expressed as multiples of various measures of financial and operating statistics, most commonly EBITDA, including projected levels of EBITDA. Multiples and representative EBITDA levels for the most recently completed 12-month period for which financial information has been made public and projected calendar year 2027 were used. Given the Reorganized Debtors’ EBITDA for the most recently completed 12-month period was negative, the comparable company analysis for the most recently completed 12-month period was not relied upon in the context of an EBITDA based multiple. EBITDA multiples based on the Reorganized Debtors’ projected 2027 EBITDA were reviewed and factored into the overall Valuation Analysis.

b.	Precedent Transactions Analysis

The precedent transactions analysis involves identifying and examining public merger and acquisition transactions involving companies and individual mills or other assets whose business and operating characteristics are generally similar to those of the Reorganized Debtors, although no selected company or asset is either identical or directly comparable to the Reorganized Debtors. Houlihan Lokey reviewed the valuation multiples implied by the selected transactions. Because the Reorganized Debtors’

EBITDA was negative for the most recently completed 12-month period and is projected to be negative for fiscal year 2026, applying EBITDA multiples to the Reorganized Debtors’ historical financial results does not produce a meaningful indication of value. Transactions in the pulp and paper industry generally do not occur during trough periods of the industry cycle. As a result, earnings-based multiples almost always reflect mid-cycle or peak-cycle conditions, not conditions comparable to the Reorganized Debtors’ current results. Although Houlihan Lokey considered the selected EBITDA multiples as applied to an estimate of the Reorganized Debtors’ mid-cycle EBITDA, mid-cycle earnings are very difficult to determine in the current market environment and while the results were considered, they were not relied upon.

c.	Discounted Cash Flow Analysis

The discounted cash flow analysis is a forward-looking enterprise valuation methodology that estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business. Houlihan Lokey’s discounted cash flow analysis used the Financial Projections and their implied after-tax cash flows through December 31, 2031. These cash flows were then discounted at a range of estimated weighted average costs of capital, which was determined by reference to, among other things, the capital structure of selected companies that are similar to the Debtors in certain respects and the estimated cost of equity and cost of debt of selected publicly traded companies that are similar to the Debtors in certain respects. Houlihan Lokey’s discounted cash flow analysis also included an estimate of the value of the Reorganized Debtors for the period beyond December 31, 2031, known as the terminal value. The terminal value was calculated using the Gordon Growth Method, applying a perpetual growth rate to the free cash flow in the final year of the projection period. This value was then discounted back to December 31, 2026. The growth rate was informed by the long-term growth prospects of the Reorganized Debtors, as well as industry trends and economic conditions. The discounted cash flow analysis involves complex considerations and judgments concerning appropriate terminal values and discount rates.

Estimated Total Enterprise Value

As a result of the analysis described herein, Houlihan Lokey estimated the Total Enterprise Value range of the Reorganized Debtors to be between approximately $1,150 million and $1,450 million, with a mathematical midpoint of $1,300 million, as of the Assumed Effective Date. Based on estimated pro forma net debt including the convertible preferred instrument of approximately $969 million as of the Effective Date, the estimated Total Enterprise Value of the Reorganized Debtors results in an implied Common Equity Value2 of approximately $181 million to approximately $481 million with a mathematical midpoint estimate of approximately $331 million.

[2]	“Common Equity Value” means the Total Enterprise Value of the Reorganized Debtors less estimated pro forma net debt (including the convertible preferred instrument) as of the Assumed Effective Date.

The estimate of the Total Enterprise Value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein depending on the results of the Debtors’ operations or changes in the financial markets. Additionally, these estimates of value represent hypothetical enterprise values of the Reorganized Debtors as the continuing operator of their businesses and assets, and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. Such estimates were developed solely for purposes of formulation and negotiation of the Plan and analysis of implied relative recoveries to creditors thereunder. The value of an operating business such as the Debtors’ business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such businesses.

Houlihan Lokey’s estimated valuation range of the Reorganized Debtors does not constitute a recommendation to any Holder of Allowed Claims or Interests as to how such person should vote or otherwise act with respect to the Plan. The estimated value of the Reorganized Debtors set forth herein does not constitute an opinion as to the fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan. Because valuation estimates are inherently subject to uncertainties, none of the Debtors, the Reorganized Debtors, Houlihan Lokey, nor any other person assumes responsibility for their accuracy or any differences between the estimated valuation ranges herein and any actual outcome.